Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WELLS REAL ESTATE INVESTMENT TRUST, INC.,

WRT ACQUISITION COMPANY, LLC,

WGS ACQUISITION COMPANY, LLC,

WELLS REAL ESTATE FUNDS, INC.,

WELLS CAPITAL, INC.,

WELLS MANAGEMENT COMPANY, INC.,

WELLS ADVISORY SERVICES I, LLC,

WELLS REAL ESTATE ADVISORY SERVICES, INC.

and

WELLS GOVERNMENT SERVICES, INC.

Dated as of February 2, 2007

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 1st day of February, 2007, by and among Wells Real Estate Investment Trust, Inc., a Maryland corporation (“REIT”), WRT Acquisition Company, LLC, a Georgia limited liability company and a wholly-owned subsidiary of REIT (“REIT Sub”), WGS Acquisition Company, LLC, a Georgia limited liability company and a wholly-owned subsidiary of REIT (“REIT GS Sub”), Wells Real Estate Funds, Inc., a Georgia corporation (“Wells REF”), Wells Capital, Inc., a Georgia corporation and a wholly-owned subsidiary of Wells REF (“Wells Capital”), Wells Management Company, Inc., a Georgia corporation and a wholly-owned subsidiary of Wells REF (“Wells Management”), Wells Advisory Services I, LLC, a Georgia limited liability company, majority owned by Wells Capital and Wells Management (“WAS I” and, collectively with Wells Capital, Wells Management and Wells REF, the “Advisor Companies”), Wells Real Estate Advisory Services, Inc., a Georgia corporation and a wholly-owned subsidiary of WAS I (“WREAS”), and Wells Government Services, Inc., a Georgia corporation and a wholly-owned subsidiary of WAS I (“WGS”).

RECITALS

WHEREAS, Wells Management, REIT and Wells Operating Partnership, L.P., a Delaware limited partnership of which REIT is the sole general partner (the “Operating Partnership”), are parties to that certain Asset Management Advisory Agreement dated January 1, 2005 (the “Advisory Agreement”) and that certain Master Property Management, Leasing and Construction Management Agreement dated January 1, 2005 (the “Management Agreement”);

WHEREAS, Wells Capital and REIT are parties to that certain Acquisition Advisory Agreement dated January 1, 2005 (the “Acquisition Agreement” and, collectively with the Advisory Agreement and the Management Agreement, the “REIT Contracts”);

WHEREAS, Wells Management and Wells Capital assigned the REIT Contracts to WAS I, and WAS I assigned the REIT Contracts to WREAS;

WHEREAS, the Advisor Companies and their Affiliates are engaged in the business of providing services to REIT (including all of the services necessary to satisfy their obligations under the REIT Contracts);

WHEREAS, WGS is engaged in the business of providing property management services with respect to properties owned by REIT or other entities managed by Wells Management;

WHEREAS, subject to the terms and conditions of this Agreement, the respective boards of directors and members, as applicable, of REIT, REIT Sub, REIT GS Sub, WREAS and WGS have determined that the merger of WREAS with and into REIT Sub, with REIT Sub being the surviving entity, and the merger of WGS with and into REIT GS Sub, with REIT GS Sub being the surviving entity, are in the best interests of their respective stockholders and members, as applicable, and have approved such mergers subject to the terms and conditions set forth herein;

WHEREAS, the parties intend that the merger of WREAS into REIT Sub be treated for federal income tax purposes as a reorganization under Code Section 368(a) and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, the parties intend that the merger of WGS into REIT GS Sub be treated for federal income tax purposes as a reorganization under Code Section 368(a) and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, concurrently with the merger of WREAS into REIT Sub and the merger of WGS into REIT GS Sub, Wells Capital will surrender or transfer to REIT or a Subsidiary of REIT the 20,000 units of limited partnership interests in the Operating Partnership (the “Wells Capital Operating Partnership Interests”) which it holds in exchange for 22,339 REIT Common Shares;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings indicated:

“Advisor Disclosure Schedule” means the disclosure schedule prepared by the Advisor Companies, WREAS and WGS arranged in sections and subsections corresponding to the numbered and lettered Sections of this Agreement and delivered to REIT prior to the execution and delivery of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with the Advisor Disclosure Schedule and Exhibits hereto.

“Business” means, collectively, (i) the business of providing all services provided by the Advisor Companies or their Affiliates to REIT or any of its Affiliates (including all of the services necessary to satisfy the obligations of the Advisor Companies and WREAS under the REIT Contracts), (ii) the business of WGS and (iii) any other business of the Regional Property Management Offices.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of Georgia are authorized or required to be closed for the conduct of regular banking business.

“Charter Amendments” means the amendments to the articles of incorporation of REIT substantially in the form of Exhibit A-1 and A-2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means a Plan which the Advisor Companies or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) who provide or provided services primarily to the Advisor Companies, WREAS or WGS.

“EBITDA” means earnings before deduction of interest, taxes, depreciation and amortization for any fiscal period based upon the net income of the Business, WREAS or WGS (as applicable) for that period, with net income and each other item being calculated in accordance with GAAP consistently applied and as reflected on financial statements for the Business, WREAS or WGS (as applicable) for such period.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever.

“Environmental, Health and Safety Law” means any Law (i) relating to the protection, investigation or restoration of the environment (including natural resources) or the protection of the health or safety of human or other living organisms from the effects of Hazardous Substances, including those related to the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, release or management of, or other activities with respect to Hazardous Substances, or (ii) relating to employee health or safety, in each case as presently in effect.

“Equity Interests” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (ii) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a person required at any particular time to be aggregated with the Advisor Companies under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agreement” means an agreement substantially in the form of Exhibit B.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chlorofluorocarbon, hydrofluorocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing; and (ii) any element, compound, substance, waste or other material that is regulated under any applicable Environmental, Health and Safety Law as or is defined as, or included in the definition of, or deemed by or pursuant to any applicable Environmental, Health and Safety Law to be “hazardous,” “toxic,” a “contaminant,” a “pollutant,” a “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning.

“Headquarters Sublease” means an agreement substantially in the form of Exhibit C pursuant to which WREAS (or a Subsidiary of REIT designated by REIT) will sublease a portion of the fifth floor of the Headquarters.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (vii) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (viii) all guarantees by such Person of the Indebtedness of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

“Intellectual Property” means all of the following intellectual property: (i) all brands and slogans, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith; (ii) all patents, patent applications and inventions conceived or reduced to practice prior to the Closing, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all copyrights, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; (vi) all licenses, options to license and other contractual rights to use the Intellectual Property; and (vii) all computer and electronic data processing programs and software programs and related documentation.

“Knowledge of the Advisor Companies” means the actual knowledge (after reasonable inquiry) of the persons listed on Section 1.1 of the Advisor Disclosure Schedule with respect to the area of responsibility indicated on such schedule to the extent that such an area is specified therein.

“Laws” means all laws, statutes, regulations, ordinances, orders, judgments, decrees or other legally binding requirements issued, promulgated, adopted or imposed by any Governmental Authority.

“Losses” means any and all damages, fines, fees, penalties, liabilities, losses and costs and expenses (including interest, court costs and fees, and reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that Losses shall not include any indirect, special or punitive damages (other than punitive damages asserted in a claim by a third party) or incidental or consequential damages.

“Material Adverse Effect” means (i) with respect to the Advisor Companies, a material adverse effect on the business, contracts, assets, financial condition or results of operations of the Advisor Companies taken as a whole, or on the ability of any of the Advisor Companies taken as a whole to perform their respective obligations under this Agreement; (ii) with respect to REIT or its Subsidiaries, a material adverse effect on the business, contracts, assets, financial condition or results of operations of REIT and its Subsidiaries taken as a whole, or on the ability of REIT, REIT Sub or REIT GS Sub taken as a whole to perform their respective obligations under this Agreement; and (iii) with respect to the Business, WREAS or WGS, a material adverse effect on the business, contracts, assets, financial condition or results of operations of the Business, WREAS or WGS, taken as a whole, or on the ability of WREAS and WGS, taken as a whole, to perform their respective obligations under this Agreement; provided, however, that for the purposes of clauses (i), (ii) and (iii) with respect to any Person, such provision shall not include any state of facts, development, occurrence, effect, event or change arising out of or resulting from (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which such Persons conduct business or (C) any conditions generally affecting the office and industrial real estate industry, including economic, legal and regulatory changes.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by or of any Governmental Authority.

“Per Share Price” means $8.9531 per REIT Common Share as adjusted pursuant to Section 2.10.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pledge Agreement” means an agreement substantially in the form of Exhibit D.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proxy Statement” means the proxy statement to be sent to the stockholders of REIT in connection with the solicitation of proxies to vote for, among other items, (i) the approval of this Agreement and the transactions contemplated hereby; (ii) the approval of the Charter Amendments; and (iii) the REIT Incentive Plan.

“Registration Rights Agreement” means an agreement substantially in the form of Exhibit E.

“REIT Incentive Plan” means a compensation plan that provides for, among other things, stock options and other stock-based awards to employees, directors, consultants and other service providers of REIT and its Subsidiaries substantially in the form of Exhibit F.

“REIT Stockholder Approval” means, at a duly called meeting of REIT’s stockholders at which a quorum is present, the (i) approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of at least a majority of the shares entitled to vote on the matter, excluding, for this purpose, shares beneficially owned by any of the Advisor Companies, WREAS, WGS or their respective Affiliates; (ii) approval of the Charter Amendments by the affirmative vote of the holders of at least a majority of the shares entitled to vote on the matter; and (iii) approval of the REIT Incentive Plan by the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at such meeting and actually voted on the matter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers’ Representative” means Leo Wells or, if that person is unable or unwilling to serve in such capacity, then another person approved by WAS I.

“Services Agreements” means the Transition Services Agreement and the Support Services Agreement substantially in the forms of Exhibit G-1 and G-2, respectively.

“Special Committee” means the special committee of the board of directors of REIT composed of W. Wayne Woody, Michael R. Buchanan, Richard W. Carpenter and William H. Keogler, Jr.

“Straddle Period” means any Tax period beginning, but not ending, on or before the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly 50% or more of the Equity Interests in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any liability for any of the foregoing as transferee or successor.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Tax Sharing Agreements” means all existing or effective agreements or arrangements (whether or not written) binding WREAS or WGS that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Transaction Documents” means the Services Agreements, the Escrow Agreement, the Pledge Agreement, the Registration Rights Agreement and the Headquarters Sublease, collectively.

(b) In addition, the following terms are defined in the other parts of this Agreement indicated below:

“2007 Projected EBITDA”	Section 3.5(c)

“Acquisition Agreement”	Recitals

“Advisor Articles of Merger”	Section 2.5

“Advisor Companies”	Preamble

“Advisor Indemnified Parties”	Section 8.3

“Advisor Managed Properties”	Section 5.25(a)

“Advisor Merger”	Section 2.1

“Advisor Merger Shares”	Section 2.7

“Advisor Surviving Entity”	Section 2.1

“Advisory Agreement”	Recitals

“Agreed Adjustments”	Section 2.11(a)

“Business Employee”	Section 3.11(a)

“Claimant”	Section 10.9

“Closing”	Section 2.6

“Closing Balance Sheet Deficiency”	Section 2.11(b)

“Closing Date”	Section 2.6

“Closing Date Balance Sheet”	Section 2.11(a)

“Closing Net Working Capital”	Section 2.11(a)

“Closing Net Worth”	Section 2.11(a)

“Comfort Letter”	Section 6.1(d)

“Confidential Information”	Section 5.11(a)

“Effective Time”	Section 2.5

“Escrow Shares”	Section 2.9(a)

“Financial Statements”	Section 3.5(a)

“Follow-On Period”	Section 5.9(b)

“Guaranty Payment”	Section 5.25(b)

“Guaranty Termination Date”	Section 5.25(c)

“GBCC”	Section 2.1

“GLLCA”	Section 2.1

“Government Leases”	Section 3.35

“Government Management Agreements”	Section 3.35

“Governmental Licenses”	Section 3.24

“GS Articles of Merger”	Section 2.5

“GS Merger”	Section 2.1

“GS Merger Shares”	Section 2.7

“GS Surviving Entity”	Section 2.1

“Headquarters”	Section 5.12(a)

“Headquarters Lease”	Section 5.12(a)

“Headquarters Owner”	Section 5.12(a)

“Houlihan”	Section 4.4

“Leased Real Property”	Section 3.20(a)

“Lock-Up Period”	Section 5.9(a)

“Managed Non-REIT Properties”	Section 5.25(a)

“Management Agreement”	Recitals

“Marks”	Section 10.17

“Maximum Indemnity Amount”	Section 8.4

“Merger Shares”	Section 2.7

“Mergers”	Section 2.1

“MGCL”	Section 6.2(q)

“Operating Partnership”	Recitals

“Post-Closing Insurance Policies”	Section 3.17

“Providing Party”	Section 5.11(a)

“Providing Party’s Representatives”	Section 5.11(a)

“Qualified Substitute Property”	Section 5.25(c)

“Qualifying Property Management Contracts”	Section 5.15

“Receiving Party”	Section 5.11(a)

“Receiving Party’s Representatives”	Section 5.11(a)

“Regional Property Management Offices”	Section 5.14(b)

“REIT”	Preamble

“REIT Common Shares”	Section 4.3(a)

“REIT Contracts”	Recitals

“REIT GS Sub”	Preamble

“REIT Indemnified Parties”	Section 8.2

“REIT Preferred Shares”	Section 4.3(a)

“REIT Recommendation”	Section 5.5(d)

“REIT Shares-in-Trust”	Section 4.3(a)

“REIT Stockholders Meeting”	Section 5.5(d)

“REIT Sub”	Preamble

“Representatives”	Section 5.3

“Respondent”	Section 10.9

“Reviewing Accountant”	Section 2.11(c)

“Superior Proposal”	Section 5.5(d)

“Tax Loss”	Section 7.3(a)

“Tax Matters Persons”	Section 3.9(a)

“Terminated Managed Non-REIT Property”	Section 5.25(c)

“Transferred Assets”	Section 3.15(a)

“Transferred Contracts”	Section 3.18(a)

“Transferred Regional Property Management Office”	Section 5.14(b)

“Transferred Regional Property Management Leases”	Section 5.12(b)

“WAS I”	Preamble

“Wells Capital Operating Partnership Interests”	Recitals

“Wells Capital”	Preamble

“Wells Management”	Preamble

“Wells REF”	Preamble

“WGS”	Preamble

“WGS Shares”	Section 3.4(a)

“WREAS”	Preamble

“WREAS Shares”	Section 3.4(a)

(c) For the purposes of this Agreement, except to the extent the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of those terms;

(vii) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii) references to a party are also to its permitted successors and assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(x) “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, Permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, whether written or oral;

(xi) “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice”;

(xii) “assets” shall include “rights,” including rights under contracts; and

(xiii) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

ARTICLE II

THE MERGER

Section 2.1 Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the Georgia Business Corporation Code, as amended (the “GBCC”), and the Georgia Limited Liability Company Act, as amended (the “GLLCA”), WREAS shall be merged with and into REIT Sub (the “Advisor Merger”) and WGS shall be merged with and into REIT GS Sub (the “GS Merger” and, together with the Advisor Merger, the “Mergers”). Following the Effective Time, (i) the separate corporate existence of WREAS shall cease, and REIT Sub shall continue as the surviving entity (the “Advisor Surviving Entity”); and (ii) the separate corporate existence of WGS shall cease, and REIT GS Sub shall continue as the surviving entity (the “GS Surviving Entity”).

Section 2.2 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of the GBCC and GLLCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of REIT Sub and WREAS shall vest in the Advisor Surviving Entity, and all the property, rights, privileges, powers and franchises of REIT GS Sub and WGS shall vest in the GS Surviving Entity.

Section 2.3 Articles of Organization; Operating Agreements. At the Effective Time, the articles of organization and the operating agreement of REIT Sub as in effect immediately prior to the Effective Time shall be the articles of organization and the operating agreement of the Advisor Surviving Entity until thereafter changed or amended as provided therein and by applicable Law, and the articles of organization and the operating agreement of REIT GS Sub as in effect immediately prior to the Effective Time shall be the articles of organization and the operating agreement of the GS Surviving Entity until thereafter changed or amended as provided therein and by applicable Law.

Section 2.4 Resignation of Directors and Officers. The directors and officers of WREAS and WGS immediately prior to the Effective Time shall resign as of the Effective Time.

Section 2.5 Effective Time. At the Closing, REIT Sub and WREAS shall cause the Advisor Merger to be consummated by filing an articles of merger with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the GBCC and GLLCA (the “Advisor Articles of Merger”) and by making all other filings or recordings under the GBCC and GLLCA required to consummate the Advisor Merger. At the Closing, REIT GS Sub and WGS shall cause the GS Merger to be consummated by filing an articles of merger with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the GBCC and GLLCA (the “GS Articles of Merger”) and by making all other filings or recordings under the GBCC and GLLCA required to consummate the GS Merger. The Advisor Merger shall become effective as such time as the Advisor Articles of Merger are duly filed with the Secretary of State of the State of Georgia, or such other time as the parties hereto shall agree should be specified in the Advisor Articles of Merger. The GS Merger shall become effective as such time as the GS Articles of Merger are duly filed with the Secretary of State of the State of Georgia, or such other time as the parties hereto shall agree should be specified in the GS Articles of Merger. The Advisor Articles of Merger and the GS Articles of Merger shall be filed simultaneously. The time at which the Mergers become effective is referred to herein as the “Effective Time.”

Section 2.6 Closing. The consummation (the “Closing”) of the transactions contemplated by this Agreement, including the Mergers, shall take place at the offices of REIT at 10:00 a.m. local time on the third Business Day after the date on which all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or at such other time, place and date as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.7 Conversion of WREAS Shares and WGS Shares. At and as of the Effective Time, by virtue of the Mergers and without any further action on the part of WAS I, all of the WREAS Shares issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate of Eighteen Million Five Hundred Forty-Two Thousand Nine Hundred Sixty-One (18,542,961) REIT Common Shares (the “Advisor Merger Shares”) and all of the WGS Shares issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate of One Million Three Thousand Three Hundred Forty-One (1,003,341) REIT Common Shares (the “GS Merger Shares” and, together with the Advisor Merger Shares, the “Merger Shares”). The Merger Shares shall be subject to the restrictions and entitled to the registration and other rights set forth in the Registration Rights Agreement, and the certificates representing such shares shall bear the legend set forth in Section 5.21. As of the Effective Time, the WREAS Shares and the WGS Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and WAS I shall cease to have any rights with respect thereto, except the right to receive the Merger Shares, as provided herein.

Section 2.8 Exchange of Certificates. At the Closing, WAS I shall surrender to REIT the stock certificates representing all of the WREAS Shares and the WGS Shares issued and outstanding immediately prior to the Effective Time. Upon receipt of the stock certificates, REIT shall cancel such stock certificates and shall issue to WAS I a certificate or certificates representing a number of REIT Common Shares equal to the difference between the number of REIT Common Shares constituting the Merger Shares and the number of REIT Common Shares constituting the Escrow Shares.

Section 2.9 Escrow.

(a) Notwithstanding anything herein to the contrary, at the Closing a number of Advisor Merger Shares calculated as of Closing in accordance with Section 2.9(a) of the Advisor Disclosure Schedule (the “Escrow Shares”) shall be issued in the name of the Escrow Agent as nominee for WAS I and REIT. Such calculation shall be made in accordance with the methodology set forth on Section 2.9 of the Advisor Disclosure Schedule.

(b) The Escrow Shares shall be held in escrow by the Escrow Agent pursuant to, and shall be released in accordance with, the terms of the Escrow Agreement, and the determination of the number of Escrow Shares to be released, if any, shall be made in accordance with the methodology set forth on Section 2.9 of the Advisor Disclosure Schedule.

Section 2.10 Adjustments to Prevent Dilution. If, prior to the Closing, REIT (i) declares a stock dividend or other distribution payable in shares of its capital stock or securities convertible or exchangeable into or exercisable for shares of its capital stock; or (ii) effects a stock split (including a reverse stock split), reclassification, combination, subdivision or other similar change with respect to shares of its capital stock, then, in each case, the number of Merger Shares and Escrow Shares shall be equitably adjusted to give effect to the effects of that dividend, distribution, split, reclassification, combination, subdivision or other change.

Section 2.11 Closing Balance Sheet.

(a) Section 2.11(a) of the Advisor Disclosure Schedule sets forth the estimated consolidated balance sheet of WREAS and WGS as of the Closing calculated in accordance with GAAP (subject to the adjustments set forth therein (the “Agreed Adjustments”)). Advisor Companies agree that, as of the Closing,

WREAS and WGS, on a consolidated basis, will have a net worth (the “Closing Net Worth”) and a net working capital (the “Closing Net Working Capital”) calculated in accordance with GAAP (subject to the Agreed Adjustments) greater than or equal to zero.

(b) As promptly as practicable following the Closing Date, but in no event more than forty-five (45) days following the Closing Date, the Advisor Companies will prepare and deliver to REIT a balance sheet of WREAS and WGS as of the Closing (the “Closing Date Balance Sheet”) that shall be prepared in accordance with GAAP (subject to the Agreed Adjustments). REIT shall have thirty (30) days to review the Closing Date Balance Sheet delivered by the Advisor Companies and to notify the Advisor Companies of any proposed adjustments or objections to the Closing Date Balance Sheet.

(c) The parties shall endeavor in good faith to resolve by mutual agreement all adjustments or objections made by REIT to the Closing Date Balance Sheet. If the parties are unable to resolve any matter with respect to the Closing Date Balance Sheet within such thirty (30) day period, REIT and WAS I shall engage a nationally recognized independent accounting firm as selected by a majority of the independent directors of REIT as the “Reviewing Accountant” (if such accounting firm is unable or unwilling to serve as the Reviewing Accountant, then the parties shall, within thirty (30) days after the end of such thirty (30) day period, agree on an alternate independent accounting firm or have such selection made pursuant to the rules of the American Arbitration Association). REIT and WAS I will each pay one-half of the fees and expenses of the Reviewing Accountant.

(d) REIT and WAS I shall instruct the Reviewing Accountant to resolve the disputed matters as promptly as practicable. The Reviewing Accountant shall (i) address only those disputed matters submitted to the Reviewing Accountant for resolution and (ii) not assign a value greater than the greatest value for any such item claimed by REIT or WAS I, or smaller than the smallest value for any such item claimed by REIT or WAS I. The parties shall cooperate with each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.11, including by furnishing such information as may be reasonably requested. The determination of the Reviewing Accountant shall be final and binding with respect to the disputed matters.

(e) If the Closing Net Worth or Closing Net Working Capital as set forth on the Closing Date Balance Sheet as finally determined in accordance with this Section 2.11 is less than zero, then within five (5) Business Days after the Closing Date Balance Sheet is finally determined, the Advisor Companies shall pay to the Advisor Surviving Entity an amount equal to the Closing Balance Sheet Deficiency. The “Closing Balance Sheet Deficiency” shall be an amount which if paid to WREAS at the Closing would have resulted in both the Closing Net Worth and the Closing Net Working Capital being not less than zero.

Section 2.12 Wells Capital Operating Partnership Interests. At the Closing, Wells Capital shall sell, transfer or assign to REIT, the Operating Partnership or a Subsidiary of REIT designated by REIT, all of the Wells Capital Operating Partnership Interests (constituting all of Wells Capital’s ownership interest in the Operating Partnership), together with all rights relating thereto, free and clear of any Encumbrances in return for 22,339 REIT Common Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ADVISOR COMPANIES

The Advisor Companies, jointly and severally, represent and warrant to REIT as follows:

Section 3.1 Organization of the Advisor Companies. Each of the Advisor Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. No Advisor Company is in default under any provision of its articles of incorporation or organization, bylaws or operating agreement.

Section 3.2 Authority; Non-Contravention; Approvals.

(a) Each of the Advisor Companies, WREAS and WGS has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which WAS I is a party and the performance by WAS I of the transactions contemplated by this Agreement and such Transaction Documents have been properly approved by each of the members and managers of WAS I, and no other limited liability company or other proceedings on the part of WAS I (or its members or managers) are necessary to authorize the execution and delivery by WAS I of this Agreement or the Transaction Documents to which WAS I is a party or the performance by WAS I of the transactions contemplated by this Agreement or such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which any Advisor Company (other than WAS I), WREAS or WGS is a party and the performance by the Advisor Companies, WREAS and WGS of the transactions contemplated by this Agreement and such Transaction Documents have been approved by the boards of directors and stockholders of the Advisor Companies, WREAS and WGS and no other corporate or other proceedings on the part of any Advisor Company, WREAS or WGS is necessary to authorize the execution and delivery by the Advisor Companies, WREAS and WGS of this Agreement or the Transactions Documents to which any Advisor Company, WREAS or WGS is a party or the performance by such Advisor Company, WREAS and WGS of the transactions contemplated by this Agreement or such Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents to which any Advisor Company, WREAS or WGS is a party will be, duly executed and delivered by the Advisor Companies, WREAS and WGS and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by each other party thereto that is not an Advisor Company, WREAS or WGS, constitutes, and upon their execution such Transaction Documents will constitute, valid and binding obligations of the Advisor Companies, WREAS and WGS, enforceable against the Advisor Companies, WREAS and WGS in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery by each of the Advisor Companies, WREAS and WGS of this Agreement and the Transaction Documents to which any Advisor Company, WREAS or WGS is a party and the performance of the transactions contemplated by this Agreement and such Transaction Documents do not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, articles of organization, operating agreement or comparable organizational documents of any of the Advisor Companies, WREAS or WGS; (ii) except as set forth on Section 3.2(b) of the Advisor Disclosure Schedule, result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which any of the Advisor Companies, WREAS, WGS, REIT or its Subsidiaries is now a party or by which any of their respective assets or businesses may be bound or affected; or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to any of the Advisor Companies, WREAS or WGS or any of their respective assets or businesses excluding from the foregoing clauses (ii) and (iii) such violations, breaches, defaults, terminations, modifications, cancellations, losses or accelerations that would not reasonably be expected to have a Material Adverse Effect on the Business, WREAS, WGS or REIT or its Subsidiaries.

(c) Except as listed in Section 3.2(c) of the Advisor Disclosure Schedule, no material declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by the Advisor Companies, WREAS or WGS or the performance by the Advisor Companies, WREAS or WGS of their obligations under this Agreement and such Transaction Documents or the consummation of the transactions contemplated by this Agreement and such Transaction Documents other than (i) the filing with the SEC of any reports or other documents that may be required under the Securities Act or the Securities Exchange Act, including the filing of the Proxy Statement, (ii) the filing with the appropriate state authorities of any required “blue sky” filings or (iii) the filings of the Advisor Articles of Merger and the GS Articles of Merger with the Secretary of State of the State of Georgia.

Section 3.3 Organization and Qualification of WREAS and WGS.

(a) Each of WREAS and WGS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as will be conducted as of the Closing or is contemplated to be conducted immediately following the Closing. Each of WREAS and WGS is qualified, licensed or admitted to do business and in good standing in each jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased, operated or managed by it or the nature of the business conducted by it (each of which jurisdictions as of the date hereof is listed in Section 3.3 of the Advisor Disclosure Schedule), except where the failure to be so qualified, admitted or in good standing would not be reasonably expected to have a Material Adverse Effect on WREAS, WGS or the Business. Neither WREAS nor WGS is in default under any provision of their respective articles of incorporation or bylaws. The Advisor Companies have delivered to REIT complete and correct copies of the articles of incorporation and bylaws of WREAS and WGS.

Section 3.4 Capitalization.

(a) The authorized capital stock of WREAS consists of 1,000,000 shares of common stock, no par value per share (the “WREAS Shares”), of which 1,000 shares are issued and outstanding, and such issued and outstanding WREAS Shares constitute all of the issued and outstanding Equity Interests of WREAS. All of the issued and outstanding WREAS Shares are owned by WAS I and are validly issued, fully paid and non-assessable, free of preemptive rights with respect thereto and have been issued in compliance with all applicable federal and state securities laws. The authorized capital stock of WGS consists of 1,000,000 shares of common stock, no par value per share (the “WGS Shares”), of which 1,000 shares are issued and outstanding, and such issued and outstanding WGS Shares constitute all of the issued and outstanding Equity Interests of WGS. All of the issued and outstanding WGS Shares are owned by WAS I and are validly issued, fully paid and non-assessable, free of preemptive rights with respect thereto and have been issued in compliance with all applicable federal and state securities laws.

(b) Except as provided in this Agreement, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the acquisition of any Equity Interests of WREAS. There are no outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any shares of capital stock, or other Equity Interests in, WREAS or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such shares or Equity Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which WREAS has any liability. There are no voting trusts, proxies or other agreements or understandings to which any Advisor Company is party with respect to the voting of any Equity Interests of WREAS. WREAS does not own, directly or indirectly, any capital stock or other Equity Interest in any corporation, partnership, business association, joint venture or other entity. There are no issued or outstanding bonds, indentures, notes or other indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which stockholders of WREAS may vote. Except as provided in this Agreement, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the acquisition of any Equity Interests of WGS. There are no outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any shares of capital stock, or other Equity Interests in, WGS or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such shares or Equity Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights for which WGS has any liability. There are no voting trusts, proxies or other agreements or understandings to which any Advisor Company is party with respect to the voting of any Equity Interests of WGS. WGS does not own, directly or indirectly, any capital stock or other Equity Interest in any corporation, partnership, business association, joint venture or other entity. There are no issued or outstanding bonds, indentures, notes or other indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which stockholders of WGS may vote.

Section 3.5 Financial Statements.

(a) Section 3.5(a) of the Advisor Disclosure Schedule sets forth (i) the audited balance sheet of the Business as of December 31, 2005 and the related audited statements of income, cash flows and stockholders’ equity for the year then ended, including the notes and schedules thereto; (ii) the unaudited balance sheet of the Business as of December 31, 2004 and the related unaudited statements of income, cash flows and stockholders’ equity for the year then ended; and (iii) the unaudited balance sheet of the Business as of September 30, 2006 and the related unaudited statements of income, cash flows and stockholders’ equity for the nine months ended September 30, 2006 (collectively, the “Financial Statements”). The Financial Statements are complete and correct and fairly present, in all material respects, the financial position and results of operations of the Business as of their respective dates and for the respective periods presented, are consistent with the books and records of the Advisor Companies, WREAS and WGS (which books and records are complete and correct in all material respects), and have been prepared on a “carve out” basis in accordance with GAAP on a consistent basis through the periods covered thereby and in accordance with the requirements of the Securities Exchange Act, and the rules and regulations of the SEC promulgated thereunder. The statements of income and retained earnings and statement of cash flows included in the Financial Statements do not reflect the operations of any businesses or assets not included in the Business and accurately reflect all costs that have historically been incurred by the Business. The financial statements provided by the Advisor Companies to REIT pursuant to Section 5.8, shall, when so delivered, be complete and correct, shall fairly present, in all material respects, the financial position and results of operations of the Business as of their respective dates and for the respective periods presented, shall be consistent with the books and records of the Advisor Companies, WREAS and WGS and shall have been prepared in accordance with GAAP on a consistent basis through the periods covered thereby, except for the absence of statements of cash flows and stockholders’ equity and the absence of footnotes and subject to any adjustments described therein (provided, that the foregoing exceptions shall not apply to any financial statements delivered pursuant to Section 5.8(b)).

(b) To the Knowledge of the Advisor Companies, (i) the Business has no significant deficiencies in the design or operation of its internal controls which could have a material adverse effect on REIT’s ability to record, process, summarize and report financial data with respect to the Business; and (ii) no Advisor Company has identified any fraud, whether or not material, that involves management or other employees of such Advisor Company, WREAS or WGS who have a significant role in such Advisor Company’s, WREAS’s or WGS’s internal controls with respect to the Business. Since September 30, 2006, there have been no significant changes in the internal controls of any Advisor Company relating to the Business or in other factors with respect to any Advisor Company’s operations that could significantly affect internal controls with respect to WREAS, WGS or the Business.

(c) The EBITDA projections for the period January 1, 2007 through December 31, 2007 prepared by the Advisor Companies and furnished to REIT and set forth on Section 3.5(c) of the Advisor Disclosure Schedule (the “2007 Projected EBITDA”) have been prepared in good faith using assumptions that the Advisor Companies believe in good faith are reasonable (which assumptions are disclosed therein or have been reviewed by REIT’s financial advisors prior to the date hereof) and are based on all reasonably available information regarding the current and historic operations, income and expenses of the Business by the Advisor Companies, WREAS and WGS and the operations, income and expenses of the Business as it is proposed to be conducted following the Closing as reflected in the assumptions underlying the 2007 Projected EBITDA, it being understood by REIT that (i) such projections are not a guarantee of the future performance of the Business, WREAS or WGS or that the 2007 Projected EBITDA will be obtained and (ii) the Advisor Companies shall have no liability and there shall not be a breach of this Section 3.5(c) based solely on the failure to achieve the 2007 Projected EBITDA. The 2007 Projected EBITDA only includes projected income of WREAS and WGS.

Section 3.6 Absence of Undisclosed Liabilities. There are no liabilities or obligations relating to the Business or the Transferred Assets of any nature, whether accrued, contingent or otherwise, and, to the Knowledge of the Advisor Companies, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations (i) reflected in the balance sheet of the Business as of September 30, 2006 included in the Financial Statements or (ii) that were incurred since September 30, 2006 in the ordinary course of business and could not reasonably be expected to have a Material Adverse Effect on the Business. As of the Closing, WREAS and WGS will not have any liabilities other than liabilities set forth on the Closing Date Balance Sheet and liabilities set forth on Section 3.6 of the Advisor Disclosure Schedule.

Section 3.7 Absence of Certain Changes or Events. Since September 30, 2006 (i) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect on the Business, WREAS or WGS; (ii) the Business has been conducted only in the ordinary course; and (iii) neither the Advisor Companies, WREAS nor WGS has taken any action or agreed to take any action that would have been prohibited by Section 5.1 (taking into account Section 5.1 of the Advisor Disclosure Schedule) had this Agreement been in effect for such period.

Section 3.8 Books and Records. The stock ledger, minute books and other records of WREAS, WGS and the Business made available to REIT are true and correct in all material respects and contain a true and complete record, in all material respects, of all actions taken at all meetings and by written consents in lieu of meetings of the stockholders, board of directors and committees of the board of directors, if any, of WREAS and WGS.

Section 3.9 Tax Matters.

(a) All Tax Returns required to be filed with any Tax Authority or delivered to any Person by WREAS or WGS (WREAS and WGS being referred to collectively as the “Tax Matters Persons” in this Section 3.9) have been timely filed or delivered in accordance with applicable Law, and all such Tax Returns were true, correct and complete in all material respects. No claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by the Tax Matters Persons that any of the Tax Matters Persons is or may be subject to taxation by that jurisdiction.

(b) At all times since the organization of WREAS all of the issued and outstanding Equity Interests of WREAS have been owned by Wells Management or WAS I. At all times since the organization of WGS all of the issued and outstanding Equity Interests of WGS have been owned by Wells Management or WAS I. Neither WREAS nor WGS has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is Wells Management. The Tax Matters Persons have no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c) No audit or other examination by any Tax Authority that relates to any Taxes of the Tax Matters Persons is currently in progress (and to the Knowledge of the Advisor Companies, no such audit or examination is pending or has been threatened), and the Tax Matters Persons have not received any notification from any Tax Authority relating to any issue that could materially affect any liability for Taxes of the Tax Matters Persons.

(d) No agreement or waiver extending the statue of limitations relating to the payment, assessment or collection of any Taxes of the Tax Matters Persons has been entered into or requested, and no contest that relates to any Taxes of the Tax Matters Persons exists.

(e) There are no agreements in effect between the Tax Matters Persons and any Person (including any Tax Sharing Agreements) or any other statutory, judicial or contractual agreements or provisions under which WREAS or WGS could be liable for any Taxes of any Person or claims related to any Taxes of any Person (including the Advisor Companies). The Tax Matters Persons have not (i) requested, received or been the subject of any written ruling of any Tax Authority relating to Taxes of the Tax Matters Persons and have not entered into any written agreement with a Tax Authority relating to Taxes of the Tax Matters Persons; (ii) engaged in any transaction of which it has made (or intends to make or was required to make) any disclosure to any Tax Authority to avoid the imposition of any penalties, interest or addition to Taxes of the Tax Matters Persons; or (iii) filed any Tax Return of the Tax Matters Persons containing any position that is, or would be, subject to penalties under Code Section 6662 (or any similar provision of state, local or foreign Law).

(f) The Tax Matters Persons have not changed any method of accounting (or requested any change in any method of accounting) that related to any Taxes of the Tax Matters Persons as a separate entity, and are not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law) executed on or before the Closing Date; (ii) installment sale or open transaction made on or prior to the Closing Date; or (iii) prepaid amount on or prior to the Closing Date.

(g) The Tax Matters Persons do not expect any Governmental Authority to assess any additional Taxes of the Tax Matters Persons for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Tax Matters Persons either (i) claimed or raised by any Governmental Authority or (ii) to the Knowledge of the Advisor Companies, pending or threatened. Section 3.9(g) of the Advisor Disclosure Schedule lists, as of the date hereof, all jurisdictions in which state, local and foreign Tax Returns are filed by or with respect to the Tax Matters Persons and indicates any Tax Returns that have been audited or that are currently the subject of audit.

(h) All Taxes owed by the Tax Matters Persons have been paid whether or not reflected on any Tax Return. The charges, accruals and reserves with respect to Taxes on the books of the Tax Matters Persons were determined in accordance with GAAP consistently applied and are adequate to cover any Taxes that have accrued or may accrue as a result of the Mergers but are not yet due and payable. All Taxes that the Tax Matters Persons are or were required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, or Equity Interests of the Tax Matters Persons (except statutory Liens for Taxes not yet due or payable).

(i) WREAS will not have any current or accumulated earnings and profits as of the Effective Time (as calculated for federal income tax purposes). WGS will not have any current or accumulated earnings and profits as of the Effective Time (as calculated for federal income tax purposes).

Section 3.10 ERISA and Employee Benefits.

(a) Section 3.10(a) of the Advisor Disclosure Schedule contains a correct and complete list of each Company Plan, as of the date hereof.

(b) Each of the Company Plans and WREAS or WGS Plans maintained or participated in by the Advisor Companies, WREAS or WGS and, to the Knowledge of the Advisor Companies, each other Company Plan, is, and its administration (including with respect to reporting and disclosure) is and has been, in material compliance with, and the Advisor Companies, WREAS and WGS have not received any claim or notice that any such Company Plan or WREAS or WGS Plan is not in compliance in all material respects with, its terms and with applicable Law. No Company Plan or WREAS or WGS Plan is subject to Title IV of ERISA.

(c) The Advisor Companies have made available to REIT prior to the execution of this Agreement correct and complete copies of each Company Plan required to be listed on Section 3.10(a) of the Advisor Disclosure Schedule, together with all amendments and supplements thereto.

(d) Full payment of all amounts required to be paid by WREAS or WGS or by any other Persons with respect to whom failure to make such payments could result in any liability or other obligation on the part of, or a Lien on the assets of, WREAS or WGS has been made to each Company Plan. REIT and its Subsidiaries (including the Advisor Surviving Entity and the GS Surviving Entity) shall have no liability or obligation arising out of or relating to any Company Plan.

Section 3.11 Employment Matters.

(a) Section 3.11(a) of the Advisor Disclosure Schedule sets forth, as of the date hereof, the name, job title, hire date, annual salary or hourly wages, bonus or commission terms, any severance amounts and benefits and any other material terms of employment of all employees of the Advisor Companies and their Affiliates who are now or who are expected to be employees of WREAS or WGS as of the Closing, together with a statement of the form and amount of all remuneration paid or to be paid to each such person for services rendered to or on behalf of the Advisor Companies, WREAS or WGS during calendar year 2006 (each such employee, together with any new or replacement employees who will be employees of WREAS or WGS as of the Closing, being referred to herein as a “Business Employee”). To the Knowledge of the Advisor Companies, since January 1, 2006, no Business Employee has threatened or otherwise indicated in writing any intent, and neither the Advisor Companies nor any of their Affiliates intends, to cancel or otherwise terminate the employment relationship of any Business Employee (except in connection with any Business Employee becoming an employee of WREAS or WGS).

(b) Except as set forth on Section 3.11(b) of the Advisor Disclosure Schedule, neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the transactions contemplated thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from WREAS, WGS or REIT to any Business Employee or any other Person, under any Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Plan operated or maintained by or on behalf of WREAS, WGS or REIT; or (iii) result in any acceleration of the time of payment or vesting of any benefits payable by the Advisor Companies, WREAS, WGS or REIT to any Business Employee.

Section 3.12 Labor Relations. There is or are no (i) unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of the Advisor Companies, (A) threatened against WREAS or WGS or (B) threatened against the Advisor Companies and relating in any way to any Business Employee; (ii) grievances pending or, to the Knowledge of the Advisor Companies, (A) threatened against WREAS or WGS or (B) threatened against the Advisor Companies and relating in any way to any Business Employee; (iii) charges pending against WREAS or WGS before any federal, state or local agency responsible for the prevention or investigation of unlawful employment practices; or (iv) charges pending against the Advisor Companies before any federal, state or local agency responsible for the prevention or investigation of unlawful employment practices and relating in any way to any Business Employee. To the Knowledge of the Advisor Companies, the Advisor Companies (solely with respect to any Business Employees), WREAS and WGS comply, and at all times in the past, have complied, with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and have not engaged in any unfair labor practice. Neither the Advisor Companies, WREAS nor WGS is a party to, nor do they have any liability with respect to, any collective bargaining agreement or other labor union contract applicable to the Business Employees or to any other Persons providing services to the Advisor Companies, WREAS or WGS relating to the Business, nor to the Knowledge of the Advisor Companies, are any activities or proceedings of any labor union or other Person to organize any such employees ongoing. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Advisor Companies, threatened against or affecting the Advisor Companies (solely with respect to any Business Employees), WREAS or WGS, nor has there been any such activity since their respective formations.

Section 3.13 Absence of Litigation. Except as set forth in Section 3.13 of the Advisor Disclosure Schedule, there are no lawsuits and no material claims, proceedings, actions, investigations, oppositions, challenges or cancellation proceedings pending or, to the Knowledge of the Advisor Companies, threatened against or affecting the Advisor Companies, WREAS or WGS or relating to or affecting the Business, the Business Employees, the Transferred Assets or the Transferred Contracts. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements that (i) prohibit or restrict the consummation of the transactions contemplated by this Agreement; (ii) would reasonably be expected to have a Material Adverse Effect on the Business, WREAS or WGS; or (iii) would materially adversely affect the operations, assets or business of REIT, the Advisor Surviving Entity or the GS Surviving Entity following the Closing.

Section 3.14 No Violation of Law. Each of the Advisor Companies, WREAS and WGS is not, nor in the past five years has it been, in material default under or in material violation of, nor has it been charged with any material violation of, any Law, relating to or arising in any way out of the Business, the Business Employees, the Transferred Assets or the Transferred Contracts. To the Knowledge of the Advisor Companies, none of the Business Employees is, or in the past five years has been, in default under or in violation of, or has been charged with any violation of, any Law (i) where the violation constitutes or could constitute a felony; (ii) involving theft, fraud, dishonesty or other moral turpitude; or (iii) relating to regulation of the securities, commodities or the banking or financial services markets. The Business has at all times been operated in all material respects in accordance with applicable Laws and Permits.

Section 3.15 Title to Assets; Encumbrances.

(a) Section 3.15 of the Advisor Disclosure Schedule sets forth a complete list of all of the assets that are now, or as of the Closing will be, owned, leased or licensed by WREAS or WGS (the “Transferred Assets”). The Advisor Companies or WGS have, and, as of the Closing, WREAS or WGS will have, good, valid and marketable title to, or a valid and enforceable license or leasehold interest in, all of the Transferred Assets, free and clear of all Encumbrances other than Encumbrances for or in respect of Taxes or governmental levies not yet due and payable. Each of the Transferred Assets is suitable for the purpose for which it is intended to be used, is in good operating condition, subject to normal wear and tear, and conforms in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution Laws), safety, labor, zoning and building Laws.

(b) Wells Capital has good, valid and marketable title to the Wells Capital Operating Partnership Interests, free and clear of all Encumbrances.

Section 3.16 Sufficiency of Assets.

Except for the rights and services to be provided under the Services Agreements, or the Headquarters Sublease, immediately following the Closing, the Transferred Assets will constitute all of the assets necessary for the Advisor Surviving Entity and the GS Surviving Entity to conduct the Business and to provide the services presently provided by the Advisor Companies, WREAS and WGS to REIT in substantially the same manner as such Business is being conducted and such services are being provided as of the date hereof and as such Business and such services are proposed to be conducted and provided following the Closing reflected in the assumptions underlying the 2007 Projected EBITDA. As of the Closing, other than as contemplated by the Headquarters Sublease, there will be no assets shared with any other Person that will be used by WREAS, WGS or REIT in the conduct or operation of the Business, other than in connection with the services provided under the Services Agreements.

Section 3.17 Insurance. Section 3.17 of the Advisor Disclosure Schedule sets forth a complete and correct list of all policies held by or on behalf of the Business, WREAS or WGS as of the date hereof and a brief description of such insurance policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible. The Advisor Companies have delivered to REIT a complete and correct copy of all such policies together with all riders and amendments thereto entered into prior to the date hereof. All the insurance policies listed on Section 3.17 of the Advisor Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy. As of the Closing, WREAS and WGS will have insurance policies substantially similar to the insurance policies listed on Section 3.17 of the Advisor Disclosure Schedule and such policies will be in full force and effect (the “Post-Closing Insurance Policies”). The insurance policies referred to in this Section 3.17 (including the Post-Closing Insurance Policies) will not terminate by reason of, any of the transactions contemplated by this Agreement (assuming payment of any applicable policy premiums arising after the Closing). All premiums due and payable in respect of the insurance policies referred to in this Section 3.17 have been duly and timely paid.

Section 3.18 Contracts and Other Agreements.

(a) Section 3.18(a) of the Advisor Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a correct and complete list of all of the following contracts or other arrangements to which WREAS or WGS is (or as of the Closing will be) a party or by which any of their assets is (or as of the Closing will be) bound (the “Transferred Contracts”):

(i) all contracts or other arrangements with the Advisor Companies;

(ii) all contracts or other arrangements providing compensation for employment or consulting services, together with the name, position and rate of compensation of each Person party to such a contract or other arrangement and the expiration date of such contract or other arrangement;

(iii) all contracts or other arrangements with any Person containing any provision or covenant prohibiting or materially limiting the ability of WREAS or WGS or any of their employees (including the Business Employees) or other Persons who primarily provide services for it or, following the Closing, any of its Affiliates to engage in any business activity or compete with any Person;

(iv) all material partnership, joint venture, shareholders’ or other similar contracts or arrangements with any Person;

(v) all property management contracts;

(vi) all contracts or other arrangements related to Indebtedness of WREAS or WGS in excess of $25,000;

(vii) all contracts or other arrangements involving payments by or to WREAS or WGS in excess of $25,000;

(viii) all contracts or other arrangements for the purchase of materials, supplies, equipment, software or technology in excess of $25,000;

(ix) all contracts or other arrangements pursuant to which WREAS or WGS is a lessee of any machinery, equipment, motor vehicle, office furniture, fixtures or other personal property; and

(x) all contracts or other arrangements that are material to WREAS or WGS and are not otherwise required to be included in Section 3.18(a) of the Advisor Disclosure Schedule by clauses (i) through (ix).

(b) the REIT Contracts and each other contract set forth on Section 3.18(a) of the Advisor Disclosure Schedule are (or as of the Closing will be) in full force and effect and constitutes or will constitute a legal, valid and binding agreement of WREAS or WGS, as applicable, enforceable against WREAS or WGS, as applicable, and, to the Knowledge of the Advisor Companies, each other party thereto, in accordance with its terms, in each case, except as enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws or affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles. Neither WREAS nor WGS or, to the Knowledge of the Advisor Companies, any other party to any such contract is in violation or breach in any material respect of, or in default in any material respect under, nor to the Knowledge of the Advisor Companies, has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, cause a penalty to be incurred, or permit the termination of, the REIT Contracts or any other contract set forth on Section 3.18(a) of the Advisor Disclosure Schedule.

(c) Except as set forth on Section 3.18(c) of the Advisor Disclosure Schedule, no consents or approvals are required in connection with the transfer or assignment of any Transferred Contract to WREAS or WGS. The Advisor Companies have delivered to REIT true and complete copies (or if none exist, reasonably complete and accurate written descriptions) of each contract or arrangement required to be listed on Section 3.18(a) of the Advisor Disclosure Schedule, together with all amendments and supplements thereto.

(d) Immediately following the Closing, the Transferred Contracts (together with the Services Agreements and the Headquarters Sublease) will constitute all of the contracts necessary for the Advisor Surviving Entity and the GS Surviving Entity to conduct the Business and provide services to REIT after the Closing in the same manner as the Business and (other than contracts relating to properties the management of which is reflected in the 2007 Projected EBITDA, but that will not be managed as of the Closing) such services are currently conducted and provided and as the Business and such services are proposed to be conducted and provided after the Closing as reflected in the assumptions underlying the 2007 Projected EBITDA.

(e) As of the Closing, the Advisor Companies will have no right to receive any fees under the REIT Contracts or any other Transferred Contract, including any Subordinated Incentive Fee, Subordinated Disposition Fee, Subordinated Share of Net Share Proceeds, Asset Advisory Fees, Acquisition and Advisory Fees, or Management Fees (as defined in such contracts).

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Advisor Disclosure Schedule sets forth a true, complete and accurate list, as of the date hereof, of (i) all Intellectual Property owned by the Advisor Companies and used in the Business that is the subject of any registration or application for registration, (ii) all material licenses of Intellectual Property to which the Advisor Companies are a party that are used in the Business (other than licenses for computer software generally available to the public and having a cost of less than $5,000 per application) and (iii) all Intellectual Property used by the Advisor Companies, WREAS or WGS in the Business pursuant to formal or informal arrangements with Affiliates.

(b) As of the Closing, WREAS, REIT or WGS will own or otherwise have the right to use all of the Intellectual Property necessary for the conduct of the Business after the Closing in substantially the same manner as it is currently conducted and as it is proposed to be conducted as reflected in the assumptions underlying the 2007 Projected EBITDA immediately following the Closing, free and clear of all Encumbrances.

(c) To the Knowledge of the Advisor Companies, (i) the conduct of the Business does not infringe upon or misappropriate the rights of any other Person nor (ii) is any Intellectual Property that, at Closing, will be owned by WREAS or WGS being infringed upon or misappropriated by any other Person.

(d) Consummation of the transactions contemplated by this Agreement will not result in the elimination of WREAS’s or WGS’s right to use any of the Intellectual Property described in Section 3.19(a) of the Advisor Disclosure Schedule or result in the imposition of any financial or other obligation on WREAS or REIT in respect of any such Intellectual Property (except for financial obligations for periods following the Closing that are set forth on Section 3.19(d) of the Advisor Disclosure Schedule or that are provided for in the Services Agreements).

Section 3.20 Real Property.

(a) Other than the Headquarters, the Advisor Companies and their Affiliates do not own any real property used in connection with the Business and WREAS and WGS do not, and will not as of the Closing, own any real property. Section 3.20(a) of the Advisor Disclosure Schedule contains a correct and complete list of each parcel of real property (i) leased or subleased to or occupied by the Advisor Companies, as of the date hereof, and used in connection with the Business that will be leased or subleased to WREAS as of the Closing; and (ii) leased or subleased to or occupied by WGS, as of the date hereof, and used in connection with the Business that will be leased or subleased to WGS as of the Closing (all such property referred to in (i) and (ii), the “Leased Real Property”) and also lists the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and the renewal or extension provisions, the rent and other obligations of the lease with respect to such lease or sublease or renewal or extension thereof, and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease upon and immediately following the Closing.

(b) The Advisor Companies or WGS have, and WREAS or WGS (as applicable) will have, a valid and subsisting leasehold estate in the Leased Real Property for the full term of the applicable lease or sublease of such property. Each lease required to be listed on Section 3.20(a) of the Advisor Disclosure Schedule is a legal, valid and binding agreement of the Advisor Companies or WGS, enforceable against the Advisor Companies or WGS and, to the Knowledge of the Advisor Companies, each other party thereto, in accordance with its terms, in each case, except as enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws or affecting or relating to enforcement or creditors’ rights generally; and (ii) general equitable principles. Neither the Advisor Companies nor WGS is, and neither the Advisor Companies nor WGS has received any notice that any other party is, in default in any material respect (or any condition or event that, after notice or lapse of time or both, would constitute a default in any material respect) under any such lease. WREAS and WGS do not owe any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(c) The Headquarters Lease is a legal, valid and binding agreement of Headquarters Owner and Wells REF, enforceable against Headquarters Owner and Wells REF and, to the Knowledge of Wells REF, each other party thereto, in accordance with its terms, in each case, except as enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws or affecting or relating to enforcement or creditors’ rights generally; and (ii) general equitable principles. Neither Headquarters Owner nor Wells REF is, and neither Headquarters Owner nor Wells REF has received any notice that any other party is, in default (or any condition or event that, after notice or lapse of time or both, would constitute a default) under the Headquarters Lease.

(d) The Advisor Companies have delivered to REIT prior to the execution of this Agreement correct and complete copies of all leases (including any amendments and renewal letters) required to be listed on Section 3.20(a) of the Advisor Disclosure Schedule. There are no other understandings, arrangements or agreements between the parties to the Leased Real Property with respect to the leasing of the Leased Real Property.

(e) No other Person holds any sublease, lease option or other current or contingent right to occupy any of the Leased Real Property before the expiration of the applicable lease. No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(f) Immediately following the Closing, the Leased Real Property will constitute all of the real property necessary for the Advisor Surviving Entity and the GS Surviving Entity to conduct the Business and provide the services to REIT after the Closing in the same manner as the Business and such services are currently conducted and provided and as the Business and such services are proposed to be conducted and provided after the Closing as reflected in the assumptions underlying the 2007 Projected EBITDA.

(g) The improvements to, or which constitute a portion of, the Leased Real Property are in good condition and repair in all material respects, ordinary wear and tear excepted.

Section 3.21 Environmental, Health and Safety Matters.

(a) Each of the Advisor Companies, WREAS and WGS complies and at all times has complied in all material respects with all applicable Environmental, Health and Safety Laws and no written (or, to the Knowledge of the Advisor Companies, non-written) claim has been asserted against the Advisor Companies, WREAS or WGS under any Environmental, Health and Safety Law nor, to the Knowledge of the Advisor Companies, is there any basis on which such liability might validly be imposed on the Advisor Companies, WREAS and WGS in the future.

(b) To the Knowledge of the Advisor Companies, there is no violation or breach of any applicable Environmental, Health and Safety Law relating to, or arising from, any of the Leased Real Property, and no claim has been asserted against any Person with respect to any of the Leased Real Property under any applicable Environmental, Health and Safety Law, nor is there any reasonable basis under applicable Environmental, Health and Safety Law on which such liability might validly be imposed on any such Person.

Section 3.22 Bank Accounts. Section 3.22 of the Advisor Disclosure Schedule sets forth, as of the date hereof, (i) a correct and complete list of the names and locations of all banks, trust companies and other financial institutions at which WREAS or WGS has an account or at which REIT or its Subsidiary maintains an account or other banking relationships in respect of which the Advisor Companies, WREAS or WGS has signatory or other authority; and (ii) a true and complete list and description of each such account and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Advisor Companies having signatory power with respect thereto.

Section 3.23 No Other Business. WREAS’s only client since its inception has been REIT. WREAS has conducted no other business other than the Business. WGS has conducted no other business other than the management of the properties which are the subject of the property management agreements to which WGS is a party and which are set forth on Section 3.18(a)(v) of the Advisor Disclosure Schedule.

Section 3.24 Licenses. The Advisor Companies and WGS hold and, as of the Closing, WREAS and WGS will hold, all licenses, Permits and other regulatory and governmental authorizations (“Governmental Licenses”) that are required to be maintained by them in connection with the conduct of the Business, except where the failure to hold any Governmental License would not have a Material Adverse Effect on the Business, WREAS or WGS. Each such Governmental License is valid and in full force and effect and will not be invalidated by consummation of the Mergers. The Advisor Companies, WREAS and WGS have been in compliance with all of the terms and requirements of each Governmental License and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.

Section 3.25 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of WREAS or WGS.

Section 3.26 Transactions and Related Parties. Other than amounts owing under Company Plans as provided in Section 3.26 of the Advisor Disclosure Schedule, there is no loan outstanding from or to the Advisor Companies, on the one hand, and any Business Employee, WREAS or WGS, on the other hand, and no loan outstanding from or to WREAS or WGS, on the one hand, and any Business Employee, on the other hand. There is no (i) agreement between the Advisor Companies or any of their Affiliates, WREAS or WGS and any Business Employee that is not reflected in Section 3.26 of the Advisor Disclosure Schedule or Section 3.10(a) of the Advisor Disclosure Schedule; and (ii) agreement requiring payments to be made by WREAS or WGS to any Person on a change of control or otherwise as a result of the consummation of the Mergers or any of the other transactions contemplated by this Agreement other than such payments pursuant to the Services Agreements.

Section 3.27 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which REIT or any of its Subsidiaries or WREAS or WGS could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of any Advisor Company, WREAS or WGS.

Section 3.28 Information for Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Advisor Companies, WREAS or WGS for inclusion in the Proxy Statement will, at the date it is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.29 Appraisals; Valuations; Offers. To the Knowledge of the Advisor Companies, the information provided to Cushman & Wakefield or Deloitte by the Advisor Companies in connection with the Cushman & Wakefield appraisals and Deloitte net asset value determination was complete and correct in all material respects, and the Advisor Companies did not fail to provide Cushman & Wakefield or Deloitte with any material facts known to the Advisor Companies and unknown to Cushman & Wakefield or Deloitte, the omission of which would render the information provided materially misleading. The Advisor Companies are not aware of any other appraisals, valuations or similar evaluations of the Advisor Companies, WREAS, WGS, REIT or any REIT Subsidiary or a substantial portion of their respective businesses or properties other than those provided to the Special Committee. To the Knowledge of the Advisor Companies, since January 1, 2005 (except as previously disclosed to the board of directors of REIT), no third party offers or indications of interest have been made to acquire or enter into a merger or other business combination with the Advisor Companies, WREAS, WGS, REIT or any REIT Subsidiary or to acquire a majority of their respective Equity Interests, businesses, properties, assets or operations, and the Advisor Companies have not had any negotiations regarding any such potential transaction with a third party.

Section 3.30 Expenses.

(a) Section 3.30(a) of the Advisor Disclosure Schedule sets forth a complete list of all fees and expenses anticipated as of the date hereof that, to the Knowledge of the Advisor Companies, could accrue or be payable by REIT to the Advisor Companies, WREAS, WGS or any of their Affiliates between the date of this Agreement and the Closing Date pursuant to the REIT Contracts or pursuant to any other agreements or arrangements between REIT and the Advisor Companies, WREAS, WGS or any of their Affiliates in effect as of the date of this Agreement.

(b) Except for payments to be made under the Services Agreements, the Headquarters Sublease and property management fees payable to the Advisor Companies by REIT, from and after the Closing, no additional fees or expenses are contemplated to be required to be paid by REIT or its Subsidiaries (including the Advisor Surviving Entity or the GS Surviving Entity) to any of the Advisor Companies or their Affiliates in order to enable the Advisor Surviving Entity or the GS Surviving Entity (or REIT or its other Subsidiaries) to conduct their businesses and provide services to REIT and its Subsidiaries following the Closing in substantially the same manner as the Business and such services are currently conducted and are proposed to be conducted and provided after the Closing as reflected in the assumptions underlying the 2007 Projected EBITDA.

Section 3.31 Securities Laws Matters. The Advisor Companies: (i) understand that the issuance and sale of Merger Shares pursuant to this Agreement have not been and will not be registered under the Securities Act, or under any state securities Laws, and that transfers of Merger Shares will be subject to restrictions imposed under applicable securities Laws and any certificates evidencing Merger Shares will bear legends to that effect; (ii) represent that WAS I is acquiring REIT Common Shares solely for its own account for investment purposes, and not with a view towards the distribution thereof; (iii) represent that WAS I is an “accredited investor,” as defined in Regulation D under the Securities Act; and (iv) have reviewed REIT’s most recent filings made with the SEC on Forms 10-K and 10-Q and all subsequent filings.

Section 3.32 Non-Foreign Status. None of the Advisor Companies, WREAS or WGS is a foreign Person within the meaning of Treasury Regulation Section 1.1445-2(b)(2).

Section 3.33 In-House Property Management. The 2007 Projected EBITDA includes (i) projected management revenues and expenses related to properties the management of which has been or is projected to be assumed by the Regional Property Management Offices prior to March 31, 2007 and (ii) partial year projected management revenues and expenses for properties the management of which is projected to be assumed by the Regional Property Management Offices after March 31, 2007, but before January 1, 2008, based on the projected month of assumption of such management. The projected management revenues and expenses were made in good faith, but are not a guarantee of the future performance of the Business, WREAS or WGS or that the projected management revenues and expenses will be achieved and the Advisor Companies shall have no liability and there will not be a breach under this Section 3.33 based solely on the failure to achieve the projected management revenues and expenses. The 2007 Projected EBITDA only reflects properties for which property management has been assumed or is projected to be assumed by the Regional Property Management Offices during 2007 and can be assumed without the payment of an early termination fee or other similar charge.

Section 3.34 Knowledge Regarding REIT’s Representations. To the Knowledge of the Advisor Companies, the representations of REIT in Article IV hereof are true and correct in all material respects.

Section 3.35 Government Properties Compliance. The Advisor Companies and WGS have conducted the portion of the Business that relates to the management of properties with respect to which any Governmental Authority is a tenant (i) in compliance in all material respects with all applicable Laws and Permits relating thereto, (ii) in compliance in all material respects with the terms of the lease agreements relating to such properties (the “Government Leases”), (iii) in compliance in all material respects with the terms of the property management agreements relating to such properties (the “Government Management Agreements”), and (iv) with respect to WGS, in compliance in all material respects with the compliance policy of WGS. The business conducted by the GS Surviving Entity immediately after the Effective Time, if conducted by it in the same manner as conducted by WGS immediately prior to the Effective Time, will comply in all material respects with (i) the Government Management Agreements, (ii) the Government Leases, and (iii) applicable Laws and Permits. The GS Merger will not result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any Government Lease or Government Management Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF REIT

REIT hereby represents and warrants to the Advisor Companies that:

Section 4.1 Organization and Qualification. REIT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Each of REIT Sub and REIT GS Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of REIT, REIT Sub and REIT GS Sub has all requisite corporate or limited liability company power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted.

Section 4.2 Authority; Non-Contravention; Approvals.

(a) Each of REIT, REIT Sub and REIT GS Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which REIT, REIT Sub or REIT GS Sub, as the case may be, is a party and the performance by REIT, REIT Sub and REIT GS Sub of the transactions contemplated by this Agreement and such Transaction Documents have been approved by the board of directors of REIT, on behalf of itself and as the sole member of REIT Sub and REIT GS Sub. No other corporate or limited liability company proceedings on the part of REIT, REIT Sub or REIT GS Sub are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents to which either REIT, REIT Sub or REIT GS Sub, as the case may be, is a party or the performance by REIT, REIT Sub and REIT GS Sub of the transactions contemplated by this Agreement or such Transaction Documents, except for obtaining the REIT Stockholder Approval. This Agreement has been, and upon their execution the Transaction Documents to which REIT, REIT Sub or REIT GS Sub, as the case may be, is a party, will be duly executed and delivered by REIT, REIT Sub and REIT GS Sub and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the Advisor Companies, WREAS, WGS and any other party thereto, this Agreement constitutes, and upon their execution such Transaction Documents will constitute, valid and binding obligations of REIT, REIT Sub and REIT GS Sub enforceable against REIT, REIT Sub and REIT GS Sub in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally; and (ii) general equitable principles.

(b) The execution and delivery by each of REIT, REIT Sub and REIT GS Sub of this Agreement and the Transaction Documents to which it is a party and the performance of the transactions contemplated by this Agreement and such Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of REIT or the articles of organization or operating agreements of REIT Sub or REIT GS Sub; or (ii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to REIT, REIT Sub or REIT GS Sub, excluding such violations that would not reasonably be expected to have a Material Adverse Effect on REIT, REIT Sub or REIT GS Sub.

(c) No declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by REIT, REIT Sub and REIT GS Sub or the performance by REIT, REIT Sub and REIT GS Sub of the transactions contemplated by this Agreement and the Transaction Documents or the consummation of the transactions contemplated by this Agreement and the Transaction Documents, other than (i) the filing with the SEC of any reports or filings under the Securities Act or the Securities Exchange Act, including the filing of the Proxy Statement; (ii) the filing with the appropriate state authorities of any required “blue sky” filings; (iii) any required filings by or on behalf of REIT, REIT Sub or REIT GS Sub to effect the Mergers; (iv) the filing of any financing statements with respect to the Pledge Agreement; and (v) the filing of the Charter Amendments.

Section 4.3 Capitalization.

(a) The authorized capital stock of REIT consists solely of 750,000,000 common shares, $0.01 par value per share (“REIT Common Shares”), 100,000,000 preferred shares (“REIT Preferred Shares”), and 150,000,000 shares-in-trust (“REIT Shares-in-Trust”). As of December 31, 2006, (i) 465,863,346 REIT Common Shares were duly authorized, validly issued and outstanding and were fully paid and non-assessable; (ii) 1,350,000 REIT Common Shares were reserved for issuance under various stock options, warrants or other securities or other rights convertible into, or exchange for, REIT Common Shares; and (iii) no REIT Preferred Shares or REIT Shares-in-Trust were issued and outstanding. Except for the options, warrants and conversion and exchange privileges referred to in the preceding sentence, on the date of this Agreement there are no other options, warrants, calls, rights or other contracts to which REIT is a party or by which it may be bound, requiring it to issue or sell any shares of its capital stock or any securities or other rights convertible into, or exchangeable for, any shares of its capital stock.

(b) REIT is the sole member of REIT Sub and REIT GS Sub. There are no options, warrants, calls, rights or other contracts to which REIT Sub or REIT GS Sub is a party or by which it may be bound, requiring it to issue or sell any membership interests or any securities or other rights convertible into, or exchangeable for, any of its membership interests.

(c) REIT Common Shares to be issued in connection with the Mergers, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued free and clear of all Encumbrances other than (i) Encumbrances created or permitted to exist by the recipient thereof and (ii) the restrictions set forth in this Agreement and the Transaction Documents and the restrictions imposed by applicable Laws.

Section 4.4 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the Advisor Companies could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of REIT, REIT Sub or REIT GS Sub other than the fees and expenses of Robert A. Stanger & Co., Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan”), which fees and expenses will be paid by REIT on or before the Closing.

Section 4.5 Proxy Statement. At the time the Proxy Statement is mailed to the stockholders of REIT, with respect to those provisions of the Proxy Statement relating to the Special Committee or its advisors, the members of the Special Committee will not have any actual knowledge of any untrue statement of material fact or omission of any material fact that would be required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that no representation is made by REIT with respect to statements made therein based on information supplied by or on behalf of the Advisor Companies.

Section 4.6 Absence of Certain Change or Events. The members of the Special Committee do not have actual knowledge, without independent inquiry or investigation, of any event, circumstance, change or effect that is not known by the Advisor Companies and that has had or reasonably could be expected to have a Material Adverse Effect with respect to REIT and its Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, the Advisor Companies (i) shall cause the Advisor Companies, WREAS and WGS to conduct the Business in the ordinary course, consistent with the requirements of the REIT Contracts, and consistent with the assumptions underlying the 2007 Projected EBITDA; (ii) shall use commercially reasonable efforts to preserve substantially intact the present organization of WREAS and WGS; (iii) shall use commercially reasonable efforts to keep available the services of the present officers and employees of the Advisor Companies and WGS and of all other Persons who provide material services to REIT and its Subsidiaries and any employees identified to provide services to REIT or its Subsidiaries (including the Advisor Surviving Entity or the GS Surviving Entity) following the Closing; and (iv) shall use commercially reasonable efforts to preserve the Advisor Companies’ and WGS’s relationships with others having business dealings with the Advisor Companies or WGS relating to the Business or to WGS. Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Advisor Disclosure Schedule or as otherwise expressly provided in this Agreement, from the date of this Agreement to the Closing, without the prior written consent of REIT, the Advisor Companies shall not and shall cause WREAS and WGS to not:

(a) sell, lease, Encumber, transfer or dispose of any of the Transferred Assets, Transferred Contracts or Intellectual Property, including by relinquishing any rights under any contract required to be disclosed pursuant to Section 3.18(a), in each case except in the ordinary course of business;

(b) fail to timely pay any account payable in the ordinary course of business relating to the Business other than amounts that are subject to dispute in good faith;

(c) take any action that would adversely affect REIT’s qualification as a real estate investment trust within the meaning of Section 856 of the Code;

(d) enter into any material commitment or transaction relating to the Business except in the ordinary course of business;

(e) enter into any agreement providing for management services to be provided by WREAS or WGS to a third party;

(f) incur, create, assume or guarantee any Indebtedness of or by WREAS or WGS;

(g) change (or permit to be changed) any accounting or Tax procedure or practice (including any method of accounting for Tax purposes), make (or permit to be made) any Tax election or settle or compromise any Tax liability, but in any case, only to the extent that such procedure or practice, election or compromise relates to the Business or to any Tax liability of WREAS or WGS or Taxes of WREAS or WGS as a separate entity;

(h) other than normal increases consistent with past practices, enter into, adopt, amend, terminate or waive any right under any Plan (including any employment or consulting arrangement), increase in any manner the compensation or benefits of any Business Employee or pay or otherwise grant any benefit not required by any Plan with respect to any Business Employee, or enter into any contract to do any of the foregoing;

(i) commit WREAS or WGS to any single capital expenditure or commitment in excess of $25,000 or make aggregate capital expenditures and commitments in excess of $75,000 (on a consolidated basis);

(j) cancel any debts or waive any claims or rights of substantial value relating to the Business, WREAS or WGS;

(k) enter into, amend or terminate any contract of a type that, if in effect at the date of this Agreement, would be required to be disclosed pursuant to Section 3.18(a) or, except in the ordinary course of business, enter into, amend or terminate any other contract relating to the Business or to which WREAS or WGS is a party;

(l) issue, sell or grant any Equity Interests of WREAS or WGS, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of WREAS or WGS, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Equity Interests of WREAS or WGS or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of WREAS or WGS or any other securities in respect of, in lieu of, or in substitution for, the WREAS Shares or WGS Shares outstanding on the date hereof;

(m) settle or compromise any material claim, action, suit or proceeding pending or threatened against WREAS or WGS or relating to the Business;

(n) except as permitted by Section 5.1(h), enter into any transaction or any contract with any Business Employee;

(o) make or authorize any change in the articles of incorporation or bylaws of WREAS or WGS;

(p) take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Article VI.

Section 5.2 Conduct of REIT’s Business. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement or agreed by the Advisor Companies, REIT shall:

(a) conduct business only in the ordinary course consistent with past practice;

(b) not intentionally take any action that would adversely affect its qualification as a real estate investment trust within the meaning of Section 856 of the Code; and

(c) operate in material compliance with the terms and conditions of the REIT Contracts.

Section 5.3 Access to Information. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, the Advisor Companies shall (i) provide REIT and its officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives (together, its “Representatives”) with reasonable access, upon reasonable prior notice to all personnel, officers, employees, agents, accountants, properties and facilities, of the Advisor Companies, WREAS and WGS and the books and records relating to the Business, WREAS and WGS; and (ii) furnish REIT and its Representatives with all such information and data (including copies of contracts, plans and other books and records) concerning the Business, WREAS and WGS and operations of the Business, WREAS and WGS as REIT or any of such Representatives reasonably may request in connection with such investigation.

Section 5.4 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, except, with respect to REIT, REIT Sub and REIT GS Sub, to the extent REIT declines to make, withdraws, modifies or changes the REIT Recommendation pursuant to Section 5.5(d). Each of the parties hereto shall use its respective commercially reasonable efforts to comply as promptly as practicable with any other Laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby or by the Transaction Documents to which it is a party and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. The parties each shall furnish to the others such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing, registration or declaration which is necessary under any Laws. The parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement or the Transaction Documents) in respect of any such filing, registration or declaration, and shall use their respective commercially reasonable efforts to comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing). Advisor Companies shall obtain the consents and provide the notices as set forth on Section 3.2(b) and 3.18(c) of the Advisor Disclosure Schedules.

(b) Subject to the terms and conditions of this Agreement, each party shall use its respective commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have vacated or reversed any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable.

Section 5.5 Preparation of the Proxy Statement; REIT Stockholders Meeting.

(a) As promptly as reasonably practicable following the execution of this Agreement, REIT, with the assistance of the Advisor Companies, shall prepare and file the Proxy Statement in preliminary form with the SEC. Thereafter, REIT shall use its commercially reasonable efforts to resolve with the SEC any comments that it issues with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to REIT’s stockholders as promptly as reasonably practicable. The Advisor Companies shall, and shall cause WREAS and WGS to, furnish promptly all information as reasonably may be requested in connection with the preparation, filing and distribution of the Proxy Statement.

(b) REIT shall notify the Advisor Companies promptly following receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Advisor Companies with copies of all correspondence with the SEC, as promptly as reasonably practicable, with respect to the Proxy Statement. The parties shall cooperate in good faith in preparing and filing the Proxy Statement and any amendments or supplements thereto and in responding to any requests for additional information and comments from the SEC or the staff thereof.

(c) If, at any time after the mailing of the definitive Proxy Statement and prior to the REIT Stockholders Meeting, any event should occur that, in the opinion of counsel to the Advisor Companies or REIT, results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly notify each other of the occurrence of such event and then REIT shall promptly prepare (with the cooperation of the Advisor Companies), file and clear with the SEC such amendment or supplement, and REIT shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.

(d) REIT, acting through its board of directors, shall establish a record date for and cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable (after taking into account the requirements relating to the filing and distribution of the Proxy Statement) for the purpose of obtaining the REIT Stockholder Approval (such meeting, the “REIT Stockholders Meeting”). In connection with the REIT Stockholders Meeting, REIT, acting through its board of directors, will, (i) recommend the approval of this Agreement, the approval of the Charter Amendments and the approval of the REIT Incentive Plan (the “REIT Recommendation”), and (ii) otherwise comply in all material respects with all Laws applicable to such meeting. Notwithstanding the foregoing, REIT’s board of directors may decline to make or may withdraw, modify or change its recommendation at any time prior to obtaining the REIT Stockholder Approval if (A) a majority of REIT’s independent directors determines in good faith (after consultation with their financial advisor and outside counsel) that the failure to take such action would be inconsistent with their fiduciary duties to REIT’s stockholders under applicable Law and (B) such determination not to make or to withdraw, modify or change its recommendation is taken in response to a Superior Proposal, and, in such event, REIT may (but shall not be obligated to) terminate this Agreement pursuant to Section 9.1(f). “Superior Proposal” means a bona fide proposal, indication of interest or offer from any Person relating to any (i) acquisition or sale of fifty percent (50%) or more of the assets of REIT and its Subsidiaries or fifty percent (50%) or more of the outstanding Equity Interests of REIT (or Operating Partnership); (ii) tender offer or exchange offer, as defined in the Securities Exchange Act that, if consummated, would result in any Person beneficially owning fifty percent (50%) or more of the outstanding Equity Interests of REIT (or Operating Partnership); or (iii) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving REIT or its Subsidiaries, that a majority of REIT’s independent directors, in their discretion, determines in good faith may result in a transaction that is reasonably likely to be more favorable to REIT’s stockholders, from a financial point of view, than the completion of the Mergers.

Section 5.6 Notification.

(a) From time to time prior to the Closing, the Advisor Companies, WREAS and WGS shall notify REIT in writing of any information obtained after the date hereof that was required to be set forth or described in the Advisor Disclosure Schedule but was not described or set forth therein, or necessary to complete or correct any information in such schedule or in any representation and warranty of the Advisor Companies. The Advisor Companies, WREAS and WGS shall promptly inform REIT of any claim by a third party that a consent would be required as a result of the transactions contemplated by this Agreement under the terms of any material contract or Law.

(b) The Advisor Companies, WREAS and WGS shall give notice to REIT promptly after becoming aware of (i) the occurrence or non-occurrence of any event after the date hereof whose occurrence or non-occurrence would be likely to cause (A) any representation or warranty contained in this Agreement to be breached in any material respect as of the Closing Date if then made or (B) any condition set forth in Article VI to be unsatisfied on the Closing Date; or (ii) any material failure by the Advisor Companies to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. REIT shall give notice to Advisor Companies, WREAS and WGS promptly after becoming aware of (i) the occurrence or non-occurrence of any event after the date hereof whose occurrence or non-occurrence would be likely to cause (A) any representation or warranty contained in this Agreement to be breached in any material respect as of the Closing Date if then made or (B) any condition set forth in Article VI to be unsatisfied on the Closing Date; or (ii) any material failure by REIT, REIT Sub or REIT GS Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) No notice given pursuant to this Section 5.6 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any party’s right to indemnity under Section 7.3 or Article VIII; provided, that following the Closing, there shall be no right to indemnity under Section 7.3 or Article VIII for a breach by a party of its covenant to disclose any matter required to be disclosed pursuant to Section 5.6(a) or (b) unless that matter alone or in conjunction with any other matters required to be disclosed pursuant to Section 5.6(a) or (b) but not so disclosed reasonably would have been expected to cause one or both of the conditions in Section 6.2(a) or (b) not to be satisfied.

Section 5.7 Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be the responsibility of, and be timely paid by, WAS I. REIT, the Advisor Companies, WREAS and WGS shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 5.8 Delivery of Financial Statements.

(a) Promptly after they become available, and in any event not later than twenty (20) days after the end of each period, the Advisor Companies shall provide REIT with copies of the Business’ unaudited consolidated balance sheet and related statements of income as of December 31, 2006 and as of the end of each subsequent calendar quarter prepared in accordance with GAAP.

(b) If necessary or required to permit REIT to comply with applicable Law in connection with obtaining REIT Stockholder Approval or otherwise, or reasonably requested by REIT, and to the extent not previously provided by the Advisor Companies, the Advisor Companies shall cause to be prepared and delivered to REIT audited and unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows prepared in accordance with GAAP on a basis consistent with the audited Financial Statements for the Business, WREAS and WGS for any periods required by applicable Law or reasonably requested by REIT.

Section 5.9 Restrictions on Resale of Merger Shares; Maintenance of Assets; Pledge.

(a) Without the prior written consent of REIT, WAS I shall not offer, sell, contract to sell, pledge, encumber or otherwise transfer or dispose of any of the Merger Shares or securities convertible or exchangeable or exercisable for any of the Merger Shares, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Merger Shares for a period of eighteen (18) months commencing on the Closing Date (the “Lock-Up Period”); it being understood that the foregoing restriction does not prohibit the purchase or sale of securities (including derivative securities that do not involve any securities issued by REIT) issued by Persons other than REIT. In addition, in the event of an underwritten offering of REIT Common Shares, the Advisor Companies agree to enter into holdback agreements reasonably requested by the underwriter.

(b) For a further period of six (6) months following the end of the Lock-Up Period (the “Follow-On Period”), WAS I shall hold assets (net of liabilities) having a fair market value measured as of the last day of the Lock-Up Period of not less than the sum of $20 million plus an amount reasonably sufficient to cover any indemnity claims asserted in good faith in accordance with Section 7.3 or Article VIII against any of the Advisor Companies before the end of the Follow-On Period, to the extent those claims remain unresolved.

(c) Following the end of the Follow-On Period, WAS I shall hold assets having a fair market value measured as of the last day of the Follow-On Period of not less than an amount sufficient to cover any indemnity claims asserted in good faith in accordance with Section 7.3 or Article VIII against any of the Advisor Companies (assuming that the party asserting the claims prevails with respect to all such claims) before the end of the Follow-On Period to the extent those claims remain unresolved.

(d) The assets (net of liabilities) required to be held by WAS I pursuant to paragraphs (b) or (c) of this Section 5.9 shall be in the form of cash or cash equivalents or Merger Shares, but shall not include the Escrow Shares unless such Escrow Shares have been released to WAS I in accordance with the terms of the Escrow Agreement. The Merger Shares covered by paragraph (a) of this Section and the other assets covered by paragraphs (b) or (c) of this Section 5.9 shall be pledged to REIT pursuant to the terms of the Pledge Agreement.

Section 5.10 Public Statements. The parties hereto shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby and shall not issue any such press release or written public statement prior to review and approval by the other parties, except that prior review and approval shall not be required if, in the reasonable judgment of REIT, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable Law.

Section 5.11 Confidentiality.

(a) As used herein, the term “Confidential Information” means confidential and non-public information of the parties hereto. The term Confidential Information shall be deemed to include, all notes analyses, compilations, studies, interpretations or other documents whether oral, written or otherwise, furnished by a party hereto (the “Providing Party”) or the Providing Party’s directors, officers, members, managers, partners, Affiliates, employees, agents, attorneys, advisors, accountants, consultants or representatives (collectively, the “Providing Party’s Representatives”) to another party hereto (the “Receiving Party”) or the Receiving Party’s directors, officers, members, managers, partners, Affiliates, employees, agents, attorneys, advisors, accountants, consultants or representatives (collectively, the “Receiving Party’s Representatives”), and notes analyses, compilations, studies, interpretations or other documents whether oral, written or otherwise, prepared by the Receiving Party or the Receiving Party’s Representatives, reflecting, or based upon, in whole or in part, any such information. The term Confidential Information does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or Receiving Party’s Representatives in breach of this Section 5.12, or (ii) was known to the Receiving Party or Receiving Party’s Representative prior to being furnished to the Receiving Party or Receiving Party’s Representatives by or on behalf of the Providing Party or was or becomes available to the Receiving Party on a non-confidential basis from sources other than the Providing Party; provided, however, that the source of such information was not known to the recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to the Providing Party or any other party with respect to such information.

(b) From the Closing and for five years thereafter, the Receiving Party will not, except in connection with this Agreement, disclose to any third party Confidential Information and will not use any Confidential Information, directly or indirectly, for any purpose other than in connection with (i) this Agreement and the transactions contemplated hereby or (ii) services provided pursuant to the Services Agreements; provided, however, that nothing contained herein shall restrict REIT or its Subsidiaries use of Confidential Information relating to WREAS, WGS or the Business following the Closing. In the event that the Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Receiving Party will, to the extent permitted by applicable Law, notify the Providing Party promptly of such request or requirement so that the Providing Party may, at the Providing Party’s sole cost and expense, seek an appropriate protective order or waive compliance with the provisions of this Section 5.11. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information, then the Receiving Party may disclose the Confidential Information; provided, however, that the Receiving Party shall use its commercially reasonable efforts to obtain, at the request of the Providing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Providing Party shall designate.

Section 5.12 Office Leases.

(a) Wells REF is, as of the date hereof, the lessee under that certain lease agreement between Wells REF-6200 The Corners Parkway Owner, LLC, a Delaware limited liability company (“Headquarters Owner”), and Wells REF dated as of December 13, 2005 (the “Headquarters Lease”) for office space located at 6200 The Corners Parkway, Norcross, Georgia 30092 (the “Headquarters”), which, as of the date hereof, is occupied by the Business Employees working in Atlanta, Georgia. On or before the Closing, the Advisor Companies shall take such actions as are necessary to locate the Business Employees and the Transferred Assets on the fifth floor of the Headquarters. At the Closing, the Advisor Companies and WREAS or a Subsidiary of REIT designated by REIT shall enter into the Headquarters Sublease, pursuant to which WREAS or REIT will sublease a portion of the fifth floor of the Headquarters. At the Closing, Wells REF will deliver an estoppel certificate from the Headquarters Owner in a form reasonably acceptable to REIT.

(b) On or before the Closing, the Advisor Companies will cause Wells Management and WGS to assign all leases of the Leased Real Property set forth on Section 3.20(a) of the Advisor Disclosure Schedule (other than the Headquarters Lease) to WREAS or a Subsidiary of REIT designated by REIT (the “Transferred Regional Property Management Leases”).

Section 5.13 Insurance. Prior to the Closing, the Advisor Companies shall cause WREAS and WGS to establish or cause to be established insurance policies providing insurance coverage to WREAS, WGS and REIT following the Closing Date, which insurance policies shall be no less beneficial in the aggregate than the insurance policies listed on Section 3.17 of the Advisor Disclosure Schedule (or, to the extent such coverage is not then reasonably available, as close as practicable to existing coverage terms consistent with prevailing insurance market conditions) with it being understood that with respect to property insurance, such policies may have shared coverage limits with other Affiliates of Advisor Companies. Following the Closing, (i) the Advisor Companies shall use commercially reasonable efforts to preserve any rights that the Advisor Surviving Entity, the GS Surviving Entity or REIT or its other Subsidiaries, as the case may be, may have to make claims under the insurance policies listed on Section 3.17 of the Advisor Disclosure Schedule for claims arising out of occurrences prior to the Closing Date and (ii) the Advisor Companies and REIT shall cooperate with and assist the other in issuing notices of claims under such insurance policies, presenting such claims for payment and collecting insurance proceeds related thereto.

Section 5.14 Regional Property Management Offices.

(a) Section 5.14(a) of the Advisor Disclosure Schedule lists (i) each of the Advisor Companies’ regional property management offices that are presently managing properties owned by REIT or that are projected to be managing properties owned by REIT prior to the Closing, (ii) the REIT properties that such regional property management offices manage, or are projected to manage, prior to the Closing, and (iii) each non-REIT property managed by such regional property management offices.

(b) Section 5.14(b) of the Advisor Disclosure Schedule lists each of the regional property management offices that will be transferred to WREAS or WGS prior to the Closing (the “Regional Property Management Offices”). The Advisor Companies will, at their expense, cause the Regional Property Management Offices to be transferred to WREAS or WGS prior to the Closing, including (i) causing the transfer of the property management agreements set forth on Section 3.18(a)(v) of the Advisor Disclosure Schedule and (ii) paying all start up costs and expenses necessary for the Regional Property Management Offices to be fully operational. Each Regional Property Management Office that is operational as of the Closing and that is transferred to WREAS or WGS on or before the Closing is referred to herein as a “Transferred Regional Property Management Office.”

Section 5.15 Qualifying Property Management Contracts. Section 5.15 of the Advisor Disclosure Schedule sets forth management contracts with respect to properties owned by REIT (or by third parties) that are presently managed by third parties, but that are projected by the Advisor Companies to be managed by the Transferred Regional Property Management Offices during some portion of calendar year 2007, the date such management is projected to be assumed by the applicable Transferred Regional Property Management Offices and the projected revenue from management of each property and EBITDA contributions relating to such management that is included on the 2007 Projected EBITDA (such contracts being referred to as “Qualifying Property Management Contracts”). The information on Section 5.15 of the Advisor Disclosure Schedule constitutes the Advisor Companies’ good faith projections regarding the matters set forth therein and the Advisor Companies shall not have any liability under this Section 5.15 based solely on the failure to meet such projections. Each of the parties agrees to use commercially reasonable efforts following the Closing to cause the Qualifying Property Management Contracts to be assumed by the Transferred Regional Property Management Offices by the date set forth on Section 5.15 of the Advisor Disclosure Schedule; provided, however, that no party shall be required to breach any existing management agreement with a third party or to incur any early termination penalty or similar charge or to incur any material expense not included in the 2007 Projected EBITDA.

Section 5.16 Assets of WREAS. At or prior to the Closing, at the Advisor Companies’ expense (except as provided in the Headquarters Sublease and the Services Agreements), the Advisor Companies shall contribute, transfer to or otherwise cause WREAS to obtain the assets, personnel, contract rights, leaseholds, intellectual property and other resources necessary to conduct the Business and provide the services to REIT in substantially the same manner as they are presently conducted and provided by the Advisor Companies and as they are proposed to be conducted and provided after the Closing as reflected in the assumptions underlying the 2007 Projected EBITDA and shall take all actions necessary to implement the transfer of the Business to WREAS such that WREAS is fully operational and can conduct the Business and provide the services as a stand-alone entity as of the Closing (except for the services to be provided by the Services Agreements and except to the extent that such assets, personnel, contract rights, leaseholds, intellectual property and other resources are related to the business of WGS and are owned, leased or employed by WGS as of the Closing). Without limiting the generality of the foregoing, prior to the Closing, the Advisor Companies shall (i) cause the transfer of the Transferred Assets and Transferred Contracts to WREAS (including obtaining any consents or approvals relating thereto); (ii) transfer to WREAS all information, files, records, data, plans and recorded knowledge (whether in hard copy, electronic or other form) relating to the Business; (iii) relocate the Business Employees to the office space subleased by WREAS pursuant to the Headquarters Sublease; (iv) implement the computer/information technology/systems transition plan described on Section 5.16 of the Advisor Disclosure Schedule; and (v) complete all other transition matters set forth on Section 5.16 of the Advisor Disclosure Schedule.

Section 5.17 Intercompany Agreements.

(a) Except as set forth on Section 5.17(a) of the Advisor Disclosure Schedule, as of the Closing no intercompany receivables and payables (whether or not then due) shall exist between any Advisor Company, WREAS or WGS.

(b) As of the Closing, (i) the Support Services Agreement dated as of December 21, 2005 between WAS I and Wells Management, which agreement was assigned to WREAS on October 25, 2006 and (ii) the Support Services Agreement dated as of December 21, 2005 between WAS I and Wells Capital, which agreement was assigned to WREAS on October 25, 2006, will both be terminated without further action of any party and be of no further force or effect with no further liabilities on the part of any party thereto arising out of or relating to such agreements.

Section 5.18 Litigation Support. In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, each of the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable costs and expenses (including its internal costs for the personnel providing such assistance).

Section 5.19 Employee Matters.

(a) Prior to Closing, the Advisor Companies will take all actions necessary (i) to cause the Business Employees (or to the extent a Business Employee’s employment terminates, to use commercially reasonable efforts to recruit and hire a suitable replacement employee reasonably acceptable to REIT (any such replacement employee being included in the definition of Business Employee)) to become employees of WREAS (except to the extent that they are employees of WGS), and (ii) subject to the prior approval of REIT, to cause WREAS and WGS to adopt employee benefit plans, programs and arrangements that are comparable in the aggregate to those Plans provided to the Business Employees as of the date hereof (and that are consistent with the assumptions underlying the 2007 Projected EBITDA) to the extent the Advisor Companies (after consulting with REIT) deem practicable, taking into account the number of Business Employees; and (iii) to use commercially reasonable efforts to recruit and hire a chief financial officer reasonably acceptable to REIT and to recruit and hire employees to fill the other open positions listed on Section 3.11(a) reasonably acceptable to REIT. All costs of recruiting and hiring the employees referred to in (i) and (iii) of the preceding sentence shall be paid by the Advisor Companies whether such employees are hired before or after Closing. Any contributions which WREAS is required to make to the WREAS Plans for periods ending on or before the Closing shall be made by the Advisor Companies.

(b) The Advisor Companies shall remain solely responsible for any and all liabilities in respect of the Business Employees and their beneficiaries and dependents relating to or arising in connection with or as a result of (i) the employment or termination of employment of any Business Employee by the Advisor Companies, WREAS or WGS prior to the Closing (including in connection with the consummation of the transactions contemplated by this Agreement); (ii) the participation in, or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of the Advisor Companies, WREAS or WGS relating to periods prior to the Closing Date; or (iii) accrued but unpaid salaries, wages, bonuses, severance payments, incentive compensation, vacation or sick pay, or other compensation or payroll items (including deferred compensation) relating to periods prior to the Closing Date.

(c) After the Closing Date, the Advisor Companies shall continue to be responsible for any and all liabilities to or in respect of any of its employees, including any Business Employee, relating to or arising in connection with any and all claims for workers’ compensation benefits arising in connection with any occupational injury or disease occurring prior to the Closing Date to the extent the Advisor Companies on the Closing Date were responsible for claims in accordance with the Company Plans as in effect on the Closing Date. After the Closing Date, the Advisor Companies shall continue to be responsible for any and all liabilities to or in respect of any of its employees, including any Business Employee, relating to or arising in connection with any and all claims for short-term or long-term disability benefits arising in connection with any injury or disease occurring or existing on or prior to the Closing Date whether reported before or after the Closing Date to the extent the Advisor Companies on the Closing Date were responsible for claims in accordance with the Company Plans as in effect on the Closing Date.

(d) To the extent that the Advisor Companies have not provided to REIT, WREAS or WGS employee records and files related to the Business Employees prior to the Closing Date (including personnel files),

the Advisor Companies shall continue to maintain such records in accordance with their standard record retention policies as in effect from time to time and REIT, WREAS and WGS shall be entitled to inspect or obtain copies of such records from the Advisor Companies to the extent permissible under applicable Laws.

(e) REIT shall cause REIT Sub and REIT GS Sub to continue to maintain employee benefit plans, programs and arrangements that are comparable in the aggregate to the employee benefit plans adopted by WREAS and WGS pursuant to Section 5.19(a) and to make all contributions due with respect to such plans at least until the first anniversary of the Closing Date. Promptly after receipt of the REIT Stockholder Approval, REIT shall adopt the REIT Incentive Plan in substantially the form attached to this Agreement as Exhibit F and shall maintain the REIT Incentive Plan or a substantially comparable plan at least until the first anniversary of the Closing Date.

Section 5.20 Non-Solicitation; No Hire.

(a) In consideration of the benefits of this Agreement to the Advisor Companies and in order to induce REIT to enter into this Agreement, each of the Advisor Companies hereby covenants and agrees that, from and after the Closing Date and until the five-year anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, hire (as an employee, consultant or otherwise) or solicit to perform services (as an employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association of any Business Employee (or any new employee hired by REIT, the Advisor Surviving Entity or the GS Surviving Entity) with REIT, the Advisor Surviving Entity or the GS Surviving Entity (or their Affiliates); provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any public internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 5.20; and (ii) any hiring of any Business Employee or any new employee hired by REIT, the Advisor Surviving Entity or the GS Surviving Entity more than ninety (90) days after such person ceases to be an employee of REIT, the Advisor Surviving Entity or the GS Surviving Entity (or their Affiliates) so long as the Advisor Companies did not solicit such person to leave the employ of REIT, the Advisor Surviving Entity or the GS Surviving Entity (or their Affiliates) shall not be prohibited by this Section 5.20.

(b) In consideration of the benefits of this Agreement to REIT and in order to induce the Advisor Companies to enter into this Agreement, REIT hereby covenants and agrees that, from and after the Closing Date and until the five-year anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, hire (as an employee, consultant or otherwise) or solicit to perform services (as an employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association of any current employee of any of the Advisor Companies (or any new employee hired by any of the Advisor Companies); provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any public internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 5.20(b); and (ii) any hiring of any employee of any of the Advisor Companies or any new employee hired by any of the Advisor Companies more than ninety (90) days after such person ceases to be an employee of the Advisor Companies (or their Affiliates) so long as REIT did not solicit such person to leave the employ of any of the Advisor Companies (or their Affiliates) shall not be prohibited by this Section 5.20(b).

(c) The parties acknowledge and agree that the time and activity restrictions set forth in this Section 5.20 are reasonable and properly required for the protection of the parties hereto and the Business. However, each of the parties further agrees that if any of the provisions of this Section 5.20 is found by any court of competent jurisdiction (or legally empowered agency) to be in violation of applicable Law or unenforceable for any reason whatsoever, then it is the intention of the parties that such provision or provisions be deemed to be automatically amended to the extent necessary to comply with applicable Law and permit enforcement. If any of the provisions of this Section 5.20 shall be deemed by any court of competent jurisdiction (or legally empowered agency) to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of this Section 5.20. The parties agree that a monetary remedy for breach under this Section 5.20 shall be inadequate, and will be impracticable and extremely difficult to prove, and further agree that a breach of this Section 5.20 will cause irreparable harm, and that, in addition to any other rights or remedies available to the harmed party, such party is entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, with a bond or other form of security not being required and specifically waived hereby.

Section 5.21 Restrictive Legends and Stop Transfer Orders.

(a) Each certificate representing the Merger Shares shall bear the following legend, together with any other legends that may be required by state or federal securities law:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(b) In order to ensure compliance with the restrictions referred to herein, REIT may, subject to the terms of the Registration Rights Agreement, issue appropriate “stop-transfer” instructions to its transfer agent with respect to the Merger Shares delivered pursuant to this Agreement. REIT will not be required: (i) to transfer on its books any Merger Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, the Registration Rights Agreement or applicable Law; or (ii) to treat as owner of such Merger Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Merger Shares have been so transferred.

(c) Any legend endorsed on a certificate pursuant to Section 5.21(a) and the stop transfer instructions with respect to such Merger Shares shall be removed and REIT shall cause such certificate to be cancelled and shall issue a certificate without such legend to the holder thereof (i) if such transfer complies with the terms of this Agreement and the Transactions Documents and (ii) if either (A) such Merger Shares are registered under the Securities Act and if the proposed transfer thereof is consistent with the plan of distribution in the prospectus with respect to such registration or (B) such holder provides REIT with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for REIT, to the effect that a sale, transfer or assignment of such Merger Shares is exempt from registration under the Securities Act.

Section 5.22 Directors and Officers’ Insurance. From the Closing and for six years thereafter, REIT shall maintain in effect the policies of directors’ and officers’ liability insurance maintained as of the date hereof to the extent they cover the Advisor Companies or their respective officers, members and managers (and persons serving in a similar capacity) or policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date. In the event that REIT or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of REIT shall succeed to or otherwise reasonably provide for the obligations set forth in this Section 5.22. REIT (or its successors) may satisfy its obligations under this Section 5.22 by purchasing a “tail” insurance policy on terms and with an insurer reasonably acceptable to the Advisor Companies. Notwithstanding the provisions of this Section 5.22, REIT and its successors or assigns shall not be obligated to make total annual premium payments with respect to such policies of insurance to the extent such premiums exceed two hundred percent (200%) of the last annual premium paid by REIT prior to the Closing Date.

Section 5.23 Covenants Relating to Status of the Mergers as Reorganizations under the Code.

(a) Following the Closing, REIT shall not take, or cause REIT Sub or REIT GS Sub to take, any action reasonably likely to cause either Merger to fail to qualify as a reorganization under Code Section 368(a), it being expressly agreed by all parties that the transfer of Equity Interests in or assets of REIT Sub or REIT GS Sub to Operating Partnership would not constitute any such action. The federal and applicable state and local income Tax returns for each of WREAS and WGS (to the extent such returns are to be filed by REIT pursuant to Section 7.4) for its final taxable year ending on the date of the Mergers, and REIT’s federal and applicable state and local income Tax returns for its taxable year in which the Mergers occur and all relevant subsequent taxable years, will be prepared and filed consistent with treating each Merger as a reorganization under Code Section 368(a)(1)(A), and REIT, REIT Sub and REIT GS Sub will timely comply with all applicable reporting requirements specified by the Treasury Regulations for such reorganizations.

(b) Following the Closing, the Advisor Companies shall not take any action reasonably likely to cause either Merger to fail to qualify as a reorganization under Code Section 368(a). The federal and applicable state and local income Tax returns for each of WREAS and WGS (to the extent such returns are to be filed by Advisor Companies pursuant to Section 7.4) for its final taxable year ending on the date of the Mergers, and the Advisory Companies’ federal and applicable state and local income Tax returns for their respective taxable years in which the Mergers occur and all relevant subsequent taxable years, will be prepared and filed consistent with treating each Merger as a reorganization under Code Section 368(a)(1)(A), and the Advisor Companies will timely comply with all applicable reporting requirements specified by the Treasury Regulations for such reorganizations.

Section 5.24 Dividends. Prior to the execution and delivery of this Agreement, the board of directors of WREAS and WAS I shall have adopted resolutions declaring a dividend to WAS I in such amount as is ultimately determined by WREAS prior to Closing, based on the Comfort Letter, so as to ensure that WREAS does not have current or accumulated earnings and profits (as determined for federal income Tax purposes) as of the Effective Time, and such dividend (if any) shall be paid prior to the Closing Date. Prior to the execution and delivery of this Agreement, the board of directors of WGS and WAS I shall have adopted resolutions declaring a dividend to WAS I in such amount as is ultimately determined by WGS prior to Closing, based on the Comfort Letter, so as to ensure that WGS does not have current or accumulated earnings and profits (as determined for federal income Tax purposes) as of the Effective Time, and such dividend (if any) shall be paid prior to the Closing Date.

Section 5.25 Property Management Guaranty.

(a) Following the Closing, the Advisor Companies will continue to manage certain properties owned by REIT or its Subsidiaries in markets other than those markets served by the Transferred Regional Property Management Offices (such properties are set forth on Section 5.25(a)(i) of the Advisor Disclosure Schedule) (the “Advisor Managed Properties”). In addition, the 2007 Projected EBITDA includes management fees and expense reimbursements with respect to certain properties that are not owned by REIT or its Subsidiaries, but that are, or are projected in the 2007 Projected EBITDA to be, managed by the Transferred Regional Property Management Offices (such properties are set forth on Section 5.25(a)(ii) of the Advisor Disclosure Schedule) (the “Managed Non-REIT Properties”).

(b) For each year (or portion thereof) commencing on the Closing Date and ending on the Guaranty Termination Date, Wells REF shall pay to REIT (or a Subsidiary of REIT designated by REIT) an amount (the “Guaranty Payment”) equal to the sum of (i) the projected property management fees for such period relating to all Terminated Managed Non-REIT Properties as such fees are set forth on Section 5.25(b) of the Advisor Disclosure Schedule less the actual property management fees of any Qualified Substitute Properties for such period; and (ii) the projected property expense reimbursements for such period relating to all Terminated Managed Non-REIT Properties as such expense reimbursements are set forth on Section 5.25(b) of the Advisor Disclosure Schedule less the actual expense reimbursements from any Qualified Substitute Property for such period. The Guaranty Payment shall be paid to REIT within thirty (30) days after the end of each calendar year or portion thereof through the Guaranty Termination Date.

(c) For purposes hereof, a “Terminated Managed Non-REIT Property” shall mean any (i) Managed Non-REIT Property that is managed by a Transferred Regional Property Management Office as of Closing or (ii) Managed Non-REIT Property that is managed by a Transferred Regional Property Management Office after the Closing but prior to January 1, 2008, if the management of such property by REIT or its Subsidiaries is terminated by the property owner (including as a result of the sale of the property, a merger or other transaction involving the property owner or otherwise), except where termination was as a result of a material, uncured default of REIT pursuant to the terms of the applicable property management agreement. A “Qualified Substitute Property” shall mean an Advisor Managed Property or a property (other than the Managed Non-REIT Properties) not owned by REIT or its Subsidiaries, the management of which is transferred from the Advisor Companies to a Transferred Regional Property Management Office or another regional management office opened by REIT following the

Closing; provided, however, that such a property shall only be a Qualified Substitute Property during the period of time that such property is managed by REIT or one of its Subsidiaries. The “Guaranty Termination Date” shall mean the earlier of (i) the end of the calendar month following the fourth anniversary of the Closing or (ii) the date on which at least seventy-five percent (75%) of the Advisor Managed Properties are managed by REIT or its Subsidiaries. For purposes of determining the Guaranty Payment, the total of all property management expense reimbursements for the Qualified Substitute Properties for any period shall be limited to the total of all projected property expense reimbursements relating to the Terminated Managed Non-REIT Properties for such period as set for on Section 5.25(b) of the Advisor Disclosure Schedule. Notwithstanding the foregoing, Wells REF agrees that as long as Wells REF or its affiliates have the right to manage or designate the property manager for any Managed Non-REIT Property or any Qualified Substitute Property, then Wells REF shall not cause the management of such property by REIT or its Subsidiaries to be terminated without the consent of REIT, except where termination was as a result of a material, uncured default of REIT pursuant to the terms of the applicable property management agreement.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement or any Transaction Document shall be in effect and no action, suit or proceeding shall be pending before any Governmental Authority seeking an injunction, judgment, order, decree or ruling that would (i) prevent the consummation of either or both Mergers, (ii) cause either or both Mergers to be rescinded following their consummation or (iii) materially adversely affect the right of the Advisor Surviving Entity or the GS Surviving Entity to own their respective assets or operate the Business.

(c) The REIT Stockholder Approval shall have been obtained.

(d) REIT, WREAS and WGS shall have received written comfort from Ernst & Young LLP, in the form and substance reasonably satisfactory to WREAS, WGS and the Special Committee, that WREAS and WGS will not have any current or accumulated earnings and profits within the meaning of Section 312 of the Code as of the Effective Time (the “Comfort Letter”), which Comfort Letter tax counsel to REIT will be permitted to rely upon for purposes of rendering opinions from and after the Closing with respect to the qualification of REIT as a “real estate investment trust” under the Code.

Section 6.2 Conditions to REIT’s Obligations. The obligations of REIT, REIT Sub and REIT GS Sub to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Each of the representations and warranties made by the Advisor Companies in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Advisor Companies in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) The Advisor Companies, WREAS and WGS shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by them at or before the Closing.

(c) Since the date of this Agreement, no event, circumstance or change shall have occurred that individually or in the aggregate with one or more other events, circumstances or changes, have had, or reasonably would be expected to have, a Material Adverse Effect on the Business, WREAS or WGS.

(d) All consents or approvals listed in Section 3.2(c) of the Advisor Disclosure Schedule, and any other consents or approvals the absence of which reasonably would be expected to have a Material Adverse Effect with respect to the Business, WREAS or WGS, shall have been obtained, and REIT shall have received copies of such consents in form and substance reasonably satisfactory to REIT.

(e) Each of Advisor Company, WREAS and WGS shall have delivered to REIT a certificate, dated the Closing Date and duly executed by Leo Wells and such Person’s Chief Executive Officer and Chief Financial Officer, as authorized signatories of such Person, in form and substance reasonably satisfactory to REIT, to the effect of clauses (a) through (d) above.

(f) REIT shall have entered into a definitive employment agreement with Donald Miller and such employment agreement shall remain in full force and effect.

(g) The Advisor Companies party to each of the Services Agreements shall have executed and delivered to REIT each of the Services Agreements.

(h) The Advisor Companies and the Escrow Agent shall have executed and delivered to REIT the Escrow Agreement.

(i) The Advisor Companies shall have executed and delivered to REIT the Pledge Agreement.

(j) WAS I shall have executed and delivered to REIT the Registration Rights Agreement.

(k) Wells REF shall have executed and delivered to REIT or a REIT Subsidiary the Headquarters Sublease, and Wells Management and WGS shall deliver executed assignments of the Transferred Regional Property Management Leases.

(l) REIT shall have received an opinion of Holland & Knight, LLP (in form reasonably acceptable to REIT) that (i) the Mergers will not result in any income tax liability to REIT, REIT Sub or REIT GS Sub; and (ii) the Mergers will not adversely affect the status of REIT as a “real estate investment trust” under the Code. Holland & Knight, LLP shall be entitled to rely upon customary officers’ certificates with respect to factual representations in connection with such opinion.

(m) REIT shall have received an opinion of King & Spalding LLP substantially in the form attached as Schedule 1.

(n) Houlihan shall not have withdrawn its fairness opinion issued in connection with the Mergers and, if requested by the Special Committee, shall have issued an updated opinion dated as of the Closing Date.

(o) REIT shall have received a certificate executed by the Secretary of each Advisor Company, WREAS and WGS certifying as of the Closing Date (i) all board and stockholder or manager and member resolutions, as applicable, fully and properly executed, evidencing such Person’s authorization to execute, deliver and perform this Agreement and the Transaction Documents to which such Person is a party; (ii) a true and complete copy of the articles of incorporation or organization, as applicable, and bylaws or operating agreement, as applicable, of such Person; and (iii) incumbency matters with respect to such Person.

(p) REIT shall have received certificates issued by the secretaries of state of the respective states of incorporation or organization, as applicable, of each of the Advisor Companies, WREAS and WGS certifying the good standing of such Person in such state as of a date within ten (10) days prior to the Closing Date.

(q) Holders of an aggregate of 10% or more of the REIT Common Shares outstanding as of the date of the REIT Stockholders Meeting shall not have purported to exercise appraisal or dissenters’ rights under applicable provisions of the Maryland General Corporation Law (“MGCL”) with respect to the Charter Amendments by taking such actions as are required to be taken in order to exercise such rights (if any) under the MGCL.

(r) REIT shall have received a duly executed certification, in the form and manner set forth in Treasury Regulation Section 1.1145-2(b)(2), of WAS I’s non-foreign status.

Section 6.3 Conditions to the Advisor Companies’ Obligations. The obligations of the Advisor Companies to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Each of the representations and warranties made by REIT in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by REIT in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) REIT shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably would be expected to have a Material Adverse Effect on REIT.

(d) REIT shall have delivered to the Advisor Companies a certificate, dated the Closing Date and duly executed by REIT’s Chief Executive Officer, in form and substance reasonably satisfactory to the Advisor Companies, to the effect of clauses (a) and (b) above.

(e) REIT shall have executed and delivered the Registration Rights Agreement, Escrow Agreement, Services Agreements and Pledge Agreement.

(f) The Advisor Companies shall have received a certificate executed by the Secretary or member (or other executive officer) of REIT, REIT Sub and REIT GS Sub certifying as of the Closing Date (i) all board, member and stockholder resolutions, as applicable, fully and properly executed, evidencing such Person’s authorization to execute, deliver and perform this Agreement and the Transaction Documents to which such Person is a party; (ii) a true and complete copy of the articles of incorporation or articles of organization, as applicable, and bylaws or operating agreement, as applicable, of such Person; and (iii) incumbency matters with respect to such Person.

ARTICLE VII

POST-CLOSING TAX MATTERS

Section 7.1 Covenants. Without the prior written consent of REIT, none of the Advisor Companies, WREAS or WGS shall, to the extent it may affect or relate to WREAS or WGS, (i) make or change any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) file any amended Tax Return, (v) enter into any closing agreement related to any Taxes, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a Tax refund, (viii) offset or effect any other reduction in Tax liability, (ix) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (x) take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Advisor Surviving Entity or the GS Surviving Entity (including, in each case, all beneficial owners thereof) for any period after the Closing.

Section 7.2 Cooperation on Tax Matters. REIT and the Advisor Companies each shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (i) to retain all books and records with respect to Tax matters pertinent to WREAS or WGS relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, REIT or WAS I, as the case may be, shall allow the other party to take possession of such books and records.

Section 7.3 Tax Indemnity.

(a) The Advisor Companies hereby indemnify REIT, the Operating Partnership and their Affiliates (including REIT Sub and REIT GS Sub) against and agree to hold them harmless from any (i) Taxes of WREAS or WGS attributable to a Pre-Closing Tax Period or to the portion of a Straddle Period ending on the Closing Date, except that (subject to Section 5.23(b)) such liability shall not extend to any Taxes owed by REIT Sub or REIT GS Sub for such period solely by reason of either Merger failing to qualify as a “reorganization” under Code Section 368(a); (ii) without duplication, loss or damages resulting from a breach of the provisions of Sections 3.9, 5.1(c) or (g), 7.1 or 7.2; (iii) liability for Taxes of others (including the Advisor Companies) which liability results from WREAS or WGS having been a disregarded entity (within the meaning of Treasury Regulation Section 301.7701-3) of the Advisor Companies, or which is imposed by Law or as a result of any agreement or transaction that WREAS or WGS was a party to or subject to prior to the Closing Date; and (iv) without duplication, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), (ii) or (iii) (the sum of (i), (ii), (iii) being referred to herein as a “Tax Loss”); provided, that the amount otherwise recoverable under this Section 7.3 in respect of any Tax Loss shall be reduced by the amount, if any, of such Tax Loss set forth as a current liability on the Closing Date Balance Sheet as finally determined under Section 2.11 of this Agreement. The parties hereby waive compliance with any bulk sales or similar pre-sale clearance requirements; notwithstanding any term or condition of this Agreement to the contrary, the Advisor Companies shall indemnify and hold harmless REIT, the Operating Partnership and their Affiliates (including, effective upon the Closing, the Advisor Surviving Entity or the GS Surviving Entity) from and against any claims, damages or other liability to the extent resulting from such non-compliance.

(b) For purposes of this Section 7.3, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period for which such Tax is determined multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period; and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of WREAS or WGS (as applicable) or, as may be relevant, the Advisor Companies.

(c) Subject to the Advisor Companies’ consultation rights under Section 7.3(d), not later than thirty (30) days after receipt by the Advisor Companies of written notice from REIT stating that any Tax Loss has been incurred by any of the Persons specified in Section 7.3(a) and the amount thereof, the Advisor Companies shall discharge their indemnification obligation with respect to such Tax Loss by paying to REIT an amount equal to the amount of such Tax Loss. The payment by REIT or any of the other Persons specified in Section 7.3(a) of any Tax Loss shall not relieve the Advisor Companies of its obligation under this Section 7.3.

(d) REIT agrees to give prompt written notice to the Advisor Companies of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which REIT deems to be within the ambit of this Section 7.3 (specifying with reasonable particularity the basis therefor) and will give the Advisor Companies such information with respect thereto as the Advisor Companies may reasonably request. The Advisor Companies may, at their own expense, upon notice to REIT, assume the defense of any such suit, action or proceeding (including any Tax audit); provided, that (x) the Advisor Companies shall thereafter consult with REIT upon REIT’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (y) the Advisor Companies shall not, without REIT’s consent, not to be unreasonably withheld or delayed, agree to any settlement with respect to any Tax if such settlement reasonably could be expected to adversely affect the Tax liability or qualification of REIT or any of its Affiliates. If the Advisor Companies assume such defense, (i) REIT shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Advisor Companies (provided that the Advisor Companies shall retain control of all aspects of such defense) and (ii) the Advisor Companies shall not assert that the Tax Loss, or any portion thereof, with respect to which REIT seeks indemnification is not within the ambit of this Section 7.3. If the Advisor Companies elect not to assume such defense, REIT or its Affiliates may pay, compromise or contest the Tax at issue. The Advisor Companies shall be liable for the fees and expenses of counsel employed by REIT for any period during which the Advisor Companies have not assumed the defense thereof. Whether or not the Advisor Companies choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

Section 7.4 Tax Returns. The Advisor Companies (i) shall file or cause to be filed all Tax Returns that are required to be filed by WREAS or WGS prior to the Closing Date and pay any Taxes due pursuant to such Tax Returns, and (ii) shall cause Wells Management to include the income of WGS (including any deferred items triggered into income by Treasury Regulation § 1.1502-13 and any excess loss account taken into income under Treasury Regulation § 1.1502-19) on Wells Management’s consolidated federal income Tax Returns, and any state and local Tax Returns filed on a consolidated basis consistent with past practices, for all periods through the Closing Date and pay any Taxes attributable to such income; provided, that in all such cases such Tax Returns shall be prepared and filed in a manner consistent with past practices unless otherwise required by applicable Law and provided, that in the case of any Tax Return required to be filed after the date of this Agreement, the Advisor Companies shall, not later than thirty (30) days prior to the due date for filing any such Tax Return (including extensions), provide REIT with the opportunity to review a draft copy of such Tax Return (together with any supporting materials, including schedules and work papers) by sending such draft to REIT, and REIT shall, not later than fifteen (15) days prior to the date for filing such Tax Return (including extensions), inform the Advisor Companies of any objections to such Tax Return, which objections shall be resolved in good faith. Except as provided in the preceding sentence, REIT shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by WREAS and WGS, provided that such Tax Returns shall be prepared and filed in a manner consistent with past practices unless otherwise required by applicable Law.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations and warranties of the parties contained in this Agreement will survive until eighteen (18) months after the Closing Date; provided that (i) the representations and warranties contained in Section 3.9 (Tax Matters), Section 3.10 (ERISA and Employee Benefits), Section 3.14 (No Violation of Law), Section 3.15 (Title to Assets; Encumbrances), Section 3.21 (Environmental, Health and Safety Matters) and Section 3.27 (Brokers) shall survive until the later of eighteen (18) months after the Closing Date or thirty (30) days after the expiration of the applicable statute of limitations with respect to the matters addressed in such sections, and (ii) the representations and warranties contained in Section 3.1 (Organization of the Advisor Companies), Section 3.2(a) (Authority), Section 3.3 (Organization and Qualification of WREAS and WGS), Section 3.4 (Capitalization), Section 4.1 (Organization and Qualification), Section 4.2(a) (Authority), Section 4.3 (Capitalization) and Section 4.4 (Brokers) shall survive indefinitely with respect to the matters addressed in such sections. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article VIII in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant or agreement set forth in this Agreement shall survive without limit.

(b) For purposes of this Agreement, the Advisor Companies’, WREAS’s and WGS’s representations and warranties shall be deemed to include the Advisor Disclosure Schedule and the certificates delivered by or on behalf of the Advisor Companies, WREAS and WGS pursuant to Section 6.2(e). No party’s rights hereunder (including rights under Section 7.3 and this Article VIII) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement or the Closing or by the waiver of any condition to Closing.

Section 8.2 Indemnification of REIT. The Advisor Companies (other than Wells Capital and Wells Management) shall jointly and severally indemnify and hold harmless REIT and its Subsidiaries (including the Advisor Surviving Entity and the GS Surviving Entity) and their respective successors and the respective shareholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “REIT Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any breach, as of the date of this Agreement or the Closing Date of any representation or warranty made by the Advisor Companies in this Agreement, in any of the Transaction Documents or in the certificates delivered by Advisor Companies to REIT pursuant to Section 6.2(e); (ii) any failure by the Advisor Companies duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents; and (iii) any act, omission or state of affairs for which any Advisor Company or WREAS would be liable to REIT or would be required to provide indemnity to REIT or its Subsidiaries under the REIT Contracts (and regardless of whether the REIT Contracts remain in effect) or under REIT’s articles of incorporation in effect on the date hereof, to the extent such act, omission or state of affairs preceded the Closing.

Section 8.3 Indemnification of the Advisor Companies. REIT shall indemnify and hold harmless the Advisor Companies and their respective successors (and their respective shareholders, members, officers, directors, managers, employees and agents) (collectively the “Advisor Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Advisor Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any breach as of the date of this Agreement or the Closing Date of any representation or warranty made by REIT in this Agreement, in any of the Transaction Documents or in the certificate delivered by REIT to the Advisor Companies pursuant to Section 6.3(d); or (ii) any failure by REIT to perform or fulfill any of its covenants or agreements required to be performed by REIT under this Agreement or any of the Transaction Documents.

Section 8.4 Limitations. No amounts of indemnity shall be payable as a result of any claim arising under clause (i) of Section 8.2 unless and until REIT Indemnified Parties have paid, suffered or incurred Losses referred to in that clause in excess of $350,000 in the aggregate, in which case REIT Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, no such limitation exists with respect to representations set forth in any of Section 3.2(a) (Authority), Section 3.3 (Organization and Qualification of WREAS and WGS), Section 3.4 (Capitalization), Section 3.9 (Tax Matters), Section 3.10 (ERISA and Employee Benefits) and Section 3.27 (Brokers). The maximum aggregate liability of the Advisor Companies under clause (i) of Section 8.2 shall not exceed $175 million (the “Maximum Indemnity Amount”). No amounts of indemnity shall be payable as a result of any claim arising under clause (i) of Section 8.3 unless and until the Advisor Indemnified Parties have paid, suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of $350,000 in the aggregate, in which case the Advisor Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, that no such limitation exists with respect to representations set forth in any of Section 4.1 (Organization and Qualification), Section 4.2(a) (Authority), Section 4.3 (Capitalization) and Section 4.4 (Brokers). The maximum liability of REIT under clause (i) of Section 8.3 shall not exceed the Maximum Indemnity Amount.

Section 8.5 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 7.3 and this Article VIII shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article VIII, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and the basis therefor (including a good faith estimate of the amount of Losses to the extent practicable) and provide the Indemnifying Party with all relevant information that is material to the claim or that the Indemnifying Party may reasonably request (but any such notice from a REIT Indemnified Party need be given only to the Sellers’ Representative). The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 8.5(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 8.5(b), the Indemnified Party shall (A) not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld or delayed; and (B) cooperate fully with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party assumption of the defense of such claim within the thirty (30)-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. Except as otherwise expressly provided in this Section 8.5, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any defense costs required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

Section 8.6 Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the consideration paid by REIT for WREAS and WGS, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

Section 8.7 Appointment of the Advisor Parties’ Representative. The Advisor Companies hereby appoint the Sellers’ Representative as their exclusive agent and attorney-in-fact to act on their behalf in respect of any and all claims for indemnity made under this Article VIII or Section 7.3 and to take any and all actions that the Sellers’ Representative believes are necessary or appropriate under this Agreement, including (i) to make and give notice of indemnity claims on behalf of the Advisor Indemnified Parties (or any of them), and thereafter to consent to, compromise, settle or conduct negotiations with respect to any dispute or resolution in respect of such a claim; (ii) to accept, approve, challenge, consent to, compromise, settle or conduct negotiations with respect to any dispute with respect to any indemnity claim made on behalf of REIT Indemnified Parties (or any of them); and (iii) to engage counsel and other Representatives in connection with the foregoing. REIT and the other REIT Indemnified Parties shall be entitled to rely on the authority of the Sellers’ Representative in all such matters arising under this Agreement and any agreement between REIT and the Sellers’ Representative shall be binding on all Advisor Indemnified Parties. The Sellers’ Representative shall under no circumstances have any liability to any Advisor Indemnified Party for any action or omission taken in such capacity absent a conclusive showing of bad faith.

Section 8.8 Exclusive Remedy. Except for claims based on fraud, following the Closing, the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in Section 7.3 and this Article VIII and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.

Section 8.9 Subrogation; Insurance. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article VIII shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

(a) the mutual written agreement of REIT and the Advisor Companies, before or after REIT Stockholder Approval is obtained;

(b) either REIT or the Advisor Companies if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(c) either REIT or the Advisor Companies, in the event (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) days following written notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates;

(d) either REIT or the Advisor Companies if the Closing shall not have occurred on or before August 1, 2007;

(e) either REIT or the Advisor Companies if this Agreement has been submitted to the stockholders of REIT for approval at a duly convened REIT Stockholders Meeting (or adjournment or postponement thereof) and REIT Stockholder Approval is not obtained; or

(f) by REIT if a majority of REIT’s independent directors determines to withdraw, modify or change the REIT Recommendation in accordance with the provisions of Section 5.5(d).

Section 9.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders or members, other than the provisions of this Section 9.2 and Article X hereof. Nothing contained in this Section 9.2 shall relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

(b) If (i) a majority of REIT’s independent directors determines to withdraw, modify or change the REIT Recommendation in accordance with the provisions of Section 5.5(d) and (ii) either (A) this Agreement is subsequently terminated by REIT pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(f) or (B) this Agreement is subsequently terminated by either party pursuant to 9.1(e) after the REIT Stockholder Meeting has been held (if at the REIT Stockholder Meeting, the REIT Stockholder Approval is not obtained), REIT shall pay to Wells REF an aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000) within five (5) Business Days of such termination in full satisfaction of all obligations to the Advisor Companies under this Agreement and the Advisor Companies shall not be entitled to any other payments or the reimbursement of any expenses relating to this Agreement or the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to the Advisor Companies (or WREAS or WGS prior to Closing):

Wells Real Estate Funds, Inc.

6200 The Corners Parkway

Norcross, GA 30092

Attention: Doug Williams

Facsimile: (770) 243-8286

With a copy (which shall not constitute notice) to:

King & Spalding

1180 Peachtree Street NE

Atlanta, GA 30309

Attention: William B. Fryer

Facsimile: (404) 572-5131

If to REIT, REIT Sub or REIT GS Sub (or the Advisor Surviving Entity or the GS Surviving Entity):

Wells Real Estate Investment Trust, Inc.

6200 The Corners Parkway

Norcross, GA 30092

Attention: Donald Miller

Facsimile:

With a copy (which shall not constitute notice) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street NE

Atlanta, GA 30303

Attention: Edward J. Hardin

Facsimile: (404) 525-2224

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by nationally recognized air courier or (iii) upon confirmation of transmission, if sent by facsimile (provided that any notice given by facsimile shall also be sent by registered or certified mail or nationally recognized air courier). Any party may give written notice of a change of address in accordance with the provisions of this Section 10.1 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

Section 10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the Transaction Documents and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 10.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

Section 10.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 10.6 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

Section 10.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 10.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof. Accordingly, it is agreed that in addition to any other remedy to which a non-breaching party may be entitled, a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in any court located in the State of Georgia and having subject matter jurisdiction thereof.

Section 10.9 Arbitration. Except as specifically provided for in this Agreement relating to injunctive relief, arbitration shall be the exclusive manner for resolving disputes among the parties arising in connection with this Agreement or the Transaction Documents and such matters shall be finally settled by arbitration in Atlanta, Georgia under the then-effective Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal and judgment and the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be initiated by written notice by either REIT or Sellers’ Representative (the “Claimant”) to the other party, which notice shall identify the Claimant’s selected arbitrator. The party receiving such notice (the “Respondent”) shall identify its arbitrator within ten (10) Business Days of its receipt of the notice. Within ten (10) Business Days of their appointments, Claimant’s arbitrator and Respondent’s arbitrator will select a third arbitrator. Each of the arbitrators shall be neutral. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Georgia, applying the applicable governing law, could order or grant, excluding punitive damages. The arbitration award will be in writing and specify the factual and legal basis for the award. All fees and expenses owed to the arbitrators shall be paid equally by REIT and the Advisor Companies. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Notwithstanding the foregoing, the parties may mutually agree to have the matter resolved under the then effective Expedited Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator chosen pursuant to such Rules. By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a jury trial in respect of any dispute among the parties. Furthermore, if for any reason a dispute is not arbitrated, the parties irrevocably and voluntarily agree to waive any right to a trial by jury in respect to such dispute.

Section 10.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 10.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument. Notwithstanding the laws of any jurisdiction in which this Agreement is executed or delivered, a facsimile signature shall for all purposes be deemed an original and shall bind the signor as if such facsimile were an original.

Section 10.13 Interpretation. The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

Section 10.14 Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.15 REIT Board Actions. Except as otherwise required by Law or as expressly provided herein, all decisions and authorizations that may be required of REIT’s board of directors in respect of this Agreement and the Transaction Documents (including the enforcement of REIT’s rights hereunder) and the transactions contemplated hereby shall be made solely by action of those directors who at the time of the relevant deliberation or action have no beneficial or pecuniary interest, direct or indirect, in the Advisor Companies or in any of the Merger Shares.

Section 10.16 Advisor Disclosure Schedule. The inclusion of any information in the Advisor Disclosure Schedule attached hereto will not be deemed an admission or acknowledgement, in and of itself and solely by virtue of the inclusion of such information in such Advisor Disclosure Schedule, that such information is required to be listed in such Advisor Disclosure Schedule. The headings, if any, of the individual sections and subsections of the Advisor Disclosure Schedule are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The disclosure of an item in one section or subsection of the Advisor Disclosure Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other sections and subsections of the Advisor Disclosure Schedule to the extent that the relevance of such item to such other sections and subsections is reasonably apparent on the face of such item.

Section 10.17 License of Name. Wells REF hereby grants to REIT and its Subsidiaries a non-transferable, non-sublicenseable, non-exclusive, royalty-free right and license to use the common law trademark and trade name “Wells” as well as the registered trademarks and trademark applications for registration listed on Section 10.17 of the Advisor Disclosure Schedule (collectively, the “Marks”) solely in connection with REIT’s and its Subsidiaries’ business from the date of this Agreement through the later of (i) the listing of the REIT Common Shares on a national exchange or (ii) eighteen (18) months after Closing in a manner substantially consistent with the use of the Marks prior to the date of this Agreement. REIT and its Subsidiaries shall maintain, or cause to be maintained, the quality of the respective goods and services associated with use of the Marks by REIT and its Subsidiaries at substantially the same level maintained by Wells REF or REIT and its Subsidiaries immediately prior to the Closing Date. Wells REF shall retain full and complete ownership of the Marks and all use of the Marks by REIT and its Subsidiaries shall inure to the benefit of Wells REF. REIT and its Subsidiaries will not at any time intentionally do or knowingly permit to be done any material act or thing that would or would reasonably be likely to diminish, tarnish, disparage, or otherwise damage the goodwill in the Marks or impair the rights of Wells REF in and to the Marks, adversely affect the validity or enforceability of the Marks, dilute the distinctiveness of the Marks or depreciate the value of the Marks. Wells REF may, at its option, upon thirty (30) days’ written notice to REIT, terminate the license granted in this Section 10.17 if REIT or its Subsidiaries fail to comply with the requirements of this Section 10.17.

[Signatures begin on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
Name:
Title:

WRT ACQUISITION COMPANY, LLC

By:
Name:
Title:

WGS ACQUISITION COMPANY, LLC

By:
Name:
Title:

WELLS REAL ESTATE FUNDS, INC.

By:
Name:
Title:

WELLS CAPITAL, INC.

By:
Name:
Title:

WELLS MANAGEMENT COMPANY, INC.

By:
Name:
Title:

WELLS ADVISORY SERVICES I, LLC

By:
Name:
Title:

WELLS REAL ESTATE ADVISORY SERVICES, INC.

By:
Name:
Title:

WELLS GOVERNMENT SERVICES, INC.

By:
Name:
Title:

EXHIBITS

Exhibit A-1	Amended and Restated Articles of Incorporation of REIT (Pre-listing)
Exhibit A-2	Amended and Restated Articles of Incorporation of REIT (Post-Listing)
Exhibit B	Escrow Agreement
Exhibit C	Headquarters Sublease
Exhibit D	Pledge Agreement
Exhibit E	Registration Rights Agreement
Exhibit F	REIT Incentive Plan
Exhibit G-1	Transition Services Agreement
Exhibit G-2	Support Services Agreement

SCHEDULES TO MERGER AGREEMENT

Schedule 1	Form of Legal Opinion

ADVISOR DISCLOSURE SCHEDULES

Section 1.1	Knowledge of the Advisor Companies
Section 2.9(a)	Escrow Shares Calculation
Section 2.11(a)	Estimated Consolidated Balance Sheet
Section 3.2(b)	Declarations, Filings, Registrations and Consents
Section 3.2(c)	Governmental Consents
Section 3.3	Qualifications to Do Business
Section 3.5(a)	Financial Statements
Section 3.5(c)	2007 Projected EBITDA
Section 3.6	Undisclosed Liabilities
Section 3.9(g)	Tax Jurisdictions
Section 3.10(a)	Company Plans
Section 3.11(a)	Business Employees
Section 3.11(b)	Payments and Benefits
Section 3.13	Litigation
Section 3.15	Transferred Assets
Section 3.17	Insurance
Section 3.18(a)(i)	Contracts with Advisor Companies
Section 3.18(a)(ii)	Employment Agreements
Section 3.18(a)(iii)	Non-Compete Agreements
Section 3.18(a)(iv)	Joint Venture Agreements
Section 3.18(a)(v)	Property Management Contracts
Section 3.18(a)(vi)	Indebtedness
Section 3.18(a)(vii)	Contracts Involving Payments by or to WREAS or WGS
Section 3.18(a)(viii)	Supply, Equipment and Technology Contracts
Section 3.18(a)(ix)	Personal Property Leases
Section 3.18(a)(x)	Other Material Contracts
Section 3.18(c)	Consents for Transferred Contracts
Section 3.19(a)	Intellectual Property

List of Exhibits & Schedules

Section 3.19(d)	Financial Obligations
Section 3.20(a)	Leased Real Property
Section 3.22	Bank Accounts
Section 3.26	Transactions and Related Parties
Section 3.30(a)	Fees and Expenses under REIT Contracts
Section 5.1	Conduct of Business
Section 5.14(a)	Regional Property Management Offices
Section 5.14(b)	Transferred Regional Property Management Offices
Section 5.15	Qualifying Property Management Contracts
Section 5.16	Information Technology Transition Plan
Section 5.17(a)	Intercompany Receivables and Payables
Section 5.25(a)(i)	Advisor Managed Properties
Section 5.25(a)(iii)	Managed Non-REIT Properties
Section 5.25(b)	Management Fees and Reimbursements for Managed Non-REIT Properties
Section 10.17	Marks

List of Exhibits & Schedules

Exhibit A-1

Amended and Restated Articles of Incorporation of REIT (Pre-listing)

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

OF

WELLS REAL ESTATE INVESTMENT TRUST, INC.

Wells Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Company desires to amend and restate its charter as currently in effect.

SECOND: The provisions of the charter now in effect, as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLE I

THE COMPANY; DEFINITIONS

SECTION 1.1 NAME. The name of the corporation (the “Company”) is:

Wells Real Estate Investment Trust, Inc.

Under circumstances in which the Board of Directors determines that the use of the name “Wells Real Estate Investment Trust, Inc.” is not practicable, it may use any other designation or name for the Company.

SECTION 1.2 RESIDENT AGENT. The name and address of the resident agent for service of process of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation and a resident of the State of Maryland. The address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Company may also have such other offices or places of business within or without the State of Maryland as the Directors may from time to time determine.

SECTION 1.3 NATURE OF COMPANY. The Company is a Maryland corporation within the meaning of the MGCL.

SECTION 1.4 PURPOSE. The purposes for which the Company is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business as a REIT (as defined in Section 1.5) under the Code (as defined in Section 1.5), for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws.

SECTION 1.5 DEFINITIONS. As used in this Charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article VII hereof are defined in Section 7.7 hereof):

“ACQUISITION EXPENSES” means any and all expenses incurred by the Company or any Affiliate thereof in connection with the selection or acquisition of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on Property not acquired, accounting fees and expenses, and title insurance.

“ACQUISITION FEE” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person or entity to any other Person or entity (including any fees or commissions paid by or to any Affiliate of the Company) in connection with the purchase, development or construction of a Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to any Person or entity in connection with the actual development and construction of any Property.

Exhibit A-1

“AFFILIATE” or “AFFILIATED” means, as to any individual, corporation, partnership, trust, limited liability company or other legal entity (other than the Company), (i) any Person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another Person or entity; (ii) any Person or entity, directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting Securities of another Person or entity; (iii) any officer, director, general partner or trustee of such Person or entity; (iv) any Person ten percent (10%) or more of whose outstanding voting Securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; and (v) if such other Person or entity is an officer, director, general partner, or trustee of a Person or entity, the Person or entity for which such Person or entity acts in any such capacity.

“ASSETS” means Properties.

“AVERAGE INVESTED ASSETS” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by Real Estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“BYLAWS” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“CHARTER” means these Second Articles of Amendment and Restatement, as may be amended or supplemented from time to time.

“CODE” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code means such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“COMMON SHARES” means the Company’s common stock that may be issued from time to time in accordance with the terms of this Charter and applicable law, as described in Section 7.2 hereof.

“COMPANY PROPERTY” means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Company.

“DEALER MANAGER” means Wells Investment Securities, Inc., or such other Person or entity selected by the Board of Directors to act as the dealer manager for an offering of our Equity Shares. Wells Investment Securities, Inc. is a member of the National Association of Securities Dealers, Inc.

“DIRECTORS,” “BOARD OF DIRECTORS” or “BOARD” means, collectively, the individuals appointed as Directors of the Company pursuant to Article II of this Charter so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

“DISTRIBUTION” or “DISTRIBUTIONS” means any distribution or distributions of money or other property, made pursuant to Section 7.2(iii) hereof or otherwise, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes. The Company will make no distributions other than distributions of money or readily marketable Securities unless the requirements of Section 7.2(iii) hereof are satisfied.

“EQUITY SHARES” means shares of capital stock of the Company of any class or series, including Common Shares or Preferred Shares.

“INDEPENDENT DIRECTOR” means a Director who is not, and within the last two (2) years has not been, directly or indirectly associated with the Company by virtue of performing services, other than as a Director, for the

Exhibit A-1

Company. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the Company.

“INDEPENDENT EXPERT” means a Person or entity with no material current or prior business or personal relationship with the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company.

“INITIAL PUBLIC OFFERING” means the offering and sale of Equity Shares of the Company pursuant to the Company’s first effective registration statement covering its Common Shares filed under the Securities Act of 1933, as amended, which became effective with the Securities and Exchange Commission on January 30, 1998 (Commission File No. 333-32099).

“INVESTED CAPITAL” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for repurchase of Shares.

“JOINT VENTURES” means those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties.

“LEVERAGE” means the aggregate amount of indebtedness of the Company for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

“LISTING” means the listing of the Common Shares of the Company on a national securities exchange or over-the-counter market.

“MGCL” means the Maryland General Corporation Law, as amended from time to time, or any successor statute thereto.

“MORTGAGE” means mortgages, deeds of trust or other security interests on or applicable to Real Property.

“NASAA REIT GUIDELINES” means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association.

“NET ASSETS” means the total assets of the Company (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by the Company on a basis consistently applied.

“NET INCOME” means for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the Sale of the Company’s assets.

“NET SALES PROCEEDS” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or

Exhibit A-1

series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties, or other assets, to repay outstanding indebtedness, or to establish reserves.

“NYSE” means the New York Stock Exchange, Inc.

“OPERATING EXPENSES” means all costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including advisory fees, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) Acquisition Fees and Acquisition Expenses, and (vi) real estate commissions on the Sale of property, and other expenses connected with the acquisition and ownership of Real Estate interests, mortgage loans, or other Property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of Property).

“OPERATING PARTNERSHIP” means Wells Operating Partnership, L.P., a Delaware limited partnership.

“ORGANIZATIONAL and OFFERING EXPENSES” means any and all costs and expenses, other than Selling Commissions and marketing support and due diligence expenses, incurred by the Company or any Affiliate in connection with the formation, qualification and registration of the Company, and the marketing and distribution of Shares, including, without limitation, the following: total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing, mailing and distributing costs, salaries of employees while engaged in sales activity, telegraph and telephone costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Securities under Federal and State laws, including accountants’ and attorneys’ fees.

“PERSON” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“PREFERRED SHARES” means shares of the Company’s preferred stock, which may be issued in one or more classes or series in accordance with Section 7.3 hereof.

“PROPERTY” or “PROPERTIES” means (i) the real properties, including the buildings located thereon, (ii) the real properties only, or (iii) the buildings only, which are acquired by the Company or the Operating Partnership, either directly or through joint venture arrangements or other partnerships.

“PROSPECTUS” means the same as that term is defined in Section 2(10) of the Securities Act of 1933, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act of 1933 or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

“REAL PROPERTY” or “REAL ESTATE” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

Exhibit A-1

“REIT PROVISIONS OF THE CODE” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“ROLL-UP ENTITY” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

“ROLL-UP TRANSACTION” means a transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of Securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving Securities of the Company that have been listed on a national securities exchange or included for quotation by The NASDAQ Stock Market, Inc. (NASDAQ) for at least 12 months; or (ii) a transaction involving the conversion to corporate, trust, or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in Stockholder voting rights, the term of existence of the Company or the investment objectives of the Company.

“SALE” or “SALES” (i) means any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including an event with respect to any Property which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys, or relinquishes its interest in any Asset, or portion thereof, including an event with respect to any Asset which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within one hundred eighty (180) days thereafter.

“SECURITIES” means Equity Shares, Shares-in-Trust, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“SELLING COMMISSIONS” means any and all commissions payable to underwriters, dealer managers, or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to Wells Investment Securities, Inc., if any.

“SHARES” means any shares of the Company’s common stock, par value $.01 per share, previously issued by the Company pursuant to an effective registration statement and shares of the Company’s common stock currently registered with the Securities and Exchange Commission pursuant to an effective registration statement.

“STOCKHOLDERS” means the registered holders of the Company’s Equity Shares.

“UNIMPROVED REAL PROPERTY” means Property in which the Company has an equity interest that is not acquired for the purpose of producing rental or other operating income, that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

Exhibit A-1

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1 NUMBER OF DIRECTORS. The number of Directors of the Company shall be nine (9), which number may be increased or decreased from time to time by resolution of the Directors then in office or by a majority vote of the Stockholders entitled to vote; provided, however, that the total number of Directors shall be not fewer than three (3) and not more than fifteen (15), subject to increase or decrease by the affirmative vote of 80% of the members of the entire Board of Directors. A majority of the Board of Directors will be Independent Directors except for a period of sixty (60) days after the death, removal or resignation of an Independent Director. Any vacancies will be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum. Independent Directors shall nominate replacements for vacancies in positions formerly held by Independent Directors. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term. For the purposes of voting for Directors, each Equity Share may be voted for as many individuals as there are Directors to be elected and for whose election the holder of such Equity Share is entitled to vote, or as may otherwise be required by the MGCL or other applicable law as in effect from time to time. A Director may be removed with or without cause by the vote of the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of Directors at a special meeting of the Stockholders called for the purpose of removing such Director.

SECTION 2.2 EXPERIENCE. A Director shall have had at least three (3) years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Company. At least one of the Independent Directors shall have three (3) years of relevant real estate experience.

SECTION 2.3 COMMITTEES. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion, provided that the majority of the members of each committee are Independent Directors.

SECTION 2.4 TERM; CURRENT BOARD. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his or her successor shall have been duly elected and shall have qualified. Directors may be elected to an unlimited number of successive terms. The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are as follows:

[INSERT CURRENT DIRECTORS AT TIME OF FILING]

SECTION 2.5 FIDUCIARY OBLIGATIONS. The Directors serve in a fiduciary capacity to the Company and have a fiduciary duty to the Stockholders of the Company.

SECTION 2.6 APPROVAL BY INDEPENDENT DIRECTORS. A majority of Independent Directors must approve all matters to which 2.1, 5.2, 5.3(iii), 5.4(vii), 5.4(ix), 5.4(xii) and 9.2 herein apply.

SECTION 2.7 RESIGNATION AND REMOVAL. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. A Director may be removed from office with or without cause only at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote, subject to the rights of any Preferred Shares to vote for such Directors. The notice of any such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

SECTION 2.8 BUSINESS COMBINATION STATUTE. Notwithstanding any other provision of this Charter or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, Subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3-601(e) of the MGCL) of the Company and any Person.

Exhibit A-1

SECTION 2.9 CONTROL SHARE ACQUISITION STATUTE. Notwithstanding any other provision of this Charter or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, Subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of Securities of the Company by any Person.

ARTICLE III

POWERS OF DIRECTORS

SECTION 3.1 GENERAL. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by this Charter. The Directors have established the written policies on investments and borrowing set forth in this Article III and Article V hereof and shall monitor the administrative procedures, investment operations and performance of the Company to assure that such policies are carried out. The Board of Directors may take any actions that, in its sole judgment and discretion, are necessary or desirable to conduct the business of the Company. A majority of the Board of Directors, including a majority of Independent Directors, hereby ratify this Charter, which shall be construed with a presumption in favor of the grant of power and authority to the Directors. Any construction of this Charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Directors included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Directors under the general laws of the State of Maryland as now or hereafter in force.

SECTION 3.2 SPECIFIC POWERS AND AUTHORITY. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by this Charter or by law, the Board of Directors, without any vote, action or consent by the Stockholders, shall have and may exercise, at any time or times, in the name of the Company or on its behalf the following powers and authorities:

(i) INVESTMENTS. Subject to Article V and Section 9.5 hereof, to invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Company acquires have a term greater or lesser than the term of office of the Directors or the possible termination of the Company, for such consideration as the Board of Directors may deem proper (including cash, property of any kind or Securities of the Company); provided, however, that the Directors shall take such actions as they deem necessary and desirable to comply with any requirements of the MGCL relating to the types of assets held by the Company.

(ii) REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to cause the Company and its Stockholders to qualify for U.S. federal income tax treatment in accordance with the REIT Provisions of the Code (as such term is defined in Section 1.5 hereof). In furtherance of the foregoing, the Board of Directors shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, in the event that the Board of Directors determines, by vote of at least two-thirds (2/3) of the Directors, that it no longer is in the best interests of the Company to qualify as a REIT, the Board of Directors shall take such actions as are required by the Code, the MGCL and other applicable law, to cause the matter of termination of qualification as a REIT to be submitted to a vote of the Stockholders of the Company pursuant to Section 8.2.

(iii) SALE, DISPOSITION AND USE OF COMPANY PROPERTY. Subject to Article V and Sections 9.5 and 10.3 hereof, the Board of Directors shall have the authority to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Company or the Directors) or otherwise dispose of any or all of the Company Property by deeds (including deeds in lieu of

Exhibit A-1

foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Company or the Board of Directors by one or more of the Directors or by a duly authorized officer, employee, agent or nominee of the Company, on such terms as it may deem appropriate; to give consents and make contracts relating to the Company Property and its use or other property or matters; to develop, improve, manage, use, alter or otherwise deal with the Company Property; and to rent, lease or hire from others property of any kind; provided, however, that the Company may not use or apply land for any purposes not permitted by applicable law.

(iv) FINANCINGS. To borrow or, in any other manner, raise money for the purposes and on the terms the Board of Directors may determine, which terms may (i) include evidencing the same by issuance of Securities of the Company and (ii) have such other provisions as the Board of Directors may determine; to reacquire such Securities of the Trust; to enter into other contracts or obligations on behalf of the Trust; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Company Property to secure any such Securities of the Company, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Company or participate in any reorganization of obligors to the Company; provided, however, that the Company’s Leverage on an aggregate basis may not exceed 50% of the Company’s Properties’ aggregate value; provided, that Leverage on individual Properties may exceed such limit.

(v) LENDING. Subject to all applicable limitations in this Charter, to lend money or other Company Property on such terms, for such purposes and to such Persons as it may determine.

(vi) ISSUANCE OF SECURITIES. Subject to the provisions of Article VII hereof, to create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company, of shares, units or amounts of one or more types, series or classes, of Securities of the Company, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights; maturity dates, distribution, exchange, or liquidation rights or other rights as the Board of Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Directors determine, to list any of the Securities of the Company on any securities exchange; and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Company.

(vii) EXPENSES AND TAXES. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Board of Directors, for carrying out the purposes of the Charter and conducting the business of the Company, including compensation or fees to Directors, officers, employees and agents of the Company, and to Persons contracting with the Company, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Company, the Company Property or the Directors in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

(viii) COLLECTION AND ENFORCEMENT. To collect, sue for and receive money or other property due to the Company; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests or things relating to the Company, the Company Property or the Company’s affairs; to exercise any rights and enter into any agreements and take any other action necessary or desirable in connection with the foregoing.

(ix) DEPOSITS. To deposit funds or Securities constituting part of the Company Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Board of Directors may determine.

(x) ALLOCATION; ACCOUNTS. To determine whether moneys, profits or other assets of the Company shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between

Exhibit A-1

income and capital without such determination); to treat any dividend or other Distribution on any investment as, or apportion it between, income and capital; in its discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Company Property in such amounts and by such methods as it determines; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Company shall be maintained; and to allocate to the Stockholders’ equity account less than all of the consideration paid for Securities and to allocate the balance to paid-in capital or capital surplus.

(xi) VALUATION OF PROPERTY. To determine the value of all or any part of the Company Property and of any services, Securities, property or other consideration to be furnished to or acquired by the Company, and to revalue all or any part of the Company Property, all in accordance with such appraisals or other information as are reasonable, in its sole judgment.

(xii) OWNERSHIP AND VOTING POWERS. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate and other Company Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

(xiii) OFFICERS, ETC.; DELEGATION OF POWERS. To elect, appoint or employ such officers for the Company and such committees of the Board of Directors with such powers and duties as the Board of Directors may determine, the Company’s Bylaws provide or the MGCL requires; to engage, employ or contract with and pay compensation to any Person (including subject to Section 9.5 hereof, any Director or Person who is an Affiliate of any Director) as agent, representative, member of an advisory board, employee or independent contractor (including advisors, consultants, transfer agents, registrars, underwriters, accountants, attorneys-at-law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Board of Directors may determine; to delegate to one or more Directors, officers or other Persons engaged or employed as aforesaid or to committees of the Board of Directors, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts, leases or other instruments, either in the names of the Company, the Directors or as their attorneys or otherwise, as the Board of Directors may determine and as may be permitted by Maryland law; and to establish such committees as it may deem appropriate.

(xiv) ASSOCIATIONS. Subject to Section 9.5 hereof, to cause the Company to enter into Joint Ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind.

(xv) REORGANIZATIONS, ETC. Subject to Sections 10.2 and 10.3 hereof, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Company Property, carry on any business in which the Company shall have an interest or otherwise exercise the powers the Board of Directors deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of this Charter, to merge or consolidate the Company with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Company Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Company holds, or is about to acquire, Securities or any other interests.

(xvi) INSURANCE. To purchase and pay for out of Company Property, insurance policies insuring the Stockholders, Company and the Company Property against any and all risks, and insuring the officers, Directors, and Affiliates of the Company individually (each an “Insured”) against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted by the Insured in such capacity, whether or not the Company would have the power to indemnify against such claim or liability, provided that such insurance be limited to the indemnification permitted by Section 9.2 hereof in regard to any liability or loss resulting from negligence, gross negligence, misconduct, willful misconduct or an alleged violation of federal or state securities laws. Nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any Person owning comparable assets

Exhibit A-1

and engaged in a similar business, or from naming the Insured as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Company. The Board of Directors’ power to purchase and pay for such insurance policies shall be limited to policies that comply with all applicable state laws and the NASAA REIT Guidelines.

(xvii) DISTRIBUTIONS. To declare and pay dividends or other Distributions to Stockholders, subject to the provisions of Sections 7.2 and 7.3 hereof.

(xviii) DISCONTINUE OPERATIONS; BANKRUPTCY. To discontinue the operations of the Company (subject to Section 10.2 hereof); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Company Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Company or the Directors or otherwise defending or responding to such foreclosure; to confess judgment against the Trust (as hereinafter defined); or to take such other action with respect to indebtedness or other obligations of the Directors, in their capacities as Directors, the Company Property or the Company as the Board of Directors in its discretion may determine.

(xix) TERMINATION OF STATUS. To terminate the status of the Company as a REIT under the REIT Provisions of the Code; provided, however, that the Board of Directors shall take no action to terminate the Company’s status as a real estate investment trust under the REIT Provisions of the Code until such time as (i) the Board of Directors adopts a resolution recommending that the Company terminate its status as a REIT under the REIT Provisions of the Code, (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders and (iii) such resolution is approved by the holders of a majority of the issued and outstanding Common Shares.

(xx) FISCAL YEAR. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Company.

(xxi) SEAL. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Company.

(xxii) BYLAWS. To adopt, implement and from time to time alter, amend or repeal the Bylaws of the Company relating to the business and organization of the Company, provided that such amendments are not inconsistent with the provisions of this Charter, and further provided that the Directors may not amend the Bylaws, without the affirmative vote of a majority of the Equity Shares, to the extent that such amendments adversely affect the rights, preferences and privileges of Stockholders.

(xxiii) LISTING SHARES. To cause the listing of the Shares at any time after completion of the Initial Public Offering, but in no event shall such Listing occur more than ten (10) years after completion of the Initial Public Offering.

(xxiv) FURTHER POWERS. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which it deems necessary, useful or desirable to carry on the business of the Company or to carry out the provisions of this Charter, even if such powers are not specifically provided hereby.

SECTION 3.3 DETERMINATION OF BEST INTEREST OF COMPANY. In determining what is in the best interest of the Company, a Director shall consider the interests of the Stockholders of the Company and, in his or her sole and absolute discretion, may consider the effects of any proposed actions on (i) the interests of the Company’s employees, suppliers, creditors and customers, (ii) the economy of the nation, (iii) community and societal interests, and (iv) the long-term as well as short-term interests of the Company and its Stockholders, including the possibility that these interests may be best served by the continued independence of the Company.

Exhibit A-1

ARTICLE IV

[INTENTIONALLY LEFT BLANK]

ARTICLE V

INVESTMENT OBJECTIVES AND LIMITATIONS

SECTION 5.1 INVESTMENT OBJECTIVES. The Company’s primary investment objectives are: (i) to preserve, protect and return the Invested Capital of the Stockholders; (ii) to maximize cash available for Distribution; (iii) to realize capital appreciation upon the ultimate Sale of the Company’s Properties; and (iv) to provide Stockholders with liquidity of their investment within ten (10) years after the commencement of the Initial Public Offering through either (a) the Listing of the Common Shares, or (b) if Listing does not occur within ten years following the commencement of the Initial Public Offering, the dissolution of the Company and orderly liquidation of its Assets. The sheltering from tax of income from other sources is not an objective of the Company. Subject to the restrictions set forth herein, the Directors will use their best efforts to conduct the affairs of the Company in such a manner as to continue to qualify the Company for the tax treatment provided in the REIT Provisions of the Code; provided, however, no Director, officer, employee or agent of the Company shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 9.2 hereof.

SECTION 5.2 REVIEW OF OBJECTIVES. The Independent Directors shall review the investment policies of the Company with sufficient frequency and at least annually to determine that the policies being followed by the Company at any time are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Directors.

SECTION 5.3 CERTAIN PERMITTED INVESTMENTS.

(i) The Company may invest in Properties, as defined in Section 1.5 hereto.

(ii) The Company may invest in Joint Ventures with one or more Directors or any Affiliate, if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction, approve such investment as being fair and reasonable to the Company and on substantially the same terms and conditions as those received by the other joint venturers.

(iii) Subject to any limitations in Section 5.4(vii), the Company may invest in equity Securities if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

SECTION 5.4 INVESTMENT LIMITATIONS. In addition to other investment restrictions imposed by the Directors from time to time, consistent with the Company’s objective of qualifying as a REIT, the following shall apply to the Company’s investments:

(i) Not more than 10% of the Company’s total assets shall be invested in Unimproved Real Property or mortgage loans on Unimproved Real Property.

(ii) The Company shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to futures contracts, when used solely for hedging purposes in connection with the Company’s ordinary business of investing in real estate Assets and Mortgages.

(iii) The Company shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying Property except for those loans insured or guaranteed by a government or government agency. Mortgage indebtedness on any Property shall not exceed such Property’s appraised value. In cases in which a majority of

Exhibit A-1

Independent Directors so determine, and in all cases in which the transaction is with the Directors or any Affiliates, such appraisal of the underlying Property must be obtained from an Independent Expert. Such appraisal shall be maintained in the Company’s records for at least five (5) years and shall be available for inspection and duplication by any Stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the Mortgage or condition of the title must be obtained.

(iv) The Company shall not make or invest in mortgage loans, including construction loans, on any one (1) Property if the aggregate amount of all mortgage loans outstanding on the Property, including the loans of the Company, would exceed an amount equal to eighty-five percent (85%) of the appraised value of the Property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all Mortgage Loans outstanding on the Property, including the loans of the Company” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged Property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent (5%) per annum of the principal balance of the loan.

(v) The Company shall not invest in indebtedness (“Junior Debt”) secured by a Mortgage on Real Property which is subordinate to the lien or other indebtedness (“Senior Debt”), except where such amount of such Junior Debt, plus the outstanding amount of Senior Debt, does not exceed 90% of the appraised value of such Property, if after giving effect thereto, the value of all such mortgage loans of the Company (as shown on the books of the Company in accordance with generally accepted accounting principles, after all reasonable reserves but before provision for depreciation) would not then exceed 25% of the Company’s Net Assets. The value of all investments in Junior Debt of the Company which does not meet the aforementioned requirements shall be limited to 10% of the Company’s tangible assets (which would be included within the 25% limitation).

(vi) The Company shall not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of the Directors or an Affiliate of the Company. In addition, the Company shall not invest in any security of any entity holding investments or engaging in activities prohibited by this Charter.

(vii) The Company shall not underwrite the Securities of other issuers. In addition, the Company shall not invest in Securities of other issuers, except for investments in Joint Ventures as described herein, unless a majority of the Directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive and commercially reasonable.

(viii) The Company shall not issue (A) equity Securities redeemable solely at the option of the holder (except that Stockholders may offer their Common Shares to the Company pursuant to that certain redemption plan adopted or to be adopted by the Board of Directors on terms outlined in the section relating to Common Shares entitled “Share Repurchase Program” in the Company’s Prospectus relating to the Initial Public Offering); (B) debt Securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt; (C) Equity Shares on a deferred payment basis or under similar arrangements; (D) non-voting or non-assessable Securities; (E) options, warrants, or similar evidences of a right to buy its Securities (collectively, “Options”) unless (1) issued to all of its Stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to Directors, officers or employees of the Company. Options may not be issued to the Directors or any Affiliate thereof, who are not also officers or employees of the Company, except on the same terms as such Options are sold to the general public. Options may be issued to Persons other than the Directors or any Affiliate thereof but, except for options which may be issued to officers or employees of the Company, not at exercise prices less than the fair market value of the underlying Securities on the date of grant and not for consideration that in the judgment of the Independent Directors has a market value less than the value of such Option on the date of grant. Options issuable to the Directors or any Affiliate thereof shall not exceed 10% of the outstanding Shares on the date of grant. The voting rights per share of Equity Shares of the Company (other than the publicly held Equity Shares of the Company) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of the publicly held Equity Shares as the consideration paid to the Company for each privately offered Equity Share of the Company bears to the book value of each outstanding publicly held Equity Share.

Exhibit A-1

(ix) A majority of the Directors shall authorize the consideration to be paid for each Property, based on the fair market value of the Property. If a majority of the Independent Directors determine, or if the Property is acquired from a Director or an Affiliate thereof, such fair market value shall be determined by a qualified independent real estate appraiser selected by the Independent Directors.

(x) The Company shall not issue senior Securities except notes to banks and other lenders and Preferred Shares.

(xi) The aggregate Leverage of the Company shall be reasonable in relation to the Net Assets of the Company and shall be reviewed by the Directors at least quarterly. The maximum amount of such Leverage shall not exceed 50% of the Properties’ aggregate value, provided, that Leverage on individual Properties may exceed such limit.

(xii) Directors and any Affiliates thereof shall not make loans to the Company, or to Joint Ventures in which the Company is a co-venturer, for the purpose of acquiring Properties. Any loans to the Company by such parties for other purposes must be approved by a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to the Company than comparable loans between unaffiliated parties.

(xiii) The Company shall not make loans to Directors, officers or any principal of the Company or any of their Affiliates.

(xiv) The Company shall not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

(xv) The Company will not make any investment that the Company believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT.

(xvi) The Company shall not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

The foregoing investment limitations may not be modified or eliminated without the approval of Stockholders owning a majority of the outstanding Equity Shares and a majority of the Independent Directors not otherwise interested in the transaction.

ARTICLE VI

CONFLICTS OF INTEREST

SECTION 6.1 SALES AND LEASES TO COMPANY. The Company may purchase or lease a Property or Properties from a Director or any Affiliate upon a finding by a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction that such transaction is competitive and commercially reasonable to the Company and at a price to the Company no greater than the cost of the Asset to such Director or Affiliate, or, if the price to the Company is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable and only if the possibility of such acquisition(s) is disclosed, and there is appropriate disclosure of the material facts concerning each such investment. In no event shall the cost of such Asset to the Company exceed its current appraised value.

SECTION 6.2 SALES AND LEASES TO THE DIRECTORS OR AFFILIATES. A Director or Affiliate may purchase or lease a Property or Properties from the Company if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Company.

SECTION 6.3 OTHER TRANSACTIONS. The Company shall not make loans to a Director or any Affiliate thereof. Directors and any Affiliates thereof shall not make loans to the Company, or to Joint Ventures in which the Company is a co-venturer, for the purpose of acquiring Properties. Any loans to the Company by such parties for

Exhibit A-1

other purposes must be approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.

ARTICLE VII

SHARES

SECTION 7.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Company is authorized to issue is one billion (1,000,000,000), consisting of seven hundred fifty million (750,000,000) Common Shares (as described in Section 7.2 hereof), one hundred million (100,000,000) Preferred Shares (as described in Section 7.3 hereof) and one hundred fifty million (150,000,000) Shares-in-Trust (as described in Section 7.8 hereof). All shares of capital stock shall be fully paid and nonassessable when issued. Equity Shares may be issued for such consideration as the Directors determine, or if issued as a result of a stock dividend or stock split, without any consideration. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to Sections 7.2(ii) or 7.3 of this Article VII, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Section 7.1. The Board of Directors, with the approval of a majority of the Directors and without any action on the part of the Stockholders of the Company, may amend this Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has the authority to issue.

SECTION 7.2 COMMON SHARES.

(i) COMMON SHARES SUBJECT TO TERMS OF PREFERRED SHARES. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.

(ii) DESCRIPTION. Common Shares shall have a par value of $.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 8.2 hereof, and Shares of a particular class of issued Common Shares shall have equal dividend, Distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights over other Shares of that same particular class. The Board of Directors is hereby authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other Distributions, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland articles supplementary in substance and form as prescribed by Title 2 of the MGCL.

(iii) DIVIDEND OR DISTRIBUTION RIGHTS. The Board of Directors from time to time may authorize and the Company may pay to Stockholders of such dividends or Distributions in cash or other property as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize and the Company may pay such dividends and Distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or Distribution unless and until declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this Section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for Distributions of readily marketable Securities and Distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its Assets in accordance with the terms of this Charter.

Exhibit A-1

(iv) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Company, the aggregate assets available for Distribution to holders of the Common Shares (including holders of Shares-in-Trust resulting from the exchange of Common Shares pursuant to Section 7.7(iii) hereof) shall be determined in accordance with applicable law. Subject to Section 7.8(iii) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Shares-in-Trust resulting from the exchange of Common Shares, that portion of such aggregate assets available for Distribution to the holders of the Common Shares as the number of the outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares and Shares-in-Trust resulting from the exchange of Common Shares then outstanding. Anything herein to the contrary notwithstanding, in no event shall the amount payable to a holder of Shares-in-Trust exceed (i) the price per share such holder paid for the Common Shares in the purported Transfer or Acquisition (as those terms are defined in Section 7.7(i)) or change in capital structure or other transaction or event that resulted in the Shares-in-Trust or (ii) if the holder did not give full value for such Shares-in-Trust (as through a gift, a devise or other event or transaction), a price per share equal to the Market Price (as that term is defined in Section 7.7(i)) for the Common Shares on the date of the purported Transfer, Acquisition, change in capital structure or other transaction or event that resulted in such Shares-in-Trust. Any amount available for Distribution in excess of the foregoing limitations shall be paid ratably to the holders of Common Shares and other holders of Shares-in-Trust resulting from the exchange of Common Shares to the extent permitted by the foregoing limitations.

(v) VOTING RIGHTS. Except as may be provided otherwise in this Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common Stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.

SECTION 7.3 PREFERRED SHARES. The Board of Directors is hereby expressly granted the authority to authorize, from time to time, the issuance of one or more series of Preferred Shares. Prior to the issuance of each such class or series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the designation, preferences, terms, rights, restrictions, limitations and qualifications and terms and conditions of redemption of the shares of each class or series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends with respect to shares of the series;

(iii) the redemption rights, including conditions and the price or prices, if any, for shares of the series;

(iv) the terms and amounts of any sinking fund for the purchase or redemption of shares of the series;

(v) the rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of Distributions with respect to shares of the series;

(vi) whether the shares of the series shall be convertible into shares of any other class or series or any other security of the Company or any other corporation or other entity and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(vii) restrictions on the issuance of shares of the same series or of any other class or series;

Exhibit A-1

(viii) the voting rights of the holders of shares of the series subject to the limitations contained in this Section 7.3; provided, however, that the voting rights of the holders of shares of any series of Preferred Shares shall not exceed the voting rights of the holders of Common Shares; and

(ix) any other relative rights, preferences and limitations on that series. Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of this Charter, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Section 2-208 of the MGCL.

SECTION 7.4 GENERAL NATURE OF SHARES. All Shares shall be personal property entitling the Stockholders only to those rights provided in this Charter, the MGCL or in the resolution creating any class or series of Shares. The legal ownership of the Company Property and the right to conduct the business of the Company are vested exclusively in the Directors; the Stockholders shall have no interest therein other than the beneficial interest in the Company conferred by their Shares and shall have no right to compel any partition, division, dividend or Distribution of the Company or any of the Company Property. The death of a Stockholder shall not terminate the Company or give his or her legal representative any rights against other Stockholders, the Directors or the Company Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to require the Company to reflect on its books the change in ownership of the Shares. Holders of Shares shall not have any preemptive or other right to purchase or subscribe for any class of Securities of the Company which the Company may at any time issue or sell.

SECTION 7.5 NO ISSUANCE OF SHARE CERTIFICATES. The Company shall not be required to issue share certificates except to Stockholders who make a written request therefor to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon a request therefor. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of Shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 7.7(xii), and as required by the Bylaws and the MGCL or other applicable law.

SECTION 7.6 SUITABILITY OF STOCKHOLDERS

(i) INVESTOR SUITABILITY STANDARDS. Subject to suitability standards established by individual states, to become a Stockholder in the Company, if such prospective Stockholder is an individual (including an individual beneficiary of a purchasing Individual Retirement Account), or if the prospective Stockholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Company, among other requirements as the Company may require from time to time:

(a) that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a minimum annual gross income of $45,000 and a net worth (excluding home, furnishings and automobiles) of not less than $45,000; or

(b) that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a net worth (excluding home, furnishings and automobiles) of not less than $150,000.

(ii) DETERMINATION OF SUITABILITY OF SALE. Each Person selling Shares on behalf of the Company shall make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment for each Stockholder. In making this determination, each Person selling Shares on behalf of the Company shall ascertain that the prospective Stockholder: (a) meets the minimum income and net worth standards established for the Company; (b) can reasonably benefit from the Company based on the prospective Stockholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the

Exhibit A-1

prospective Stockholder’s overall financial situation; and (d) has apparent understanding of: (1) the fundamental risks of the investment; (2) the risk that the Stockholder may lose the entire investment; (3) the lack of liquidity of Company Shares; (4) the restrictions on transferability of Company Shares; and (5) the tax consequences of the investment.

Each Person selling shares on behalf of the Company shall make this determination on the basis of information it has obtained from a prospective Stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experiences, income, net worth, financial situation, and other investments of the prospective Stockholder, as well as any other pertinent factors.

Each Person selling Shares on behalf of the Company shall maintain records of the information used to determine that an investment in Shares is suitable and appropriate for a Stockholder. Each Person selling Shares on behalf of the Company shall maintain these records for at least six years.

(iii) MINIMUM INVESTMENT. Subject to certain individual state requirements, except for sales pursuant to the Company’s Reinvestment Plan (as defined in Section 7.13), no sale or transfer of Shares will be permitted of less than 100 Shares, and a Stockholder shall not transfer, fractionalize or subdivide such Shares so as to retain less than such minimum number thereof.

SECTION 7.7 RESTRICTIONS ON OWNERSHIP AND TRANSFER.

(i) DEFINITIONS. For purposes of Sections 7.7 and 7.8, the following terms shall have the following meanings:

“ACQUIRE” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

“BENEFICIAL OWNERSHIP” means ownership of Shares by a Person who would be treated as an owner of such Shares under Section 542(a)(2) of the Code, either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. For purposes of this definition, the term “individual” shall include any organization, trust, or other entity that is treated as an individual for purposes of Section 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

“BENEFICIARY” means a beneficiary of the Trust as determined pursuant to Section 7.8(v)(a) hereof.

“BUSINESS DAY” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law or regulation or executive order to close.

“COMMON SHARE OWNERSHIP LIMIT” means, with respect to the Common Shares, 9.8% of the outstanding Common Shares, subject to adjustment pursuant to Section 7.7(x) (but not more than 9.9% of the outstanding Common Shares, as so adjusted) and to any other limitations contained in this Section 7.7.

“CONSTRUCTIVE OWNERSHIP” means ownership of Equity Shares by a Person who could be treated as an owner of such shares, either actually or constructively, directly or indirectly, (including a nominee) through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have correlative meanings.

“MARKET PRICE” means, on any date, with respect to any class or series of outstanding shares of Equity Share the average of the Closing Price for such Equity Shares for the five (5) consecutive Trading Days ending on such date. The “Closing Price” on any date means the last sale price for such Equity Shares, regular way, or, in case no

Exhibit A-1

such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to Securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to Securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc. (NASDAQ) or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Directors, or, if no such market maker exists, as determined in good faith by the Board of Directors.

“OWNERSHIP LIMIT” means the Common Share Ownership Limit or the Preferred Share Ownership Limit, or both, as the context may require.

“PREFERRED SHARE OWNERSHIP LIMIT” means, with respect to the Preferred Shares, 9.8% of the outstanding Shares of a particular series of Preferred Shares of the Company, subject to adjustment pursuant to Section 7.7(x) (but not more than 9.9% of the outstanding Preferred Shares, as so adjusted) and to any other limitations contained in this Section 7.7.

“PURPORTED BENEFICIAL HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the Person for whom the applicable Purported Record Holder held the Equity Shares that were, pursuant to paragraph (iii) of this Section 7.7, automatically exchanged for Shares-in-Trust upon the occurrence of such event or transaction. The Purported Beneficial Holder and the Purported Record Holder may be the same Person.

“PURPORTED BENEFICIAL TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 7.7(ii). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

“PURPORTED RECORD HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares that were, pursuant to Section 7.7(iii), automatically exchanged for Shares-in-Trust upon the occurrence of such an event or transaction. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

“PURPORTED RECORD TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 7.7(ii). The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.

“RESTRICTION TERMINATION DATE” means the first day after the date of the closing of the Initial Public Offering on which the Board of Directors of the Company determines, pursuant to Section 3.2(xix) hereof, that it is no longer in the best interests of the Company to attempt or continue to qualify as a REIT.

“SHARES-IN-TRUST” means those shares into which Equity Shares are automatically exchanged as a result of a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction, as described in Section 7.7(iii).

“TRADING DAY” means (i) a day on which the principal national securities exchange on which the affected class or series of Equity Shares is listed or admitted to trading is open for the transaction of business, or (ii) if the affected class or series of Equity Shares is not so listed or admitted to trading, any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Exhibit A-1

“TRANSFER” means any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Equity Shares or the right to vote or receive dividends on Equity Shares, including without limitation (i) the granting of any option (including any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares or (ii) the sale, transfer, assignment or other disposition of any Securities or rights convertible into or exchangeable for Equity Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise. The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.

“TRUST” means the trust created pursuant to Section 7.8(i) hereof.

“TRUSTEE” means the trustee of the Trust, as appointed by the Company, or any successor trustee thereof, which Trustee shall not be an Affiliate of the Company, or of the Purported Record Holder, the Purported Beneficial Holder, the Purported Record Transferee, or the Purported Beneficial Transferee.

(ii) OWNERSHIP AND TRANSFER LIMITATIONS.

(a) Notwithstanding any other provision of this Charter, except as provided in Section 7.7(ix) and subject to Section 7.9, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person shall Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limits.

(b) Notwithstanding any other provision of this Charter, except as provided in Section 7.7(ix) and subject to Section 7.9, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would result in any Person Beneficially or Constructively Owning Equity Shares in excess of the Common or Preferred Share Ownership Limits shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would otherwise be Beneficially or Constructively Owned by such Person in excess of the Common or Preferred Share Ownership Limits, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall Acquire any rights in that number of Equity Shares.

(c) Notwithstanding any other provision of this Charter, subject to Section 7.9, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, or other purported change in Beneficial or Constructive Ownership (including actual ownership) of Equity Shares or other event or transaction that, if effective, would result in the Equity Shares being actually owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership (including actual ownership) with respect to that number of Equity Shares which otherwise would be owned by the transferee, and the intended transferee or subsequent owner (including a Beneficial Owner or Constructive Owner) shall acquire no rights in that number of Equity Shares.

(d) Notwithstanding any other provision of this Charter, subject to Section 7.9, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

Exhibit A-1

(e) Notwithstanding any other provision of this Charter, subject to Section 7.9, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in capital structure of the Company, or other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would (i) cause the Company to own (directly or Constructively) an interest in a tenant or the Operating Partnership’s real property that is described in Section 856(d)(2)(B) of the Code and (ii) cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, shall be void AB INITIO as to the Transfer, Acquisition, change in capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to own an interest (directly or Constructively) in a tenant or the Operating Partnership’s real property that is described in Section 856(d)(2)(B) of the Code, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

(iii) EXCHANGE FOR SHARES-IN-TRUST.

(a) If, notwithstanding the other provisions contained in this Article VII, at any time from the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction such that any Person would either Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limit, then, except as otherwise provided in Section 7.7(ix), such Equity Shares (rounded up to the next whole number of shares) in excess of the Common or Preferred Share Ownership Limit automatically shall be exchanged for an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article VII requires different terms. Such exchange shall be effective as of the close of business on the Business Day next preceding the date of the purported Transfer, Acquisition, change in capital structure, other purported change in Beneficial or Constructive Ownership of Shares, or other event or transaction.

(b) If, notwithstanding the other provisions contained in this Article VII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction which, if effective, would result in a violation of any of the restrictions described in subparagraphs (b), (c), (d) and (e) of paragraph (ii) of this Section 7.7, or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, then the Shares (rounded up to the next whole number of Shares) purportedly being Transferred or Acquired or which are otherwise affected by the change in capital structure or other purported change in Beneficial or Constructive Ownership and which, in any case, would result in a violation of any of the restrictions described in subparagraphs (b), (c), (d) and (e) of paragraph (ii) of this Section 7.7 or otherwise would cause the Company to fail to qualify as a REIT automatically shall be exchanged for an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article VII requires different terms. Such exchange shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition, change in capital structure, other purported change in Beneficial or Constructive Ownership or other event or transaction.

(iv) REMEDIES FOR BREACH. If the Board of Directors, a duly authorized committee thereof or other designee, if permitted by the MGCL, shall at any time determine in good faith that a purported Transfer, Acquisition, change in the capital structure of the Company or other purported change in Beneficial or Constructive Ownership or other event or transaction has taken place in violation of Section 7.7(ii) or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any Equity Shares in violation of this Section 7.7, the Board of Directors or a committee thereof or other designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition, change in the capital structure of the Company, other attempt to Acquire Beneficial or Constructive Ownership of any Shares or other event or transaction, including, but not limited to, refusing to give effect thereto on the books of the Company or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, change in the capital structure of the Company, attempted Transfer or other attempt to Acquire Beneficial or Constructive Ownership of any Equity Shares or other event or transaction in violation of subparagraphs (b), (c), (d) and (e) of Section 7.7(ii) (as applicable) shall be void AB INITIO and where applicable automatically shall result in the exchange described in Section 7.7(iii), irrespective of any action (or inaction) by the Board of Directors or its designee.

Exhibit A-1

(v) NOTICE OF RESTRICTED TRANSFER. Any Person who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Equity Shares that will or may violate Section 7.7(ii) and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Equity Shares resulting in an exchange for Shares-in-Trust, pursuant to Section 7.7(iii) or otherwise, shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition, or purported change in Beneficial or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall promptly provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, proposed or attempted Transfer, Acquisition, proposed or attempted Acquisition or purported change in Beneficial or Constructive Ownership on the Company’s status as a REIT.

(vi) OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

(a) Every Beneficial or Constructive Owner of more than five percent (5%), or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors, in its sole discretion, of the outstanding shares of any class or series of Equity Shares of the Company shall annually, no later than thirty (30) days after the end of each taxable year, give written notice to the Company stating (1) the name and address of such Beneficial or Constructive Owner; (2) the number of shares of each class or series of Equity Shares Beneficially or Constructively Owned; and (3) a description of how such shares are held. Each such Beneficial or Constructive Owner promptly shall provide to the Company such additional information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Company’s status as a REIT and to ensure compliance with the Common or Preferred Share Ownership Limit and other restrictions set forth herein.

(b) Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the Stockholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner promptly shall provide to the Company such information as the Company, in its sole discretion, may request in order to determine the Company’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Common or Preferred Share Ownership Limits and other restrictions set forth herein.

(vii) REMEDIES NOT LIMITED. Subject to Section 7.9, nothing contained in this Article VII shall limit the scope or application of the provisions of this Section 7.7, the ability of the Company to implement or enforce compliance with the terms hereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Company and the interests of its Stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit for any class or series of Equity Shares and other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Company.

(viii) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 7.7, including any definition contained in Sections 1.5 and 7.7(i), the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 7.7 with respect to any situation based on the facts known to it.

(ix) WAIVERS BY BOARD. Upon notice of an Acquisition or Transfer or a proposed Acquisition or Transfer which results or would result in the intended transferee having Beneficial Ownership of shares in excess of the Ownership Limit, the Board of Directors may, upon receipt of evidence deemed to be satisfactory by the Board of Directors, in its sole discretion, that such Acquisition or Transfer does not or will not violate the “closely held” provisions of Section 856(h) of the Code, waive the Ownership Limit with respect to such transferee upon such conditions as the Board of Directors may direct.

Exhibit A-1

(x) INCREASE IN COMMON OR PREFERRED SHARE OWNERSHIP LIMIT. Subject to the limitations contained in Section 7.7(xi), the Board of Directors may from time to time increase the Common or Preferred Share Ownership Limits.

(xi) LIMITATIONS ON MODIFICATIONS.

(a) The Ownership Limit for a class or series of Equity Shares may not be increased and no additional ownership limitations may be created if, after giving effect to such increase or creation, the Company would be “closely held” within the meaning of Section 856(h) of the Code (assuming ownership of shares of Equity Shares by all Persons equal to the greatest of (A) the actual ownership, (B) the Beneficial Ownership of Equity Shares by each Person, or (C) the applicable Ownership Limit with respect to such Person).

(b) Prior to any modification of the Ownership Limit with respect to any Person, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company’s status as a REIT.

(c) Neither the Preferred Share Ownership Limit nor the Common Share Ownership Limit may be increased to a percentage that is greater than 9.9%.

(xii) NOTICE TO STOCKHOLDERS UPON ISSUANCE OR TRANSFER. Upon issuance or Transfer of Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise Transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“The securities issued or transferred are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own any class of Common Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of such outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any class or series of Preferred Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such class or series of Preferred Shares; (iii) Transfer Common Shares or Preferred Shares if such Transfer would result in Equity Shares being actually owned by fewer than 100 Persons; (iv) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT; or (v) Beneficially or Constructively Own Common Shares or Preferred Shares that would cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Company’s, the Operating Partnership’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares and/or Preferred Shares in excess of the above limitations and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Common or Preferred Shares resulting in an exchange for Shares-in-Trust (as described below) immediately must notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted transfer, transaction or other event. Any Transfer or Acquisition of Common Shares and/or Preferred Shares or other event which results in a violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void AB INITIO, and none of the Purported Beneficial or Record Transferees or the purported Beneficial or Record Holders shall have or acquire any rights in such Common Shares and/or Preferred

Exhibit A-1

Shares. If there is a purported Transfer or Acquisition of Equity Shares which, if effective, would result in the transfer and ownership limitations referred to herein being violated, the Common Shares or Preferred Shares purportedly Transferred or Acquired will automatically be exchanged for Shares-in-Trust to the extent of violation of such limitations, and such Shares-in-Trust will be held in trust by a trustee appointed by the Company, all as provided by the Charter of the Company. In addition, the Company may redeem Equity Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that a purported Transfer, Acquisition or other event may violate the restrictions described above. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

SECTION 7.8 SHARES-IN-TRUST.

(i) OWNERSHIP IN TRUST. Upon any purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction that results in Shares-in-Trust pursuant to Section 7.7(iii), such Shares-in-Trust shall be deemed to have been transferred to the Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Shares-in-Trust may later be transferred pursuant to Section 7.8(v). Shares-in-Trust so held in trust shall be issued and outstanding stock of the Company. The Purported Record Transferee (or Purported Record Holder) shall have no rights in such Shares-in-Trust. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in such Shares-in-Trust except as provided in Section 7.8(iii).

(ii) DISTRIBUTION RIGHTS. Shares-in-Trust shall be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all Distributions and dividends on the Shares-in-Trust and will hold such dividends or Distributions in trust for the benefit of the Beneficiary. Any dividend or Distribution with a record date on or after the date that Equity Shares have been exchanged for Shares-in-Trust which were paid on such Equity Shares shall be repaid to the Trustee upon demand, and any such dividend or Distribution declared on such Equity Shares but unpaid shall be paid to the Trustee to hold in trust for the benefit of the Beneficiary.

(iii) RIGHTS UPON LIQUIDATION.

(a) Except as provided below, in the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other Distribution of the assets, of the Company, each holder of Shares-in-Trust resulting from the exchange of Preferred Shares of any specified series shall be entitled to receive, ratably with each other holder of Shares-in-Trust resulting from the exchange of Preferred Shares of such series and each holder of Preferred Shares of such series, such accrued and unpaid dividends, liquidation preferences and other preferential payments, if any, as are due to holders of Preferred Shares of such series. In the event that holders of shares of any series of Preferred Shares are entitled to participate in the Company’s Distribution of its residual assets, each holder of Shares-in-Trust resulting from the exchange of Preferred Shares of any such series shall be entitled to participate, ratably with (A) each other holder of Shares-in-Trust resulting from the exchange of Preferred Shares of all series entitled to so participate; (B) each holder of Preferred Shares of all series entitled to so participate; and (C) each holder of Common Shares and Shares-in-Trust resulting from the exchange of Common Shares (to the extent permitted by Section 7.7(iii) hereof), that portion of the aggregate assets available for Distribution (determined in accordance with applicable law) as the number of shares of such Shares-in-Trust held by such holder bears to the total number of (1) outstanding Shares-in-Trust resulting from the exchange of Preferred Shares of all series entitled to so participate; (2) outstanding Preferred Shares of all series entitled to so participate; and (3) outstanding Common Shares and Shares-in-Trust resulting from the exchange of Common Shares. The Trustee shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Shares-in-Trust in any liquidation, dissolution or winding up, or any Distribution of the assets, of the Company. Anything to the contrary herein notwithstanding, in no event shall the amount payable to a holder with respect to Shares-in-Trust resulting from the exchange of Preferred Shares exceed (A) the price per share such holder paid for the Preferred Shares in the purported Transfer, Acquisition, change in capital structure or other transaction or event that resulted in the Shares-in-Trust or (B) if the holder did not give full value for such Shares-in-Trust (as through a gift, devise or other

Exhibit A-1

event or transaction), a price per share equal to the Market Price for the shares of Preferred Shares on the date of the purported Transfer, Acquisition, change in capital structure or other transaction or event that resulted in such Shares-in-Trust. Any amount available for Distribution in excess of the foregoing limitations shall be paid ratably to the holders of Preferred Shares and Shares-in-Trust resulting from the exchange of Preferred Shares to the extent permitted by the foregoing limitations.

(b) Except as provided below, in the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other Distribution of the assets, of the Company, each holder of Shares-in-Trust resulting from the exchange of Common Shares shall be entitled to receive, ratably with (A) each other holder of such Shares-in-Trust and (B) each holder of Common Shares, that portion of the aggregate assets available for Distribution to holders of Common Shares (including holders of Shares-in-Trust resulting from the exchange of Common Shares pursuant to Section 7.7(iii)), determined in accordance with applicable law, as the number of such Shares-in-Trust held by such holder bears to the total number of outstanding Common Shares and outstanding Shares-in-Trust resulting from the exchange of Common Shares then outstanding. The Trustee shall distribute ratably to the Beneficiaries of the Shares-in-Trust, when determined, any such assets received in respect of the Shares-in-Trust in any liquidation, dissolution or winding up, or any Distribution of the assets, of the Company. Anything herein to the contrary notwithstanding, in no event shall the amount payable to a holder with respect to Shares-in-Trust exceed (A) the price per share such holder paid for the Equity Shares in the purported Transfer, Acquisition, change in capital structure or other transaction or event that resulted in the Shares-in-Trust or (B) if the holder did not give full value for such Equity Shares (as through a gift, devise or other event or transaction), a price per share equal to the Market Price for the Equity Shares on the date of the purported Transfer, Acquisition, change in capital structure or other transaction or event that resulted in such Shares-in-Trust. Any amount available for Distribution in excess of the foregoing limitations shall be paid ratably to the holders of Common Shares and Shares-in-Trust resulting from the exchange of Common Shares to the extent permitted by the foregoing limitations.

(iv) VOTING RIGHTS. The Trustee shall be entitled to vote the Shares-in-Trust on any matters on which holders of Shares are entitled to vote (except as required otherwise by the MGCL).

(v) RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY; SALES OF SHARES-IN-TRUST.

(a) Except as described in this Section 7.8(v), Shares-in-Trust shall not be transferable. The Beneficiary shall be one or more charitable organizations named by the Company. However, for purposes of sales by the Trustee as set forth herein, the Trustee shall designate a permitted transferee of the Shares-in-Trust, provided that the transferee (1) purchases such Shares-in-Trust for valuable consideration and (2) acquires such Shares-in-Trust without such acquisition resulting in another automatic exchange of Equity Shares into Shares-in-Trust. Within 20 days after receiving notice from the Company that Common Shares or other shares have been transferred to the Trust as Shares-in-Trust, the Company shall, at its sole option (the “Option”) (A) repurchase such Shares-in-Trust from the Purported Record Transferee or Purported Record Holder (a “Redemption”), or (B) cause the Trustee to sell the Shares-in-Trust on behalf of such Person to a third party (a “Sale”).

(b) In the event of a Redemption or Sale, the Purported Record Transferee or Purported Record Holder shall receive a per share price equal to the lesser of (1) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such Transfer) or (2) the Market Price per share on the date that the Company, or its designee, purchases such Shares-in-Trust, provided that for sales by the Trustee, such price per share shall be net of any commissions and other expenses of the sale. The proceeds from a Redemption or Sale shall be sent to such Person within five (5) Business Days after the closing of such sale transaction.

(c) In connection with the Option, all Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, and the Company will have the right to accept such offer for a period of twenty (20) days after the later of (1) the date of the purported Transfer which resulted in such Shares-in-Trust or (2) the date the Company determines in good faith that a Transfer resulting in such Shares-in-Trust occurred.

(d) Any amounts received by the Trustee in excess of the amounts paid to the Purported Record Transferee shall be distributed to the Beneficiary.

Exhibit A-1

(vi) REMEDIES NOT LIMITED. Subject to Section 7.9, nothing contained in this Article VII shall limit the scope or application of the provisions of this Section 7.8, the ability of the Company to implement or enforce compliance with the terms hereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Company and the interests of its Stockholders by preservation of the Company’s status as a REIT and to ensure compliance with applicable Share Ownership Limits and the other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Company.

(vii) AUTHORIZATION. At such time as the Board of Directors authorizes a series of Preferred Shares pursuant to Section 7.3 of this Article VII, without any further or separate action of the Board of Directors, there shall be deemed to be authorized a series of Shares-in-Trust consisting of the number of shares included in the series of Preferred Shares so authorized and having terms, rights, restrictions and qualifications identical thereto, except to the extent that such Shares-in-Trust are already authorized or this Article VII requires different terms.

SECTION 7.9 SETTLEMENTS. Nothing in Sections 7.7 and 7.8 shall preclude the settlement of any transaction with respect to the Common Shares entered into through the facilities of the New York Stock Exchange or other national securities exchange on which the Common Shares are listed.

SECTION 7.10 SEVERABILITY. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article VII shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

SECTION 7.11 WAIVER. The Company shall have authority at any time to waive the requirements that Shares-in-Trust be issued or be deemed outstanding in accordance with the provisions of this Article VII if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Shares-in-Trust or the fact that such Shares-in-Trust are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).

SECTION 7.12 REPURCHASE OF SHARES. The Board of Directors may establish, from time to time, a program or programs by which the Company voluntarily repurchases Shares from its Stockholders, provided, however, that such repurchase does not impair the capital or operations of the Company. The Directors or any Affiliates thereof may not receive any fees on the repurchase of Shares by the Company.

SECTION 7.13 DISTRIBUTION REINVESTMENT PLANS. The Board of Directors may establish, from time to time, a Distribution reinvestment plan or plans (a “Reinvestment Plan”). Pursuant to such Reinvestment Plan, (i) all material information regarding the Distribution to the Stockholders and the effect of reinvesting such Distribution, including the tax consequences thereof, shall be provided to the Stockholders at least annually, and (ii) each Stockholder participating in such Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan at least annually after receipt of the information required in clause (i) above.

ARTICLE VIII

STOCKHOLDERS

SECTION 8.1 MEETINGS OF STOCKHOLDERS. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. The annual meeting will be held on a date which is a reasonable period of time following the distribution of the Company’s annual report to Stockholders but not less than thirty (30) days after delivery of such report. A majority of Stockholders present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, vote to elect the Directors. A quorum shall be the holders of 50% or more of the then outstanding Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws, including by the president or by a majority of the Directors, and shall be called by an officer of the Company upon written request

Exhibit A-1

of Stockholders holding in the aggregate not less than ten percent (10%) of the outstanding Equity Shares entitled to be cast on any issue proposed to be considered at any such special meeting. Upon receipt of a written request, either in person or by mail, stating the purpose(s) of the meeting, the Company shall provide all Stockholders within ten days after receipt of said request, written notice, either in person or by mail, of a meeting and the purpose of such meeting to be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to the Stockholders. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.

SECTION 8.2 VOTING RIGHTS OF STOCKHOLDERS. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters; (i) election or removal of Directors, without the necessity for concurrence by the Directors, as provided in Sections 8.1, 2.4 and 2.7 hereof; (ii) amendment of this Charter, without the necessity for concurrence by the Directors, as provided in Section 10.1 hereof; (iii) termination of the Company, as provided in Section 11.2 hereof; (iv) reorganization of the Company, as provided in Section 10.2 hereof; (v) merger, consolidation or sale or other disposition of all or substantially all of the Company Property, as provided in Section 10.3 hereof; and (vi) termination of the Company’s status as a real estate investment trust under the REIT Provisions of the Code, as provided in Section 3.2(xix) hereof. The Stockholders may terminate the status of the Company as a REIT under the Code by a vote of a majority of the Shares outstanding and entitled to vote. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

SECTION 8.3 VOTING LIMITATIONS ON SHARES HELD BY THE DIRECTORS AND AFFILIATES. With respect to Shares owned by the Directors or any of their Affiliates, neither the Directors, nor any of their Affiliates may vote or consent on matters submitted to the Stockholders regarding the removal of the Directors or any of their Affiliates or any transaction between the Company and any of them. In determining the requisite percentage in interest of Shares necessary to approve a matter on which the Directors and any of their Affiliates may not vote or consent, any Shares owned by any of them shall not be included.

SECTION 8.4 STOCKHOLDER ACTION TO BE TAKEN BY MEETING. Any action required or permitted to be taken by the Stockholders of the Company must be effected at a duly called annual or special meeting of Stockholders of the Company and may not be effected by any consent in writing of such Stockholders.

SECTION 8.5 RIGHT OF INSPECTION. Any Stockholder and any designated representative thereof shall be permitted access to all records of the Company at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Company books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.

SECTION 8.6 ACCESS TO STOCKHOLDER LIST. An alphabetical list of the names, addresses and telephone numbers of the Stockholders of the Company, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Company and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Company upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of such list shall be mailed to any Stockholder so requesting within ten (10) days of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). The Company may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A Stockholder may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights, and the exercise of Stockholder rights under federal proxy laws.

If the Directors neglect or refuse to exhibit, produce or mail a copy of the Stockholder List as requested, the Directors shall be liable to any Stockholder requesting the list for the costs, including attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other

Exhibit A-1

information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Company. The Company may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Company. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition to, and shall not in any way limit, other remedies available to Stockholders under federal law, or the laws of any state.

SECTION 8.7 REPORTS. The Directors, including the Independent Directors, shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held Securities of the Company within one hundred twenty (120) days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the Initial Public Offering of its Securities which shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the Operating Expenses of the Company, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (iv) a report from the Independent Directors that the policies being followed by the Company are in the best interests of its Stockholders and the basis for such determination; (v) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Company and any Director or any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and (vi) Distributions to the Stockholders for the period, identifying the source of such Distributions, and if such information is not available at the time of the Distribution, a written explanation of the relevant circumstances will accompany the Distributions (with the statement as to the source of Distributions to be sent to Stockholders not later than sixty (60) days after the end of the fiscal year in which the Distribution was made).

ARTICLE IX

LIABILITY OF STOCKHOLDERS, DIRECTORS AND AFFILIATES;

TRANSACTIONS BETWEEN AFFILIATES AND THE COMPANY

SECTION 9.1 LIMITATION OF STOCKHOLDER LIABILITY. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his or her being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his or her being a Stockholder.

SECTION 9.2 LIMITATION OF LIABILITY AND INDEMNIFICATION.

(i) The Company shall indemnify and hold harmless a Director or an officer of the Company (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity, provided, that such Director or officer has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company. The Company shall not indemnify or hold harmless the Indemnitee if: (a) in the case that the Indemnitee is a Director (other than an Independent Director) or an officer, the loss or liability was the result of negligence or misconduct by the Indemnitee, or (b) in the case that the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct by the Indemnitee. Any indemnification of expenses or agreement to hold harmless may be paid only out of the Net Assets of the Company and no portion may be recoverable from the Stockholders.

(ii) The Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made,

Exhibit A-1

and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities of the Company were offered or sold as to indemnification for violations of securities laws.

(iii) Notwithstanding anything to the contrary contained in the provisions of subsection (i) and (ii) above of this Section, the Company shall not indemnify or hold harmless an Indemnitee if it is established that: (a) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (b) the Indemnitee actually received an improper personal benefit in money, property, or services, (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (d) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company.

(iv) The Directors may take such action as is necessary to carry out this Section 9.2 and are expressly empowered to adopt, approve and amend from time to time the Bylaws, resolutions or contracts implementing such provisions; provided, that any such action shall be undertaken only upon the prior approval of a majority of the Independent Directors. No amendment of this Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

SECTION 9.3 PAYMENT OF EXPENSES. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by a Director or an officer in advance of final disposition of a proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by Section 9.2 hereof, (iii) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification. Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in Section 2-418(e) of the MGCL.

SECTION 9.4 EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

SECTION 9.5 TRANSACTIONS WITH AFFILIATES. The Company shall not engage in transactions with any Affiliates, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Directors (including a majority of the Independent Directors) not Affiliated with the Person who is party to the transaction and:

(i) The transaction is fair and reasonable to the Company and its Stockholders.

(ii) The terms of such transaction are at least as favorable as the terms of any comparable transactions made on an arms-length basis and known to the Directors.

(iii) The total consideration is not in excess of the appraised value of the Property being acquired, if an acquisition is involved.

(iv) Payments to the Directors for services rendered in a capacity other than that as Director may only be made upon a determination that:

Exhibit A-1

(a) The compensation is not in excess of their compensation paid for any comparable services; and

(b) The compensation is not greater than the charges for comparable services available from others who are competent and not Affiliated with any of the parties involved.

(v) The Company will not make loans to any Director, officer or principal of the Company or any of their Affiliates.

Transactions between the Company and its Affiliates are further subject to any express restrictions in this Charter (including Sections 5.4 and 7.7) or adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.

ARTICLE X

AMENDMENT; REORGANIZATION; MERGER, ETC.

SECTION 10.1 AMENDMENT.

(i) The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law and in accordance with applicable provisions of this Charter, including any amendment altering the terms of the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation.

(ii) This Charter may be amended, without the necessity for concurrence by the Directors, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon, except that: (1) no amendment may be made which would change any rights with respect to any outstanding class of Securities, by reducing the amount payable thereon upon liquidation, or by diminishing or eliminating any voting rights pertaining thereto; (2) Section 10.2 hereof and this Section 10.1 shall not be amended (or any other provision of this Charter be amended or any provision of this Charter be added that would have the effect of amending such sections); (3) no term or provision of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Company not to qualify as REIT under the Code; (4) certain provisions of the Charter, including provisions relating to the removal of Directors, Independent Directors, preemptive rights of holders of stock and indemnification and limitation of liability of officers and Directors may not be amended or repealed; and (5) provisions imposing cumulative voting in the election of Directors may not be added to the Charter, without the affirmative vote of the holders of a majority of the Equity Shares then outstanding and entitled to vote thereon.

(iii) The Directors, by a majority vote, may amend provisions of this Charter from time to time as necessary to enable the Company to qualify as a real estate investment trust under the REIT Provisions of the Code. With the exception of the foregoing, the Directors may not amend this Charter.

(iv) An amendment to this Charter shall become effective as provided in Section 12.5.

(v) This Charter may not be amended except as provided in this Section 10.1, and upon any such amendment of this Charter in accordance with Section 10.1, holders of Equity Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Section 3-202 of the MGCL, unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply.

SECTION 10.2 REORGANIZATION. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Directors shall have the power (i) to cause the organization of a corporation, association, trust or other organization to take over the Company Property and to carry on the affairs of the Company, or (ii) merge the Company into, or sell, convey and transfer the Company Property to any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee

Exhibit A-1

of the liabilities of the Company, and upon the occurrence of (i) or (ii) above terminate the Company and deliver such Securities or beneficial interests ratably among the Stockholders according to the respective rights of the class or series of Equity Shares held by them; provided, however, that any such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

SECTION 10.3 MERGER, CONSOLIDATION OR SALE OF COMPANY PROPERTY. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity; (iii) sell or otherwise dispose of all or substantially all of the Company Property; or (iv) dissolve or liquidate the Company; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon. Any such transaction involving an Affiliate of the Company also must be approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

In connection with any proposed Roll-Up Transaction, an appraisal of all Assets shall be obtained from a competent independent appraiser. The Assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of Assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of the Company and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to Stockholders who vote against the proposed Roll-Up Transaction the choice of:

(i) accepting the Securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(ii) one of the following:

(a) remaining as Stockholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or

(b) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Net Assets of the Company.

The Company is prohibited from participating in any proposed Roll-Up Transaction:

(iii) which would result in the Stockholders having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 8.1, 8.2, 8.4, 8.5, 8.6, 8.7 and 9.1 of this Charter;

(iv) which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the Securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its Securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;

(v) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 8.5 and 8.6 hereof; or

(vi) in which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is not approved by the Stockholders.

Exhibit A-1

ARTICLE XI

DURATION OF COMPANY

SECTION 11.1 TERMINATION UPON FAILURE TO OBTAIN LISTING. In the event that Listing does not occur on or before January 30, 2008, the Company shall immediately thereafter undertake an orderly liquidation and Sale of the Company’s Assets and will distribute any Net Sales Proceeds therefrom to Stockholders, following which the Company shall terminate and dissolve. In the event that Listing occurs on or before such date, the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.

SECTION 11.2 DISSOLUTION OF THE COMPANY BY STOCKHOLDER VOTE. The Company may be terminated at any time, without the necessity for concurrence by the Board of Directors, by the vote or written consent of a majority of the outstanding Equity Shares.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 GOVERNING LAW. This Charter is executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

SECTION 12.2 RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any Persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which this Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to this Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

SECTION 12.3 PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS.

(i) The provisions of this Charter are severable, and if the Board of Directors determines that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Charter, even without any amendment of this Charter pursuant to Section 10.1 hereof; provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of this Charter or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

(ii) If any provision of this Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Charter in any jurisdiction.

SECTION 12.4 CONSTRUCTION. In this Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Charter.

Exhibit A-1

SECTION 12.5 RECORDATION. These Second Articles of Amendment and Restatement and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Directors deem appropriate, but failure to file for record this Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Charter and the various amendments thereto.

THIRD: These Second Articles of Amendment and Restatement have been approved by a majority of the Board of Directors and approved by the Stockholders of the Company as required by law.

FOURTH: The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Section 1.2 of these Second Articles of Amendment and Restatement.

FIFTH: The number of Directors of the Company and the names of those Directors currently in office are as set forth in Sections 2.1 and 2.3 of these Second Articles of Amendment and Restatement.

SIXTH: The total number of shares which the Company had authority to issue immediately prior to this amendment and restatement and has authority to issue pursuant to the foregoing amendment and restatement is 1,000,000,000, consisting of 750,000,000 Common Shares, 100,000,000 Preferred Shares and 150,000,000 Shares-in-Trust. The aggregate par value of all shares of stock having par value is $7,500,000.

SEVENTH: The undersigned President acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and attested by its Secretary, on this      day of                     , 200  .

[SIGNATURES COMMENCE ON NEXT PAGE]

Exhibit A-1

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
President

ATTEST:

By:
Secretary

Exhibit A-1

Exhibit A-2

Amended and Restated Articles of Incorporation of REIT (Post-Listing)

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

OF

WELLS REAL ESTATE INVESTMENT TRUST, INC.

Wells Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Company desires to amend and restate its charter as currently in effect.

SECOND: The provisions of the charter now in effect, as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLE I

THE COMPANY; DEFINITIONS

SECTION 1.1 NAME. The name of the corporation (the “Company”) is:

Wells Real Estate Investment Trust, Inc.

Under circumstances in which the Board of Directors determines that the use of the name “Wells Real Estate Investment Trust, Inc.” is not practicable, it may use any other designation or name for the Company.

SECTION 1.2 RESIDENT AGENT. The name and address of the resident agent for service of process of the Company in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation and a resident of the State of Maryland. The address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Company may also have such other offices or places of business within or without the State of Maryland as the Directors may from time to time determine.

SECTION 1.3 NATURE OF COMPANY. The Company is a Maryland corporation within the meaning of the MGCL.

SECTION 1.4 PURPOSE. The purposes for which the Company is formed are to engage in any lawful act or activity, including, without limitation or obligation, engaging in business as a REIT (as defined in Section 1.5) under the Code (as defined in Section 1.5), for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws.

SECTION 1.5 DEFINITIONS. As used in this Charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article IV hereof are defined in Section 4.6 hereof):

“AFFILIATE” or “AFFILIATED” means, as to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

“BYLAWS” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“CHARTER” means these Third Articles of Amendment and Restatement, as may be amended or supplemented from time to time.

Exhibit A-2

“CODE” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code means such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“COMMON SHARES” means the Company’s common stock that may be issued from time to time in accordance with the terms of this Charter and applicable law, as described in Section 4.2 hereof.

“DIRECTORS,” “BOARD OF DIRECTORS” or “BOARD” means, collectively, the individuals appointed as Directors of the Company pursuant to Article II of this Charter so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

“EQUITY SHARES” means shares of capital stock of the Company of any class or series, including Common Shares or Preferred Shares.

“INDIVIDUAL” means an individual and shall also include any organization, trust, foundation and other entity that is considered or treated as an individual for the purposes of Section 542(a)(2) of the Code.

“MGCL” means the Maryland General Corporation Law, as amended from time to time, or any successor statute thereto.

“NYSE” means the New York Stock Exchange, Inc.

“OPERATING PARTNERSHIP” means Wells Operating Partnership, L.P., a Delaware limited partnership.

“PERSON” means an Individual, corporation, partnership, estate, trust, association, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group, as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering, provided that the foregoing exclusion shall apply only if the ownership of such Equity Shares by an underwriter would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

“PREFERRED SHARES” means shares of the Company’s preferred stock, which may be issued in one or more classes or series in accordance with Section 4.3 hereof.

“REAL PROPERTY” or “REAL ESTATE” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

“REIT PROVISIONS OF THE CODE” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“STOCKHOLDERS” means the registered holders of the Company’s Equity Shares.

Exhibit A-2

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1 NUMBER OF DIRECTORS. The number of Directors of the Company shall be nine (9), which number may be increased or decreased from time to time by the Board of Directors pursuant to the Bylaws; provided, however, that the total number of Directors shall be not fewer than the minimum number required by the MGCL. Any vacancies will be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term. Each Equity Share may be voted for as many individuals as there are Directors to be elected and for whose election the holder of such Equity Share is entitled to vote.

SECTION 2.2 COMMITTEES. Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.

SECTION 2.3 TERM; CURRENT BOARD. Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his or her successor shall have been duly elected and shall have qualified. Directors may be elected to an unlimited number of successive terms. The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are as follows:

[INSERT CURRENT DIRECTORS AT TIME OF FILING]

SECTION 2.4 RESIGNATION AND REMOVAL. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds (2/3) of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” means, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. The notice of any such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.

ARTICLE III

POWERS OF DIRECTORS

SECTION 3.1 GENERAL. Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, the business and affairs of the Company shall be managed under the direction of the Board of Directors. The Board of Directors may take any actions that, in its sole judgment and discretion, are necessary or desirable to conduct the business of the Company.

SECTION 3.2 REIT QUALIFICATION. So long as the Company has elected to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as it deems desirable in its sole discretion, to preserve the status of the Company as a REIT; provided, however, in the event the Board of Directors determines that it no longer is in the best interests of the Company to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors may also determine in its sole discretion that compliance with any restriction or limitation on stock ownership and transfers set forth in Article IV is no longer required for REIT qualification.

SECTION 3.3 ISSUANCE OF SECURITIES. Subject to the restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws, the Board of Directors may create and authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Company of shares, units or amounts of one or more types, series or classes, of securities of the Company, which may have such voting rights, dividend or interest rates, preferences,

Exhibit A-2

subordinations, conversion or redemption prices or rights; maturity dates, distribution, exchange, or liquidation rights or other rights as the Board of Directors may determine, without vote of or other action by the Stockholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Board of Directors determines (or without consideration in the case of a stock split or stock dividend); and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any securities of the Company.

SECTION 3.4 DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter, shall be final and conclusive and shall be binding upon the Company and every holder of Equity Shares: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions; the amount of paid-in surplus, net assets, net profits, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any Equity Shares; the number of shares of stock of any class of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Charter or the Bylaws or otherwise to be determined by the Board of Directors. In determining what is in the best interest of the Company in connection with a potential acquisition of control, a Director shall consider the interests of the Stockholders of the Company and, in his or her sole and absolute discretion, may consider (i) the effects thereof on the interests of the Company’s employees, suppliers, creditors and customers, and the communities in which the offices or assets of the Company are located, and (ii) the long-term as well as short-term interests of the Company, including the possibility that these interests may be best served by the continued independence of the Company.

SECTION 3.5 EXTRAORDINARY ACTIONS. Except as specifically provided in Section 2.4 hereof (relating to removal of Directors), notwithstanding any provision of law which may permit or require any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IV

SHARES

SECTION 4.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Company is authorized to issue is one billion (1,000,000,000), consisting of seven hundred fifty million (750,000,000) Common Shares (as described in Section 4.2 hereof), one hundred million (100,000,000) Preferred Shares (as described in Section 4.3 hereof), and one hundred fifty million (150,000,000) Shares-in-Trust (as described in Section 4.7 hereof). All shares of capital stock shall be fully paid and nonassessable when issued. Equity Shares may be issued for such consideration as the Directors determine, or if issued as a result of a stock dividend or stock split, without any consideration. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article IV, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Section 4.1. To the extent permitted by Maryland law, the Board of Directors, with the approval of a majority of the Directors and without any action on the part of the Stockholders of the Company, may amend this Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has the authority to issue.

Exhibit A-2

SECTION 4.2 COMMON SHARES.

(i) COMMON SHARES SUBJECT TO TERMS OF PREFERRED SHARES. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.

(ii) DESCRIPTION. Common Shares shall have a par value of $.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights over other shares of that same particular class. The Board of Directors is hereby authorized, from time to time, to classify or reclassify and issue any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such Common Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of the State of Maryland articles supplementary in substance and form as prescribed by Title 2 of the MGCL.

(iii) DIVIDEND OR DISTRIBUTION RIGHTS. The Board of Directors from time to time may authorize and the Company may pay to Stockholders such dividends or distributions in cash or other property as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to authorize and the Company may pay such dividends and distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or distribution unless and until authorized by the Board of Directors and declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this Section shall be subject to the provisions of any class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.

(iv) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares (including holders of Shares-in-Trust resulting from the conversion of Common Shares pursuant to Section 4.6(iii) hereof) shall be determined in accordance with applicable law. Subject to Section 4.7(iii) hereof, each holder of Common Shares shall be entitled to receive, ratably with (i) each other holder of Common Shares and (ii) each holder of Shares-in-Trust resulting from the conversion of Common Shares, that portion of such aggregate assets available for distribution to the holders of the Common Shares as the number of the outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares and Shares-in-Trust resulting from the conversion of Common Shares then outstanding.

SECTION 4.3 PREFERRED SHARES. The Board of Directors is hereby expressly granted the authority to authorize, from time to time, the issuance of one or more series of Preferred Shares. Prior to the issuance of each such class or series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends with respect to shares of the series;

(iii) the redemption rights, including conditions and the price or prices, if any, for shares of the series;

(iv) the terms and amounts of any sinking fund for the purchase or redemption of shares of the series;

Exhibit A-2

(v) the rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of distributions with respect to shares of the series;

(vi) whether the shares of the series shall be convertible into shares of any other class or series or any other security of the Company or any other corporation or other entity and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(vii) restrictions on the issuance of shares of the same series or of any other class or series;

(viii) the voting rights, if any, of the holders of shares of the series; and

(ix) any other relative rights, preferences and limitations on that series.

Subject to the express provisions of any other series of Preferred Shares then outstanding, and notwithstanding any other provision of this Charter, the Board of Directors is hereby expressly authorized, from time to time, to alter the designation or classify or reclassify and issue any unissued shares of a particular series of Preferred Shares, of any series by setting or changing in one or more respects, from time to time before issuing the shares, the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of any such series of Preferred Shares and, in such event, the Company shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Section 2-208 of the MGCL.

Any of the terms of any class or series of stock set or changed pursuant to Sections 4.2 and 4.3 hereof may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

SECTION 4.4 PREEMPTIVE RIGHTS AND APPRAISAL RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 4.2(ii) or as may otherwise be provided by contract, holders of Equity Shares shall not have any preemptive or other right to purchase or subscribe for any class of securities of the Company which the Company may at any time issue or sell. In addition, holders of Equity Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Section 3-202 of the MGCL, unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock classified or reclassified in the future.

SECTION 4.5 NO ISSUANCE OF SHARE CERTIFICATES. The Company shall not be required to issue share certificates except to Stockholders who make a written request therefor to the Company. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares, a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon a request therefor. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of Shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 4.6(xii), and as may be required by the Bylaws and the MGCL or other applicable law.

SECTION 4.6 RESTRICTIONS ON OWNERSHIP AND TRANSFER.

(i) DEFINITIONS. For purposes of Sections 4.6 and 4.7, the following terms shall have the following meanings:

“ACQUIRE” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security,

Exhibit A-2

pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

“BENEFICIAL OWNERSHIP” means ownership of Equity Shares by a Person who would be treated as an owner of such Equity Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings. For purposes of determining the percentage ownership of Common Shares by any Person, Common Shares that may be acquired upon conversion, exchange or exercise of any securities of the Company directly or constructively held by such Person, but not Common Shares issuable with respect to the conversion, exchange or exercise of securities for the Company held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

“BENEFICIARY” means a beneficiary of the Trust as determined pursuant to Section 4.7(v)(a) hereof.

“BUSINESS DAY” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law or regulation or executive order to close.

“COMMON SHARE OWNERSHIP LIMIT” means, with respect to any class of Common Shares, 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding Common Shares, subject to adjustment pursuant to Section 4.6(x) (but not more than 9.9% of the outstanding Common Shares, as so adjusted) and to any other limitations contained in this Section 4.6.

“CONSTRUCTIVE OWNERSHIP EQUITY” means ownership of Equity Shares by a Person who could be treated as an owner of such Equity Shares, either actually or constructively, directly or indirectly, (including a nominee) through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have correlative meanings.

“CONTROLLING PERSON” means a Person who has discretionary authority or control with respect to the assets of the Company or who provides investment advice to the Company for a fee (direct or indirect) with respect to such assets, and any Affiliate of such Person.

“EXCEPTED HOLDER” means a Person for whom an Excepted Holder Limit is created by this Charter or by the Board of Directors pursuant to Section 4.6(ix).

“EXCEPTED HOLDER LIMIT” means, provided, that the affected Excepted Holder agrees to comply with the requirements established by this Charter or by the Board of Directors pursuant to Section 4.6(ix) and subject to adjustment pursuant to Section 4.6(x), the percentage limit established for an Excepted Holder by this Charter or by the Board of Directors pursuant to Section 4.6(ix).

“MARKET PRICE” means, on any date, with respect to any class or series of outstanding shares of Equity Shares the average of the Closing Price for such Equity Shares for the five (5) consecutive Trading Days ending on such date. The “Closing Price” on any date means the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc. (NASDAQ) or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Directors, or, if no such market maker exists, as determined in good faith by the Board of Directors.

Exhibit A-2

“OWNERSHIP LIMIT” means the Common Share Ownership Limit or the Preferred Share Ownership Limit, or both, as the context may require.

“PREFERRED SHARE OWNERSHIP LIMIT” means, with respect to the Preferred Shares, 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding Equity Shares of a particular class or series of Preferred Shares of the Company, subject to adjustment pursuant to Section 4.6(x) (but not more than 9.9% of the outstanding class or series of Preferred Shares, as so adjusted) and to any other limitations contained in Section 4.6.

“PURPORTED BENEFICIAL HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the Person for whom the applicable Purported Record Holder held the Equity Shares that were, pursuant to Section 4.6, automatically converted to Shares-in-Trust upon the occurrence of such event or transaction. The Purported Beneficial Holder and the Purported Record Holder may be the same Person.

“PURPORTED BENEFICIAL TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 4.6(ii). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

“PURPORTED RECORD HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares that were, pursuant to Section 4.6(iii), automatically converted to Shares-in-Trust upon the occurrence of such an event or transaction. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

“PURPORTED RECORD TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 4.6(ii). The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.

“RESTRICTION TERMINATION DATE” means the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Company to attempt or continue to qualify as a REIT, and all actions necessary to terminate the Company’s status as a REIT under Section 3.2 hereof have been taken, or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Company to qualify as a REIT.

“SHARES-IN-TRUST” means those shares into which Equity Shares are automatically converted as a result of a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction, as described in Section 4.6(iii).

“TRADING DAY” means (i) a day on which the principal national securities exchange on which the affected class or series of Equity Shares is listed or admitted to trading is open for the transaction of business, or (ii) if the affected class or series of Equity Shares is not so listed or admitted to trading, any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“TRANSFER” means any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Equity Shares or the right to vote or receive dividends on Equity Shares, including without limitation (i) the granting of any option (including any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote

Exhibit A-2

or receive dividends on Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise. The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.

“TRUST” means the trust created pursuant to Section 4.7(i) hereof.

“TRUSTEE” means the trustee of the Trust, as appointed by the Company or any successor trustee thereof, which Trustee shall not be an Affiliate of the Company or of the Purported Record Holder, the Purported Beneficial Holder, the Purported Record Transferee, or the Purported Beneficial Transferee.

(ii) OWNERSHIP AND TRANSFER LIMITATIONS.

(a) Notwithstanding any other provision of this Charter, except as provided in Section 4.6(x) and subject to Section 4.8, at all times prior to the Restriction Termination Date, (1) no Person, other than an Excepted Holder, shall Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limits and (2) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder. Notwithstanding any other provisions of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, the Equity Shares shall not be beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution).

(b) Notwithstanding any other provision of this Charter, except as provided in Section 4.6(x) and subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would result in any Person Beneficially or Constructively Owning Equity Shares in excess of the Common or Preferred Share Ownership Limits shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would otherwise be Beneficially or Constructively Owned by such Person in excess of the Common or Preferred Share Ownership Limits, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall Acquire any rights in that number of Equity Shares.

(c) Notwithstanding any other provision of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, or other purported change in Beneficial or Constructive Ownership (including actual ownership) of Equity Shares or other event or transaction that, if effective, would result in the Equity Shares being actually owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership (including actual ownership) or other event or transaction with respect to that number of Equity Shares which otherwise would be owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee or subsequent owner (including a Beneficial Owner or Constructive Owner) shall acquire no rights in that number of Equity Shares.

(d) Notwithstanding any other provision of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void AB INITIO as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code or otherwise fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

Exhibit A-2

(e) Notwithstanding any other provision of this Charter, subject to Section 4.8, at all times prior to the Restriction Termination Date, any Transfer, Acquisition, change in capital structure of the Company, or other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would (i) cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Real Property of the Company, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships, joint ventures and limited liability companies) of the Company or the Operating Partnership (a “Subsidiary”), within the meaning of Section 856(d)(2)(B) of the Code or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, shall be void AB INITIO as to the Transfer, Acquisition, change in capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Company’s, the Operating Partnership’s or a Subsidiary’s Real Property, within the meaning of Section 856(d)(2)(B) of the Code, or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

(iii) SHARES-IN-TRUST.

(a) If, notwithstanding the other provisions contained in this Article IV, at all times prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction such that any Person would either Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limit, then, except as otherwise provided in Section 4.6(ix), such Equity Shares (rounded up to the next whole number of shares) in excess of the Common or Preferred Share Ownership Limit shall automatically be converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article IV requires different terms. Such conversion shall be effective as of the close of business on the Business Day next preceding the date of the purported Transfer or Acquisition or change in capital structure, other purported change in Beneficial or Constructive Ownership of Equity Shares, or other event or transaction.

(b) If, notwithstanding the other provisions contained in this Article IV, at all times prior to the Restriction Termination Date, there is a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction which, if effective, would result in a violation of any of the restrictions described in subparagraphs (c), (d) and (e) of paragraph (ii) of this Section 4.6, or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, then the Equity Shares (rounded up to the next whole number of shares) purportedly being Transferred or Acquired or which are otherwise affected by the change in capital structure or other purported change in Beneficial or Constructive Ownership or other event or transaction and which, in any case, would result in a violation of any of the restrictions described in subparagraphs (c), (d) and (e) of paragraph (ii) of this Section 4.6 or otherwise would cause the Company to fail to qualify as a REIT automatically shall be converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article IV requires different terms. Such conversion shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, Acquisition, change in capital structure, other purported change in Beneficial or Constructive Ownership or other event or transaction.

(iv) REMEDIES FOR BREACH. If the Board of Directors, a duly authorized committee thereof or other designee, if permitted by the MGCL, shall at any time determine in good faith that a purported Transfer, Acquisition, change in the capital structure of the Company or other purported change in Beneficial or Constructive Ownership or other event or transaction has taken place in violation of Section 4.6(ii) or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any Equity Shares in violation of this Section 4.6 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition, change in the capital structure of the Company, other attempt to Acquire Beneficial or Constructive

Exhibit A-2

Ownership of any Equity Shares or other event or transaction, including, but not limited to, causing the Company to redeem Equity Shares, refusing to give effect thereto on the books of the Company or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, change in the capital structure of the Company, attempted Transfer or other attempt to Acquire Beneficial or Constructive Ownership of any Equity Shares or other event or transaction in violation of subparagraphs (b), (c), (d) and (e) of Section 4.6(ii) (as applicable) shall be void AB INITIO and where applicable automatically shall result in the conversion described in Section 4.6(iii), irrespective of any action (or inaction) by the Board of Directors or its designee.

(v) NOTICE OF RESTRICTED TRANSFER. Any Person who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Equity Shares that will or may violate Section 4.6(ii) and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Equity Shares resulting in a conversion to Shares-in-Trust, pursuant to Section 4.6(iii) or otherwise, shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition, or purported change in Beneficial or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall promptly provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, proposed or attempted Transfer, Acquisition, proposed or attempted Acquisition or purported change in Beneficial or Constructive Ownership on the Company’s status as a REIT.

(vi) OWNERS REQUIRED TO PROVIDE INFORMATION. At all times prior to the Restriction Termination Date:

(a) Every Beneficial or Constructive Owner of more than five percent (5%), or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors, in its sole discretion, of the outstanding shares of any class or series of Equity Shares of the Company shall annually, no later than thirty (30) days after the end of each taxable year, give written notice to the Company stating (1) the name and address of such Beneficial or Constructive Owner; (2) the number of shares of each class or series of Equity Shares Beneficially or Constructively Owned; and (3) a description of how such shares are held. Each such Beneficial or Constructive Owner promptly shall provide to the Company such additional information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Company’s status as a REIT and to ensure compliance with the Common or Preferred Share Ownership Limit and other restrictions set forth herein.

(b) Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the Stockholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner promptly shall provide to the Company such information as the Company, in its sole discretion, may request in order to determine the Company’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the Common or Preferred Share Ownership Limits and other restrictions set forth herein.

(vii) REMEDIES NOT LIMITED. Subject to Section 4.8, nothing contained in this Article IV shall limit the scope or application of the provisions of this Section 4.6, the ability of the Company to implement or enforce compliance with the terms hereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Company and the interests of its Stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit for any class or series of Equity Shares and other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Company.

(viii) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 4.6, including any definition contained in Sections 1.5 and 4.6(i), the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 4.6 with respect to any situation based on the facts known to it. In the event Section 4.6 or 4.7 requires an action by the Board of Directors and this Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 4.6 or 4.7. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 4.6) acquired Beneficial or Constructive Ownership of Equity Shares or Common Shares in violation of

Exhibit A-2

Section 4.6, such remedies (as applicable) shall apply first to the Equity Shares or Common Shares which, but for such remedies, would have been actually owned by such Person, and second to Equity Shares or Common Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares or Common Shares based upon the relative number of the Equity Shares or Common Shares held by each such Person.

(ix) WAIVERS BY BOARD. Upon notice of an Acquisition or Transfer or a proposed Acquisition or Transfer which results or would result in the intended transferee having Beneficial Ownership of shares in excess of the Ownership Limit, the Board of Directors may, prospectively or retroactively, upon receipt of evidence deemed to be satisfactory by the Board of Directors, in its sole discretion, that such Acquisition or Transfer does not or will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, create an Excepted Holder Limit with respect to such transferee upon such conditions as the Board of Directors may direct.

(x) INCREASE IN COMMON OR PREFERRED SHARE OWNERSHIP LIMIT. Subject to the limitations contained in Section 4.6(xi), the Board of Directors may from time to time increase the Common or Preferred Share Ownership Limits for one or more Persons and decrease the Common or Preferred Share Ownership Limits for all other Persons; PROVIDED, HOWEVER, that a decreased Common Share Ownership Limit or Preferred Share Ownership Limit will not be effective for any Person whose percentage ownership of Equity Shares or Common Shares is in excess of such decreased Common Share Ownership Limit or Preferred Share Ownership Limit until such time as such Person’s percentage of Equity Shares or Common Shares equals or falls below the decreased Common Share Ownership Limit or Preferred Share Ownership Limit, but until such time as such Person’s percentage of Equity Shares or Common Shares falls below such decreased Common Share Ownership Limit or Preferred Share Ownership Limit, any further acquisition of Equity Shares or Common Shares will be in violation of the Common Share Ownership Limit or the Preferred Share Ownership Limit, and provided further, that the new Common Share Ownership Limit or Preferred Share Ownership Limit would not allow five or fewer Individuals (taking into account all Excepted Holders) to Beneficially Own more than 50% in value of the outstanding Equity Shares or Common Shares.

(xi) LIMITATION ON MODIFICATIONS.

(a) The Ownership Limit for a class or series of Equity Shares may not be increased and no additional ownership limitations may be created if, after giving effect to such increase or creation, the Company would be “closely held” within the meaning of Section 856(h) of the Code.

(b) Prior to any modification of the Ownership Limit with respect to any Person, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company’s status as a REIT.

(xii) NOTICE TO STOCKHOLDERS UPON ISSUANCE OR TRANSFER. Upon issuance or Transfer of Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise Transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“The securities issued or transferred are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the Charter of the Company, no Person may (i) Beneficially or Constructively Own any class of Common Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of such outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any class or series of Preferred Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such class or series of Preferred Shares; (iii) Transfer Common Shares or Preferred Shares if such Transfer would result in Equity Shares being actually owned by fewer than 100 Persons; (iv) Beneficially or Constructively Own Common

Exhibit A-2

Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT; or (v) Beneficially or Constructively Own Common Shares or Preferred Shares that would cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Company’s, the Operating Partnership’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares and/or Preferred Shares in excess of the above limitations and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Common or Preferred Shares resulting in a conversion to Shares-in-Trust (as described below) immediately must notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted transfer, transaction or other event. Any Transfer or Acquisition of Common Shares and/or Preferred Shares or other event which results in a violation of the ownership or transfer limitations set forth in the Company’s Charter shall be void AB INITIO, and none of the Purported Beneficial or Record Transferees or the purported Beneficial or Record Holders shall have or acquire any rights in such Common Shares and/or Preferred Shares. If there is a purported Transfer or Acquisition of Equity Shares which, if effective, would result in the transfer and ownership limitations referred to herein being violated, the Common Shares or Preferred Shares purportedly Transferred or Acquired will automatically be converted into Shares-in-Trust to the extent of violation of such limitations, and such Shares-in-Trust will be held in trust by a trustee appointed by the Company, all as provided by the Charter of the Company. In addition, the Company may redeem Equity Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that a purported Transfer, Acquisition or other event may violate the restrictions described above. All defined terms used in this legend have the meanings identified in the Company’s Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

SECTION 4.7 SHARES-IN-TRUST.

(i) OWNERSHIP IN TRUST. Upon any purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction that results in Shares-in-Trust pursuant to Section 4.6(iii), such Shares-in-Trust shall be deemed to have been Transferred to a Trust for the exclusive benefit of the Beneficiary. Shares-in-Trust so held in trust shall be issued and outstanding stock of the Company. The Purported Record Transferee or Purported Record Holder shall have no rights in such Shares-in-Trust except as provided in Section 4.7(iii) and Section 4.7(v).

(ii) DISTRIBUTION RIGHTS. Shares-in-Trust shall be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all distributions and dividends on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. Any dividend or distribution with a record date on or after the date that Equity Shares have been converted to Shares-in-Trust which were paid on such Equity Shares to the Purported Record Transferee or to the Purported Record Holder shall be repaid to the Trust, and any such dividend or distribution declared on such Equity Shares but unpaid shall be paid to the Trustee to hold in trust for the benefit of the Beneficiary. The Company shall take all measures that it determines are reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee or Purported Record Holder, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by such Persons and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(iii) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets of the Company, each holder of Shares-in-Trust resulting from

Exhibit A-2

the conversion of Equity Shares of any specified class or series shall be entitled to receive, ratably with each other holder of Shares-in-Trust resulting from the conversion of Equity Shares of such class or series and each holder of Equity Shares of such class or series, that portion of the remaining assets of the Company, as are due to holders of Preferred Shares of such class or series or available for distribution to the holders of such class of Common Shares, as applicable.

The Trustee shall distribute to the Purported Record Transferee or Purported Record Holder the amounts received upon such liquidation, dissolution, winding up or distribution, provided that the Purported Record Transferee or Purported Record Holder shall not be entitled to receive amounts pursuant to this Section 4.7(iii) in excess of the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such Transfer). Any remaining amounts shall be distributed to the Beneficiary.

(iv) VOTING RIGHTS. The Trustee shall be entitled to vote the Shares-in-Trust on any matters on which holders of Equity Shares of the same class or series are entitled to vote (except as required otherwise by the MGCL). Any vote taken with respect to Equity Shares prior to the discovery by the Company that the Equity Shares have been converted into Shares-in-Trust shall, subject to applicable law, be rescinded and be void AB INITIO and be recast by the Trustee, in its sole and absolute discretion, provided that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Purported Record Transferee or Purported Record Holder shall be deemed to have given, as of the date of the conversion of such Equity Shares for Shares-in-Trust pursuant to Section 4.6(iii), an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(v) RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY; SALES OF SHARES-IN-TRUST.

(a) Except as described in this Section 4.7(v) and in Section 4.7(iii), Shares-in-Trust shall not be transferable. The Beneficiary shall be one or more charitable organizations described in Section 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code named by the Company within five (5) days after the Trust is established. However, for purposes of sales by the Trustee as set forth herein, the Trustee shall designate a permitted transferee of the Equity Shares represented by such Shares-in-Trust provided that the transferee (1) purchases such Equity Shares for valuable consideration and (2) acquires such Equity Shares without such acquisition resulting in another automatic conversion of Equity Shares into Shares-in-Trust. If the Company does not purchase the Shares-in-Trust, the Trustee shall (A) sell that number of Equity Shares represented by such Shares-in-Trust to the permitted transferee, (B) cause to be recorded on the books of the Company that the permitted transferee is the holder of record of such number of Equity Shares, and (C) cause the Shares-in-Trust to be canceled.

(b) In the event of a sale by the Trustee of the Equity Shares represented by such Shares-in-Trust, the Purported Record Transferee or Purported Record Holder shall receive from the Trustee a per share price equal to the lesser of (1) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) and (2) the price per share received by the Trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to such Person within five (5) Business Days after the closing of such sale transaction.

(c) All Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, and the Company will have the right to accept such offer for a period of twenty (20) days after the later of (1) the date of the purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction which resulted in such Shares-in-Trust and (2) the date the Company determines in good faith that a purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction resulting in such Shares-in-Trust occurred, if the Company does not receive a notice pursuant to Section 4.6(v). If the Company accepts the offer to purchase such Shares-in-Trust, the purchase price per share shall be equal to the lesser of: (A) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price at the time of such gift or devise), or (B) the Market Price on the date the Company, or its designee, accepts such offer.

Exhibit A-2

(d) Any amounts received by the Trustee in excess of the amounts paid to the Purported Record Transferee or Purported Record Holder shall be distributed to the Beneficiary.

SECTION 4.8 SETTLEMENTS. Nothing in Sections 4.6 and 4.7 shall preclude the settlement of any transaction with respect to the Equity Shares entered into through the facilities of the NYSE or other national securities exchange on which the Equity Shares are listed. The fact that the settlement of any transaction occurs shall not negate the effect of any other provisions of Sections 4.6 and 4.7, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in such Sections.

SECTION 4.9 SEVERABILITY. If any provision of this Article IV or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article IV shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

SECTION 4.10 WAIVER. The Company shall have authority at any time to waive the requirements that Shares-in-Trust be issued or be deemed outstanding in accordance with the provisions of this Article IV if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Shares-in-Trust or the fact that such Shares-in-Trust are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.5).

SECTION 4.11 ENFORCEMENT. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

ARTICLE V

STOCKHOLDERS

SECTION 5.1 MEETINGS OF STOCKHOLDERS. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. The annual meeting will be held on a date which is a reasonable period of time following the distribution of the Company’s annual report to Stockholders but not less than thirty (30) days after delivery of such report. A majority of Stockholders present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Directors, vote to elect the Directors. A quorum shall be the holders of 50% or more of the then outstanding Equity Shares entitled to vote. Special meetings of Stockholders may be called in the manner provided in the Bylaws. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Directors determine or as provided by the Bylaws.

SECTION 5.2 VOTING RIGHTS OF STOCKHOLDERS. Subject to the provisions of any class or series of Equity Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (i) election or removal of Directors, without the necessity for concurrence by the Directors, as provided in Sections 5.1 and 2.4 hereof; (ii) amendment of this Charter, as provided in Section 7.1 hereof; (iii) dissolution of the Company, as provided in Section 7.2 hereof; (iv) merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, as provided in Section 7.2 hereof; and (v) termination of the Company’s status as a REIT under the REIT Provisions of the Code, as provided in Section 3.2 hereof. Except with respect to the foregoing matters, no action taken by the Stockholders at any meeting shall in any way bind the Directors.

SECTION 5.3 RIGHT OF INSPECTION. Stockholders or their designated representatives shall be permitted access to the Company’s records in accordance with Sections 2-512 and 2-513 of the MGCL.

SECTION 5.4 REPORTS. The Directors shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Company in accordance with the requirements of the Securities and Exchange Commission.

Exhibit A-2

SECTION 5.5 CHARTER AND BYLAWS. The rights of all Stockholders and the terms of all Equity Shares are and shall be subject to the provisions of this Charter and the Bylaws.

ARTICLE VI

LIMITATION OF STOCKHOLDER LIABILITY;

INDEMNIFICATION; EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS

SECTION 6.1 LIMITATION OF STOCKHOLDER LIABILITY. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his or her being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Company by reason of his or her being a Stockholder.

SECTION 6.2 INDEMNIFICATION. The Company shall be obligated, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any individual who is a present or former director or officer of the Company or (ii) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company.

SECTION 6.3 EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS. Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the assets of the Company for the payment of any claim under or for the performance of any such instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

SECTION 6.4 TRANSACTIONS WITH AFFILIATES. The Company may engage in transactions with any Affiliates, subject to any express restrictions adopted by the Directors in the Bylaws or by resolution, and further subject to the disclosure and ratification requirements of Section 2-419 of the MGCL and other applicable law.

ARTICLE VII

AMENDMENT; MERGER, CONSOLIDATION OR SALE OF

ASSETS

SECTION 7.1 AMENDMENT.

(i) Except for amendments to those provisions of Section 2.4 of the Charter requiring a vote of at least two-thirds (2/3) of the Equity Shares entitled to vote in an election of Directors to remove a Director, and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provisions of the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

Exhibit A-2

(ii) The Board of Directors, by a majority vote of the entire Board and without any action by the Stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of authorized Equity Shares or the number of shares of stock of any class or series that the Company has authority to issue. In addition, the Board of Directors may amend the Charter by a majority vote of the entire Board and without any action by the Stockholders to the fullest extent so provided by the MGCL including, but not limited to, Section 2-605 of the MGCL.

SECTION 7.2 MERGER, CONSOLIDATION OR SALE OF ASSETS. Subject to the provisions of any class or series of Equity Shares at the time outstanding, the Board of Directors shall have the power to (i) merge the Company with or into another entity, (ii) consolidate the Company with one (1) or more other entities into a new entity; (iii) sell or otherwise dispose of all or substantially all of the assets of the Company; or (iv) dissolve or liquidate the Company; provided, however, that such action shall have been approved, at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Equity Shares then outstanding and entitled to vote thereon.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Company shall be liable to the Company or its Stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 GOVERNING LAW. This Charter is executed by the undersigned Directors and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

SECTION 9.2 RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any Persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which this Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Directors or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to this Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts which relate to the affairs of the Company. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Directors or by any duly authorized officer, employee or agent of the Company.

SECTION 9.3 CONSTRUCTION. In this Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Charter.

SECTION 9.4 RECORDATION. These Third Articles of Amendment and Restatement and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be

Exhibit A-2

filed or recorded in such other places as the Directors deem appropriate, but failure to file for record this Charter or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Charter or any amendment hereto. A restated Charter shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Charter and the various amendments thereto.

THIRD: These Third Articles of Amendment and Restatement have been approved by a majority of the Board of Directors and approved by the Stockholders of the Company as required by law.

FOURTH: The current address of the principal office of the Company in the State of Maryland and the name and address of the Company’s current registered agent are as set forth in Section 1.2 of these Third Articles of Amendment and Restatement.

FIFTH: The number of Directors of the Company and the names of those Directors currently in office are as set forth in Sections 2.1 and 2.3 of these Third Articles of Amendment and Restatement.

SIXTH: The total number of shares which the Company had authority to issue immediately prior to this amendment and restatement and has authority to issue pursuant to the foregoing amendment and restatement is 1,000,000,000, consisting of 750,000,000 Common Shares, 100,000,000 Preferred Shares and 150,000,000 Shares-in-Trust. The aggregate par value of all shares of stock having par value is $7,500,000.

SEVENTH: The undersigned President acknowledges these Third Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and attested by its Secretary, on this      day of                     , 200    .

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
President

ATTEST:

By:
Secretary

Exhibit A-2

Exhibit B

Escrow Agreement

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of this      day of                         , 2007, by and among Wells Real Estate Investment Trust, Inc., a Maryland corporation (“REIT”), Wells Advisory Services I, LLC, a Georgia limited liability company (“WAS I”), and                     , a                     , as escrow agent (“Escrow Agent”).

RECITALS

WHEREAS, REIT and WAS I, among other parties, have entered into that certain Agreement and Plan of Merger, dated as of February 2, 2007 (as the same may be amended or modified in accordance with its terms, the “Merger Agreement”); and

WHEREAS, pursuant to Section 2.9 of the Merger Agreement, [insert number of shares] REIT Common Shares (as defined in the Merger Agreement) constituting a portion of the Merger Shares (as defined in the Merger Agreement) shall be issued in the name of the Escrow Agent and shall be held in escrow by the Escrow Agent pursuant to, and released from escrow in accordance with, the terms of this Agreement (the “Escrow Shares”).

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Incorporation of Recitals; Defined Terms. The foregoing Recitals are, by this reference, incorporated into the body of this Agreement as if set forth herein in their entirety. Capitalized terms used herein but not defined herein, but defined in the Merger Agreement, shall have the meanings ascribed to them in the Merger Agreement. Furthermore, as used herein, the following terms have the respective meanings indicated:

“Disputes Auditor” means [            ] or such other independent public accounting firm as may be mutually agreed upon by WAS I and REIT.

“Earnings” shall mean all distributions, dividends, returns of capital and other payments, whether in cash or property, made on, in exchange for, in redemption of or otherwise in respect of, the Escrow Shares.

“Escrow Fund” shall mean the Escrow Shares, the Earnings thereon and any other interest or other amounts deposited into escrow with respect thereto.

“REIT Change in Control” means any of the following: (i) the consummation of a merger or consolidation of REIT with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization is owned by Persons who were not shareholders of REIT immediately prior to such merger, consolidation or reorganization; (ii) the sale, transfer or other disposition of all or substantially all of REIT’s assets; (iii) the dissolution, liquidation or winding up of REIT; or (iv) any transaction as a result of which any Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of REIT representing more than fifty percent (50%) of the total voting power represented by REIT’s then outstanding voting securities. A listing of the REIT’s Common Shares on a national securities exchange shall not constitute a REIT Change of Control.

“REIT Released Shares” shall mean the number of Escrow Shares equal to the difference between the total number of Escrow Shares minus the number of WAS I Released Shares.

“WAS I Released Shares” shall mean the whole number of Escrow Shares determined in accordance with the methodology set forth on Schedule A attached hereto; provided, however, that the WAS I Released Shares shall in no event exceed the number of Escrow Shares.

Exhibit B

2. Escrow Agent Appointment. REIT and WAS I hereby appoint and designate [            ] as the Escrow Agent to receive, hold and disburse the Escrow Fund in accordance with the terms hereof, and the Escrow Agent hereby accepts its appointment as the Escrow Agent and agrees to hold, administer and disburse the Escrow Fund in accordance with the terms hereof.

3. Deposit of Escrow Shares. Contemporaneously with the execution hereof, the Escrow Shares shall be issued by REIT in the name of the Escrow Agent as nominee for WAS I and REIT and shall be delivered to, and deposited with the Escrow Agent, to be held, administered and disbursed in accordance with the terms hereof.

4. Distributions and Dividends.

(a) For as long as the Escrow Shares are held by the Escrow Agent, all Earnings with respect to the Escrow Shares shall be delivered directly to the Escrow Agent and shall be deposited into the Escrow Fund, and the Escrow Agent shall hold such Earnings until disbursed pursuant to the terms hereof. Notwithstanding the foregoing, (i) if any Earnings are paid to or received by WAS I, then WAS I shall deposit such Earnings immediately in the Escrow Fund to be held, administered and disbursed by the Escrow Agent in accordance with the terms hereof; and (ii) to the extent that there are any cash dividends or distributions paid on the Escrow Shares that constitute a return of capital for federal or state income tax purposes, Escrow Agent shall promptly release from escrow to WAS I the portion of such cash dividends or distributions which is sufficient to pay any federal or state taxes with respect to such cash dividends or distributions.

(b) The Escrow Agent is hereby authorized and directed to invest all Earnings deposited into the Escrow Fund in an FDIC insured money market account. Interest on such Earnings shall be payable at the time the Earnings and income thereon is disbursed in accordance with Section 8. The Escrow Agent shall have no liability for any loss or diminution in the Escrow Fund resulting from investments made in accordance with the provisions hereof. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to the Escrow Fund or any income earned thereon.

5. Voting and Transfer of Escrow Shares. For so long as the Escrow Shares are held by the Escrow Agent and except as otherwise provided in the Pledge Agreement, WAS I shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Escrow Shares. Except as otherwise provided in the Pledge Agreement, neither the Escrow Shares nor any interest therein may be transferred during the term of this Agreement.

6. Escrow Statement.

(a) As promptly as possible after REIT has filed with the SEC REIT’s annual report on Form 10-K for the year ended December 31, 2007 and in no event later than twenty (20) days after the deadline for filing such report, taking into consideration any extension of such deadline made available to REIT under the Securities Exchange Act or by the SEC, REIT shall prepare and deliver to WAS I and the Escrow Agent a statement (the “Escrow Statement”) setting forth in reasonable detail REIT’s calculations of the number of WAS I Released Shares and REIT Released Shares, which calculations shall be made in accordance with the methodology set forth on Schedule A attached hereto.

(b) REIT, WAS I and their respective accountants and other representatives shall fully cooperate with the other in the preparation and review of the Escrow Statement and of any disputes by WAS I thereto, including by providing reasonable access to accountant’s work papers relevant to the Escrow Statement, as well as the books and records related thereto.

7. Disputes Regarding the Escrow Statement.

(a) The Escrow Statement, including the calculations of the WAS I Released Shares and the REIT Released Shares, shall be binding and conclusive upon, and deemed accepted by, WAS I unless WAS I shall have notified REIT and the Escrow Agent in writing no later than thirty (30) days after receipt of the Escrow

Exhibit B

Statement of any objections thereto. A notice under this Section 7(a) shall identify, in reasonable detail, the items, amounts and calculations set forth in the Escrow Statement that are being disputed and the basis of such dispute, and WAS I shall be deemed to have agreed with all other items, amounts and calculations contained in the Escrow Statement.

(b) At the request of either REIT or WAS I, any dispute between REIT and WAS I relating to the Escrow Statement that cannot be resolved by them within ten (10) days after receipt of notice of any objections thereto pursuant to Section 7(a) shall be referred to the Disputes Auditor for decision, which decision shall be final and binding on both parties absent manifest error. In making such decision, the Disputes Auditor shall consider only those items, amounts and calculations set forth in the Escrow Statement as to which WAS I has disputed. The parties agree that they will request that the Disputes Auditor render its decision within fifteen (15) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. The fee of the Disputes Auditor for, and relating to, the making of any such decision shall be borne by REIT and WAS I equally.

(c) The calculations of the WAS I Released Shares and the REIT Released Shares shall become binding on both REIT and WAS I upon the earlier of (i) the expiration of the period within which WAS I may notify REIT and the Escrow Agent of any objections to the Escrow Statement pursuant to Section 7(a) if no notice of objection has been given, (ii) agreement in writing by REIT and WAS I that such calculations and the Escrow Statement, together with any modifications thereto agreed by REIT and WAS I, shall be final and binding and (iii) the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating to such calculations and the Escrow Statement (the earliest date set forth in subclause (i), (ii) and (iii) is referred to herein as the “Determination Date”).

8. Disbursements.

(a) As promptly as practicable after the Determination Date and in any event no later than three (3) Business Days thereafter, the Escrow Agent shall release from escrow (i) to WAS I the WAS I Released Shares, together with the pro rata portion of the Earnings, if any, allocable thereto and income earned thereon and (ii) to REIT the REIT Released Shares together with the pro rata portion of the Earnings, if any, allocable thereto and interest earned thereon. REIT and the Escrow Agent shall take such action as may be necessary to cause the certificates representing the WAS I Released Shares to be registered in the name of WAS I.

(b) Notwithstanding the foregoing, (i) in accordance with Section 2(c) of the Pledge Agreement, all certificates representing the WAS I Released Shares which are otherwise to be released by the Escrow Agent to WAS I pursuant to Section 8(a) during the Lock-Up Period shall be held by Escrow Agent in accordance with the Pledge Agreement; (ii) all Earnings and income earned on such Earnings which are otherwise to be released by the Escrow Agent to WAS I in respect of the WAS I Released Shares pursuant to Section 8(a) during the Lock-Up Period shall be (A) released to WAS I if such Earnings would have been paid to WAS I at the time they originally became payable with respect to the Escrow Shares pursuant to Section 3(a)(ii) of the Pledge Agreement if the Escrow Shares had been Collateral under the Pledge Agreement at such time or (B) if such Earnings would not have been payable to WAS I, they will be held by REIT or Escrow Agent in accordance with the terms of the Pledge Agreement; and (iii) upon the occurrence and during the continuance of an Event of Default (as defined in the Pledge Agreement) under the Pledge Agreement, all Earnings and income earned thereon which are otherwise to be released by the Escrow Agent to WAS I pursuant to Section 8(a) during the Lock-Up Period shall be delivered directly to REIT to be held in accordance with the terms of the Pledge Agreement.

(c) In the event of a REIT Change of Control on or before December 31, 2007, Escrow Agent shall promptly release from escrow to WAS I all of the Escrow Shares, together with any Earnings with respect thereto.

9. Other Disbursements From the Escrow Fund. Except to the extent expressly provided herein, neither REIT nor WAS I shall have any right or power to withdraw, and the Escrow Agent shall not disburse, any of the Escrow Shares on deposit in the Escrow Fund or any Earnings in respect thereof, absent a joint written instruction to such effect executed by both REIT and WAS I.

Exhibit B

10. Termination of Escrow. The escrow provided hereunder shall terminate, and this Agreement shall expire and terminate, upon the earlier to occur of (i) the mutual written consent of REIT and WAS I (written notice of which shall be given jointly to the Escrow Agent); or (ii) upon disbursement of all of the Escrow Funds pursuant to Section 8.

11. Compensation to Escrow Agent. REIT and WAS I shall each be responsible for and shall pay one-half (1/2) of all fees, costs and expenses relating to the compensation of the Escrow Agent for its services performed pursuant hereto. In the event of a dispute between REIT on the one hand and WAS I on the other hand concerning disbursement of any Escrow Shares or any Earnings in respect thereof on deposit in the Escrow Fund, or as a result of interpleader, the party that does not prevail in such dispute shall be responsible for and shall pay all of the Escrow Agent’s reasonable attorneys’ fees and costs in connection therewith.

12. Escrow Agent. In performing its duties hereunder or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent’s sole responsibility shall be for the holding, administering and disbursing the Escrow Fund in accordance with the terms hereof. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice given to it hereunder in accordance with Section 17. The Escrow Agent shall be entitled to rely upon, and shall be protected in acting upon, any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the Person or parties purporting to sign the same and to conform to the provisions hereof. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Except as otherwise provided in Section 11, REIT and WAS I shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel; provided, however, REIT and WAS I agree that such fees and expenses shall be borne equally between REIT and WAS I. The Escrow Agent shall have no obligations or responsibilities in connection with the Merger Agreement, or any other agreement between any other parties to the Merger Agreement, other than this Agreement.

13. Indemnification.

(a) From and at all times after the date hereof, REIT and WAS I jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify REIT and WAS I in writing, and such Indemnified Party shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to REIT and WAS I, and REIT and

Exhibit B

WAS I shall be responsible for the expenses of such counsel referred to in the foregoing sentence. All such fees and expenses payable by REIT and WAS I pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by REIT and WAS I, jointly and severally, upon demand by such Indemnified Party. As between REIT and WAS I, such losses, damages, costs and expenses shall be borne equally between REIT and WAS I (subject to the provisions of Section 13(b)). The obligations of REIT and WAS I under this Section 13 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b) REIT and WAS I agree that neither the payment by REIT and WAS I of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between REIT and WAS I, the respective rights and obligations of REIT, on the one hand, and WAS I, on the other hand, under this Agreement. REIT and WAS I agree between themselves that any obligation for indemnification under this Section 13 shall be borne by REIT and WAS I in proportion to REIT’s and WAS I’s respective responsibility, if any, of such loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if both REIT and WAS I agree in writing to submit the dispute to arbitration) or litigation; provided, however, that if neither REIT nor WAS I is determined to be responsible for such loss, damage, liability, cost or expense, any obligation for indemnification under this Section 13 shall be borne equally between REIT and WAS I.

14. Disputes Regarding This Agreement. If, at any time, there shall exist any dispute between REIT and WAS I with respect to the holding, administration or disbursement of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disbursement of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if REIT and WAS I have not, within twenty (20) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 15, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be) as evidenced by written instructions executed by REIT and WAS I; and

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Georgia, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed property and amounts held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court.

The Escrow Agent shall have no liability to REIT, WAS I or any other Person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Shares or the Earnings allowable thereto or any delay in or with respect to any other action required or requested of the Escrow Agent.

15. Resignation of the Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving twenty (20) days’ prior written notice to REIT and WAS I or may be removed, with or without cause, by REIT and WAS I, acting jointly, at any time by the giving of prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, REIT and WAS I, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution, unless otherwise agreed by REIT and WAS I as evidenced by written instructions executed by REIT and WAS I. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties

Exhibit B

and obligations hereunder, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent hereunder.

16. Entire Agreement. This Agreement, the Pledge Agreement and the Merger Agreement and the exhibits and schedules thereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of such agreements and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter hereof.

17. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to WAS I:

Wells Advisory Services I, LLC

6200 The Corners Parkway

Norcross, GA 30092

Attention: Doug Williams

Facsimile: (770) 243-8286

With a copy (which shall not constitute notice) to:

King & Spalding

1180 Peachtree Street NE

Atlanta, GA 30309

Attention: William B. Fryer

Facsimile: (404) 572-5131

If to REIT:

Wells Real Estate Investment Trust, Inc.

6200 The Corners Parkway

Norcross, GA 30092

Attention:

Facsimile:

With a copy (which shall not constitute notice) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street NE

Atlanta, GA 30303

Attention: Edward J. Hardin

Facsimile: (404) 525-2224

Exhibit B

If to the Escrow Agent:

_________________________________

_________________________________

_________________________________

Attention:

Facsimile:

With a copy (which shall not constitute notice) to:

__________________________________

__________________________________

__________________________________

Attention:

Facsimile:

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by nationally recognized air courier or (iii) upon confirmation of transmission, if sent by facsimile (provided that any notice given by facsimile shall also be sent by registered or certified mail or nationally recognized air courier). Any party may give written notice of a change of address in accordance with the provisions of this Section 17 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

18. Amendment and Waivers. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

19. Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment or transfer by any party hereto of such party’s rights and obligations under this Agreement may be made except with the prior written consent of the other parties to this Agreement.

20. Severability. Any term or provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

21. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

22. Pronouns. All pronouns and any variations thereof in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

Exhibit B

23. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

24. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof. Accordingly, it is agreed that in addition to any other remedy to which a non-breaching party may be entitled, a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in any court located in the State of Georgia and having subject matter jurisdiction thereof.

25. Arbitration. Except as specifically provided for in this Agreement relating to injunctive relief, any dispute under this Agreement between REIT and WAS I shall be subject to arbitration as set forth in Section 10.9 of the Merger Agreement.

26. Interpretation. The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

27. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument. Notwithstanding the laws of any jurisdiction in which this Agreement is executed or delivered, a facsimile signature shall for all purposes be deemed an original and shall bind the signor as if such facsimile were an original.

28. Construction. The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

[signature page follow]

Exhibit B

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS ADVISORY SERVICES I, LLC

By:
Name:
Title:

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
Name:
Title:

[ESCROW AGENT]

By:
Name:
Title:

Exhibit B1

Exhibit C

Headquarters Sublease

SUBLEASE

This Sublease (this “Sublease”) is made and entered into as of                     , 2007, between WELLS REAL ESTATE FUNDS, INC., a Georgia corporation (“Sublandlord”), whose address is                             ,                             , and                              (“Subtenant”), whose address is                         ,                         , with reference to the following facts and circumstances:

WHEREAS, Wells REF-6200 The Corners Parkway Owner, LLC, a Delaware limited liability company (the “Master Landlord”), as landlord, and Sublandlord, as tenant, entered into that certain Lease Agreement dated December 13, 2005 (the “Master Lease”), a copy of which is attached hereto as Exhibit A and incorporated herein;

WHEREAS, under the Master Lease, Sublandlord leases approximately 138,044 rentable square feet of space (the “Premises”) located in the office building (the “Building”) located at 6200 The Corners Parkway, Norcross, Georgia 30092;

WHEREAS, Subtenant desires to sublease from Sublandlord a portion of the Premises consisting of approximately 13,000 rentable square feet of space located on the fifth (5th) floor of the Building (the “Floor”) and being more particularly described in Exhibit B attached hereto and incorporated herein (the “Subleased Premises”);

WHEREAS, Subtenant desires to lease from Sublandlord certain furniture, fixtures and equipment owned by Sublandlord and more particularly described on Exhibit C attached hereto and incorporated herein (the “FF&E”);

WHEREAS, Sublandlord has agreed to sublease the Subleased Premises to Subtenant and lease the FF&E to Subtenant on the terms, covenants and conditions stated in this Sublease; and

WHEREAS, capitalized terms used in this Sublease and not defined herein shall have the meanings assigned thereto in the Master Lease.

NOW, THEREFORE, in consideration of the demise of the Subleased Premises and the rents, covenants and conditions herein set forth, Sublandlord and Subtenant covenant and agree as follows:

Section 1. Subleased Premises.

(a) Granting Clause. Sublandlord hereby grants, demises and leases the Subleased Premises to Subtenant, and Subtenant hereby leases the Subleased Premises from Sublandlord under the terms and conditions set forth herein. The Subleased Premises includes 13,000 usable square feet of space. The Rent payable by Subtenant pursuant to Paragraph 6 of this Sublease shall be calculated based upon the usable square feet within the Subleased Premises.

(b) Sublandlord’s Work.

(i) Description of Sublandlord’s Work. Sublandlord represents and warrants that it constructed and installed within the Subleased Premises the leasehold improvements described on Exhibit D attached hereto and made a part hereof by this reference (collectively, “Sublandlord’s Work”) in accordance with the terms and conditions of this Section Section 1(b) at its sole cost and expense prior to the Commencement Date (as defined in Section 3 below). Sublandlord represents and warrants that Sublandlord’s Work has been performed by Sublandlord in a good and workmanlike manner substantially in accordance with the agreed upon plans and specifications set forth on Exhibit D, and all Laws.

Exhibit C

(ii) Approvals. Sublandlord represents and warrants that, as part of Sublandlord’s Work, it applied for and obtained, any and all permits, licenses, certificates, and approvals that were necessary to perform Sublandlord’s Work, including without limitation, any variances, use permits, building permits, and any other permits or approvals necessary to perform Sublandlord’s Work (collectively, the “Approvals”). Sublandlord represents and warrants that it also obtained the Master Landlord’s consent to and approval of Sublandlord’s Work.

(iii) Delivery of Subleased Premises. Sublandlord will deliver the Subleased Premises to Subtenant with Sublandlord’s Work Substantially Completed (as defined below), in a clean, “broom clean” condition, on the Commencement Date. In the event that Sublandlord has not delivered the Subleased Premises to Subtenant in accordance with this Section Section 1(b) on the Commencement Date, Subtenant may upon fifteen (15) days’ notice to Sublandlord, but shall not be obligated to, complete Sublandlord’s Work, and, upon completion of such work, Subtenant may deduct from the Rent the cost for completing such work. For all purposes under this Sublease, Sublandlord’s Work shall be considered “Substantially Completed” on the date on which Sublandlord certifies in good faith, in writing, that Sublandlord’s Work has been substantially completed (subject to minor punchlist items that do not affect the use or occupancy of the Subleased Premises, which punchlist items must be completed by Sublandlord on or before thirty (30) days after the Commencement Date) in accordance with the plans and specifications set forth on Exhibit D and all Approvals have been obtained.

(iv) Warranty. Sublandlord warrants to Subtenant that all materials and equipment furnished in connection with the performance of Sublandlord’s Work are of good quality, that all of Sublandlord’s Work is free from material faults and defects, and that all materials and Sublandlord’s Work are in conformance with Exhibit D. Any Sublandlord’s Work not substantially conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective by Subtenant. Sublandlord’s warranty under this Section Section 1(b)(iv) shall remain in effect for one (1) year after the Commencement Date.

(v) Correction of Sublandlord’s Work. Without waiving any right Subtenant has pursuant to Section 1(b)(iii) above, if Subtenant discovers, from time to time or at any time, that any of Sublandlord’s Work does not comply with the requirements of this Sublease and provides notice thereof to Sublandlord prior to the first (1st) anniversary of the Commencement Date, Sublandlord shall, on or before fifteen (15) days after Subtenant’s notice, at Sublandlord’s sole cost and expense, take all steps necessary to promptly and completely correct Sublandlord’s Work in conformance with the requirements of this Sublease. If corrective action is not completed within such fifteen (15) day period, Subtenant may, but shall not be obligated to, take all actions necessary to correct the defective Sublandlord’s Work, and Subtenant may deduct from the Rent all reasonable out-of-pocket amounts expended by Subtenant for such corrective action. Sublandlord further agrees to repair at its sole cost and expense any other Sublandlord’s Work on the Subleased Premises and any portion of the then-existing Subleased Premises which Sublandlord may affect, disturb or damage in making the repair required hereby.

Section 2. FF&E. Sublandlord hereby leases the FF&E to Subtenant, and Subtenant hereby leases the FF&E from Sublandlord under the terms and conditions set forth herein. Subtenant acknowledges that it is familiar with the condition of the FF&E and covenants and agrees to accept the FF&E in their condition and state of repair as of the date of delivery of possession thereof by Sublandlord to Subtenant in an “as-is” condition. Upon the expiration or termination of this Sublease, Subtenant shall surrender the FF&E to Sublandlord as provided in Section Section 31 hereof.

Section 3. Term. The term of this Sublease (the “Initial Sublease Term”) shall commence on             , 2007 (the “Commencement Date”), and unless sooner terminated as provided in this Sublease or in the Master Lease, shall expire on the second (2nd) anniversary of the Commencement Date.

Section 4. Renewal Option. Subtenant shall have two (2) options to extend the Initial Sublease Term for an additional two (2) years each by providing Sublandlord with at least one hundred eighty (180) days’ written notice prior to the end of the Initial Sublease Term or the first extension term, as applicable (the Initial Sublease Term, as it may be extended as provided in this Section Section 4, is herein referred to as the “Term”).

Section 5. Termination Right. Subtenant shall have the right to terminate this Sublease at any time during the Term upon delivery of written notice to Sublandlord at least one hundred eighty (180) days prior to such termination. If Subtenant elects to terminate the Sublease pursuant to this Section Section 5, then on the effective date of such termination, Subtenant shall pay to Sublandlord a termination fee equal to fifty percent (50%) of the Rent payable by Subtenant pursuant to this Sublease for the balance of the Term.

Exhibit C

Section 6. Rent. Commencing on the Commencement Date, Subtenant shall pay to Sublandlord rent (the “Rent”) for the Subleased Premises and the FF&E as set forth on Exhibit E attached hereto and incorporated herein. The Rent is a gross rent, constitutes the entirety of the rent due from Subtenant to Sublandlord pursuant to this Sublease (except for any amounts otherwise specifically required to be paid by Subtenant to Sublandlord pursuant to Section Section 7, Section 13(a), Section 13(b), Section 13(h), Section 18, Section 24(c) or Section 31 of this Sublease), and Subtenant has no responsibility for paying any Additional Rent under the Master Lease or for making any payment or contribution relating to Operating Expenses or Taxes as referenced in the Master Lease.

Section 7. Rent Payments. Subtenant shall pay to Sublandlord in lawful money of the United States of America, in advance without notice, demand, offset or deduction, except as otherwise expressly set forth herein, the monthly installments of Rent due hereunder on or before the first day of each calendar month from and after the Commencement Date. Payments of Rent for any fractional calendar month (if any) shall be prorated based on a thirty (30) day month. All payments required to be made by Subtenant to Sublandlord hereunder shall be payable at the address set forth below, or at such other address as Sublandlord may specify from time to time by written notice delivered in accordance herewith:

Wells Real Estate Funds, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Attention: Chief Financial Officer

If any Rent or other sum due from Subtenant is not received on or before its due date, then Subtenant shall pay to Sublandlord within three (3) Business Days after receipt of Sublandlord’s written demand therefor a late charge (which shall constitute liquidated damages) in an amount equal to Five Hundred and No/100 Dollars ($500.00). Additionally, all Rent under this Sublease shall bear interest from the date due until paid at the greater of (a) twelve percent (12%) per annum simple interest or (b) the published “prime rate” of SunTrust Bank, N.A., or such other bank in Atlanta, Georgia as is selected by Sublandlord if SunTrust Bank, N.A. no longer publishes a “prime rate”, plus four percent (4%), not to exceed eighteen percent (18%) per annum simple interest (the “Default Rate”), such interest being in addition to and cumulative of any other rights and remedies which Sublandlord may have with regard to the failure of Subtenant to make any such payments under this Sublease. Notwithstanding the foregoing, with respect to the first two (2) late payments in any twelve (12) month period, no such interest and late charge shall be due if Subtenant pays the past due amount within ten (10) days of the due date thereof. Any further late payments during such twelve (12) month period shall incur the interest and late charges described above without any further grace periods unless otherwise set forth in this Sublease.

Section 8. Use. Subtenant shall continuously occupy, operate and use the Subleased Premises only for the Permitted Uses defined in the Master Lease during normal business hours of the Building, subject to and in compliance with the provisions of the Master Lease (including, without limitation, Paragraph 4 of the Master Lease) and this Sublease, and for no other purpose. During the Term, Subtenant shall have the right to use the Common Areas in common with others and in accordance with this Sublease, the Master Lease and the Rules and Regulations. Subtenant’s use of the Building, the Common Areas and the Subleased Premises shall at all times comply with the Rules and Regulations attached to the Master Lease as Exhibit “F”, as such Rules and Regulations may be amended from time to time by the Master Landlord.

Section 9. Expansion Right. Provided that all or any portion of the remainder of Floor is vacant and not subject to any sublease entered into in accordance with the provisions hereof, in the event, from time to time, that Subtenant desires to sublease all or any portion of the remainder of the Floor, Subtenant shall so notify Sublandlord in writing (the “Expansion Notice”) specifying the space contiguous to the Subleased Premises that it wishes to occupy (the “Expansion Space”). The location and size of the Expansion Space shall be subject to the approval of the Sublandlord, which approval shall not be unreasonably withheld or delayed; provided, however, that if required by the terms of the Loan Agreement between the Master Landlord and Mortgage Lender or the Mezzanine Loan Agreement between the Master Landlord and Mezzanine Lender, Sublandlord’s approval of the Expansion Space shall be subject to the approval of Mortgage Lender or Mezzanine Lender (as applicable). Sublandlord shall use its

Exhibit C

reasonable best efforts to obtain the approval of Mortgage Lender or Mezzanine Lender (as applicable). If Sublandlord’s approval of the Expansion Space is not subject to the approval of Mortgage Lender or Mezzanine Lender, then Sublandlord shall grant its approval of the Expansion Space on or before the date that is five (5) Business Days after Sublandlord’s receipt of the Expansion Notice. If Sublandlord’s approval is subject to the approval of Mortgage Lender or Mezzanine Lender, then Sublandlord shall grant its approval (or provide notice of disapproval) of the Expansion Space on or before the date that is five (5) Business Days after Sublandlord’s receipt of such approval (or disapproval) from Mortgage Lender or Mezzanine Lender (as applicable). On or before thirty (30) days after the date on which Subtenant receives Sublandlord’s approval of the Expansion Space, Sublandlord shall prepare, and Subtenant and Sublandlord shall execute and deliver to one another, an amendment to this Sublease reasonably satisfactory to both parties, increasing the size of the Subleased Premises by the Expansion Space, to be effective upon execution by both parties. The Expansion Space will be included in the Subleased Premises, at the same per square foot rate for Rent as is then applicable to the Subleased Premises and upon the same terms and conditions as this Sublease. Sublandlord shall not be obligated to construct any improvements in the Expansion Space or otherwise perform any work to prepare the Expansion Space for Subtenant’s occupancy unless otherwise agreed upon by the parties, except that Sublandlord shall, at its sole cost and expense, remove any demising walls between the Subleased Premises and the Expansion Space and, if requested by Subtenant in the Expansion Notice, construct any demising wall necessary to separate the Subleased Premises (including the Expansion Space) from any remaining space on the Floor in accordance with Sections Section 10(d) and Section 10(e) below.

Section 10. Adjacent Space and Right of First Refusal.

(a) Status of Floor as of Commencement Date. The parties acknowledge that the Subleased Premises constitute only a portion of the Floor and the remainder of the Floor is currently vacant and not subject to a sublease entered into in accordance with the provisions hereof. As of the Commencement Date, there will be no demising walls or other features that physically separate the Subleased Premises from the remainder of the Floor.

(b) Demising Work. In the event that Sublandlord, its successors, assigns or any other third party is to (i) make any alteration or perform any construction or cosmetic work to the remainder of the Floor; or (ii) occupy all or a portion of the remainder of the Floor pursuant to the Master Lease, a sublease or otherwise, Sublandlord, at its sole cost and expense, shall be obligated to physically separate the Subleased Premises from the remainder of the Floor in accordance with this Section Section 10 (collectively, the “Demising Work”), including applying for and obtaining all Approvals, complying with all Laws and, if necessary, obtaining the Master Landlord’s consent to and approval of the Demising Work.

(c) Demising Work Notice and Right of First Refusal.

(i) Sublandlord must notify Subtenant (the “Demising Work Notice”) of any impending occupancy or alterations at least sixty (60) days prior to the proposed occupation or alteration date (the “Proposed Occupation Date”) and must describe the area to be occupied (the “Occupation Space”) or the alterations to be made as well as the identity of the person or entity proposed to occupy such space (the “Proposed Occupant”) in the Demising Work Notice. Subtenant shall have the right, but not the obligation, for a period of ten (10) days following receipt of the Demising Work Notice, to elect to include all of the Occupation Space within the Subleased Premises at the same per square foot rate for Rent as is then applicable to the Subleased Premises and upon the same terms and conditions as this Sublease except that Sublandlord shall not be obligated to construct any improvements in the Occupation Space or otherwise perform any work to prepare the Occupation Space for Subtenant’s occupancy unless otherwise agreed upon by the parties.

(ii) If Subtenant desires to sublease the Occupation Space, then Subtenant shall deliver to Sublandlord written notice of its intent to sublease the Occupation Space within the ten (10) day period described above (the “Subtenant’s Acceptance”). If Subtenant does not deliver the Subtenant’s Acceptance within said period, then Subtenant shall be deemed not to have elected to sublease the Occupation Space. If the Occupation Space is not occupied by the Proposed Occupant on or before ninety (90) days after the Proposed Occupation Date or if the Occupation Space is later vacated and not subject to a sublease, Subtenant shall again have the right of first refusal provided in this Section Section 10(c). If Subtenant delivers the Subtenant’s Acceptance to Sublandlord within the applicable time period set forth above, then, on or before thirty (30) days after the date of Subtenant’s Acceptance,

Exhibit C

Sublandlord shall prepare, and Subtenant and Sublandlord shall execute and deliver to one another, an amendment to this Sublease reasonably satisfactory to both parties, increasing the size of the Subleased Premises by the Occupation Space, to be effective upon execution by both parties.

(d) Approval of Draft Plans and Demising Plans. Provided Subtenant does not deliver Subtenant’s Acceptance within the applicable timeframe, on or before twenty (20) days after the date of the Demising Work Notice, Sublandlord shall cause draft plans and specifications for the Demising Work (“Draft Plans “) to be prepared, and shall submit the same to Subtenant for its approval (which approval shall not be unreasonably withheld or delayed), which plans must include demising walls, finish level specifications, HVAC and electrical/lighting modifications to assure there is no diminution of HVAC or lighting/electrical service to the Subleased Premises, and must show Subtenant’s means of access to the elevators, bathrooms and other common facilities of the floor. If, as a result of the requirement to construct demising walls, any corridors are required due to governmental requirements or to insure a separate Subleased Premises from the remainder of the Floor, the Draft Plans shall show such corridors and insure that the Subleased Premises continue to contain the same usable and rentable square footage as provided in this Sublease and on the same basis of computation. Subtenant agrees that it will approve, or state its reasons for disapproval of, the Draft Plans in writing on or before ten (10) days after its receipt of same from Sublandlord. Sublandlord will revise the Draft Plans in accordance with Subtenant’s reasons for disapproval and re-submit them for Subtenant’s approval on or before ten (10) days after receipt of the disapproval notice. Subtenant will either approve or state any reasons for disapproval of the revised Draft Plans on or before five (5) days after its receipt of the revised Draft Plans. The process shall continue as provided above with the same time limitations of approval and revisions until final approval of the Draft Plans by Subtenant. The final, approved Draft Plans will be referred to as the “Demising Plans”. Sublandlord shall use reasonable best efforts to cause the Master Landlord to approve the Demising Plans.

(e) Performance of Demising Work. Sublandlord will perform all Demising Work in a good, workmanlike manner, in accordance with the Demising Plans and all applicable Laws. The Demising Work will be deemed completed on the date that Subtenant’s architect certifies in good faith, in writing, that the Demising Work has been completed substantially in accordance with the Demising Plans. The party that is to occupy the remainder of the Floor, or portion thereof, may not occupy any part of the Floor until the Demising Work is substantially completed. If there is a breach of this provision by Sublandlord, Subtenant may, but it not required to, seek injunctive relief to prevent occupancy of any portion of the Floor in violation hereof, the parties recognizing the unique nature of the requirement for demising walls and access to common facilities which is not compensable by money damages, such damages being too difficult to ascertain.

Section 11. Master Lease. Sublandlord and Subtenant acknowledge and agree that this Sublease is a sublease and is subject and subordinate to the Master Lease. Sublandlord and Subtenant agree as follows with respect to the Master Lease:

(a) Attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease (with certain economic provisions not applicable to Subtenant or this Sublease deleted), and Subtenant represents that it has reviewed the Master Lease and is thoroughly familiar with the terms and conditions of the Master Lease.

(b) Subtenant shall comply with all of the terms and conditions of the Master Lease applicable to the Subleased Premises and shall perform all of the obligations of Sublandlord under the Master Lease applicable to the Subleased Premises first arising from and after the Commencement Date, provided that Subtenant shall not be required to pay the “Base Rent” or any “Additional Rent” payable by Sublandlord to the Master Landlord under the Master Lease.

(c) Subtenant shall not do anything which would constitute a default under the Master Lease or omit to do anything which Subtenant is obligated to do under the terms of this Sublease which would constitute a default under the Master Lease.

(d) Except as specifically provided in this Sublease, Subtenant shall not be granted or have the right to exercise any of the rights, remedies or elections granted to Sublandlord under the Master Lease. Specifically, without limitation, Subtenant shall not have the right to exercise any of the following rights nor shall the rights and provisions set forth in the following sections of the Master Lease be applicable to this Sublease: (i) subject to

Exhibit C

Subtenant’s rights pursuant to Section Section 8 above, any of the provisions of Paragraph 2 of the Master Lease; (ii) any of the provisions of Paragraph 3 of the Master Lease; (iii) the right to engage a janitorial service pursuant to Paragraph 5(k) of the Master Lease; (iv) except with respect to the break room currently located in the Subleased Premises, any of the provisions of Paragraph 7(g) of the Master Lease; (v) any of the provisions of Paragraph 10 of the Master Lease; (vi) any of the termination rights in the event of a condemnation described in Paragraph 11(a) of the Master Lease; (vii) any of the termination rights in the event of a casualty as described in Paragraph 13 of the Master Lease; (viii) subject to Subtenant’s rights pursuant to Section Section 12 below, any of the provisions of Paragraph 27 of the Master Lease; (ix) any of the provisions of Paragraph 28 of the Master Lease; (x) any of the rights of first offer as described in Paragraph 30 of the Master Lease; or (xi) any of the renewal options described in Paragraph 32 of the Master Lease.

(e) Subtenant shall not take any action or give any notice under the Master Lease without the prior written consent of Sublandlord.

(f) Sublandlord shall have no liability to Subtenant for any defaults of the Master Landlord under the Master Lease so long as Sublandlord is enforcing the provisions of the Master Lease and Sublandlord complies with its obligations under this Sublease.

(g) Sublandlord agrees to comply with all of the obligations of Sublandlord as “Tenant” under the Master Lease. Sublandlord shall cause the Master Landlord to comply with all of the obligations of the Master Landlord under the Master Lease which will or may affect any of Subtenant’s rights under this Sublease. Sublandlord shall not terminate the Master Lease or mutually agree with the Master Landlord to rescind the Master Lease, except as permitted in Sections Section 28 and Section 29 of this Sublease. Sublandlord shall not amend or modify any of the terms of the Master Lease if such amendment or modification affects any of Subtenant’s rights hereunder, increases any of Subtenant’s obligations hereunder or reduces any of Master Landlord’s obligations under the Master Lease applicable under this Sublease. Subtenant will not have any claim against Sublandlord based on the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Sublandlord’s (i) act or failure to act or (ii) failure to enforce the provisions of the Master Lease.

(h) As between the parties to this Sublease only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease will control.

Section 12. Parking. Pursuant to Paragraph 27 of the Master Lease, Sublandlord has the non-exclusive right to use in common with other occupants of the Building parking spaces in the exterior surface parking facility at a ratio of four (4) cars per one thousand (1,000) usable square feet of the Premises (“Sublandlord’s Parking Spaces”). Subtenant shall have the non-exclusive right to use, in common with Sublandlord and the other occupants of the Building, its pro rata share (based on usable square feet) of Sublandlord’s Parking Spaces based on a ratio of four (4) cars per one thousand (1,000) usable square feet of the Subleased Premises. Subtenant’s use of its share of Sublandlord’s Parking Spaces shall be subject to the terms of the Master Lease and the Rules and Regulations propounded by the Master Landlord. Subtenant shall use such parking spaces on a non-reserved, “first-come, first-served” basis throughout the Term and such use shall include the non-exclusive right to use the handicapped/disabled accessible parking spaces included in the Building parking spaces. In the event Sublandlord is offered reserved spaces during the Term of this Sublease, Subtenant shall have the right, but not the obligation, to use (and pay any fees charged for such space) a proportionate amount of such spaces based on the ratio of the rentable square footage of the Subleased Premises to the rentable square footage of the Premises.

Section 13. Services and Utilities.

(a) Heating and Air Conditioning. Paragraph 5(a) of the Master Lease requires the Master Landlord to provide seasonal air conditioning and heating to the Subleased Premises pursuant to a schedule as provided in such section. Sublandlord shall cause the Master Landlord to provide such services to the Subleased Premises as provided in Paragraph 5(a) of the Master Lease. Should Subtenant desire either heating or air conditioning at times when such services are not furnished by the Master Landlord pursuant to the Master Lease, Subtenant shall give Sublandlord at least forty-eight (48) hours’ prior notice and Sublandlord shall request within the time required in Paragraph 5(a) to do so, that the Master Landlord furnish such additional heating or air conditioning; provided,

Exhibit C

however, Subtenant shall be required to pay to Sublandlord any charges incurred by Sublandlord pursuant to the Master Lease as a result of such additional services; provided, however, if Sublandlord requests any additional heating or air conditioning at the same time as Subtenant, the cost per hour or portion thereof shall be the average cost per hour charged by Master Landlord.

(b) Janitorial Services. Paragraph 5(b) of the Master Lease requires the Master Landlord to provide janitorial services to the Premises pursuant to the schedule provided in said Paragraph 5(b). Sublandlord has the option pursuant to Paragraph 5(k) of the Master Lease to engage its own janitorial service provider directly and pay for such janitorial services. If the Master Landlord is providing janitorial services to the Premises pursuant to Paragraph 5(b) of the Master Lease, then Sublandlord shall cause the Master Landlord to provide such services to the Subleased Premises. If Sublandlord has engaged its own janitorial service provider for the Premises, then Sublandlord shall cause such janitorial service provider to provide janitorial services to the Subleased Premises throughout the Term to at least the standard specified in the Master Lease. Notwithstanding anything in this Sublease or the applicable provisions of the Master Lease to the contrary, Subtenant shall not provide any janitorial services without the prior written consent of Sublandlord or the Master Landlord (to the extent required under the Master Lease) and then subject only to supervision by Sublandlord and the Master Landlord and by a janitorial contractor or employees satisfactory to Sublandlord and the Master Landlord. Any such services provided by Subtenant shall be at Subtenant’s sole risk, cost and responsibility. Subtenant shall pay the cost of removing any of Subtenant’s refuse and rubbish from the Subleased Premises and the Building to the extent that the same, in any one day, exceeds the average daily amount of refuse and rubbish accumulated in the use of such Subleased Premises as offices, as described in the Master Landlord’s cleaning contract or recommended by the Master Landlord’s cleaning contractor. Bills rendered by the Master Landlord or Sublandlord shall be paid within ten (10) days after demand.

(c) Electrical Services. Paragraph 5(c) of the Master Lease requires the Master Landlord to provide electric current for Building standard tenant lighting and small business machinery from electric circuits designated by the Master Landlord. Such circuits shall be fed into one or more of the existing electrical panels in the electrical closets located on the same floor as the Subleased Premises. Sublandlord shall cause the Master Landlord to provide such services to the Subleased Premises as provided in Paragraph 5(c) of the Master Lease. Subtenant’s usage of the panels within the Subleased Premises shall not exceed Subtenant’s pro rata share (based on rentable square footage) of the panels’ capacity. Subtenant agrees that at no time will the connected electrical load in the Subleased Premises exceed in the aggregate five (5) watts per rentable square foot of the Subleased Premises, including two (2) watts per rentable square foot of the Subleased Premises of power delivered for lights and other electrically powered equipment in the ceiling of the Subleased Premises and three (3) watts per rentable square foot of the Subleased Premises for duplex receptacles, floor outlets and other electrical power connections in the Subleased Premises. Sublandlord warrants and represents that its current use, occupancy and operation of the Premises complies with the two previous sentences and, provided that Subtenant’s use, occupancy and operation of the Subleased Premises is a Permitted Use and is consistent with Sublandlord’s current use, occupancy and operation of the Premises, Subtenant will be in compliance with the two previous sentences. Subtenant shall not use any electrical equipment which, in Sublandlord’s reasonable opinion, will overload the wiring installations or interfere with the reasonable use thereof by other users in the Building. Subtenant will not, without Sublandlord’s prior written consent in each instance, connect any items such as non-Building standard tenant lighting, vending equipment, printing or duplicating machines, computers (other than desktop word processors and personal computers), auxiliary air conditioners and other computer-related equipment to the Building’s electrical system or make any alteration or addition to the system.

(d) Common Areas. Paragraph 5(d) of the Master Lease requires the Master Landlord to maintain the Common Areas. Sublandlord shall cause the Master Landlord to perform such maintenance as provided in Paragraph 5(d) of the Master Lease.

(e) Water. Paragraph 5(e) of the Master Lease requires the Master Landlord to furnish hot and cold water for ordinary drinking, cleaning and lavatory purposes. Sublandlord shall cause the Master Landlord to provide such services to the Subleased Premises as provided in Paragraph 5(e) of the Master Lease. If Subtenant requires, uses or consumes water for other purposes and Subtenant obtains the prior written consent of Sublandlord, Subtenant agrees to install and pay for the cost and maintenance of a meter or other means to measure Subtenant’s water consumption.

Exhibit C

(f) Elevator Service. Paragraph 5(g) of the Master Lease requires the Master Landlord to provide elevator service to the Premises during Business Hours and on call at all other times. Sublandlord shall cause the Master Landlord to provide such services to the Subleased Premises as provided in Paragraph 5(g) of the Master Lease.

(g) Access. Subject to the provisions of this Sublease and applicable provisions of the Master Lease, Subtenant shall have access to the Subleased Premises twenty-four (24) hours per day, seven (7) days per week, 365 days per year.

(h) Security System. Subtenant acknowledges that the Building has a “Keri card-key” security system for controlled entry into the Building after Business Hours. Subtenant has the option of selecting the employees it chooses to grant twenty-four (24) hours a day, seven (7) days a week access to the Subleased Premises by notifying Sublandlord in writing of the names of such persons and requesting the issuance or reprogramming of card-keys so as to provide such access. Any new and/or re-programmed card-keys shall be provided at Subtenant’s cost and expense at the standard rates then charged by the Master Landlord for the same to other tenants. Notwithstanding anything in this Sublease or the Master Lease to the contrary, Subtenant shall have no right to (i) request that Sublandlord or the Master Landlord engage a uniformed security guard dedicated to providing security services to Building 6200 or the parking and common areas serving Building 6200, (ii) participate in the selection and interviewing of any such security firm and/or individual guard engaged by Sublandlord or the Master Landlord, or (iii) approve the terms of any Security Contract covering the Building 6200.

Section 14. Signage.

(a) Exterior Signage. Notwithstanding anything to the contrary in Paragraph 24 of the Master Lease or Section 3 of Exhibit “F” (Rules and Regulations) of the Master Lease, Sublandlord agrees that Subtenant shall have the non-exclusive right, but not the obligation, to place, maintain, insure, repair and replace signs bearing Subtenant’s name or trade-name (either or both of which may change from time to time) in locations outside of the Building, including, but not limited to, on a pylon or monument-style sign at the primary Building entrance (collectively, “Subtenant’s Exterior Signage”) of the type and at the locations described on Exhibit F. Sublandlord shall use its reasonable best efforts to obtain the approval of the Mortgage Lender and the Mezzanine Lender (if applicable). The location, design, colors and manner or method of attachment and lighting of Subtenant’s Exterior Signage shall be subject to Sublandlord’s reasonable review and approval. Subtenant’s Exterior Signage shall be subject to any and all applicable laws, rules, regulations, ordinances, requirements, permits and filing fees, all of which shall, as applicable, be kept, observed and performed by Subtenant. Upon the expiration or earlier termination of the Term, Subtenant shall, at its sole cost and expense, cause all of Subtenant’s Exterior Signage to be removed and Subtenant shall repair and restore any and all damage caused by or resulting from the removal of Subtenant’s Exterior Signage after taking into account reasonable wear and tear and damage by casualty. Sublandlord agrees not to take any action or install any signage on the Building or the land surrounding it owned by the Master Landlord which could or would affect Subtenant’s Exterior Signage.

(b) Lobby Directory. Subtenant will be identified in the Building’s existing lobby directory as the occupant of the Subleased Premises and will have the same lobby signage rights as other tenants of the Building.

Section 15. Satellite System. Subtenant shall not have any right to use Sublandlord’s satellite receiving system located on or about the Building without Sublandlord’s prior written consent, which consent may be granted or withheld in Sublandlord’s sole discretion. Subtenant shall have no rights under Paragraph 28 of the Master Lease.

Section 16. Repairs.

(a) From and after the Commencement Date and except as otherwise provided in Paragraph 6 of the Master Lease, Subtenant shall, at its own cost and expense, maintain and keep in good repair all portions of the Subleased Premises pursuant to Paragraph 6 of the Master Lease. Subtenant shall be responsible for any maintenance and repairs required of Sublandlord pursuant to the Master Lease with respect to the Subleased Premises first occurring from and after the Commencement Date. Sublandlord shall not be responsible for any repairs or maintenance to the Subleased Premises unless such arose prior to the Commencement Date, and Sublandlord shall cause the Master Landlord to perform the maintenance and repairs required of the Master Landlord pursuant to Paragraph 6 of the Master Lease.

Exhibit C

(b) If Sublandlord is entitled to any abatement of rent with respect to the Subleased Premises as a result of repairs made by the Master Landlord under Paragraph 6 of the Master Lease, Subtenant shall be likewise entitled to an abatement of Rent with respect to the Subleased Premises on the same terms as the abatement of rent under the Master Lease.

Section 17. Alterations. Subtenant shall not make any alterations, improvements or installations in or to the Subleased Premises without obtaining the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed, and the prior written consent of the Master Landlord to the extent required pursuant to the Master Lease. All alterations, additions or improvements shall be constructed or installed in accordance with the provisions of Paragraph 7 of the Master Lease. Notwithstanding anything to the contrary contained in this Section Section 17, Subtenant will have the right, without first obtaining Sublandlord’s prior written consent, but only after delivery of written notice to Sublandlord and only to the extent permitted under the Master Lease, to make Cosmetic Changes in accordance with Paragraph 7(d) of the Master Lease and will have the right to make those alterations, improvements and installations permitted under Paragraphs 7(e) and (f) of the Master Lease.

Section 18. Liens. Subtenant shall keep the Subleased Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by Subtenant. Subtenant shall comply with the provisions of Paragraph 22 of the Master Lease regarding the imposition of any such liens upon the Subleased Premises or the Building as a result of the actions of Subtenant or the agents, employees or contractors of Subtenant. In the event that Subtenant shall not, within twenty (20) days following the imposition of such lien, cause the same to be released of record by payment or posting of a proper bond, Sublandlord shall have, in addition to all other remedies provided herein or by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien, with all such sums paid by Sublandlord and all expenses incurred by Sublandlord in connection therewith to be considered Rent which shall be payable to Sublandlord by Subtenant on demand and with interest at the Default Rate.

Section 19. Default. Each of the following events shall be deemed an “Event of Default” by Subtenant under this Sublease:

(a) Subtenant’s failure to pay the Rent or any other sum due hereunder when due if such non-payment continues for ten (10) days after written notice from Sublandlord to Subtenant of such failure (provided, however, that Sublandlord shall only be obligated to provide Subtenant with a notice under this Section Section 19(a) two (2) times in any period of twelve (12) consecutive months with respect to any regularly scheduled Rent or other required scheduled monetary obligation hereunder), or Subtenant’s default in the prompt and full performance of any other provision of this Sublease and Subtenant does not cure the default within thirty (30) days after written demand by Sublandlord that the default be cured (unless the default involves a hazardous condition, which shall be cured forthwith upon Sublandlord’s demand); and, provided further, in the event that any non-monetary obligation hereunder is not reasonably susceptible to cure within thirty (30) days, then Subtenant shall have such additional time not to exceed one hundred eighty (180) days to complete such cure as is reasonably necessary under the circumstances in question so long as Subtenant commences such efforts to cure as soon as is reasonably practical and thereafter diligently prosecutes such efforts to completion;

(b) If Subtenant shall not, or shall be unable to, or shall admit in writing Subtenant’s inability to, as to any obligation, pay Subtenant’s debts as they become due; or if Subtenant shall commence or institute any case, proceeding or other action (i) seeking relief on Subtenant’s behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Subtenant or Subtenant’s debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or if Subtenant shall make a general assignment for the benefit of creditors; or if any case, proceeding or other action shall be commenced or instituted against Subtenant (A) seeking to have an order for relief entered against Subtenant as debtor or to adjudicate Subtenant bankrupt or insolvent, or seeking reorganization,

Exhibit C

arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Subtenant or Subtenant’s debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Subtenant or for all or any substantial part of Subtenant’s property, which either (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (ii) remains undismissed for a period of sixty (60) days; or if a trustee, receiver or other custodian shall be appointed for any substantial part of the assets of Subtenant which appointment is not vacated or effectively stayed within sixty (60) days; or

(c) Subtenant’s failure to discharge a lien placed against the Subleased Premises or the Building within twenty (20) days after such lien or encumbrance shall have been filed; or

(d) In the event of any breach or default by either Sublandlord or Subtenant hereunder, the other party agrees to use its reasonable efforts in good faith to attempt to mitigate its damages; provided, however, that Sublandlord and Subtenant hereby acknowledge and agree that Sublandlord shall have no obligation hereby or hereunder to in fact re-let or re-lease all or any portion of the Subleased Premises, or to do so in lieu of or prior to the leasing by Sublandlord of any other available space in the Premises in the event of a default or breach by Subtenant; and, provided further, that Sublandlord and Subtenant hereby further acknowledge and agree that neither party shall have the obligation hereby to in fact exercise any self-help remedy available to them under this Sublease or under applicable law.

Section 20. Remedies. Upon the occurrence of any Event of Default by Subtenant, Sublandlord, in addition to any and all other rights it may have at law or in equity, shall have the option of pursuing any one or more of the rights and remedies available to the Master Landlord pursuant to Paragraph 16 of the Master Lease and all of such rights and remedies available to the Master Landlord under Paragraph 16 of the Master Lease are hereby incorporated herein and shall benefit and be available to Sublandlord to the same extent as available and applicable to the Master Landlord thereunder and shall be enforceable against Subtenant by Sublandlord to the same extent as enforceable by the Master Landlord against Sublandlord thereunder.

Section 21. Covenant of Quiet Enjoyment. Sublandlord represents that the Master Lease is in full force and effect, that there are no defaults on Sublandlord’s part under it and that there are no defaults by the Master Landlord under it as of the Commencement Date of this Sublease. Subject to this Sublease terminating as provided herein, Sublandlord represents that, if Subtenant performs all the provisions in this Sublease to be performed by Subtenant, Subtenant shall have and enjoy throughout the term of this Sublease the quiet and undisturbed possession of the Subleased Premises, subject to the terms of this Sublease and the Master Lease.

Section 22. Termination of Master Lease. If the Master Lease shall expire or terminate during the Term for any reason other than condemnation or destruction by fire or other casualty, or if Sublandlord shall surrender the Master Lease to the Master Landlord during the Term, even though such is a breach of Sublandlord’s obligations hereunder, the Master Landlord may elect, in its sole discretion, upon written notice to Sublandlord and Subtenant, to continue the Sublease as a direct lease between the Master Landlord and Subtenant. In such event, Subtenant shall attorn to the Master Landlord and the Master Landlord and Subtenant shall enter into a new lease on the Master Landlord’s then current form of lease. The provisions of this Section Section 22 are required by the provisions of Paragraph 10(h) of the Master Lease.

Section 23. Entry. Sublandlord and the Master Landlord, to the extent permitted by the Master Lease, and their respective agents and employees may enter the Subleased Premises from time to time during the Term at reasonable hours to inspect the Subleased Premises and the FF&E to see that Subtenant is complying with all of its obligations hereunder, to supply janitorial and other services, and to make repairs, maintenance, improvements, alterations or additions which Sublandlord or the Master Landlord deems necessary for the safety, preservation or improvement of the Building or to make repairs or modifications to any adjoining space. In addition, Sublandlord, the Master Landlord and their agents and employees may enter the Subleased Premises at reasonable hours to show the Subleased Premises to any prospective mortgagee or purchaser. Subtenant shall furnish Sublandlord and the Master Landlord with a current set of keys to unlock all doors within the Subleased Premises on a continuing basis. Sublandlord shall use commercially reasonable efforts not to interfere with Subtenant’s business operations while the Master Landlord or Sublandlord is in the Subleased Premises.

Exhibit C

Section 24. Insurance.

(a) Sublandlord, at Sublandlord’s expense, shall carry and maintain, or cause to be carried and maintained, at all times during the Term, insurance covering the full replacement value of the FF&E subject to reasonable deductibles approved by Subtenant. Sublandlord agrees to file and prosecute all claims for damage or destruction to any of the FF&E and pay the deductibles with respect thereto and all insurance proceeds to Subtenant to enable Subtenant to obtain comparable replacement furniture, fixtures and equipment or repair same, as the case may be, in Subtenant’s reasonable discretion.

(b) Subtenant, at Subtenant’s expense, shall carry and maintain at all times during the Term of this Sublease the insurance required pursuant to Paragraphs 12(b), 12(c) and 12(d) of the Master Lease, provided that Subtenant shall not have the right to self-insure with respect to such insurance and provided further that such insurance shall only pertain to the Subleased Premises. Each of such policies shall provide that the insurer shall not cancel, fail to renew, diminish or materially modify such policies without giving Sublandlord, the Master Landlord and any mortgagees specified by Sublandlord or the Master Landlord at least thirty (30) days’ prior written notice thereof. Each of such policies shall also list Sublandlord and the Master Landlord as additional insureds thereunder. Subtenant shall promptly send to Sublandlord a copy of each notice sent to Subtenant by Subtenant’s insurers.

(c) Subtenant shall pay all premiums and charges for all of Subtenant’s policies and if Subtenant fails to make any payment when due or carry any such policy, Sublandlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Sublandlord with interest thereon (at the Default Rate) shall be repaid to Sublandlord by Subtenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional rent hereunder. Payment by Sublandlord of any such premium, or the carrying by Sublandlord of any such policy, shall not be deemed to waive or release the default of Subtenant with respect thereto.

(d) Subtenant may effect the coverage required under Section Section 24(b) under blanket insurance policies covering other properties of Subtenant, provided that (1) any such blanket insurance policy shall specify therein, or the insurer under such policy shall certify to Sublandlord, any material sublimits in such blanket policy applicable to the Subleased Premises, which sublimits shall not be less than the amounts required pursuant to Section Section 24(b); and (2) any such blanket insurance policy shall comply in all respects with the other provisions of Section Section 24(b).

Section 25. Waiver of Subrogation. Sublandlord and Subtenant hereby release the other and the Master Landlord from any and all liability or responsibility to the other or the Master Landlord or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any other perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party or the Master Landlord, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only to the extent that such release shall be lawful at that time. Subtenant agrees that it will include in its policy of insurance a clause or endorsement containing a waiver of subrogation as described in this Section Section 25. Sublandlord agrees to pay any additional premiums as provided in Paragraph 12(j) of the Master Lease to insure Master Landlord’s policies of insurance provide a waiver of subrogation against any tenant of space in the Building, including, but not limited to, Subtenant.

Section 26. Indemnity.

(a) To the furthest extent permitted by law, Sublandlord shall and does hereby indemnify and hold Subtenant harmless against all claims, costs, expenses (including, but not limited to, attorneys’ fees and expenses), actions, causes of action and loss (collectively, “Loss”), arising out of (i) damages to persons or property that occur anywhere in the Premises if caused by the negligence or willful misconduct of Sublandlord, its agents and employees, (ii) damages to persons or property that occur in the Premises (or arise out of actions taking place in the Premises), excluding the Subleased Premises, unless such damage is caused by the negligence or willful misconduct of Subtenant or its agents or employees; and (iii) any default under the Master Lease (not caused by Subtenant).

Exhibit C

In addition to the foregoing, to the furthest extent permitted by law, Sublandlord shall and does hereby indemnify and hold Subtenant harmless against Loss arising as a result of the noncompliance of the Subleased Premises with any Laws, Rules or Regulations or terms and conditions of the Master Lease as of the Commencement Date.

(b) To the furthest extent permitted by law, Subtenant does hereby indemnify and save harmless Sublandlord and the Master Landlord against any Loss arising out of (i) damages to persons or property that occur anywhere in the Premises if caused by the negligence or willful misconduct of Subtenant, its agents or employees, (ii) damages to persons or property that occur in the Subleased Premises (or arise out of actions taking place in the Subleased Premises) unless such damage is caused by the negligence or willful misconduct of Sublandlord or the Master Landlord (as applicable) or their agents or employees, and (iii) any default under the Master Lease caused by Subtenant. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees.

(c) The indemnities contained herein do not override the waivers contained in Section Section 25 hereof and such waivers control.

(d) This Section Section 26 shall survive the expiration or earlier termination of this Sublease.

Section 27. Assignment and Subletting. Subtenant shall not assign any of its rights or obligations under this Sublease or sublet any portion of the Subleased Premises without the prior written consent of Sublandlord and the Master Landlord to the extent such consent is required pursuant to the Master Lease, which consent may be withheld by Sublandlord or the Master Landlord in their sole discretion.

Section 28. Condemnation. If the Master Landlord elects to terminate the Master Lease as a result of condemnation affecting the Premises pursuant to Paragraph 11 of the Master Lease, then this Sublease shall terminate as of the termination date of the Master Lease. In the event of a condemnation affecting the Premises which gives Sublandlord the right to terminate the Master Lease pursuant to Paragraph 11 of the Master Lease, Sublandlord shall have the right to terminate the Master Lease, in which event this Sublease shall terminate as of the termination date of the Master Lease. If this Sublease is not terminated pursuant to this Section Section 28, then the Rent and other charges hereunder shall be reduced to the same extent as the rent payable by Sublandlord to the Master Landlord pursuant to the Master Lease is reduced, to the extent the Subleased Premises is affected. Subtenant shall not share in any awards to the Master Landlord or Sublandlord as a result of any taking or condemnation of the Premises but Subtenant shall have the right to pursue a separate claim against the condemning authority for compensation for Subtenant’s removal and relocation costs.

Section 29. Casualty. If the Master Landlord elects to terminate the Master Lease as a result of fire or other casualty affecting the Building pursuant to Paragraph 13 of the Master Lease, then this Sublease shall terminate as of the termination date of the Master Lease. In the event of a fire or other casualty affecting the Building which gives Sublandlord the right to terminate the Master Lease pursuant to Paragraph 13 of the Master Lease, Sublandlord shall have the right to terminate the Master Lease, in which event this Sublease shall terminate as of the termination date of the Master Lease. If this Sublease is not terminated pursuant to this Section Section 29 and if Subtenant is not reasonably able to conduct its operations within some portion of the Subleased Premises, then the Rent and other charges hereunder shall be reduced to the same extent as the rent payable by Sublandlord to the Master Landlord pursuant to the Master Lease is reduced but only to the extent that the Subleased Premises is affected. In the event of a fire or other casualty affecting the Building, Sublandlord shall have no obligation to repair or restore any portion of the Building or the Subleased Premises, provided that Sublandlord shall cause the Master Landlord to repair or restore the Building or the Subleased Premises, to the extent required by the Master Landlord pursuant to the Master Lease.

Section 30. Brokers and Agents. Each party represents and warrants to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation, procurement or execution of this Sublease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, and each party shall, and hereby agrees to, indemnify, defend and hold the other harmless from all costs (including, but not limited to, court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or

Exhibit C

other compensation claimed by any broker or agent with respect to this Sublease which arise out of any agreement or dealings, or alleged agreement or dealings between such indemnifying party and any such agent or broker. Sublandlord and Subtenant each represent and warrant to the other than neither party has involved Carter & Associates in connection with this Sublease. This Section Section 30 shall survive the expiration or earlier termination of this Sublease.

Section 31. Surrender of Subleased Space and FF&E. Unless otherwise specifically provided in this Sublease, Subtenant will peaceably deliver to Sublandlord possession of the Subleased Premises in broom clean condition, together with all improvements, alterations upon or belonging to the same, by whomsoever made and the FF&E, in the same condition as received, or first installed, ordinary wear and tear, damage by condemnation, fire, earthquake, act of God, or the elements alone excepted at the expiration or sooner termination of this Sublease. Subtenant shall remove all furniture, equipment and computer and telephone cables owned by Subtenant (which does not include the FF&E), at Subtenant’s sole cost, and Subtenant shall promptly repair any damage to the Subleased Premises caused by such removal. Subtenant shall have no obligation to remove any improvements, cabling or other equipment from the Subleased Premises unless installed by Subtenant after the Commencement Date. Property not so removed shall be deemed abandoned by Subtenant, and title to the same shall thereupon pass to Sublandlord, and Sublandlord may either retain or remove same in its sole discretion. Any expense incurred by Sublandlord in removing or disposing of Subtenant’s property required under this Sublease to be removed, as well as the cost of repairing all damage to the Building or the Subleased Premises caused by such removal, shall be reimbursed to Sublandlord, by Subtenant, as Rent, upon demand. Subtenant’s obligations pursuant to this Section Section 31 shall survive the expiration or sooner termination of this Sublease.

Section 32. Holding Over. Subtenant shall, at the termination of this Sublease by lapse of time or otherwise, yield up immediate possession to Sublandlord with all repairs and maintenance required herein to be performed by Subtenant completed. Should Subtenant continue to hold the Subleased Premises and/or the FF&E after the expiration or earlier termination of this Sublease, or after reentry by Sublandlord without terminating this Sublease, such holding over, unless otherwise agreed to by Sublandlord in writing, shall constitute and be construed as a tenancy at sufferance and not a tenancy at will. Subtenant shall have no right to notice under Official Code of Georgia Annotated §44-7-7 of the termination of its tenancy. Subtenant shall pay monthly installments of Rent equal to one hundred twenty-five percent (125%) of the monthly portion of Rent in effect as of the date of expiration or earlier termination for the first ninety (90) days of such holding over and one hundred fifty percent (150%) thereafter, and subject to all of the other terms, charges and expenses set forth herein. Subtenant shall also be liable to Sublandlord for all damage which Sublandlord suffers because of any holding over by Subtenant, and Subtenant shall indemnify Sublandlord against all claims made by any other tenant or prospective tenant against Sublandlord resulting from delay by Sublandlord in delivering possession of the Subleased Premises and/or the FF&E to such other tenant or prospective tenant. No holding over by Subtenant, whether with or without consent of Sublandlord shall operate to extend the Term except as otherwise expressly provided in a written agreement executed by both Sublandlord and Subtenant. The provisions of this Section Section 32 shall survive the expiration or earlier termination of this Sublease.

Section 33. Time of Essence. Time is of the essence of this Sublease.

Section 34. Master Landlord’s Consent. The Master Landlord’s written consent to this Sublease (given in accordance with the terms of Paragraph 10 of the Master Lease) is attached hereto as Exhibit G. Sublandlord represents and warrants to Subtenant that no consent to this Sublease is required from any mortgage lender holding a lien upon or security title to the Premises, Building or Project, or any part thereof, or if such consent is required, that it has been obtained.

Section 35. Severability. In the event any term, covenant, or condition of this Sublease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Sublease shall be valid and enforceable to the full extent permitted by law.

Section 36. Notices. Any notice by either Subtenant or Sublandlord to the other shall be valid only if in writing and shall be deemed to be duly given only if delivered personally, sent by registered or certified mail, return

Exhibit C

receipt requested, or sent by a nationally recognized, overnight courier service, next business day delivery, to the following addresses or to such other address for either party as that party may designate by notice to the other:

Sublandlord:	Wells Real Estate Funds, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092-3365
Attention: Chief Financial Officer

Copy to:	Wells Real Estate Funds, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092-3365
Attention: Chief Legal Officer

Subtenant:	Wells Real Estate Investment Trust, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092-3365
Attention: Chief Executive Officer

Copy to:	___________________________
___________________________
___________________________
___________________________

Notice shall be deemed given, if delivered personally, upon delivery thereof, if mailed, upon the third (3rd) day following the mailing thereof, and, if sent by overnight courier, upon the next Business Day following the deposit thereof.

Sublandlord hereby agrees to furnish copies of any notices applicable to this Sublease or the Subleased Premises or which constitute default notices under the Master Lease which are delivered by the Master Landlord to Sublandlord, as tenant under the Master Lease, to Subtenant within five (5) Business Days after receipt from Master Landlord.

Section 37. Estoppel Certificates. Subtenant and Sublandlord shall upon request from the other at any time and from time to time execute, acknowledge and deliver a written statement certifying to the requesting party, the Master Landlord (if requested), any prospective purchaser and their respective mortgagees or perspective mortgagees (if requested), any lender to Subtenant (if requested) and others reasonably requested as follows: (i) that this Sublease is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof); (ii) that to the best of its knowledge there are no uncured defaults on the part of Sublandlord or Subtenant (or if any such default exists, the specific nature and extent thereof); (iii) the date to which any rents and other charges have been paid in advance, if any; and (iv) such other matters to the requested party’s knowledge as the requesting party may reasonably request. In the event that either party fails to comply with the provisions above, then such failure shall constitute a non-monetary breach or default under this Sublease as to which the defaulting party shall only be entitled to receive ten (10) days’ written notice and opportunity to cure.

Section 38. Heirs and Assigns. The provisions of this Sublease shall inure to the benefit of and be binding upon Sublandlord and Subtenant and their respective permitted successors, heirs, legal representatives, and assigns.

Section 39. Entire Agreement. This Sublease, including all exhibits hereto, contains the entire agreement of Sublandlord and Subtenant with respect to the Subleased Premises and no representations, inducements, promises, or agreements, oral or otherwise, between Sublandlord and Subtenant not embodied herein shall be of any force or effect.

Section 40. Modification. Sublandlord shall have the right at any time and from time to time to amend unilaterally the provisions of this Sublease if Sublandlord is advised by its counsel that all or any portion of the Rent

Exhibit C

paid by Subtenant to Sublandlord hereunder is, or may deemed to be, unrelated business taxable income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, and Subtenant agrees that it will execute all documents reasonably necessary to effect any such amendment, provided that no such amendment shall increase Subtenant’s payment obligations or other liability under this Sublease or reduce Sublandlord’s obligations hereunder. Except a set forth above, this Sublease may not be amended other than by a writing executed by both of the parties hereto.

Section 41. Compliance. Subtenant agrees to comply with subdivision regulations, protective covenants, or other restrictions of record that are applicable to the Building or the park in which the Building is located as of the Commencement Date, provided the same are supplied to Subtenant as of the date of this Sublease. Sublandlord acknowledges that Subtenant’s occupation of the Subleased Premises in accordance with the terms and conditions of this Sublease will not violate any such subdivision regulations, protective covenants, or other restrictions of record.

Section 42. Authority. Sublandlord and Subtenant represent and warrant that each has the full right and authority to enter into this Sublease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Sublease.

Section 43. Relationship of the Parties. This Sublease shall in no way create the relationship of partner or joint venturer between Sublandlord and Subtenant or any other relationship other than that of landlord and tenant. No estate shall pass out of Sublandlord pursuant to this Sublease. Subtenant has only a usufruct, not subject to levy and sale, and not assignable by Subtenant except by Sublandlord’s and the Master Landlord’s consent as specifically provided herein.

Section 44. Captions; References. The captions and paragraph numbers appearing in this Sublease are inserted only as a matter of convenience and in no way define, limit, construe, or otherwise affect this Sublease. The use of the terms “hereof,” “hereunder,” “herein,” and like terms shall refer to this Sublease as a whole except where noted otherwise. The necessary grammatical changes required to express applicable gender or number shall be assumed in each case to be fully expressed.

Section 45. Governing Law. This Sublease will be governed by and in all respects construed in accordance with the laws of the State of Georgia. Any action brought to enforce or interpret this Sublease shall be brought in the court of appropriate jurisdiction in Gwinnett County, Georgia.

Section 46. Attorneys’ Fees. Except where otherwise specifically provided in this Sublease, Sublandlord and Subtenant agree to pay attorneys’ fees and expenses the other party incurs in enforcing any of the obligations of the other party under this Sublease to the extent such party prevails, and Subtenant agrees to pay all attorneys’ fees and expenses Sublandlord incurs in any litigation or negotiation in which Sublandlord shall, without its fault, become involved through or on account of this Sublease.

Section 47. Memorandum of Sublease. Subtenant shall have no right to record this Sublease or a short form or memorandum of this Sublease.

Section 48. Execution. This Sublease may be executed in multiple counterparts, each of which shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

Exhibit C

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Sublease as of the date first above written.

SUBLANDLORD:

WELLS REAL ESTATE FUNDS, INC., a Georgia corporation

By:
Name:
Title:

[CORPORATE SEAL]

SUBTENANT:

___________________________,
a__________________________

By:
Name:
Title:

[CORPORATE SEAL]

Exhibit C

EXHIBIT A

MASTER LEASE

EXHIBIT B

SUBLEASED PREMISES

EXHIBIT C

FF&E

EXHIBIT D

SUBLANDLORD’S WORK

EXHIBIT E

BASE RENT

EXHIBIT F

SIGNAGE

EXHIBIT G

CONSENT OF THE MASTER LANDLORD

Exhibit C

Exhibit D

Pledge Agreement

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into as of         , 2007 by and between Wells Advisory Services I, LLC, a Georgia limited liability company (“Pledgor”), Wells Real Estate Investment Trust, Inc., a Maryland corporation (“REIT”), WRT Acquisition Company, LLC, a Georgia limited liability company (“REIT Sub”), WGS Acquisition Company, LLC, a Georgia limited liability company (“REIT GS Sub” and, collectively with REIT, REIT Sub and the respective successors and assigns of REIT, REIT Sub and REIT GS Sub, “Secured Party”) and                     , as escrow agent (“Escrow Agent”).

WHEREAS, Secured Party and Pledgor, among other parties, have entered into that certain Agreement and Plan of Merger, dated as of February 2, 2007 (as the same may be amended or modified in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Pledgor has agreed to indemnify the Secured Party on the terms and conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Pledgor is required to execute and deliver this Agreement and to pledge and grant a continuing security interest in the Collateral (as defined herein) as additional security for the Secured Obligations (as defined herein); and

WHEREAS, all capitalized terms used herein which are not defined herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions

For the purposes of this Agreement:

(a) “Collateral” means (i) (A) during the period (the “Lock-Up Period”) of eighteen (18) months commencing on the date of this Agreement, an aggregate of 19,546,302 REIT Common Shares issued by the Secured Party to the Pledgor pursuant to the Merger Agreement (the “Pledged Shares”); provided, that, in the case of any spilt or combination of REIT Common Shares or other recapitalization, the Pledged Shares shall constitute the securities into which the previously-outstanding Pledged Shares are converted or otherwise changed, (B) during the period of six (6) months following the end of the Lock-Up Period (the “Follow-On Period”), the Follow-On Collateral, and (C) following the end of the Follow-On Period, the Remaining Collateral; (ii) except as provided in Section 3(a)(ii), any dividends or distributions, distributions in property or other distributions made on or with respect to any of the Pledged Shares constituting Collateral in clause (i)(A) above and, if applicable, any Follow-On Collateral in clause (i)(B) and/or any Remaining Collateral in clause (i)(C) above; (iii) any money or other property paid to Secured Party pursuant to Section 3(b); (iv) any Replacement Assurances, as defined in, and provided pursuant to, Section 4; (v) all new, substituted and/or additional shares or other securities issued upon conversion or exchange of or by reason of any stock dividend, reclassification, readjustment, stock split or other change declared or made with respect to the Collateral in clauses (i) - (iv) above, or any warrants or any other rights, options or securities issued in respect of such Collateral; and (vi) all proceeds of the foregoing. The Collateral shall not include the 22,339 REIT Common Shares issued to Wells Capital, Inc. pursuant to Section 2.12 of the Merger Agreement.

(b) “Event of Default” means (i) any failure by Pledgor to fully pay or perform one or more of its obligations pursuant to Sections 7.3 or 8.2 of the Merger Agreement (collectively, the “Secured Obligations”), as determined by at least a majority of all of REIT’s disinterested directors who are non-employee directors, regardless of whether Secured Party has exercised its rights under Sections 7.3 or 8.2 of the Merger Agreement except that, if

Exhibit D

the obligation is disputed in good faith by Pledgor by notice given to Secured Party before the close of business on the tenth Business Day after Pledgor’s receipt of notice of such determination, Pledgor shall be deemed in default only if it fails to pay or perform within ten (10) Business Days after agreeing to do so or after being ordered to do so by an arbitration ruling or a court of competent jurisdiction pursuant to a judgment, order or decree that becomes final and non-appealable; (ii) the unenforceability of the Secured Party’s security interest in the Collateral with the priority set forth herein for any reason whatsoever (other than as a result of Secured Party’s actions or inactions); or (iii) any material breach by Pledgor (of any of its obligations under this Agreement that is not cured within ten (10) Business Days after Pledgor’s receipt of Secured Party’s written notice thereof except that if the obligation is disputed in good faith by Pledgor by notice to the Secured Party by the tenth Business Day after Pledgor’s receipt of such notice of breach, then, with respect to the portion of such obligation that is disputed in good faith, Pledgor shall be deemed in default only if it fails to perform within ten (10) Business Days after being ordered to do so by an arbitration ruling or a court of competent jurisdiction pursuant to a judgment, order or decree that becomes final and non-appealable or after such dispute is otherwise resolved by the parties.

(c) “Follow-On Collateral” means assets (net of liabilities) having a fair market value measured as of the last day of the Lock-Up Period of not less than the sum of $20 million plus an amount reasonably sufficient to cover any indemnity claims asserted in good faith in accordance with Section 7.3 or Article VIII of the Merger Agreement against any of the Advisor Companies (as defined in the Merger Agreement) before the end of the Follow-On Period, to the extent those claims remain unresolved or unpaid; the amount reasonably sufficient to cover such indemnity claims shall be equal to Secured Party’s good faith estimate of such amount as specified in a notice executed by Secured Party and delivered to Escrow Agent and Pledgor prior to the end of the Follow-On Period.

(d) “REIT Change in Control” means any of the following: (i) the consummation of a merger or consolidation of REIT with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization is owned by Persons who were not shareholders of REIT immediately prior to such merger, consolidation or reorganization; (ii) the sale, transfer or other disposition of all or substantially all of REIT’s assets; (iii) the dissolution, liquidation or winding up of REIT; or (iv) any transaction as a result of which any Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of REIT representing more than fifty percent (50%) of the total voting power represented by REIT’s then outstanding voting securities. A listing of the REIT Common Shares on a national securities exchange shall not constitute a “REIT Change of Control.”

(e) “Remaining Collateral” means assets having a fair market value measured as of the last day of the Follow-On Period of not less than an amount sufficient to cover any indemnity claims asserted in good faith in accordance with Section 7.3 or Article VIII against any of the Advisor Companies (assuming that the party asserting the claims prevails with respect to all such claims) before the end of the Follow-On Period to the extent those claims remain unresolved or unpaid; the amount reasonably sufficient to cover such indemnity claims shall be equal to Secured Party’s good faith estimate of such amount as specified in a notice executed by Secured Party and delivered to Escrow Agent and Pledgor prior to the end of the Follow-On Period.

2. Pledge of Collateral

(a) As additional security for the payment and performance by Pledgor of all of the Secured Obligations and all of its obligations under this Agreement, Pledgor hereby pledges, assigns and grants to the Secured Party a first-priority security interest in all of its right, title and interest in and to the Collateral (the “Pledge”).

(b) Pledgor agrees to take such actions and to execute, deliver and file such instruments and documents, including, without limitation, one or more financing statements, as Secured Party may reasonably request to perfect Secured Party’s interest in the Collateral pursuant to this Agreement and to cause Secured Party to have a good, valid and perfected first pledge of, lien on and security interest in the Collateral, free and clear of any mortgage, pledge, lien, security interest, hypothecation, assignment, charge, right, encumbrance or restriction (individually, “Encumbrance,” and collectively, “Encumbrances”), but subject to restrictions on resale imposed pursuant to applicable federal and state securities laws or pursuant to Section 5.21 of the Merger Agreement (the “Resale Restrictions”). Without limiting the generality of the foregoing, to the extent that the Follow-On Collateral

Exhibit D

or the Remaining Collateral includes any cash or cash equivalents, then Pledgor agrees to execute and deliver a control account agreement with respect to such cash or cash equivalents and to comply with the terms thereof. At any time following an Event of Default, any or all of the Pledged Shares or other securities included in the Collateral may, at the option of Secured Party exercised in accordance with Sections 3(b) and 5(c), be registered in the name of Secured Party or in the name of its nominee.

(c) Pledgor shall deliver to Escrow Agent all certificates representing the Pledged Shares which do not constitute the Escrow Shares to be placed in an escrow account separate from the Escrow Shares (the “Escrow Fund”) simultaneously with the execution of this Agreement and, if at any time the Collateral consists of additional securities, then Pledgor shall deliver to Escrow Agent, all certificates relating to such Collateral within five (5) Business Days after Pledgor’s acquisition thereof. Furthermore, Pledgor shall instruct the Escrow Agent that the Escrow Agent shall deliver to the Escrow Fund all certificates representing the Escrow Shares which are released during the Lock-Up Period by the Escrow Agent to Pledgor pursuant to the terms of the Escrow Agreement. All certificates delivered to Escrow Agent pursuant to this Agreement shall be registered in the name of Pledgor (except as provided in Section 2(b)), duly endorsed in blank or accompanied by instruments of transfer, duly executed by Pledgor, undated and in blank, together with any documentary tax stamps and any other necessary documents.

3. Rights of Pledgor with Respect to the Collateral

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Collateral, subject to the terms hereof.

(ii) Pledgor shall be entitled to receive and retain (A) all regular periodic cash dividends or distributions payable on the Collateral, including dividends or distributions of income and dividend or distributions constituting returns of capital and (B) an amount equal to the federal and state taxes owed on any other cash dividend constituting a return of capital; provided, however, that all other dividends or distributions (including, without limitation, dividends payable in limited partnership interests), distributions in property and other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of REIT or stock dividend, and any and all cash and other property received in exchange for or redemption of any of the Collateral, shall be retained by Secured Party, or, if delivered to Pledgor, shall be held in trust for the benefit of Secured Party and forthwith delivered to Escrow Agent within five (5) Business Days of the acquisition thereof and shall be considered as part of the Collateral, and shall be included in the Escrow Fund, for all purposes of this Agreement.

(iii) Secured Party shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies, powers of attorney, dividend or distribution orders, and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise its voting and/or consensual rights and powers which Pledgor is entitled to exercise pursuant to Section 3(a)(i) and/or to receive the dividends or distributions which Pledgor is authorized to receive and retain pursuant to Section 3(a)(ii), and Pledgor shall execute and deliver (or cause to be executed and delivered) to Secured Party such instruments as may be reasonably required or may be reasonably requested by Secured Party to enable Secured Party to receive and retain the dividends or distributions, distributions in property, returns of capital and other distributions it is authorized to receive and retain pursuant to Section 3(a)(ii).

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and/or consensual rights and powers which Pledgor is entitled to exercise pursuant to Section 3(a)(i) and/or to receive the dividends or distributions which Pledgor is authorized to receive and retain pursuant to Section 3(a)(ii) shall cease, at the option of Secured Party, on not less than ten (10) days’ written notice to Pledgor, and all such rights shall thereupon become vested in Secured Party, who shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and/or to receive and retain such dividends or distributions. In such case, Pledgor shall execute and deliver such documents as Secured Party may request to enable Secured Party to exercise such rights and receive such dividends or distributions. In addition, Secured Party is hereby appointed the attorney-in-fact of Pledgor, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions after the

Exhibit D

occurrence and during the continuance of an Event of Default, whether in the name of Secured Party or Pledgor, as Secured Party may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends or distributions. Any and all money and other property paid over to or received by Secured Party pursuant to the provisions of this Section 3(b) shall be retained by Secured Party as part of the Collateral and shall be applied in accordance with the provisions hereof.

4. Substitution of Collateral

Pledgor may at any time propose that Secured Party accept substitute collateral in lieu of any of Pledgor’s portion of the Follow-On Collateral or Remaining Collateral as may be specified in writing by Pledgor. If, in the sole judgment of Secured Party, such proposed substitute collateral (hereinafter referred to as “Replacement Assurance”) is satisfactory in form and substance to Secured Party and affords Secured Party protection at least equivalent to the protection afforded by Pledgor’s portion of such Follow-On Collateral or Remaining Collateral, then Pledgor and Secured Party shall cooperate, at Pledgor’s sole cost and expense, to effect the substitution of such Replacement Assurances for Pledgor’s portion of the Follow-On Collateral or Remaining Collateral, including (i) the preparation, execution, delivery and filing of such agreements and other documents as may be requested by Secured Party in order to create and perfect in favor of Secured Party a perfected first-priority security interest in the Replacement Assurance, and (ii) execution and delivery of such documents as may be necessary to release Secured Party’s security interest in such Follow-On Collateral or Remaining Collateral. This Section 4 shall only apply with respect to Follow-On Collateral and Remaining Collateral.

5. Remedies of Default

(a) If at any time an Event of Default shall have occurred and be continuing, then, in addition to having the right to exercise any right or remedy of a secured party upon default under the Uniform Commercial Code as then in effect in any applicable jurisdiction and the right to exercise any right or remedy of Secured Party under the Merger Agreement or otherwise, Secured Party (or its nominee) shall, to the extent permitted by law, without being required to give any notice to Pledgor except as provided below:

(i) Apply any cash or cash equivalents held by Escrow Agent or Secured Party hereunder in the manner provided in Section 5(f);

(ii) If there shall be no such cash or cash equivalents or if the cash or cash equivalents so applied shall be insufficient to pay in full the items specified in Sections 5(f)(i) and (ii), collect, receive, appropriate and realize upon the Collateral or any part thereof, and/or sell, assign, contract to sell or otherwise dispose of and deliver the Collateral or any part thereof, in its entirety or in portions, at public or private sale or at any broker’s board, on any securities exchange or at any of Secured Party places of business or elsewhere, for cash, upon credit or for future delivery, and at such price or prices as Secured Party may deem best, and Secured Party may (except as otherwise provided by law) be the purchaser of any or all of the Collateral so sold and thereafter may hold the same, absolutely, free from any right or claim of whatsoever kind; and

(iii) Upon the occurrence of such an Event of Default, have the right, upon not less than twenty (20) days’ notice to Pledgor, to exercise any and all rights of exchange, subscription or any other rights, privileges or options pertaining to any Pledged Shares of the Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of Secured Party, or upon the exercise by Secured Party of any right, privilege or option pertaining to any Pledged Shares included within the Collateral, and, in connection therewith, to deposit and deliver any or all of the Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as Secured Party may determine.

(b) In the event of a sale as aforesaid, Secured Party is authorized to, at any such sale, if it deems it advisable to do so, restrict the number of prospective bidders or purchasers and/or further restrict such prospective bidders or purchasers to persons who will represent and agree that they meet such suitability standards as Secured Party may deem appropriate, are purchasing for their own account, for investment, and not with a view to the distribution or resale of the Collateral, and may otherwise require that such sale be conducted subject to restrictions as to such other matters as Secured Party may deem necessary in order that such sale may be effected in such manner as to comply with all applicable state and federal securities laws. Upon any such sale, Secured Party shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.

Exhibit D

(c)(i) Pledgor hereby acknowledges that, notwithstanding that a higher price might be obtained for the Collateral at a public sale than at a private sale or sales, the making of a public sale of the Collateral may be subject to registration requirements under applicable securities laws and similar other legal restrictions, compliance with which would require such actions on the part of Pledgor, would entail such expenses, and would subject Secured Party, any underwriter through whom the Collateral may be sold and any controlling person of any of the foregoing to such liabilities, as would make a public sale of the Collateral impractical or inadvisable. Accordingly, Pledgor hereby agrees that private sales made by Secured Party in good faith in accordance with the provisions of Sections 5(a) or (b) may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sale, and that Secured Party shall not have any obligation to take any steps in order to permit the Collateral to be sold at public sale, a private sale being considered or deemed to be a sale in a commercially reasonable manner.

(ii) Each purchaser at any such sale shall hold the property sold, absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor, who hereby specifically waives all rights of redemption, stay or appraisal which Pledgor has or may have under any rule of law or statute now existing or hereafter adopted. Secured Party shall give Pledgor not less than twenty (20) days’ written notice of its intention to make any such public or private sale. Such notice, in case of a public sale, shall state the time and place fixed for such sale, and, in case of a sale through an electronic trading or quotation system, on a securities exchange, at one or more of Secured Party’s places of business or elsewhere, shall state the system, exchange or other location at which such sale is to be made and the day on which the Collateral, or that portion thereof so being sold, will first be offered for sale at such location. Such notice, in case of a private sale, need state only the date on or after which such sale may be made. Any such notice given as aforesaid shall be deemed to be reasonable notification. Notwithstanding the foregoing, all sales of the Collateral shall be subject to applicable state and federal securities laws.

(iii) Any such sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any sale the Collateral may be sold in one lot as an entirety or in parts, as Secured Party may determine. Secured Party shall not be obligated to make any sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.

(iv) On any sale of the Collateral, Secured Party is hereby authorized to comply with any limitation or restriction in connection with such sale that it may be advised by counsel is necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any governmental regulatory authority or officer or court.

(v) It is expressly understood and agreed by Pledgor that Secured Party may proceed against all or any portion or portions of the Collateral and all other collateral securing the Secured Obligations in such order and at such time as Secured Party, in its sole discretion, sees fit, and Pledgor hereby expressly waives any rights under the doctrine of marshalling of assets.

(vi) Compliance with the foregoing procedures shall result in such sale or disposition being considered or deemed to have been made in a commercially reasonable manner.

(d) Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose its lien or security interest arising from this Agreement and sell the Collateral, or any portion thereof in a manner consistent with this Agreement, under a judgment or decree of a court or courts of competent jurisdiction.

Exhibit D

(e) Each of the rights, powers and remedies provided herein or now or hereafter existing at law or in equity or by statute or otherwise for the Secured Party shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or therein or now or hereafter existing at law or in equity or by statute or otherwise. The exercise of any such right, power or remedy by the Secured Party shall not preclude the simultaneous or later exercise of any or all other such rights, powers or remedies, including under the Merger Agreement, except there shall be no duplication of recovery. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other notice or demand in similar or other circumstances (except as otherwise provided herein).

(f) The proceeds of any collection, recovery, receipt, appropriation, realization or sale as aforesaid shall be applied by Secured Party in the following order:

(i) First, to the payment of all costs and expenses of every kind incurred by Secured Party in connection therewith or incidental to the care, safekeeping or otherwise of any of the Collateral, including, without limitation, reasonable fees and expenses of attorneys or other agents;

(ii) Second, to the payment of all other Secured Obligations; and

(iii) Finally, to the payment to Pledgor of any surplus then remaining from such proceeds unless otherwise required by law or directed by a court of competent jurisdiction (provided that any surplus then remaining from such proceeds shall continue to be Collateral subject to the terms of this Agreement to the extent such proceeds constitute Follow-On Collateral or Remaining Collateral).

(g) Upon an Event of Default, Escrow Agent shall release Collateral to Secured Party and take any actions necessary in connection therewith to the extent necessary to allow Secured Party to exercise its rights under this Section 5.

6. Representations, Warranties and Covenants of Pledgor

(a) Pledgor represents, warrants and covenants to Secured Party that:

(i) Pledgor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has the full legal power and authority to own the Collateral.

(ii) Pledgor has all requisite capacity, power and authority, being under no legal restriction, limitation or disability, to own the Collateral.

(iii) Pledgor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by the members of Pledgor. No other limited liability company proceedings on the part of Pledgor are necessary to authorize the consummation of the transactions contemplated hereby on behalf of Pledgor. This Agreement has been duly and validly executed and delivered by Pledgor and constitutes the valid and legally binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except that such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors’ rights generally and (B) general equitable principles. No consents, approvals, orders or authorizations of, or registration, declaration or filing with, any government or governmental agency is required by or with respect to Pledgor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(iv) Pledgor is the direct record and beneficial owner of each Pledged Share comprising a portion of the Collateral. Pledgor has and will have good, valid and marketable title to each component of the Collateral, free and clear of all Encumbrances other than the security interest created by this Agreement and the Resale Restrictions.

Exhibit D

(v) The Collateral is and will be duly and validly pledged to Secured Party in accordance with law, and Secured Party has and will have a good, valid, and perfected first lien on and security interest in the Collateral.

(vi) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Pledgor, will (A) violate any constitution, statute, treaty, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Pledgor is subject or any provision of its articles of formation, limited liability company agreement or other organizational documents, as applicable, or (B) result in a violation or breach of, constitute a default (or an event which, with or without notice or passage of time or both, would constitute a default) under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Pledgor is a party or by which Pledgor is bound or to which any of its assets are subject.

(vii) There is no action, claim, suit, proceeding or investigation pending, or to the knowledge of Pledgor, threatened or reasonably anticipated, against or affecting Pledgor, this Agreement or the transactions contemplated hereby, before or by any court, arbitrator or governmental authority which might adversely affect Pledgor’s ability to perform its obligations under this Agreement or might adversely affect the value of the Collateral.

(b) Until all Secured Obligations have been irrevocably paid and / or performed in full to Secured Party, Pledgor hereby covenants that, unless Secured Party otherwise consents in advance in writing:

(i) Pledgor shall (A) at the request of Secured Party, execute, deliver and file any and all financing statements, continuation statements, instruments (of transfer and otherwise), and other documents necessary or desirable, in Secured Party’s opinion, to create, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Secured Party and Secured Party’s lien on and security interest in the Collateral and the first priority thereof, (B) maintain or cause to be maintained at all times the pledge of the Collateral to Secured Party and Secured Party’s lien on and security interest in the Collateral and the first priority thereof, and (C) defend the Collateral and Secured Party’s lien on and security interest therein and the first priority thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to Secured Party, and pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense.

(ii) Other than with respect to rights granted to employees of Advisor Companies to receive Collateral after and only if such Collateral has been released from this Agreement, Pledgor shall not sell, transfer, pledge, assign or otherwise dispose of any of the Collateral or any interest therein (and the inclusion in “Collateral” of proceeds shall not be an authorization of any such sale, transfer, pledge, assignment or other disposal), and Pledgor shall not create, incur, assume or suffer to exist any Encumbrance with respect to the Collateral or any interest therein (except pursuant hereto).

(iii) Pledgor shall not take any action in connection with the Collateral or otherwise which would impair the value of the interests or rights of Pledgor therein or which would impair the interests or rights of Secured Party therein or with respect thereto.

(iv) Pledgor shall not change its name, type of organization, jurisdiction of organization or principal address without first (A) providing at least ten (10) days’ advance notice to Secured Party and (B) taking such actions as may be requested by Secured Party for the purpose of ensuring the continued effectiveness, perfection and priority of the Pledge.

7. Responsibilities of Secured Parties in Possession of the Collateral

(a) Secured Party shall have no duty with respect to the Collateral in its possession other than the duty to use reasonable care in the custody and preservation of the Collateral.

Exhibit D

(b) Secured Party shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Secured Party in good faith believes to be genuine.

8. Partial and Complete Return of Collateral; Termination

(a) On the first Business Day following the last day of the Lock-Up Period, Secured Party or Escrow Agent, as applicable, shall return to Pledgor all Collateral which exceeds an amount equal to the Follow-On Collateral, and Secured Party shall release its security interest in such returned Collateral.

(b) On the first Business Day following the last day of the Follow-On Period, Secured Party or Escrow Agent, as applicable, shall return to Pledgor all Collateral which exceeds an amount equal to the Remaining Collateral, and Secured Party shall release its security interest in such returned Collateral.

(c) On the first Business Day following expiration of both applicable periods in Sections 8(a) and 8(b) and promptly after the final resolution of all claims asserted by Secured Party prior to the expiration of the Follow-On Period and the irrevocable payment in full to Secured Party of all Secured Obligations, Secured Party or Escrow Agent, as applicable, shall return to Pledgor all remaining Collateral, and Secured Party shall release its security interest in such Collateral.

(d) The Remaining Collateral and any Follow-On Collateral that causes the aggregate value of the Follow-On Collateral to exceed $20 million are sometimes referred to herein as the “Hold-Over Collateral.” The Hold-Over Collateral is in all instances held in respect of, and therefore is allocable to, disputes over indemnity claims under the Merger Agreement that remain unresolved as of the expiration of the Lock-Up Period or the Follow-On Period, as applicable. Upon the final resolution in accordance with the Merger Agreement of the dispute or disputes in respect of which the Hold-Over Collateral was required to be held, Escrow Agent shall deliver to Secured Party such amount as specified in either (i) joint written instructions executed by an authorized officer of each of Pledgor and Secured Party or (ii) by order of an arbitration ruling or a court of competent jurisdiction pursuant to a judgment, order or decree that becomes final and nonappealable. To the extent the resolution of the dispute requires a payment to Secured Party of less than the amount of the Hold-Over Collateral that was allocated to that dispute, Escrow Agent shall release the remainder of the Hold-Over Collateral allocated to that dispute to Pledgor and Secured Party shall release its security interest in such Collateral.

(e) In the event of a REIT Change of Control, Secured Party or Escrow Agent, as applicable, shall promptly return to Pledgor all remaining Collateral, and Secured Party shall release its security interest in such Collateral.

(f) Escrow Agent shall return any Collateral described above and to which Pledgor is entitled pursuant to the terms of this Agreement to Pledgor at the address of Pledgor set forth herein or at such other address as Pledgor may have previously directed in writing. Secured Party shall not be deemed to have made any representation or warranty with respect to any Collateral returned to Pledgor, except that such Collateral is free and clear, on the date of such return, of any and all liens, charges and encumbrances arising from Secured Party’s own acts.

(g) In determining the fair market value of the Collateral, the Follow-On Collateral or the Remaining Collateral (including, without limitation, any Hold-Over Collateral), the per share value of any REIT Common Shares constituting such Collateral as of a particular date shall be determined as follows: (i) if the REIT Common Shares are traded on a national securities exchange, then the average closing or last sale price per share, as applicable, for the twenty (20) trading days immediately preceding (but excluding) such date; (ii) if the REIT Common Shares are quoted on NASDAQ, the average of the high bid and low asked prices for the twenty (20) trading days immediately preceding (but excluding) such date; or (iii) if there is no public trading market for the REIT Common Shares, then the value of the REIT Common Shares as of such date shall be the net asset value of the REIT Common Shares based on the most recent net asset valuation of REIT.

Exhibit D

9. Compensation to Escrow Agent.

Pledgor and Secured Party shall each be responsible for and shall pay one-half (1/2) of all fees, costs and expenses relating to the compensation of the Escrow Agent for its services performed pursuant hereto. In the event of a dispute between Pledgor on the one hand and Secured Party on the other hand concerning disbursement of any Collateral on deposit in the Escrow Fund, or as a result of interpleader, the party that does not prevail in such dispute shall be responsible for and shall pay all of the Escrow Agent’s reasonable attorneys’ fees and costs in connection therewith.

10. Escrow Agent.

In performing its duties hereunder or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent’s sole responsibility shall be for the holding, administering and disbursing the Escrow Fund in accordance with the terms hereof. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice given to it hereunder in accordance with Section 18. The Escrow Agent shall be entitled to rely upon, and shall be protected in acting upon, any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the Person or parties purporting to sign the same and to conform to the provisions hereof. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Except as otherwise provided in Section 9, Pledgor and Secured Party shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel; provided, however, Pledgor and Secured Party agree that such fees and expenses shall be borne equally between Pledgor and Secured Party. The Escrow Agent shall have no obligations or responsibilities in connection with the Merger Agreement, or any other agreement between any other parties to the Merger Agreement, other than this Agreement and the Escrow Agreement.

11. Indemnification.

(a) From and at all times after the date hereof, Pledgor and Secured Party jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Pledgor and Secured Party in writing, and such Indemnified Party shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to Pledgor and Secured Party, and Pledgor and Secured Party shall be responsible for the expenses of such counsel referred to in the foregoing sentence. All such fees and expenses payable by Pledgor and Secured Party pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action

Exhibit D

or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Pledgor and Secured Party, jointly and severally, upon demand by such Indemnified Party. As between Pledgor and Secured Party, such losses, damages, costs and expenses shall be borne equally between Pledgor and Secured Party (subject to the provisions of Section 11(b)). The obligations of Pledgor and Secured Party under this Section 11 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b) Pledgor and Secured Party agree that neither the payment by Pledgor and Secured Party of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Pledgor and Secured Party, the respective rights and obligations of Pledgor, on the one hand, and Secured Party, on the other hand, under this Agreement. Pledgor and Secured Party agree between themselves that any obligation for indemnification under this Section 11 shall be borne by Pledgor and Secured Party in proportion to Pledgor’s and Secured Party’s respective responsibility, if any, of such loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if both Pledgor and Secured Party agree in writing to submit the dispute to arbitration) or litigation; provided, however, that if neither Pledgor nor Secured Party is determined to be responsible for such loss, damage, liability, cost or expense, any obligation for indemnification under this Section 11 shall be borne equally between Pledgor and Secured Party.

12. Disputes Regarding This Agreement.

If, at any time, there shall exist any dispute between Pledgor and Secured Party with respect to the holding, administration or disbursement of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disbursement of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if Pledgor and Secured Party have not, within twenty (20) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 13, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be) as evidenced by written instructions executed by Pledgor and Secured Party; and

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Georgia, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed property and amounts held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court.

The Escrow Agent shall have no liability to Pledgor, Secured Party or any other Person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Collateral or any delay in or with respect to any other action required or requested of the Escrow Agent.

13. Resignation of the Escrow Agent.

The Escrow Agent may resign from the performance of its duties hereunder at any time by giving twenty (20) days’ prior written notice to Pledgor and Secured Party or may be removed, with or without cause, by Pledgor and Secured Party, acting jointly, at any time by the giving of prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Pledgor and Secured Party, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution, unless otherwise agreed by Pledgor and Secured Party as evidenced by written instructions executed by Pledgor and Secured Party. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties

Exhibit D

and obligations hereunder, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent hereunder.

14. Rights of Secured Party

All rights which may be exercised by the Secured Party hereunder may be exercised by any of REIT, REIT Sub, REIT GS Sub or their respective successors or assigns.

15. Additional Actions and Documents

Pledgor hereby agrees to take or cause to be taken such further actions (including, without limitation, the delivery of certificates for all certificated securities now or hereafter comprising part of the Collateral), to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or desirable, in the reasonable opinion of Secured Party, in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the occurrence of an Event of Default.

16. Survival

It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made by Pledgor herein shall survive the execution and delivery of this Agreement.

17. Entire Agreement

This Agreement and the Merger Agreement and the exhibits and schedules thereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the Merger Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

18. Notices

All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to Pledgor:

Wells Advisory Services I, LLC
6200 The Corners Parkway
Norcross, GA 30092
Attention: Doug Williams
Facsimile: (770) 243-8286

With a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attention: William B. Fryer
Facsimile: (404) 572-5131

Exhibit D

If to any Secured Party:

Wells Real Estate Investment Trust, Inc.
6200 The Corners Parkway
Norcross, GA 30092
Attention:
Facsimile:

With a copy (which shall not constitute notice) to:

Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street NE
Atlanta, GA 30303
Attention:
Edward J. Hardin
Facsimile: (404) 525-2224

If to the Escrow Agent:

_____________________________
_____________________________
_____________________________
Attention:
Facsimile:

With a copy (which shall not constitute notice) to:

_____________________________
_____________________________
_____________________________
Attention:
Facsimile:

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by nationally recognized air courier or (iii) upon confirmation of transmission, if sent by facsimile (provided that any notice given by facsimile shall also be sent by registered or certified mail or nationally recognized air courier). Any party may give written notice of a change of address in accordance with the provisions of this Section 13 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

19. Amendment and Waivers

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

20. Succession and Assignment

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Pledgor.

Exhibit D

21. Severability

Any term or provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

22. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

23. Pronouns

All pronouns and any variations thereof in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

24. Headings

The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

25. Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof. Accordingly, it is agreed that in addition to any other remedy to which a non-breaching party may be entitled, a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in any court located in the State of Georgia and having subject matter jurisdiction thereof.

26. Arbitration

Except as specifically provided for in this Agreement relating to injunctive relief, any dispute under this Agreement shall be subject to arbitration as set forth in Section 10.9 of the Merger Agreement.

27. Interpretation

The parties hereto acknowledge and agree that (1) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (2) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (3) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

28. Counterparts; Facsimile Signatures

This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument. Notwithstanding the laws of any jurisdiction in which this Agreement is executed or delivered, a facsimile signature shall for all purposes be deemed an original and shall bind the signor as if such facsimile were an original.

[Signature page follows.]

Exhibit D

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement, or has caused this Agreement to be duly executed on its behalf, as of the day and year first above written.

PLEDGOR:

WELLS ADVISORY SERVICES I, LLC

By:
Name:
Title:

SECURED PARTY:

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
Name:
Title:

WRT ACQUISITION COMPANY, LLC

By:
Name:
Title:

WGS ACQUISITION COMPANY, LLC

By:
Name:
Title:

[ESCROW AGENT]

By:
Name:
Title:

Exhibit D

Exhibit E

Registration Rights Agreement

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of                             , is made by and among Wells Real Estate Investment Trust, Inc., a Maryland corporation (“REIT”), Wells Advisory Services I, LLC, a Georgia limited liability company (“WAS I”), and Wells Capital, Inc., a Georgia corporation (“Wells Capital”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated February 2, 2007 (the “Merger Agreement”), REIT acquired from WAS I all of the outstanding equity securities of Wells Real Estate Advisory Services, Inc. and Wells Government Services, Inc. for an aggregate of 19,546,302 REIT common shares, par value $0.01 per share (“REIT Common Shares”);

WHEREAS, also pursuant to the Merger Agreement, REIT issued to Wells Capital 22,339 REIT Common Shares (the “Exchange Shares”) in exchange for the 20,000 units of limited partnership interest in Wells Operating Partnership, L.P. held by Wells Capital;

WHEREAS, REIT desires to grant to WAS I and Well Capital certain registration rights with respect to the REIT Common Shares issued pursuant to the Merger Agreement, subject to the terms and conditions contained herein; and

WHEREAS, the execution and delivery of this Agreement is required under the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions.

(a) As used in this Agreement, the following terms shall have the respective meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of Georgia are authorized or required to be closed for the conduct of regular banking business.

“Demand Registration” means the filing of a Registration Statement in response to a request pursuant to Section 2.

“Escrow Agreement” means the Escrow Agreement dated as of even date herewith by and among WAS I, REIT and [                    ].

“Holders” means WAS I, Wells Capital and any transferee (whether direct or indirect) of WAS I or Wells Capital to whom Registrable Shares, and WAS I’s or Wells Capital’s rights under this Agreement in respect of such Registrable Shares, have been transferred in accordance with Section 10 and in accordance with the terms of the Merger Agreement, the Pledge Agreement and the Escrow Agreement.

Exhibit E

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, union, association or any federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Pledge Agreement” means the Pledge Agreement dated as of even date herewith by and among WAS I, REIT, WRT Acquisition Company, LLC, WGS Acquisition Company, LLC and [                    ].

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A, Rule 430B or Rule 430C under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus. “Prospectus” shall also include any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, relating to the Registrable Shares.

“Registrable Shares” means the REIT Common Shares issued pursuant to the Merger Agreement, including the Exchange Shares, and any other shares of capital stock or other securities of REIT into which such REIT Common Shares shall be reclassified or changed (before or after any such exchange), including by reason of a merger, consolidation, reorganization or recapitalization. If the REIT Common Shares have been so reclassified or changed, or if REIT pays a dividend or makes a distribution on the REIT Common Shares in shares of capital stock, or subdivides (or combines) or splits its outstanding REIT Common Shares into a greater (or smaller) number of REIT Common Shares, then a Registrable Share shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a REIT Common Share outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision, combination or split would be entitled. For purposes of this Agreement, a Registrable Share shall cease to be a Registrable Share once it (i) has been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective Registration Statement, (ii) has been transferred pursuant to Rule 144 such that, after any such transfer referred to in this clause (ii), such Registrable Share may be freely transferred without any limitation as to volume or other restriction under the Securities Act, or (iii) it is eligible to be sold pursuant to Rule 144(k).

“Registration Statement” means any registration statement under the Securities Act filed by REIT that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

Exhibit E

(b) In addition, the following terms are defined in the other parts of this Agreement indicated below:

“Agreement” “Delay Period” “Demand Notice” “Exchange Shares”	Preamble Section 2(d) Section 2(a) Recitals

“Hold Back Period”

“Holder Target Amount”

“Holders’ Counsel”

“indemnified party”

“indemnifying party”

“Inspectors”

“Interruption Period”

“Listing Registration Statement”

“Losses”

“Merger Agreement”

“Piggyback Registration”

“Records”

“REIT”

“REIT Common Share”

“Shelf Registration”

“Special Registration Statement”

“Target Amount”

“WAS I”

“Wells Capital”

Section 4(a)

Section 2(f)

Section 5(a)

Section 8(c)

Section 8(c)

Section 5(i)

Section 5

Section 2(f)(ii)

Section 8(a)

Recitals

Section 3(a)

Section 5(i

Preamble

Recitals

Section 2(b)

Section 3(a)

Section 3(b)

Preamble

Preamble

(c) As used in this Agreement, except to the extent the context otherwise requires:

(i) when a reference is made in this Agreement to a Section, that reference is to a Section of this Agreement, unless otherwise specified herein;

(ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) the words “hereof,” “herein” and “hereunder” and words or similar import, when used in this Agreement, refer to this Agreement as a whole and not merely to a particular provision of this Agreement;

(iv) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(v) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of those terms;

(vi) references to a party are also to its permitted successors and assigns;

(vii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(viii) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

Section 2. Demand Registration.

(a) The Holders of not less than fifty percent (50%) of the Registrable Shares shall have, as a group, the right, exercisable at any time following the date that is eighteen (18) months following the date of this Agreement and from time to time thereafter, by written notice (a “Demand Notice”) given to REIT, to request REIT forthwith to register, and REIT shall register, under and in accordance with the provisions of the Securities Act and the terms of this Agreement, the resale of such number of Registrable Shares as may be specified in the Demand Notice The Holders, as a group, shall be entitled to an aggregate of two (2) Demand Registrations pursuant to this Section 2(a). Notwithstanding the foregoing, REIT shall not be required to file pursuant to this Section 2(a) a Registration Statement covering Registrable Shares with anticipated gross proceeds of less than $25 million unless it covers all of the remaining Registrable Shares.

Exhibit E

(b) In addition to the Demand Registration set forth in Section 2(a), WAS I shall have the right, exercisable at any time following the date that is eighteen (18) months following the date of this Agreement, by Demand Notice given to REIT, to request REIT forthwith to register, and REIT shall register, under and in accordance with the provisions of the Securities Act and the terms of this Agreement, the distribution by WAS I to current employees or former employees or directors of WAS I or its Affiliates or their respective heirs and successors of such number of Registrable Shares as may be specified in the Demand Notice. WAS I shall be entitled to one (1) Demand Registration pursuant to this Section 2(b).

(c) As promptly as reasonably practicable and in any event within sixty (60) days after the date on which REIT receives a Demand Notice given by the Holders or WAS I, as applicable, in accordance with Sections 2(a) or 2(b), if permitted under the Securities Act, REIT shall file with the SEC a Registration Statement and shall use its commercially reasonable efforts to cause any such Registration Statement to become and remain effective as promptly as reasonably practicable. Each such Registration Statement shall be on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Shares specified by the Holders in the Demand Notice, which may include a “shelf” registration (a “Shelf Registration”) pursuant to Rule 415 under the Securities Act.

(d) REIT shall use commercially reasonable efforts to keep effective each Registration Statement filed pursuant to this Section 2 (i) for a period of 180 days or (ii) with respect to one such Registration Statement that is a Shelf Registration, for a period of one (1) year; provided, further, that the period in each of Sections 2(d)(i) and 2(d)(ii) may be extended pursuant to this Section 2 and shall terminate upon such earlier time as all the Registrable Shares covered by such Registration Statement have been sold or distributed pursuant to such Registration Statement.

(e) Notwithstanding the foregoing, (i) a registration shall not count as a Demand Registration under Sections 2(a) or 2(b) if (A) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Shares thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Holders initiating such Demand Registration and such interference is not thereafter eliminated or (B) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Holders initiating such Demand Registration, and as a result of any such circumstances described in (A) or (B), no Registrable Shares are sold pursuant to such registration; and (ii) no demand for registration may be made pursuant to this Section 2 within ninety (90) days of any registration of REIT Common Shares in which the Holders had a right to participate pursuant to this Agreement.

(f) REIT shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by REIT pursuant to this Section 2, or to suspend the use of any effective Registration Statement under this Section 2, for a reasonable period of time, but not in excess of sixty (60) days (a “Delay Period”), if:

(i) the Board of Directors of REIT, acting through a majority of those directors who have no direct or indirect beneficial or pecuniary interest in any Registrable Shares, determines in good faith that the registration and distribution of the Registrable Shares covered or to be covered by the Registration Statement would materially interfere with any proposed or pending material financing, acquisition, corporate reorganization or other material corporate development or transaction involving REIT or any of its subsidiaries, and REIT promptly gives the Holders written notice of such determination containing a reasonably detailed explanation of the reasons for such postponement or suspension and the anticipated period of delay; or

(ii) prior to the Registration Statement being declared effective by the SEC, REIT proposes to file a registration statement on Form S-11 under the Securities Act providing for a public offering of REIT Common Shares concurrent with the listing or, approval for listing, of the REIT Common Shares on a national securities exchange (such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “Listing Registration Statement”), and REIT promptly gives the Holders written notice (including notifying each Holder of the identity of the managing underwriters of such initial public offering), within five (5) Business Days after such filing.

Exhibit E

Notwithstanding anything to the contrary contained herein, the aggregate number of days included in all Delay Periods during any consecutive twelve (12) month period shall not exceed a total of ninety (90) days, and the aggregate number of days included in all Delay Periods and Interruption Periods as a result of Section 5(c)(v) during any consecutive twelve (12) month period shall not exceed a total of one hundred and twenty (120) days. If REIT shall so postpone or suspend the filing of a Registration Statement, then the Holders of a majority of the Registrable Shares to be registered shall have the right to withdraw the request for registration by giving written notice to REIT within forty-five (45) days after receipt of the notice of postponement or suspension (and, in the event of such withdrawal, such request shall not be counted as a Demand Registration to which the Holders are entitled pursuant to this Section 2). The time period for which REIT is required to maintain the effectiveness of any Registration Statement pursuant to this Section 2 shall be extended by the aggregate number of days of all Delay Periods, all Hold Back Periods and all Interruption Periods occurring during such Registration. REIT shall not be entitled to initiate a Delay Period unless it shall concurrently (i) prohibit sales by other security holders under registration statements (other than Special Registration Statements) filed by REIT covering securities held by such other security holders and (ii) in accordance with REIT’s policies from time to time in effect, forbid purchases and sales in the open market by senior executives of REIT, subject to permitted exceptions stated in a formal policy adopted by REIT’s board of directors. REIT may not postpone or suspend a filing pursuant to this Section 2 more than three (3) times in any twelve (12) month period, and a period of at least thirty (30) days shall elapse between the termination of any Delay Period, Hold Back Period or Interruption Period and the commencement of the immediately succeeding Delay Period.

(g) Each of the Holders (other than the Holders initiating the relevant Demand Registration under Section 2(a)) may include such Holder’s Registrable Shares under any such Demand Registration filed under Section 2(a) pursuant to this Section 2(g). REIT shall (i) as promptly as practicable but in no event later than ten (10) days after the receipt of a Demand Notice, give written notice thereof to all of the Holders (other than the Holders initiating such Demand Registration), which notice shall specify the number of Registrable Shares subject to the Demand Notice, the names and notice information of the Holders initiating such Demand Registration, the intended method of disposition of such Registrable Shares, if known by REIT, and any other information that at the time would be appropriate to include in such notice and (ii) subject to Section 2(h), include in the Registration Statement filed pursuant to such Demand Registration filed under Section 2(a) all of the Registrable Shares requested by such Holders for inclusion in such Registration Statement from whom REIT has received a written request for inclusion therein within ten (10) days of the receipt by such Holders of such written notice referred to in clause (i) above. Each such request by such Holders shall specify the number of Registrable Shares proposed to be registered and such Holder shall send a copy of such request to the Holders initiating such Demand Registration. The failure of any Holder to respond within such ten (10) day-period referred to in clause (ii) above shall be deemed to be a waiver of such Holder’s rights under this Section 2(g) with respect to such Demand Registration. Any Holder may waive its rights under this Section 2(g) prior to the expiration of such ten (10) day-period by giving written notice to REIT, with a copy to the Holders initiating such Demand Registration. If a Holder sends REIT a written request for inclusion of part or all of such Holder’s Registrable Shares in a registration, such Holder shall not be entitled to withdraw or revoke such request without the prior written consent of REIT in its sole discretion unless, as a result of facts or circumstances arising after the date on which such request was made relating to REIT or to market conditions, such Holder reasonably determines that participation in such registration would have a material adverse effect on such Holder.

(h) Unless otherwise contractually required to do so, REIT shall not include any securities that are not Registrable Shares in any Registration Statement filed pursuant to this Section 2 without the prior written consent of the Holders of a majority of the Registrable Shares outstanding, such consent not to be unreasonably withheld, conditioned or delayed. If the offering is an underwritten offering and the managing underwriter or underwriters participating in such offering advise REIT that the total amount of securities requested to be included in such offering exceeds the amount which can be sold in such offering (the “Holder Target Amount”) without materially delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the number of Registrable Shares to be included in the offering described in this Section 2(h) may be reduced to the extent required to ensure the aggregate size of the offering does not exceed the Holder Target Amount, based on the following priorities: REIT shall include in such registration (i) first, the Registrable Shares of the Holders requested to be included therein (whether pursuant to Section 2(a), 2(b) or 2(g)), and (ii) second (to the extent the amount of such securities to be sold by such other Persons is less than the Holder Target Amount), the REIT Common Shares requested to be included in such registration by one or more such Persons, pro rata among such Persons on the basis of the number of REIT Common Shares owned by each such Person.

Exhibit E

Section 3. Piggyback Registration.

(a) Right to Piggyback. If at any time after the date that is eighteen (18) months following the date of this Agreement REIT proposes to file a registration statement under the Securities Act with respect to a public offering of securities of the same type as the Registrable Shares pursuant to a firm commitment underwritten offering solely for cash for its own account (other than (i) a registration statement (A) filed in connection with employee stock option or purchase plans, (B) relating to a transaction requiring registration pursuant to Rule 145 under the Securities Act, (C) relating solely to a dividend or distribution reinvestment plan, or (D) on Form S-8, Form S-4 or any successor forms thereto (the registration statements described in clauses (A), (B), (C) and (D) shall each be referred to as a “Special Registration Statement”) or (ii) a Listing Registration Statement) or for the account of any holder of securities other than a Holder, then REIT shall give written notice of such proposed filing to the Holders at least ten (10) days before the anticipated filing date. Such notice shall describe the proposed registration, offering price (or reasonable range thereof), distribution arrangements and any other information that at the time would be appropriate to include in such notice, and offer the Holders the opportunity to include in such registration statement and in any offering to be conducted pursuant to such registration statement such amount of Registrable Shares as they may request (a “Piggyback Registration”). Subject to Section 3(b), REIT shall include in each such Piggyback Registration all Registrable Shares with respect to which REIT has received written requests for inclusion therein within ten (10) days after notice has been given to the Holders. Each Holder shall be permitted to withdraw all or any portion of the Registrable Shares of such Holder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b) Priority on Piggyback Registrations. Following a request by any Holder pursuant to Section 3(a) for inclusion of Registrable Shares in a Piggyback Registration, Holders shall be permitted to include up to all such Registrable Shares in any offering to be conducted pursuant to such registration statement, on the same terms and conditions as apply to the securities of REIT or the account of such other securities holder, as the case may be, included therein. Notwithstanding the foregoing, if the offering is an underwritten offering and, the managing underwriter or underwriters participating in such offering advise REIT that the total amount of securities requested to be included in such offering exceeds the amount (the “Target Amount”) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the number of Registrable Shares to be included in the Piggyback Registration or offering may be reduced to the extent required to ensure the aggregate size of the offering does not exceed the Target Amount, based on the following priorities:

(i) if the Piggyback Registration is on behalf of REIT, REIT shall include in such registration first, the securities of REIT that REIT proposes to sell, and second (to the extent the amount of such securities to be sold by REIT is less than the Target Amount), the Registrable Shares requested to be included in such registration by one or more Holders and the securities requested to be included in such registration by other holders, pro rata among the Holders and other holders on the basis of the number of Registrable Shares and other securities requested to be included in such registration by each such Holder and other holder, respectively; and

(ii) if the Piggyback Registration is on behalf of holders of REIT’s securities (other than the Holders), REIT shall include in such registration first, the securities of REIT requested to be included therein by the holders initially requesting such registration, and second (to the extent the amount of such securities to be sold by such other holders is less than the Target Amount), the Registrable Shares requested to be included in such registration by one or more Holders and the securities requested to be included in such registration by other holders, pro rata among the Holders and other holders on the basis of the number of Registrable Shares and other securities requested to be included by each such Holder and other holder, respectively.

(c) Right to Abandon. Nothing in this Section 3 shall create any liability on the part of REIT to the Holders if REIT in its sole discretion shall decide not to file a registration statement previously proposed to be filed as described in Section 3(a) or to withdraw any such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by REIT of any notice hereunder or otherwise.

Exhibit E

Section 4. Holdback Agreement.

(a) If (i) during any period that this Agreement remains in effect, REIT shall file a registration statement (other than a Special Registration Statement) that provides for the offer and sale by REIT of REIT Common Shares or similar securities or securities convertible into, or exchangeable or exercisable for, such securities, (ii) the managing underwriter or underwriters appointed by REIT in respect of an underwritten public offering to be conducted by REIT pursuant to such registration statement advise REIT (in which case REIT promptly shall notify the Holders) that a public sale or distribution of Registrable Shares would materially adversely impact such offering, and (iii) all of REIT’s executive officers and directors execute agreements substantially identical to those referred to in this Section 4, then each Holder shall, to the extent not inconsistent with applicable law, refrain from effecting any public sale or distribution of Registrable Shares (other than any such shares proposed to be sold pursuant to such registration statement) during the five (5) days prior to the pricing of such offering registration statement and until the earliest of (A) the abandonment of such offering by REIT, (B) in connection with REIT’s first completed public offering pursuant to the Listing Registration Statement, 180 days following the effective date of that registration statement used in that offering, and (C) the termination in whole or in part of any “hold back” period agreed at the time of pricing by the underwriter or underwriters in such offering from REIT or any Affiliate of REIT in connection therewith (each such period, a “Hold Back Period”). Each Holder subject to this Section 4(a) shall be released from any obligation under any agreement, arrangement or understanding entered into pursuant to this Section 4 if any Person referred to in clause (iii) of the first sentence of this Section 4 is released from the holdback obligation described above.

(b) In order to enforce any Hold Back Period, REIT shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 4 and to impose stop transfer instructions with respect to the Registrable Shares and such other securities of each Holder (and the securities of every other Person subject to such Hold Back Period) until the end of such Hold Back Period.

Section 5. Registration Procedures. In connection with the registration obligations of REIT pursuant to and in accordance with Sections 2 and 3 (and subject to the provisions of Sections 2 and 3), REIT shall use its reasonable commercial efforts to effect such registration to permit the sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof as expeditiously as possible, and pursuant thereto REIT shall as expeditiously as practicable (but subject to the provisions of Sections 2 and 3):

(a) prepare and file with the SEC a Registration Statement for the sale of the Registrable Shares on any form for which REIT then qualifies or which counsel for REIT shall deem appropriate in accordance with the Holders’ intended method or methods of distribution thereof, and use commercially reasonable efforts to cause such Registration Statement to become effective and thereafter shall use its commercially reasonable efforts to cause the Registration Statement to remain effective as provided herein, provided, that before filing a Registration Statement or prospectus or any amendments or supplements thereto, REIT shall provide a single counsel selected by the Holders holding a majority of the Registrable Shares being registered in such registration (the “Holders’ Counsel”) with a reasonable opportunity to review and comment on such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, subject to such documents being under REIT’s control;

(b) prepare and file with the SEC such amendments (including post-effective amendments) to each Registration Statement, and such supplements to the related Prospectus, as may be required by the rules, regulations or instructions applicable under the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Holders of the Registrable Shares covered by such Registration Statement and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

(c) notify each Holder of any Registrable Shares covered by a Registration Statement promptly and (if requested) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC staff for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding the Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by REIT of any notification with respect to the suspension of

Exhibit E

the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(e) furnish to each Holder of any Registrable Shares covered by a Registration Statement and each managing underwriter, if any, without charge, prior to filing a Registration Statement at least one (1) copy of such Registration Statement, as it is proposed to be filed, and thereafter conformed copies of such Registration Statement, each amendment and supplement thereto, and deliver, without charge, such number of copies of the preliminary Prospectus, any amended preliminary Prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as each such Holder may reasonably request in order to facilitate the disposition of the Registrable Shares of such Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

(f) prior to any public offering of Registrable Shares covered by a Registration Statement, use commercially reasonable efforts to register or qualify such Registrable Shares for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Holders of such Registrable Shares shall reasonably request in writing, and continue such registration or qualification in effect in such jurisdiction for as long as any such Holder reasonably requests or until all of such Registrable Shares are sold, whichever is shorter, provided, that REIT shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

(g) upon the occurrence of any event contemplated by Section 5(c)(v), reasonably promptly prepare a supplement or post-effective amendment to the applicable Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document, and furnish to each Holder of any Registrable Shares covered by such Registration Statement a reasonable number of copies of such supplement, amendment or document as may be necessary, so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (notwithstanding the foregoing, in no event shall an Interruption Period as a result of Section 5(c)(v) exceed ninety (90) days from the date of notice of such event from the REIT, and the aggregate number of days included in all Delay Periods and Interruption Periods as a result of Section 5(c)(v) during any consecutive twelve (12) month period shall not exceed a total of one hundred and twenty (120) days);

(h) use commercially reasonable efforts to cause all Registrable Shares covered by each Registration Statement to be listed on each securities exchange or automated interdealer quotation system, if any, on which similar securities issued by REIT are then listed or quoted;

(i) make available for inspection by any Holder of Registrable Shares included in such Registration Statement, any underwriter or broker-dealer participating in any offering pursuant to such Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such Holder or underwriter or broker-dealer (collectively, the “Inspectors”), all financial and other records and other information, pertinent corporate documents and properties of any of REIT and its subsidiaries (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause REIT’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of REIT, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, provided, that the Records that REIT determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed by any Inspector unless (i) the disclosure of such Records is necessary to avoid or

Exhibit E

correct a material misstatement or material omission in the Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (iii) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by REIT or has been made generally available to the public;

(j) if an offering covered by a Registration Statement is an underwritten offering, enter and perform REIT’s obligations under an underwriting agreement, in usual and customary form, with the managing underwriter or underwriters of such offering, and enter into such other customary agreements and take all such other appropriate and reasonable actions requested by the Holders of the Registrable Shares being sold in connection therewith (including those reasonably requested by the managing underwriter or underwriters) or otherwise as reasonably required in order to expedite or facilitate the disposition of such Registrable Shares;

(k) comply, in all material respects, with all applicable rules and regulations of the SEC;

(l) provide Holders’ Counsel with all correspondence with the SEC in connection with any Registration Statement filed hereunder; and

(m) take all other steps reasonably necessary to effect the registration of the Registrable Shares contemplated hereby.

REIT may require each Holder of Registrable Shares covered by a Registration Statement to furnish such information regarding such Holder and such Holder’s intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing. If any such information is not furnished within a reasonable period of time after receipt of such request, REIT may exclude such Holder’s Registrable Shares from such Registration Statement following notice to such Holder of the expiration of such period of time.

Each Holder of Registrable Shares covered by a Registration Statement agrees that, upon receipt of any notice from REIT of the happening of any event of the kind described in Sections 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v), such Holder forthwith shall discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(g) or until such Holder is advised in writing by REIT that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period from and including the date of the giving of such notice pursuant to Section 5(c) to and including the date when sellers of such Registrable Shares under such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by and meeting the requirements of Section 5(g) being an “Interruption Period”) and, if requested by REIT, each Holder shall deliver to REIT (at the expense of REIT) all copies then in its possession, other than permanent file copies then in its possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request.

Section 6. Registration Expenses.

(a) REIT shall pay all costs, fees and expenses arising from or incident to REIT’s performance of or compliance with this Agreement, including (i) all registration and filing fees, including NASD and stock exchange filing fees; (ii) all fees and expenses of compliance with securities or “blue sky” laws, including reasonable fees, charges and disbursements of counsel in connection therewith; (iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the Holders or the managing underwriter, if any); (iv) messenger, telephone and delivery expenses, (v) fees, charges and disbursements of counsel for REIT; (vi) fees, charges and disbursements of all independent public accountants of REIT (including expenses of issuing “cold comfort” letters in connection with this Agreement, if requested by an underwriter in connection with an underwritten offering) and all other persons retained by REIT in connection with such Registration Statement; (vii) any liability insurance or other premiums for insurance obtained by REIT in its discretion in connection with any Demand Registration or Piggyback Registration, if any; and (viii) all other costs, fees and expenses incident to REIT’s performance or compliance with this Agreement.

Exhibit E

(b) Notwithstanding the foregoing, the fees, expenses and disbursements, of any Persons retained by any Holder, including counsel for any such Holder and Holders’ Counsel, and any underwriters’ or dealers’ discounts and all commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by a Holder, will be payable by such Holder, and REIT will have no obligation to pay any such amounts.

Section 7. Underwriting Requirements.

(a) Subject to Section 7(b), Holders representing at least fifty percent (50%) of the then outstanding Registrable Shares to be sold shall have the right, by written notice, to request that any Demand Registration covering such Registrable Shares (other than a Shelf Registration) provide for a firm commitment underwritten offering, and REIT shall use its reasonable best efforts to cause such Demand Registration to be in the form of a firm commitment underwritten offering.

(b) In the case of any underwritten offering pursuant to a Demand Registration, REIT shall select the institution or institutions that shall manage or lead such offering, which institution or institutions shall be reasonably satisfactory to a majority of the participating Holders. In the case of any underwritten offering pursuant to a Piggyback Registration, REIT shall select the institution or institutions that shall manage or lead such offering. No Holder shall be entitled to participate in an underwritten offering unless and until such Holder has entered into an underwriting or other agreement with such institution or institutions for such offering in such form as such institution or institutions shall determine.

Section 8. Indemnification.

(a) REIT shall indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Shares whose Registrable Shares are covered by a Registration Statement or Prospectus, the officers, directors, managers, partners, agents, employees and Affiliates of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, managers, partners, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgment, costs (including costs of investigation, preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or in any amendment or supplement thereto, or in any preliminary Prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon, and in reliance and conformity with, information concerning such Holder furnished in writing to REIT by or on behalf of such Holder expressly for use therein.

(b) In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to REIT in writing such information with respect to such Holder as REIT reasonably requests for use in connection with such Registration Statement or the related Prospectus, and such Holder agrees, severally and not jointly with any other Holder, to indemnify, to the full extent permitted by law, REIT, its directors, officers, agents, employees and Affiliates, each Person who controls REIT (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the directors, officers, agents or employees of such controlling person, from and against any and all Losses, as incurred, to the extent arising out of or based upon, and in reliance and conformity with, any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or in any amendment or supplement thereto, or in any preliminary Prospectus, or to the extent arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon, and in reliance and conformity with, any information so furnished in writing by or on behalf of such Holder to REIT expressly for use in such Registration Statement or Prospectus, provided, that the total amount to be indemnified by such Holder pursuant to this Section 8(b) shall be limited to the net proceeds received by such Holder in the offering to which the Registration Statement or Prospectus relates.

Exhibit E

(c) If any Person shall be entitled to indemnity hereunder (an “indemnified party”), such indemnified party shall give prompt written notice to the party from which such indemnity is sought (the “indemnifying party”) of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto, provided, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been materially prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party, provided, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is reasonably likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party shall not be subject to any liability for any settlement made without its consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

(d) If the indemnification provided for in this Section 8 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the second immediately preceding sentence. Notwithstanding the provisions of this Section 8(d), an indemnifying party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Holder from the sale of the Registrable Shares sold by such Holder exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 9. Rule 144. With a view to making available to each Holder the benefits of Rule 144 and any other similar rule or regulation of the SEC that may at any time permit such Holder to sell securities of REIT to the public without registration, REIT agrees to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

Exhibit E

(b) file with the SEC in a timely manner all reports and other documents required of REIT under the Exchange Act; and

(c) furnish to such Holder, so long as such Holder owns any Registrable Shares, promptly upon written request (i) a written statement by REIT, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) to the extent not publicly available through the SEC’s EDGAR database, a copy of the most recent annual or quarterly report of REIT and such other reports and documents so filed by REIT with the SEC, and (iii) such other information as may be reasonably requested by such Holder in connection with such Holder’s compliance with any rule or regulation of the SEC which permits the selling of any such securities without registration.

Section 10. Assignment. The registration rights of any Holder under this Agreement with respect to the Registrable Shares may be transferred to any transferee of such Registrable Shares in a transfer effected in accordance with applicable securities laws and the provisions of the Merger Agreement, the Pledge Agreement and the Escrow Agreement so long as such transferee (a) in the case of a Holder that is a corporation, partnership, limited liability company, trust or other entity, is a subsidiary, parent, general partner, limited partner, retired partner, member, stockholder or beneficiary of such Holder, (b) in the case of a Holder that is a natural person, is a Holder’s family member or trust for the benefit of an individual Holder, and (c) acquires at least fifteen percent (15%) of the Registrable Shares as of the date of this Agreement (as adjusted for stock splits, stock dividends, combinations and the like), provided, that (i) the transferring Holder shall give REIT written notice at least ten (10) days prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to REIT, to be bound as a Holder by the provisions of this Agreement, and (iii) such assignment shall be effective only if immediately following such transfer such securities shall continue to be Registrable Shares as defined herein.

Section 11. Miscellaneous.

(a) This Agreement and the obligations of REIT and the Holders hereunder (other than Section 8) shall terminate on the first date on which no Registrable Shares remain outstanding.

(b) All notices or communications hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

To REIT:	Wells Real Estate Investment Trust, Inc.
6200 The Corners Parkway
Norcross, GA 30092
Attention: Chief Executive Officer

with a copy to:	Holland & Knight
One Atlantic Center Suite 2000
1201 West Peachtree St. N.E.
Atlanta, GA 30309
Attention: Don Kennicott
Facsimile: 404-881-0470

To WAS I or Wells Capital:
Wells Real Estate Funds, Inc.
6200 The Corners Parkway
Norcross, GA 30092
Attention: Leo F. Wells
Facsimile:

Exhibit E

with a copy to:	King & Spalding
King & Spalding
1180 Peachtree Street NE
Atlanta, GA 30309
Attention: William B. Fryer
Facsimile: (404) 572-5131

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, (ii) upon receipt, if received prior to 5:00 p.m., local time on a Business Day (and otherwise on the next succeeding Business Day), if delivered by facsimile transmission, (iii) one Business day after being deposited with a next-day courier, postage prepaid, or (iv) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address or to such other telecopier number as such party may designate in writing from time to time).

(c) REIT represents and warrants that it has not granted to any Person the right to request or require REIT to register any securities issued by REIT, other than the rights granted to the Holders herein. REIT shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Shares which are prior in right to or inconsistent with the rights granted in this Agreement.

(d) The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement, without need for a bond. REIT agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate or that there is need for a bond.

(e) If any provision of this Agreement shall be declared to be illegal, invalid or otherwise unenforceable, in whole or in part, such illegality, invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(f) Subject to Section 10, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns. REIT shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement or enter into a new registration rights agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

(g) This Agreement, the Merger Agreement, the Pledge Agreement and the Escrow Agreement represent the entire agreement and understanding between the parties as to the subject matter hereof and merge and supersede any and all prior discussions, agreements and understandings of any and every nature among them.

(h) Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless REIT has obtained the written consent of Holders of at least a majority in number of the Registrable Shares then outstanding.

(i) This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

(j) THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED, AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(k) Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays, provided, that if the date to perform the act or give any notice with respect to this Agreement

Exhibit E

shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

(l) The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

[Signature page follows.]

Exhibit E

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
Name:
Title:

WELLS ADVISORY SERVICES I, LLC

By:
Name:
Title:

WELLS CAPITAL, INC.

By:
Name:
Title:

Exhibit E

Exhibit F

REIT Incentive Plan

WELLS REAL ESTATE INVESTMENT TRUST, INC.

2007 OMNIBUS INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Wells Real Estate Investment Trust, Inc. 2007 Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, key employees, Non-Employee Directors and consultants of Wells Real Estate Investment Trust, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire an equity-based incentive interest in the Company and incentive cash awards. It is anticipated that providing such persons with interests and awards of this nature will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Other Stock-based Awards, Dividend Equivalent Rights and Cash Awards granted under the Plan.

“Board” means the Board of Directors of the Company.

“Cash Award” means Awards to be paid by the Company in cash, but excluding all Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Other Stock-based Awards and Dividend Equivalent Rights, whether or not settled by the Company in cash.

“Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (other than the Company or any employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 50% of the voting power of all securities of the Company entitled to vote generally in the election of directors, determined on a fully-diluted basis (“Company Voting Securities”); provided, however, that such acquisition shall not constitute a Change in Control hereunder if the holders of the Company Voting Securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, voting power that constitutes a majority of the voting power of all voting securities entitled to vote generally in the election of directors of the successor entity;

(ii) The date upon which individuals who as of the date hereof constitute a majority of the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board, provided, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

Exhibit F

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of all then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee.

“Covered Employee” means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 10.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock as of a particular date means:

(i) if the Stock is then listed on a national securities exchange or quoted or reported on the NASDAQ Global Market (“NASDAQ”), the closing sales price per share on the exchange or NASDAQ for such date or, if there was no sale of shares of Stock on such date, for the last preceding date on which there was a sale of shares of Stock on such exchange or NASDAQ, as determined by the Committee,

(ii) if the Stock is not then listed on a national securities exchange or quoted on NASDAQ but is then traded on an over-the-counter market, the average of the closing bid and asked prices for the Stock in such over-the-counter market for such date or, if there was no bid and asked quotation on such date, for the last preceding date on which there was a bid and asked quotation for such Stock in such market, as determined by the Committee, or

(iii) if the Stock is not then listed on a national securities exchange, quoted on NASDAQ or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Stock is so listed or traded, the Committee may make such discretionary determinations where the Stock has not been traded or bid and asked quotations published for 10 consecutive trading days.

Exhibit F

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Other Stock-based Awards” means Awards granted pursuant to Section 9.

“Operating Partnership” means Wells Operating Partnership, L.P., a Delaware limited partnership, the entity through which the Company conducts its business and an entity that is treated as a partnership for federal income tax purposes.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Award” means any Restricted Stock Award, Deferred Stock Award, Other Stock-based Award or Cash Award granted to a Covered Employee (or a person who the Committee believes may be or may become a Covered Employee) that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company, the Operating Partnership or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group and any of which may be measured on an aggregate or per share basis:

(i) earnings before any one or more of the following: interest, taxes, depreciation or amortization,

(ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization),

(iii) changes in the market price of the Stock (on a per share or aggregate basis),

(iv) economic value-added,

(v) funds from operations or similar measure,

(vi) sales or revenue,

(vii) acquisitions or strategic transactions,

(viii) operating income (loss),

(ix) cash flow (including, but not limited to, operating cash flow and free cash flow),

(x) return on capital, assets, equity, or investment,

Exhibit F

(xi) stockholder returns (including total returns calculated to include aggregate Stock appreciation and total dividends paid, assuming full reinvestment of dividends, during the applicable period),

(xii) various “non-GAAP” financial measures customarily used in evaluating the performance of REITs,

(xiii) return on sales,

(xiv) gross or net profit levels,

(xv) productivity,

(xvi) expense levels or management,

(xvii) margins,

(xviii) operating efficiency,

(xix) customer/tenant satisfaction,

(xx) working capital,

(xxi) earnings (loss) per share of Stock,

(xxii) revenue or earnings growth,

(xxiii) number of securities sold,

(xxiv) the Company’s ranking against selected peer groups,

(xxv) “same-store” performance from period to period,

(xxvi) leasing or occupancy rates,

(xxvii) objectively determinable capital deployment,

(xxviii) objectively determined expense management,

(xxix) sales or market shares,

(xxx) number of customers, and

(xxxi) establishment of a trading market for the Company’s Stock.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more performance conditions will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award, Other Stock-based Award or Cash Award.

“Performance Goals” means, for a specific Performance Award for a specific Performance Cycle, the specific goals established in writing by the Committee for such Award and Performance Cycle based upon the Performance Criteria.

Exhibit F

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Restricted Stock” means shares of Stock issued or transferred to a grantee subject to forfeiture and the other restrictions, as contemplated by Section 7 hereof.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Settlement Date” means the date determined under section 8(b).

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” or “SAR” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation, partnership or other entity of which at least 50% of the economic interest in the equity or voting power is owned (directly or indirectly) by the Company or the Operating Partnership. In the event the Company becomes such a subsidiary of another company (directly or indirectly), the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to such parent company.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and (f), respectively, of the Code.

“Termination of Service” means a grantee’s termination of employment (subject to the provisions of Section 16 hereof) or other service, as applicable, with the Company and Subsidiaries (or, following a Corporate Event, with any successor to the Company or parent of the Company as a result of such Corporate Event, or subsidiaries of such entities) for any reason. Unless otherwise provided in the Award agreement, cessation of service as an officer, employee, director or consultant, or other covered positions shall not be treated as a Termination of Service if the grantee continues without interruption to serve thereafter in another one (or more) of such other capacities, and Termination of Service shall be deemed to have occurred when service in the final covered capacity ceases.

“Unforeseeable Emergency” has the meaning set forth in Section 14(c)(iii).

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by the Committee. The Committee shall consist solely of at least two individuals each of whom shall be a “nonemployee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code; provided that no action taken by the Committee (including, without limitation, grants) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder.

Exhibit F

(b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the officers, key employees, Non-Employee Directors and consultants to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Cash Awards, Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Other Stock-based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments and agreements evidencing the Awards;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Board and the Committee shall be binding on all persons, including the Company and Plan grantees.

(c) Award Agreements and Instruments. Each agreement or instrument setting forth the terms of an Award shall contain such terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. In the event that any Award agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any affiliate thereof to purchase or repurchase Stock from a grantee of an Award or any other person, then, notwithstanding the provisions of the Award agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under Maryland law. Each grantee of an Award shall take whatever additional actions and execute whatever additional documents as the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the grantee pursuant to the express provisions of the Plan and the Award agreement.

(d) Delegation. The Committee, in its discretion (taking into account, without limitation, considerations under Section 16 of the Exchange Act), may delegate to the Board, another committee of the Board or the Chief Executive Officer of the Company or his or her delegate, all or part of the Committee’s authority and duties with respect to Awards, including, without limitation, the granting of Awards to non-executive officers, where relief from the limitation of Section 162(m) of the Code is not sought. Any such delegation by the Committee may, in the sole discretion of the Committee, include a limitation as to the amount of Awards that may be awarded during the period of the delegation and may contain guidelines as to the determination of the option exercise price, or price

Exhibit F

of other awards and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the Plan.

(e) No Liability of Committee Members; Indemnification. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made or action taken or not taken in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or by-laws, under any other contract, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 3. STOCK ISSUABLE AND AWARD LIMITATIONS UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable and Award Limitations. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 14,000,000, subject to adjustment as provided in Section 3(b) and Section 3(c). For purposes of this limitation, each unit underlying an Other Stock-based Award shall count as one share and the shares of Stock underlying any Awards that are forfeited, canceled, expired by their terms or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

Award grants shall be subject to the following limitations:

(i) the maximum number of shares of Stock subject to Options or SAR’s that can be awarded under the Plan to any person eligible for an Award is 3,500,000 per calendar year;

(ii) the maximum number of shares of Stock that can be awarded under the Plan, excluding Performance Awards and shares subject to Options or to SARs, to any person eligible for an Award is 1,000,000 per calendar year; and

(iii) the maximum value that any grantee may receive pursuant to all Performance Awards with respect to any fiscal year of the Company included in the applicable Performance Cycle shall be $10 million aggregate (or such portion thereof correlating to the portion of such fiscal year included in such Performance Cycle).

The preceding limitations in this Section 3(a) are subject to adjustment as provided in Sections 3(b) and (c) hereof.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of

Exhibit F

securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that can be granted under a Performance Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Committee shall also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration extraordinary dividends, acquisitions or dispositions of stock or property or any other similar corporate event to the extent necessary to avoid a material distortion in the value of the Awards. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

No adjustment shall be made under this Section 3(b) in the case of an Option or Stock Appreciation Right, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or a modification of the Option or Stock Appreciation Right such that the Option or Stock Appreciation Right becomes treated as “nonqualified deferred compensation” subject to Section 409A.

(c) Mergers and Other Transactions. Notwithstanding the foregoing, except as may otherwise be provided in an Award agreement, in the event of (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, (iii) the sale of all or substantially all of the assets of the Company, (iv) the reorganization or liquidation of the Company or (v) a Change in Control (each of the foregoing, a “Corporate Event”), in lieu of providing the adjustment set forth in Section 3(b) above, the Committee may, in its discretion, provide that all outstanding Awards shall terminate as of the consummation of such Corporate Event, and (x) accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding Awards to a date at least ten days prior (but no more than 60 days prior) to the consummation date of such Corporate Event and/or (y) provide that holders of Awards will receive a payment in respect of cancellation of their Awards based on the amount of the per share consideration being paid for the Stock in connection with such Corporate Event, and in the case of Options or other Awards with an exercise price or similar provision, less such applicable exercise price, such payment to be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of an Award to receive substantially equivalent property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time; provided, that if such consideration received in the transaction is not solely equity securities of the successor entity, the Committee may, with the consent of the successor entity, provide for the consideration to be received in respect of the Award to be solely equity securities of the successor entity equal to the Fair Market Value of the per share consideration received by holders of Stock in the Corporate Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Corporate Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment or other consideration for each share surrendered in the Corporate Event, the Committee shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in consideration for the cancellation thereof (including the cancellation of Options and Stock Appreciation Rights that are not then exercisable), in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Corporate Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

Exhibit F

(d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and consultants of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.

SECTION 5. STOCK OPTIONS

(a) Form of Awards. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options shall be subject to the terms and conditions set forth in the Plan and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement or approved by the Committee:

(i) In cash, by certified or bank check or other instrument acceptable to the Committee;

(ii) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the

Exhibit F

optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered shares shall have been owned by the optionee for at least six months;

(iii) Through written direction of the optionee to have shares of Stock withheld from the shares otherwise to be received, with such withheld shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price; or

(iv) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised; provided, however, that after consideration of possible accounting issues, the Committee may, in its sole discretion, settle Stock Appreciation Rights in a combination of shares of Stock and cash, or exclusively with cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, an amount) equal to such excess.

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

Exhibit F

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:

(i) Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

(ii) Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

SECTION 7. RESTRICTED STOCK AWARDS

(a) General. Restricted Stock granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of each Restricted Stock Award shall be evidenced by a Restricted Stock Award agreement. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, and subject to such conditions contained in the written instrument evidencing the Restricted Stock Award, a grantee shall have all the rights of a stockholder of the Restricted Stock, including the right to vote the shares of the Restricted Stock, and the right to receive any cash dividends; provided, however that cash dividends on such shares shall, unless otherwise provided by the Committee, be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and shall be forfeited if the underlying shares are forfeited), and paid over to the grantee (without interest) as soon as practicable after such period lapses (if not forfeited). Unless the Committee shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Committee may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, upon a grantee’s Termination of Service, any Restricted Stock that has not vested at the time of Termination of Service shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company from such grantee or such grantee’s legal representative at its original purchase price actually paid by grantee (if any) simultaneously with such Termination of Service, and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s Termination of Service and such shares shall be subject to the provisions of Section 7(c) above.

Exhibit F

SECTION 8. DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. Phantom stock units related to each vested Deferred Stock Award shall be paid to the grantee in the form of shares of Stock; provided that the Committee at the time of grant (or, in the appropriate case, as determined by the Committee, thereafter) may provide that, after consideration of possible accounting issues, a Deferred Stock Award may be settled (i) in cash at the applicable Fair Market Value of the shares of Stock underlying such Award, (ii) in cash or by transfer of shares of Stock as elected by the grantee in accordance with procedures established by the Committee, or (iii) in cash or by transfer of shares of Stock as elected by the Company.

(b) Time of Payment. Regarding the time at which payment in respect of vested Deferred Stock Awards will be made or commence:

(i) Unless otherwise provided in the applicable Award agreement, the “Settlement Date” with respect to a Deferred Stock Award is the first day of the month to follow the date on which the Deferred Stock Award vests; provided that a grantee may elect, in accordance with procedures to be established by the Committee, that such Settlement Date will be deferred as elected by the grantee to the first day of the month to follow the grantee’s Termination of Service, or such other time as may be permitted by the Committee. Unless otherwise determined by the Committee, elections under this Section 8(b)(i) must, except as may otherwise be permitted under the rules applicable under Section 409A, (A) be effective at least one year after they are made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment and (B) defer the commencement of distributions (and each affected distribution) for at least five years.

(ii) Notwithstanding Section 8(b)(i), the Committee may provide that distributions of Deferred Stock Awards can be elected at any time in those cases in which the Deferred Stock Award value is determined by reference to Fair Market Value to the extent in excess of a base value, rather than by reference to unreduced Fair Market Value.

(iii) Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 8(b), is the date of the grantee’s death.

(c) Installment Payments. Payment (whether of cash or shares) in respect of vested Deferred Stock Awards shall be made in a single sum by the Company; provided that, with respect to Deferred Stock Awards of a grantee which have a common Settlement Date, the Committee may permit the grantee to elect in accordance with procedures established by the Committee (taking into account, without limitation, Section 409A, as the Committee may deem appropriate) to receive installment payments over a period not to exceed 10 years, rather than a single-sum payment.

(d) Unforeseeable Emergency. Notwithstanding any other provision of the Plan, a grantee may receive any amounts to be paid in installments as provided in Section 8(c) or deferred by the grantee as provided in Section 8(b) in the event of an Unforeseeable Emergency. Distributions of amounts pursuant to this Section 8(d) because of an Unforeseeable Emergency shall not exceed the amounts necessary, as determined by the Committee in its sole discretion, to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the grantee’s asset (to the extent the liquidation of such assets might itself cause severe financial hardship), and/or (iii) by future cessation of the making of additional deferrals under Sections 8(b) and 8(c).

Exhibit F

(e) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A of the Code and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(f) Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(g) Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s Termination of Service.

SECTION 9. OTHER STOCK-BASED AWARDS

(a) Nature of Other Stock-based Awards. Other Stock-based Awards that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on (i) shares of Stock, including without limitation, convertible preferred stock, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests, (ii) equity interests in a Subsidiary or the Operating Partnership, (iii) Awards valued by reference to book value, fair value or performance parameters relative to the Company or any Subsidiary (including the Operating Partnership) or group of Subsidiaries, and (iv) any class of profits interest or limited liability company interest created or issued pursuant to the terms of a partnership agreement, limited liability company operating agreement or otherwise by the Operating Partnership or a Subsidiary that is treated as a partnership for federal income tax purposes and qualifies as a “profits interest” within the meaning of IRS Revenue Procedure 93-27 (or as an interest the issuance of which is similarly treated for income tax purposes pursuant to superseding or successor governing authority) with respect to a grantee in the Plan who is rendering services to or for the benefit of the issuing Operating Partnership or Subsidiary.

(b) Calculation of Reserved Shares. For purposes of calculating the number of shares of Stock underlying an Other Stock-based Award relative to the total number of shares of Stock reserved and available for issuance under Section 3(a) of the Plan, the Committee shall establish in good faith the maximum number of shares of Stock to which a grantee receiving such Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying Other Stock-based Awards shall be reduced accordingly by the Committee and the related shares of Stock shall be added back to the shares of Stock otherwise available for issuance under the Plan. Other Stock-based Awards may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible grantees to whom, and the time or times at which, Other Stock-based Awards shall be made; the number of Other Stock-based Awards to be granted; the price, if any, to be paid by the grantee for the acquisition of such Other Stock-based Awards; and the restrictions and conditions applicable to such Other Stock-based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant in its sole discretion. The Committee may allow Other Stock-based Awards to be held through a limited partnership, or similar “look-through” entity, and the Committee may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 9. The provisions of the grant of Other Stock-based Awards need not be the same with respect to each grantee.

Exhibit F

(c) Restrictions on Transfer. Awards made pursuant to this Section 9 may be subject to transfer restrictions, with conditions and limitations as to when Other Stock-based Awards can be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which any applicable vesting, performance or deferral period lapses to be established by the Committee at the time of grant in its sole discretion.

(d) Dividend Equivalents. The Award agreement, other Award documentation in respect of an Other Stock-based Award, or a separate agreement if required by Section 409A, may provide that the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred or contingent basis, dividends or Dividend Equivalents with respect to the number of shares of Stock underlying the Award or other distributions from the Operating Partnership prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested.

(e) Consideration. Other Stock-based Awards granted under this Section 9 may be issued for no cash consideration.

SECTION 10. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award (including, without limitation, an Option Award, a Deferred Stock Award or any Other Stock-based Award) or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid in cash or in Stock, or a combination of the two, as determined by the Committee, and may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award. With respect to Dividend Equivalent Rights granted as a component of an Option Award intended by the Committee to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, such Dividend Equivalent Rights shall be payable regardless of whether such option is exercised.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s Termination of Service.

SECTION 11. TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

(a) Performance Conditions. The right of a grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Section 11(b) hereof in the

Exhibit F

case of a Performance Award. Depending on the criteria used to establish such performance conditions, the performance conditions may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of performance conditions for any such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase any Performance Award.

(b) Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that an Award to be granted to a grantee who is designated by the Committee as potentially to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established Performance Goals and other terms set forth in this Section 11(b).

The Performance Goals for such Performance Awards shall consist of one or more Performance Criteria and a targeted level or levels of performance with respect to each of such Performance Criteria, as specified by the Committee consistent with this Section 11(b). Performance Goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of Performance Goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance Goals may differ for Performance Awards granted to any one grantee or to different grantees.

Performance Goals shall be established not later than 90 days after the beginning of any Performance Cycle applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce (but may not increase) the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of service by the grantee prior to the end of a Performance Cycle or settlement of such Performance Awards.

If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award shall be exercised by the Committee and not the Board.

(c) Written Determinations. All determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of Performance Goals shall be made in writing. To the extent required to comply with Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

(d) Status of Section 11(b) Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards granted pursuant to Section 11(b) hereof constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 11(b), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as potentially to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Exhibit F

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Committee Action. Notwithstanding Section 12(a), the Committee, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. Notwithstanding anything contained in the Plan or the Award agreement to the contrary, the grantee’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Stock or any other Award benefit to the grantee and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option Award, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Other Stock-based Award or Dividend Equivalent Rights shall be forfeited upon the failure of such grantee to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option, (ii) the lapsing of restrictions on the Restricted Stock Award (or other income-recognition event) or (iii) distributions in respect of any Deferred Stock Award, Other Stock-based Award or Dividend Equivalent Right. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

Exhibit F

(b) Payment in Stock. Subject to approval by the Committee, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14. ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A.

In the event any Stock Option or Stock Appreciation Right under the Plan is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

(a) Exercise and Distribution. Except as provided in Section 14(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(i) Specified Time. A specified time or pursuant to a fixed schedule set forth in the written instrument evidencing the 409A Award.

(ii) Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 14(a)(ii) may not be made before the date that is six months after the date of separation from service.

(iii) Death. The date of death of the 409A Award grantee.

(iv) Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 14(c)(ii) hereof).

(v) Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi) Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 14(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event to the extent permitted by Section 409A.

(b) No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 14(a) hereof, except in the case of one of the following events:

(i) Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

Exhibit F

(ii) Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(iii) Change in Control Event. The Committee may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation to the extent permitted by Section 409A.

(c) Definitions. Solely for purposes of this Section 14 and Section 8(d) and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(i) “Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in the most recent authoritative guidance (as determined by the Committee in good faith) from the Department of the Treasury).

(ii) “Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(iii) “Unforeseeable Emergency” means, as determined by the Committee in its sole discretion, a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee. Without limitation, the need or desire to send a grantee’s child to college or to purchase a home shall not constitute an Unforeseeable Emergency.

SECTION 15. PARACHUTE LIMITATIONS.

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a grantee with the Company or any affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 15 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the grantee (including groups or classes of grantees or beneficiaries of which the grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the grantee (a “Benefit Arrangement”), if the grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Award held by that grantee and any other right to receive any payment or other benefit under this Plan shall not become exercisable, vested or payable (as the case may be) to the extent that such right to exercise, vesting, or payment, taking into account all other rights, payments, or other benefits to or for the grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”). In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the grantee under any Other Agreement or any Benefit Arrangement, would cause the grantee to be considered to have received a Parachute Payment under this Plan, then the grantee shall have the right to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the grantee under this Plan be deemed to be a Parachute Payment.

Exhibit F

SECTION 16. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 17. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Notwithstanding anything herein to the contrary, an amendment to an Award or other action by the Board or the Committee that constitutes the repricing of the exercise price or base value of an Option, a Stock Appreciation Right or any other Award granted hereunder, to the extent such Award has an exercise price or base value used to calculate the benefit to the grantee (e.g., a Deferred Stock Award in which the value of such Award is determined by the excess of Fair Market Value over a specified base value), shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of the Company’s stockholders in the same manner as provided by this Section 17 for certain amendments to the Plan. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code or the extent required by the shareholder approval requirements of any national securities exchange or NASDAQ (at such times as the Company has shares of Stock listed or authorized for trading on such national securities exchange or NASDAQ), Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 17 shall limit the Committee’s authority to take any action permitted pursuant to Section 3(b), 3(c) or 11(d).

SECTION 18. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 19. GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof, and to provide such other undertakings and representations as are customary in the issuance of securities in a manner that is exempt from the registration requirements of applicable securities laws.

Exhibit F

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates issued to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate the employee’s employment or other service at any time.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(e) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 20. EFFECTIVE DATE OF PLAN

This Plan was adopted by the Board on             , 2007 and was approved by the stockholders on             , 2007. No grants will be made under the Plan after the tenth anniversary of the Effective Date.

SECTION 21. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

SECTION 22. RESTRICTIONS ON AWARDS

This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable or payable, if, in the discretion of the Committee, the grant or exercise of such Award could impair the Company’s status as a REIT.

SECTION 23. NO FIDUCIARY RELATIONSHIP

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, the Subsidiaries, or their respective officers, or the Committee, on the one hand, and the grantee, the Company, Subsidiaries or any other person or entity, on the other.

Exhibit F

SECTION 24. MARKET STANDOFF AGREEMENT

As a condition of receiving any Award hereunder, the grantee agrees that in connection with any registration of the Stock and upon the request of the Committee or the underwriters managing any public offering of the Stock, the grantee will not sell or otherwise dispose of any Stock without prior written consent of the Committee or such underwriters, as the case may be, for a period of time (not to exceed 180 days) from the effective date of such registration as the Committee or the underwriters may specify for employee-shareholders generally.

[End of Plan.]

Exhibit F

Exhibit G-1

Transition Services Agreement

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the      of             , 2007, by and between Wells Real Estate Advisory Services, Inc., a Georgia corporation (the “Company”), and Wells Real Estate Funds, Inc., a Georgia corporation (“Service Provider”).

RECITALS:

WHEREAS, Wells Real Estate Investment Trust, Inc. (together with its subsidiaries, the “REIT”), WRT Acquisition Company, LLC (“REIT Sub”), WGS Acquisition Company, LLC, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Government Services, Inc. and Wells Advisory Services I, LLC, the sole shareholder of the Company (“Parent”) have entered into that certain Agreement and Plan of Merger, dated as of the 1st day of February, 2007 (the “Merger Agreement”) pursuant to which, inter alia, the Company will be merged with and in to REIT Sub (the “Internalization”);

WHEREAS, Service Provider and certain of its affiliates have, prior to the consummation of the transactions contemplated by the Merger Agreement provided certain services to the REIT and the Company;

WHEREAS, the parties have agreed that after the consummation of the transactions contemplated in the Merger Agreement, Service Provider will continue to provide the services described and set forth on Exhibit A attached hereto and made a part hereof (collectively, the “Services”) all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the compensation to be paid by the Company to Service Provider as herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Performance of Services. Service Provider shall, subject to the terms and provisions of this Agreement, provide the Services to the REIT. Service Provider agrees that all Services shall be provided in the manner and at a relative level of service consistent in all material respects with (i) that provided to the REIT prior to the date of this Agreement and (ii) that provided by Service Provider to its affiliates or to other third parties. In providing the Services, the Service Provider, as it deems necessary or appropriate in its reasonable discretion, may use its personnel and/or employ the services of third parties to the extent such third-party services are reasonably necessary for the efficient performance of any of the Services (provided, that the costs and expenses of any third parties employed by Service Provider in the ordinary course of fulfilling its obligations under this Agreement (except as provided in Section 20 with respect to additional Services and Sections 3(c), 3(f) and 5(c) in connection with the termination of this Agreement) shall be paid by Service Provider and that such third parties agree to be bound by the confidentiality provisions of this Agreement).

2. Term. The initial term of this Agreement shall commence as of the date hereof, and, unless terminated earlier as provided in Section 3 below, shall continue for the lesser of one year or the period ending ninety (90) days after the listing of the shares of common stock of the Company on a national securities exchange or over the counter market (the “Initial Term”) and shall be renewable at the option of the REIT for an additional one (1) year period (the “First Renewal Term”) and shall be automatically renewed thereafter for successive one hundred and eighty (180) day periods (each a “Subsequent Renewal Term”) unless either party provides notice of termination of the Agreement at least sixty (60) days prior to the expiration of the First Renewal Term or any Subsequent Renewal Term, as the case may be.

3. Termination.

(a) This agreement shall terminate in accordance with Section 2 but may be terminated earlier:

(i) upon the mutual written agreement of the parties;

Exhibit G-1

(ii) by the Company for cause (i.e., a material default by Service Provider hereunder) upon thirty (30) days prior written notice to Service Provider; provided, however, that prior to exercising its rights under this Section 3(a)(iii), the Company shall provide written notice to Service Provider of the alleged default, including a reasonable description of such default, and Service Provider shall have ten (10) days after receipt of such notice to cure the default to the Company’s reasonable satisfaction. The Company shall, as full compensation to which Service Provider be entitled, promptly make payment to Service Provider as provided in Section 5 below for the Services performed prior to the effective date of termination in compliance with the terms of this Agreement;

(iii) by Service Provider, as to all of this Agreement or with respect to the applicable Service or Services if the Company fails, in the absence of a bona fide dispute with respect to such payment, to make payment for Services within thirty (30) days after the relevant due date; provided however, that the Company may cure such breach by making payment within ten (10) days of the Company’s receipt of written notice that it failed to make such payment when due.

(b) After the Initial Term, Service Provider may terminate this Agreement with respect to any Service upon one-hundred and twenty (120) days written notice to the Company if Service Provider is no longer providing such Services to itself or any of its affiliates.

(c) The Company may, from time to time, upon at least thirty (30) days prior written notice, specify any Services it no longer requires (such notice a “Partial Termination Notice” and such Services “Terminated Services”). Service Provider shall discontinue the Terminated Services as of the effective date specified in the Partial Termination Notice (the “Termination Effective Date”). Service Provider will reasonably cooperate with the Company during the period from the date of the Partial Termination Notice to the Termination Effective Date specified in the Partial Termination Notice in the transition of such Services to the Company or its third party provider. The Company shall, as full compensation to which Service Provider is entitled, promptly make payment to Service Provider as provided in Section 5 below for the Terminated Services performed in compliance with the terms of this Section 3(b) and for reasonable additional costs incurred to transfer such Services to the Company or its third party provider and any training and support services provided pursuant to Section 3(f). In the event that, after a Termination Effective Date, Service Provider is no longer providing any services to the Company, this Agreement shall terminate.

(d) The Company may upon at least ten (10) days prior written notice, specify any Services that would cause the Company or Service Provider to (i) violate any applicable law or the rules of any regulatory body with jurisdiction or (ii) would subject the Company or Service Provider to liability or material damages in civil litigation. Service Provider shall discontinue such Services promptly after receipt of such notice.

(e) The termination of this Agreement shall be without prejudice to any rights and obligations of the parties that have vested prior to the effective date of such termination, including without limitation, the right to receive payment for Services provided prior to termination.

(f) In connection with the termination of this Agreement, either (i) by reason of the non-renewal of the Initial Term, the First Renewal Term or any Subsequent Renewal Term or (ii) pursuant to the provisions of this Section 3, Service Provider shall use commercially reasonable efforts to accomplish an orderly transition of the Services to the Company or a third party service provider designated by the Company without material interruption of the Services and shall cooperate with the Company in effectuating such transition both prior to and for a reasonable period of time after such termination. In connection with such transition, Service Provider shall transfer to the Company or a designated third party provider all information, files, records, data, plans and recorded knowledge (whether in hard copy or electronic form) relating to the Company or REIT in Service Provider’s possession. The Company shall reimburse Service Provider any reasonable additional costs incurred by Service Provider to transfer such services to the Company or its third party provider. If requested by the Company, Service Provider shall provide training and support services related to the Services to Company personnel at the rates provided on Exhibit B for a period of up to sixty (60) days after the termination of such Services.

Exhibit G-1

(g) If the Company has requested that Service Provider violate any applicable law or regulation in connection with the performance of any of the Services, the Service Provider shall not be required to comply with such request and shall notify the Company and the parties shall use reasonable efforts to modify such request such that it does not result in any such violation.

4. Independent Contractor. Service Provider’s status shall be that of an independent contractor, and not that of an agent or employee of the Company. Service Provider shall not hold itself out as an employee or agent of the Company.

5. Payment.

(a) The Company shall pay Service Provider for the Services at the rates specified on Exhibit A attached hereto, as supplemented and amended from time to time in accordance with Section 5(b) and (c). Service Provider shall invoice the Company monthly for any Services performed during the immediately preceding calendar month. Payment shall be due 30 days after the date of the Company’s receipt of the same and shall be as provided in Exhibit A attached hereto. Service Provider represents and warrants to Company that the rates set forth on Exhibit A (i) do not exceed Service Provider’s good faith estimate of its actual cost of providing the Services set forth on Exhibit A and (ii) do not exceed the rates that could reasonably be expected to be charged by a third party service provider with comparable experience for such Services at a comparable level of service and quality.

(b) During the First Renewal Term, the Company shall pay Service Provider for the Services at 105% of the rates specified on Exhibit A attached hereto; provided, however, that if the First Renewal Term commences prior to January 1, 2008, the rates specified on Exhibit A hereto will not increase until January 1, 2008. One Hundred Twenty (120) days before the expiration of the First Renewal Term and sixty (60) days before the expiration of any Subsequent Renewal Term, Service Provider shall submit to the Company a revised Exhibit A to reflect rate adjustments for the upcoming Subsequent Renewal Term, which rate adjustments shall not result in rates that exceed 130% of the then current rate and shall be subject to the reasonable approval of the Company; provided, however, that if the rate adjustments are not agreed to by the Company, then the Agreement shall terminate at the end of the First Renewal Term or any Subsequent Renewal Term, as applicable. Such revised Exhibit A shall become effective as of the first day of such Subsequent Renewal Term.

(c) In addition to the fees described in Section 5(a) and (b), the Company shall promptly pay or reimburse Service Provider for any out-of-pocket expenses (such as travel, meals and lodging) and reasonable third party costs incurred in good faith associated with, or related to, the termination of Services or transfer of such Services provided by Service Provider hereunder.

(d) In the event of a Partial Termination Notice, the rates to be paid by the Company for the Services shall be reduced to reflect the reduction in the Services to be provided hereunder.

6. Confidentiality. During the term of this Agreement, the parties may communicate to each other certain confidential information to enable Service Provider to perform the services hereunder, or Service Provider may develop confidential information for Company. Each party agrees (i) to treat, and to cause its employees, agents, subcontractors and representatives, if any, to treat as secret and confidential, all such information, (ii) to transmit such confidential information only to those of its employees, agents, subcontractors and representatives, if any, which such party determines needs to know such information to enable Service Provider to perform the services hereunder, and (iii) except as necessary in the performance of the Services, not to disclose any such confidential information or make available any reports, recommendations or conclusions which Service Provider may make for the Company to any person, firm or corporation without first obtaining the Company’s written approval. Service Provider further agrees that except as required to perform the Services, Service Provider and its affiliates (and their respective employees, agents, subcontractors and representatives) shall not directly or indirectly permit any other entity to use for its own benefit or the benefit of any other entity any confidential information of the Company or REIT. The parties further agree to take such steps to protect and maintain the security and confidentiality of the confidential information on a no less stringent basis as each would in the case of its own confidential business information. The foregoing shall not prohibit or restrict any party from disclosing any information: (a) any disclosure of which is necessary to comply with any applicable laws, including, without limitation, federal or state securities laws, or any exchange listing or similar rules and regulations; (b) the disclosure of which is ordered

Exhibit G-1

pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction; (c) such information is now, or hereafter is made, generally available to the public other than by disclosure in violation of this Agreement; (d) such information was disclosed to the disclosing party by a third party that the disclosing party, in good faith, believes was not bound by an obligation of confidentiality; or (vi) the parties hereto consent to the form and content of any such disclosure. If any party learns that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, such party shall (1) give prompt notice to the other party prior to making such disclosure and allow such other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information, (2) reasonably cooperate with such other party in its efforts to prevent, or obtain a protective order for, such disclosure, and (3) disclose the minimum amount of information required to be disclosed.

7. Notices. Any notices, demands and other communications to be delivered hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if personally delivered, or (b) one business day after delivery to a nationally recognized, overnight courier service guaranteeing next day delivery, delivery charges prefixed, if given by such service, and addressed as follows:

(i) If to Service Provider:

Wells Real Estate Funds, Inc.
6200 The Corners Pkwy
Norcross, GA 30092-3365
phone: 770-243-8124
fax: 770-243-8286
Attention: Doug Williams

with a separate copy to:

Wells Real Estate Funds, Inc.
6200 The Corners Pkwy
Norcross, GA 30092-3365
phone: 770-243-8356
fax: 770-243-8356
Attention: Kirk Montgomery

and (ii) if to the Company:

Wells Real Estate Advisory Services, Inc.
6200 The Corners Pkwy
Norcross, GA 30092-3365
phone: 770-243-4503
fax: 770-243-8540
Attention: Don Miller

with a separate copy to:

Holland & Knight
One Atlantic Center Suite 2000
1201 West Peachtree St. N.E.
Atlanta, GA 30309
phone: 404-898-8151
fax: 404-881-0470
Attention: Don Kennicott

Either party may change the addresses set forth for it herein upon written notice thereof to the other.

Exhibit G-1

8. Assignment. Except as otherwise provided in this Agreement, neither the Company nor Service Provider shall assign, subcontract or delegate all of any part of its rights or obligations hereunder without the other party’s prior approval (which shall not be unreasonably withheld or delayed), and any attempt to do so shall be null and void except that Service Provider may assign this Agreement to any affiliate of Service Provider (provided that any such assignment shall not release Service Provider from its obligations hereunder) and (ii) Company may assign this Agreement to any subsidiary of REIT (provided that any such assignment shall not release Company from its obligations hereunder).

9. Binding Effect. Subject to the provisions of Section 8 above, this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

10. Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

11. Headings. The Article and Section headings used herein are for reference and convenience only and shall not limit or control any term or provision of this Agreement or the interpretation or construction thereof.

12. Force Majeure. No liability shall result from the delay or nonperformance of Services caused by circumstances beyond the control of the Service Provider, including without limitation Act of God, fire, flood, snowstorm, war, acts of terrorism, government action, riot, civil disturbance or accident (“Force Majeure”). During periods of Force Majeure, Services so affected by such Force Majeure may be suspended without liability, but this Agreement shall remain otherwise unaffected. Timely notice of Force Majeure and its expected duration shall be given by the affected party to the other, and the party whose performance is affected by a Force Majeure event will use commercially reasonable efforts to avoid, remove or minimize the impact of such event on the performance of its obligations at the required level at the earliest possible date.

13. Applicable Law. This Agreement shall be entered into and construed in accordance with the internal laws of the State of Georgia.

14. Schedules, Attachments, Exhibits. All schedules, attachments and exhibits, if any, referred to in or attached to this Agreement are and shall be deemed to be an integral part of this Agreement as if fully set forth herein.

15. Entire Agreement; Amendment. This Agreement, together with the schedules, attachments and exhibits referred to herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous proposals, agreements, memoranda, understandings, negotiations and discussions, whether written or oral, of the parties in connection with the subject matter hereof. No change, amendment or modification of this Agreement shall be binding or enforceable unless in writing and executed by the party to be bound thereby.

16. Survival. The obligations of the Company and Service Provider under Sections 3, 5, 6, 7, 8, 9, 10, 11, 13, 16, 17, 19 and 21 hereof shall survive the expiration or other termination of this Agreement.

17. Severability. The various terms, provisions and covenants herein contained shall be deemed to be separate and severable, and the invalidity or unenforceability of any of them shall in no manner affect or impair the validity or enforceability of the remainder hereof.

18. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be treated as an original but which, when taken together, shall constitute one and the same instrument. A signed facsimile copy of this Agreement shall constitute an original for all purposes.

19. Limitation of Liability; Indemnification.

(a) Service Provider shall not be liable for any claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys’ fees), fines and penalties, arising out of or relating to any actual or alleged injury, loss or damage of any nature whatsoever

Exhibit G-1

(“Losses”) relating to its providing the Services to the Company, except to the extent such Losses are a result from the gross negligence or reckless or willful misconduct of Service Provider or a material breach of this Agreement by Service Provider.

(b) The Company shall indemnify, defend and hold Service Provider harmless against any and all Losses arising out of or relating to claims by third parties arising out of or relating to the providing of Services by such Service Provider except to the extent such Losses are the result of gross negligence or reckless or willful misconduct of the personnel of the Service Provider or a material breach of this Agreement by Service Provider.

20. Additional Services. The Company may ask Service Provider to perform additional Services (e.g., software customizations or developments, software or hardware upgrades, etc.) by providing the Service Provider with a written work request (“Work Request”). Each Work Request shall describe the requested services to be completed and if applicable, the requested date of completion. All Work Requests are subject to written acceptance by Service Provider. Unless otherwise agreed by the parties, Services performed under Work Requests will be charged at the rates and on such other terms and conditions to be mutually agreed to by the parties and detailed in the Work Request.

21. Arbitration. Arbitration shall be the exclusive manner for resolving disputes among the parties arising in connection with this Agreement and such matters shall be finally settled by arbitration in Atlanta, Georgia under the then-effective Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal and judgment and the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be initiated by written notice by either the Company or Service Provider (the “Claimant”) to the other party, which notice shall identify the Claimant’s selected arbitrator. The party receiving such notice (the “Respondent”) shall identify its arbitrator within ten (10) business days of its receipt of the notice. Within ten (10) business days of their appointments, Claimant’s arbitrator and Respondent’s arbitrator will select a third arbitrator. Each of the arbitrators shall be neutral. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Georgia, applying the applicable governing law, could order or grant, excluding punitive damages. The arbitration award will be in writing and specify the factual and legal basis for the award. All fees and expenses owed to the arbitrators shall be paid equally by the Company and the Service Provider. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Notwithstanding the foregoing, the parties may mutually agree to have the matter resolved under the then effective Expedited Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator chosen pursuant to such Rules. By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a jury trial in respect of any dispute among the parties. Furthermore, if for any reason a dispute is not arbitrated, the parties irrevocably and voluntarily agree to waive any right to a trial by jury in respect to such dispute.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit G-1

IN WITNESS WHEREOF, the parties hereunto have executed this Transition Services Agreement as of the day and year first written above.

COMPANY:

WELLS REAL ESTATE ADVISORY SERVICES, INC., a Georgia corporation

By:
Name:
Its:

SERVICE PROVIDER:

WELLS REAL ESTATE FUNDS, INC., a Georgia corporation

By:
Name:
Title:

Exhibit G-1

Exhibit A

Services[1]	Cost

A.

Investor Relations Support Services

1. Inbound Service Calls – Handle incoming calls from financial advisors, investors, broker/dealer personnel, sales staff and other financial institutions

2. Outbound Service Calls – Initiate outbound calls related to research items and service issues

3. Inbound Service Faxes – Process incoming faxes requesting account or product information, account maintenance, redemption requests, broker/dealer changes, etc.

4. Inbound Service Emails – Respond to incoming emails inquiries from third parties

5. Resolution of NIGO Items – Initiate outbound contacts resulting from receipt of incomplete documentation

6. Inbound service voicemails – Process voicemails left through the Client Services inbound service call queue during non-business hours.

7. Written Inquiries – Respond to any written request for information, documentation, verification, etc., within 20 days as required by securities regulations.

8. Fulfilling subpoenas – Research and provide documentation such as account correspondence, notes, contacts, etc. for the Compliance area upon receipt of a subpoena.

$66,667 per month for up to 144,000 annual contacts[2]; contacts in excess of 144,000 will be billed based on a $5.56 / per contact basis

B.

Transfer Agent Services

1. Account Redemptions – Process and pay investor share redemptions in accordance with the prospectus

2. Account Re-Registrations – Process investor account re-registrations in accordance with SEC time requirements including mailing confirmation statement to investor and financial advisor.

3. Investor Maintenance Changes – Process account maintenance changes and mail confirmations to investors for all address and distribution instruction changes.

4. Advisor Maintenance Changes – Process all advisor changes related to advisors changing Broker Dealers.

5. DST Feeds – Create all required files for transmission to DST in required format including daily investment record, quarterly distribution files, and monthly position file.

$75,000 per month

[1]

The Services listed on this Exhibit A are the Investor Relations Support Services, Transfer Agent Services and Investor Communications Support Services currently provided to REIT by the Service Provider or its affiliates.

[2]	Such limit to be pro rated to the extent that this Agreement or this Service is terminated on any day other than an anniversary of the date of this Agreement.

Exhibit G-1

6.      Position Files for Custodians and Broker Dealers – Create monthly investor account position files and process via FTP to selected custodians and broker dealers.

7.      Broker Dealer Maintenance Changes – Process address and selling agreement changes (e.g. DRP selling agreements) including broker dealer merges.

8.      Research and Resolve Service Issues – Research and resolve service issues that cannot be resolved by the service center.

9.      Dividend Check Re-Issues – Reissue dividend and redemption checks based on a “stop request” received from an investor and reissue within 10 business days.

10.    Escheatment (Bank Reconciliation, Check Reissues,etc)- Monitor outstanding dividend and redemption checks to ensure state escheatment rules are followed.

11.    Calculation and Payment of Quarterly Dividend – Calculate and pay quarterly dividends based on current account dividend instructions. Note: excludes any special dividend related to property sales of share swaps with other entities.

12.    Investor Tax Reporting – Prepare annual 1099-DIV and 1099-B for accounts maintained on transfer agent system. Administrative costs including printing and postage will be paid directly by the Company.

13.    Mail Processing – Opens, sort, determine proper routing to appropriate operational area or third party vendors for processing.

14.    Imaging and Indexing – Maintain digitized images of investor correspondence, both incoming and outgoing.

15.    Fair Market Statements – Send annual fair market statements for IRA Investor Tax Reporting (1099R & 5498) – Reliance Trust will prepare annual 1099-R and 5498 tax reporting in accordance with IRS guidelines.

16.    Broker Dealer Operations Support – Act as the primary contact for the operations area of broker dealers. Support ensures timely and efficient payment of commissions, compliance requirements are adhered to, and general questions on service related matters.

17.    Compliance Support- Serve as Operations Principals for Client Relations. Responsible for all house accounts, employee and employee-related accounts. Work with Compliance to monitor and supervise regulatory activities within Client Relations.

18.    IRA related Services – Coordinate service issues between Wells and Reliance including auditing Reliance to ensure all agreed upon services are completed.

19.    Proxy – Coordinate the annual proxy mailing with all third parties involved in the preparation and delivery.

20.    Liaison with Marketing on Communications – Coordinate all communication between Marketing and Client Relations. Create and maintain log of all investor and FA related marketing communications.

21.    Financial Advisor/ Broker Dealer Website – Coordinate all material present on website with IT, Compliance, Marketing, and Client Relations leadership. Identify and implement improvements to improve usability.

Exhibit G-1

22.    Investor Website - Coordinate all material present on website with Compliance, Marketing, and BONY leadership. Identify and implement improvements to improve usability.

23.    Quarterly Key Performance Indicators for the BOD- Collect data from Client Services, Compliance, and Marketing to formulate graphs and charts for call center performance measurement purposes.

24.    Ad Hoc Reporting for Client Services Management

C.

Investor Communication Support

1.      Investor Website – Assist with maintenance of BONY website.

2.      Investor Forms – Assist with maintenance of investor forms.

3.      SilverPop Contract – Coordinate all aspects of the SilverPop Contract.

4.      Press Releases – Draft, circulate for internal review and coordinate the release of quarterly dividend releases and property related announcements (pricing includes four dividend releases, three acquisition releases, 8 disposition announcements, 14 leasing announcements and two property services announcements).

5.      Quarterly Financial Advisor Call – Coordinate quarterly financial advisor call.

6.      Financial Advisor/ Broker Dealer Website – Assist with maintenance of financial advisor/ broker dealer website consistent with current design and functionality. Modifications / redesigns and new functionalities will incur additional charges (to be agreed upon between the parties).

7.      General media inquiries – Serve as primary contact point for general media inquiries.

8.      Industry Research – Data support and research

9.      Quarterly Investor Presentation – Update quarterly

10.    Talking Points – Prepare, circulate internally and distribute talking points for financial advisors related to significant transactions and events (pricing includes draft and preparation of talking points for three acquisitions; 14 leasing transactions and 10 dispositions)

11.    Property Prints

12.    Quarterly Statements – Assist with design of statement stuffers and printing of quarterly investor statements

13.    Form 10-Q and Form 10-K and Other Filings with the Securities and Exchange Commission– Proofing and posting to the Web site.

14.    Annual Report – Design “wrap” and cover; coordinate photo shoot and board pictures (pricing includes initial draft and two revised drafts)

15.    ERISA letters – Coordinate and produce books

16.    Proxy Communications – Draft letters, assist with coordination of proxy statement and householding issues.

$41,667 per month

Exhibit G-1

Exhibit B

Hourly Professional Service Rates

SEC Accounting and Reporting	$175.00 per hour

Financial Planning & Analysis	$150.00 per hour

Treasury	$100.00 per hour

Risk Management/Insurance	$100.00 per hour

Compliance (outside of transfer agent support)	$125.00 per hour

Accounts Payable	$75.00 per hour

Tax Services	$150.00 per hour

Credit Underwriting	$100.00 per hour

Internal Audit	$125.00 per hour

Special Transfer Agent Services[3]	$ 75.00 per hour

[3]

Any transfer agent services other than those listed in Section B of Exhibit A that the Company requests Service Provider to perform pursuant to Section 20 will be separately tracked by Service Provider and billed on a project by project basis at the hourly rate listed above.

Exhibit G-1

Exhibit G-2

Support Services Agreement

THIS SUPPORT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the      of             , 2007, by and between Wells Real Estate Advisory Services, Inc., a Georgia corporation (the “Company”), and Wells Real Estate Funds, Inc., a Georgia corporation (“Service Provider”).

RECITALS:

WHEREAS, Wells Real Estate Investment Trust, Inc. (together with its subsidiaries, the “REIT”), WRT Acquisition Company, LLC (“REIT Sub”), WGS Acquisition Company, LLC, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Government Services, Inc. and Wells Advisory Services I, LLC, the sole shareholder of the Company (“Parent”) have entered into that certain Agreement and Plan of Merger, dated as of the 1st day of February, 2007 (the “Merger Agreement”) pursuant to which, inter alia, the Company will be merged with and in to REIT Sub (the “Internalization”);

WHEREAS, Service Provider and certain of its affiliates have, prior to the consummation of the transactions contemplated by the Merger Agreement provided certain services to the REIT and the Company;

WHEREAS, the parties have agreed that after the consummation of the transactions contemplated in the Merger Agreement, Service Provider will provide the services described and set forth on Exhibit A attached hereto and made a part hereof (collectively, the “Services”) all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the compensation to be paid by the Company to Service Provider as herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Performance of Services. Service Provider shall, subject to the terms and provisions of this Agreement, provide the Services to the REIT. Service Provider agrees that all Services shall be provided in the manner and at a relative level of service consistent in all material respects with (i) that provided to the REIT prior to the date of this Agreement and (ii) that provided by Service Provider to its affiliates or to other third parties. In providing the Services, the Service Provider, as it deems necessary or appropriate in its reasonable discretion, may use its personnel and/or employ the services of third parties to the extent such third-party services are reasonably necessary for the efficient performance of any of the Services (provided, that the costs and expenses of any third parties employed by Service Provider in the ordinary course of fulfilling its obligations under this Agreement (except as provided in Section 21 with respect to additional Services and Sections 3(c), 3(f) and 5(c) in connection with the termination of this Agreement) shall be paid by Service Provider and that such third parties agree to be bound by the confidentiality provisions of this Agreement).

2. Term. The initial term of this Agreement shall commence as of the date hereof, and, unless terminated earlier as provided in Section 3 below, shall continue for a two (2) year period (the “Initial Term”), and shall be renewable at the option of the REIT for an additional two (2) year period at the rate provided in Section 5 (the “First Renewal Term”) and after the First Renewal Term shall be automatically renewed for successive one (1) year periods at agreed upon rates as provided in Section 5 (each a “Subsequent Renewal Term”) unless either party provides notice of termination of the Agreement at least sixty (60) days prior to the expiration of the First Renewal Term or any Subsequent Renewal Term, as the case may be.

3. Termination.

(a) This agreement shall terminate in accordance with Section 2 but may be terminated earlier:

(i) upon the mutual written agreement of the parties;

Exhibit G-2

(ii) by the Company for cause (i.e., a material default by Service Provider hereunder) upon thirty (30) days prior written notice to Service Provider; provided, however, that prior to exercising its rights under this Section 3(a)(iii), the Company shall provide written notice to Service Provider of the alleged default, including a reasonable description of such default, and Service Provider shall have ten (10) days after receipt of such notice to cure the default to the Company’s reasonable satisfaction. The Company shall, as full compensation to which Service Provider be entitled, promptly make payment to Service Provider as provided in Section 5 below for the Services performed prior to the effective date of termination in compliance with the terms of this Agreement;

(iii) by Service Provider, as to all of this Agreement or with respect to the applicable Service or Services if the Company fails, in the absence of a bona fide dispute with respect to such payment, to make payment for Services within thirty (30) days after the relevant due date; provided however, that the Company may cure such breach by making payment within ten (10) days of the Company’s receipt of written notice that it failed to make such payment when due.

(b) After the Initial Term, Service Provider may terminate this Agreement with respect to any Service upon one-hundred and twenty (120) days written notice to the Company if Service Provider is no longer providing such Services to itself or any of its affiliates.

(c) The Company may, from time to time, upon at least sixty (60) days prior written notice, specify any Services it no longer requires (such notice a “Partial Termination Notice” and such Services “Terminated Services”). Service Provider shall discontinue the Terminated Services as of the effective date specified in the Partial Termination Notice (the “Termination Effective Date”). Service Provider will reasonably cooperate with the Company during the period from the date of the Partial Termination Notice to the Termination Effective Date specified in the Partial Termination Notice in the transition of such Services to the Company or its third party provider. The Company shall, as full compensation to which Service Provider is entitled, promptly make payment to Service Provider as provided in Section 5 below for the Terminated Services performed in compliance with the terms of this Section 3(b) and for reasonable additional costs incurred to transfer such Services to the Company or its third party provider and any training and support services provided pursuant to Section 3(f). In the event that, after a Termination Effective Date, Service Provider is no longer providing any services to Company, this Agreement shall terminate.

(d) The Company may upon at least ten (10) days prior written notice, specify any Services that would cause the Company or Service Provider to (i) violate any applicable law or the rules of any regulatory body with jurisdiction or (ii) would subject the Company or Service Provider to liability or material damages in civil litigation. Service Provider shall discontinue such Services promptly after receipt of such notice.

(e) The termination of this Agreement shall be without prejudice to any rights and obligations of the parties that have vested prior to the effective date of such termination, including without limitation, the right to receive payment for Services provided prior to termination.

(f) In connection with the termination of this Agreement, either (i) by reason of the non-renewal of the Initial Term, the First Renewal Term or any Subsequent Renewal Term or (ii) pursuant to the provisions of this Section 3, Service Provider shall use commercially reasonable efforts to accomplish an orderly transition of the Services to the Company or a third party service provider designated by the Company without material interruption of the Services and shall cooperate with the Company in effectuating such transition both prior to and for a reasonable period of time after such termination. In connection with such transition, Service Provider shall transfer to the Company or a designated third party provider all information, files, records, data, plans and recorded knowledge (whether in hard copy or electronic form) relating to the Company or REIT in Service Provider’s possession. The Company shall reimburse Service Provider any reasonable additional costs incurred by Service Provider to transfer such services to the Company or its third party provider. If requested by the Company, Service Provider shall provide training and support services related to the Services to Company personnel at an agreed upon rate for a period of up to sixty (60) days after the termination of such Services (which rates shall be at standard industry market rates).

Exhibit G-2

(g) If the Company has requested that Service Provider violate any applicable law or regulation in connection with the performance of any of the Services, the Service Provider shall not be required to comply with such request and shall notify the Company and the parties shall use reasonable efforts to modify such request such that it does not result in any such violation.

4. Independent Contractor. Service Provider’s status shall be that of an independent contractor, and not that of an agent or employee of the Company. Service Provider shall not hold itself out as an employee or agent of the Company.

5. Payment.

(a) The Company shall pay Service Provider for the Services at the rates specified on Exhibit A attached hereto, as supplemented and amended from time to time in accordance with Section 5(b) and 5(c). Service Provider shall invoice the Company monthly for any Services performed during the immediately preceding calendar month. Payment shall be due 30 days after the date of the Company’s receipt of the same and shall be as provided in Exhibit A attached hereto. Service Provider represents and warrants to Company that the rates set forth on Exhibit A (i) do not exceed Service Provider’s good faith estimate of its actual cost of providing the Services set forth on Exhibit A and (ii) do not exceed the rates that could reasonably be expected to be charged by a third party service provider with comparable experience for such Services at a comparable level of service and quality.

(b) During the First Renewal Term, the Company shall pay Service Provider for the Services at 110% of the rates specified on Exhibit A attached hereto. One Hundred Twenty (120) days before the expiration of the First Renewal Term or any Subsequent Renewal Term hereunder, Service Provider shall submit to the Company a revised Exhibit A to reflect rate adjustments for the upcoming Subsequent Renewal Term, which rate adjustments shall not result in rates that exceed 130% of the then current rate and shall be subject to the reasonable approval of the Company; provided, that if the rate adjustments are not agreed to by the Company then the Agreement shall terminate at the end of the First Renewal Term or any Subsequent Renewal Term, as applicable. Such revised Exhibit A shall become effective as of the first day of such Subsequent Renewal Term.

(c) In addition to the fees described in Section 5(a) and (b), the Company shall promptly pay or reimburse Service Provider for any out-of-pocket expenses (such as travel, meals and lodging) and reasonable third party costs incurred in good faith associated with, or related to, the termination of Services or transfer of such Services provided by Service Provider hereunder.

(d) In the event of a Partial Termination Notice, the rates to be paid by the Company for the Services shall be reduced to reflect the reduction in the Services to be provided hereunder.

6. Confidentiality. During the term of this Agreement, the parties may communicate to each other certain confidential information to enable Service Provider to perform the services hereunder, or Service Provider may develop confidential information for Company. Each party agrees (i) to treat, and to cause its employees, agents, subcontractors and representatives, if any, to treat as secret and confidential, all such information, (ii) to transmit such confidential information only to those of its employees, agents, subcontractors and representatives, if any, which such party determines needs to know such information to enable Service Provider to perform the services hereunder, and (iii) except as necessary in the performance of the Services, not to disclose any such confidential information or make available any reports, recommendations or conclusions which Service Provider may make for the Company to any person, firm or corporation without first obtaining the Company’s written approval. Service Provider further agrees that except as required to perform the Services, Service Provider and its affiliates (and their respective employees, agents, subcontractors and representatives) shall not directly or indirectly permit any other entity to use for its own benefit or the benefit of any other entity any confidential information of the Company or REIT. The parties further agree to take such steps to protect and maintain the security and confidentiality of the confidential information on a no less stringent basis as each would in the case of its own confidential business information. The foregoing shall not prohibit or restrict any party from disclosing any information: (a) any disclosure of which is necessary to comply with any applicable laws, including, without limitation, federal or state securities laws, or any exchange listing or similar rules and regulations; (b) the disclosure of which is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction; (c) such

Exhibit G-2

information is now, or hereafter is made, generally available to the public other than by disclosure in violation of this Agreement; (d) such information was disclosed to the disclosing party by a third party that the disclosing party, in good faith, believes was not bound by an obligation of confidentiality; or (e) the parties hereto consent to the form and content of any such disclosure. If any party learns that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, such party shall (1) give prompt notice to the other party prior to making such disclosure and allow such other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information, (2) reasonably cooperate with such other party in its efforts to prevent, or obtain a protective order for, such disclosure, and (3) disclose the minimum amount of information required to be disclosed.

7. Service Provider will continue, maintain and implement internal controls requirements relating to the confidentiality and privacy of REIT data, systems and information and Service Provider and its affiliates’ data, systems and information consistent with past practice together with any additional confidentiality and privacy measures necessary as a result of the Internalization.

8. Notices. Any notices, demands and other communications to be delivered hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if personally delivered, or (b) one business day after delivery to a nationally recognized, overnight courier service guaranteeing next day delivery, delivery charges prefixed, if given by such service, and addressed as follows:

(i) If to Service Provider:

Wells Real Estate Funds, Inc.

6200 The Corners Pkwy

Norcross, GA 30092-3365

phone: 770-243-8124

fax: 770-243-8286

Attention: Doug Williams

with a separate copy to:

Wells Real Estate Funds, Inc.

6200 The Corners Pkwy

Norcross, GA 30092-3365

phone: 770-243-8356

fax: 770-243-8356

Attention: Kirk Montgomery

(ii) If to the Company:

Wells Real Estate Advisory Services, Inc.

6200 The Corners Pkwy

Norcross, GA 30092-3365

phone: 770-243-4503

fax: 770-243-8540

Attention: Don Miller

with a separate copy to:

Holland & Knight

One Atlantic Center Suite 2000

1201 West Peachtree St. N.E.

Atlanta, GA 30309

phone: 404-898-8151

fax: 404-881-0470

Attention: Don Kennicott

Exhibit G-2

Either party may change the addresses set forth for it herein upon written notice thereof to the other.

9. Assignment. Except as otherwise provided in this Agreement, neither the Company nor Service Provider shall assign, subcontract or delegate all of any part of its rights or obligations hereunder without the other party’s prior approval (which shall not be unreasonably withheld or delayed), and any attempt to do so shall be null and void except that (i) Service Provider may assign this Agreement to any affiliate of Service Provider (provided that any such assignment shall not release Service Provider from its obligations hereunder) and (ii) Company may assign this Agreement to any subsidiary of REIT (provided that any such assignment shall not release Company from its obligations hereunder).

10. Binding Effect. Subject to the provisions of Section 9 above, this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

11. Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

12. Headings. The Article and Section headings used herein are for reference and convenience only and shall not limit or control any term or provision of this Agreement or the interpretation or construction thereof.

13. Force Majeure. No liability shall result from the delay or nonperformance of Services caused by circumstances beyond the control of the Service Provider, including without limitation Act of God, fire, flood, snowstorm, war, acts of terrorism, government action, riot, civil disturbance or accident (“Force Majeure”). During periods of Force Majeure, Services so affected by such Force Majeure may be suspended without liability, but this Agreement shall remain otherwise unaffected. Timely notice of Force Majeure and its expected duration shall be given by the affected party to the other, and the party whose performance is affected by a Force Majeure event will use commercially reasonable efforts to avoid, remove or minimize the impact of such event on the performance of its obligations at the required level at the earliest possible date.

14. Applicable Law. This Agreement shall be entered into and construed in accordance with the internal laws of the State of Georgia.

15. Schedules, Attachments, Exhibits. All schedules, attachments and exhibits, if any, referred to in or attached to this Agreement are and shall be deemed to be an integral part of this Agreement as if fully set forth herein.

16. Entire Agreement; Amendment. This Agreement, together with the schedules, attachments and exhibits referred to herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous proposals, agreements, memoranda, understandings, negotiations and discussions, whether written or oral, of the parties in connection with the subject matter hereof. No change, amendment or modification of this Agreement shall be binding or enforceable unless in writing and executed by the party to be bound thereby.

17. Survival. The obligations of the Company and Service Provider under Sections 3, 5, 6, 7, 8, 9, 10, 11, 12, 14, 17, 18, 20 and 22 hereof shall survive the expiration or other termination of this Agreement.

18. Severability. The various terms, provisions and covenants herein contained shall be deemed to be separate and severable, and the invalidity or unenforceability of any of them shall in no manner affect or impair the validity or enforceability of the remainder hereof.

19. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be treated as an original but which, when taken together, shall constitute one and the same instrument. A signed facsimile copy of this Agreement shall constitute an original for all purposes.

Exhibit G-2

20. Limitation of Liability; Indemnification.

(a) Service Provider shall not be liable for any claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys’ fees), fines and penalties, arising out of or relating to any actual or alleged injury, loss or damage of any nature whatsoever (“Losses”) relating to its providing the Services to the Company, except to the extent such Losses result from the gross negligence or reckless or willful misconduct of Service Provider or a material breach of this Agreement by Service Provider.

(b) The Company shall indemnify, defend and hold Service Provider harmless against any and all Losses arising out of or relating to claims by third parties arising out of or relating to the providing of Services by such Service Provider except to the extent such Losses are the result of gross negligence or reckless or willful misconduct of the personnel of the Service Provider or a material breach of this Agreement by Service Provider.

21. Additional Services. The Company may ask Service Provider to perform additional Services (e.g., software customizations or developments, software or hardware upgrades, etc.) by providing the Service Provider with a written work request (“Work Request”). Each Work Request shall describe the requested services to be completed and if applicable, the requested date of completion. All Work Requests are subject to written acceptance by Service Provider. Unless otherwise agreed by the parties, Services performed under Work Requests will be charged at the rates and on such other terms and conditions to be mutually agreed to by the parties and detailed in the Work Request.

22. Arbitration. Arbitration shall be the exclusive manner for resolving disputes among the parties arising in connection with this Agreement and such matters shall be finally settled by arbitration in Atlanta, Georgia under the then-effective Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal and judgment and the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be initiated by written notice by either the Company or Service Provider (the “Claimant”) to the other party, which notice shall identify the Claimant’s selected arbitrator. The party receiving such notice (the “Respondent”) shall identify its arbitrator within ten (10) business days of its receipt of the notice. Within ten (10) business days of their appointments, Claimant’s arbitrator and Respondent’s arbitrator will select a third arbitrator. Each of the arbitrators shall be neutral. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Georgia, applying the applicable governing law, could order or grant, excluding punitive damages. The arbitration award will be in writing and specify the factual and legal basis for the award. All fees and expenses owed to the arbitrators shall be paid equally by the Company and the Service Provider. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Notwithstanding the foregoing, the parties may mutually agree to have the matter resolved under the then effective Expedited Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator chosen pursuant to such Rules. By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a jury trial in respect of any dispute among the parties. Furthermore, if for any reason a dispute is not arbitrated, the parties irrevocably and voluntarily agree to waive any right to a trial by jury in respect to such dispute.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit G-2

IN WITNESS WHEREOF, the parties hereunto have executed this Support Services Agreement as of the day and year first written above.

COMPANY:

WELLS REAL ESTATE ADVISORY SERVICES, INC., a Georgia corporation

By:
Name:
Its:

SERVICE PROVIDER:

WELLS REAL ESTATE FUNDS, INC., a Georgia corporation

By:
Name:
Title:

Exhibit G-2